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As filed with the Securities and Exchange Commission on July 9, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Minnesota	Curative Health Services, Inc.	51-0467366
Minnesota	Curative Health Services Co.	41-1503914
Delaware	Critical Care Systems, Inc.	04-3115329
Delaware	eBioCare.com, Inc.	77-0473301
Tennessee	Hemophilia Access, Inc.	62-1557624
California	Apex Therapeutic Care, Inc.	95-4677874
Delaware	MedCare, Inc.	22-3891372
Delaware	Infinity Infusion, LLC	41-2043158
Delaware	Infinity Infusion II, LLC	04-3673742
Texas	Infinity Infusion Care, Ltd.	76-0391439
Delaware	CHS Services, Inc.	51-0378797
New York	Curative Health Services of New York, Inc.	02-0646252
Delaware	Curative Pharmacy Services, Inc.	57-1160625
Delaware	Optimal Care Plus, Inc.	22-3878209
Minnesota	Curative Health Services III Co.	51-0467383
(State or other jurisdiction of incorporation or organization)	(Exact name of registrant as specified in its charter)	(I.R.S. Employer Identification Code)

8093
(Primary Standard Industrial Classification Number for each registrant)

150 Motor Parkway
Hauppauge, New York 11788
Telephone: (631) 232-7000

(Address, including zip code, and telephone number, including area code, of each registrants' principal executive offices)

Joseph L. Feshbach
Chief Executive Officer
Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788
Telephone: (631) 232-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

Copies to:

Timothy S. Hearn, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Telephone: (612) 340-2600
Facsimile: (612) 340-8738

        Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10 3/4% Senior Notes due 2011, series B	$185,000,000	100%	$185,000,000	$23,440 (1)
Guarantees on Senior Notes (2)	$185,000,000	—	—	$— (3)

(1)
Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)
The 10 3/4% Senior Notes were issued by Curative Health Services, Inc. ("Curative") and will be guaranteed by all of Curative's existing and future restricted subsidiaries, as defined in the Indenture governing the notes. Currently, all of Curative's subsidiaries are restricted subsidiaries. No separate consideration will be received for the issuance of these guarantees.

(3)
Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2004

PROSPECTUS

CURATIVE HEALTH SERVICES, INC.

Exchange Offer for
$185,000,000
10 3/4% Senior Notes due 2011

We are offering to exchange:

up to $185,000,000 of our new 10 3/4% Senior Notes due 2011, series B for
a like amount of our outstanding 10 3/4% Senior Notes due 2011.

Material Terms of Exchange Offer

•	The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.
•
The exchange notes will be guaranteed on a senior unsecured basis by all of the existing and future restricted subsidiaries of Curative Health Services, Inc., as defined in the Indenture governing the exchange notes. Currently, all of Curative's subsidiaries are restricted subsidiaries.
•
There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.
•	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.
•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended.
•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.
•
The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC and that we have obtained all necessary governmental approval for the consummation of the exchange offer and that there are no actions or proceedings in any court or by any governmental agency that should materially impair our ability to proceed with the exchange offer.
•	We will not receive any proceeds from the exchange offer.

        For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 19 of this prospectus.

        Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004

        We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

        Until              , 2004, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

        Our predecessor was incorporated in the State of Minnesota in 1984 under the name Curatech, Inc. It changed its name to Curative Technologies, Inc. in March 1990 and to Curative Health Services, Inc. in June 1996. In August 2003, our predecessor effected a holding company reorganization in which we became the holding company of our predecessor, which is now the direct parent of all of our current subsidiaries, except for Curative Health Services of New York, Inc. and Critical Care Systems, Inc. which are our direct subsidiaries. We assumed the name Curative Health Services, Inc. and our predecessor changed its name to Curative Health Services Co. Our principal executive offices are located at 150 Motor Parkway, Hauppauge, New York 11788, telephone number (631) 232-7000. Wound Care Center®, Wound Care Management ProgramSM the name Critical Care Systems® and its logo and our logo with our name, Curative Health Services®, are our trademarks. This prospectus also includes trade names and marks of other companies. Our website is www.curative.com. The information included on such website is deemed not to be a part of this prospectus.

        In this prospectus, unless the context requires otherwise, "Curative," "Company," "we," "our," and "us" refer collectively to Curative Health Services, Inc. and its consolidated subsidiaries, including Critical Care Systems, Inc. For periods after the acquisition, "CCS" refers to the business formerly operated by Critical Care Systems, Inc. and now operated as one of our subsidiaries. With the acquisition of CCS, the Company is repositioning its Specialty Pharmacy Services business unit to focus on the specialty infusion market. In connection with this repositioning, the Company has changed the name of its Specialty Pharmacy Services business unit to Specialty Infusion business unit and the name of its Specialty Healthcare Services business unit to Wound Care Management business unit. For ease of reference, the names of these business units have been standardized throughout the prospectus regardless of whether the discussion pertains to periods prior to or after the name changes.

i

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding to participate in the exchange offer. We urge you to read this entire prospectus carefully, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Curative," "Management's Discussion and Analysis of Financial Condition and Results of Operations of CCS," "Business" and the consolidated financial statements and the notes to those statements.

CURATIVE HEALTH SERVICES, INC.

        Curative Health Services, Inc., through its two business units, Specialty Infusion and Wound Care Management, seeks to deliver high-quality care and clinical results that result in high patient satisfaction for patients experiencing serious or chronic medical conditions.

        Curative's Specialty Infusion business unit provides biopharmaceutical and compounded pharmaceutical products to patients with chronic and critical disease states and related clinical services to assist these patients with their intensive disease management needs. The Company purchases various biopharmaceutical and other pharmaceutical products from suppliers and then contracts with insurance companies and other payors, as well as retail pharmacies, to provide direct-to-patient distribution of these products. In addition to distribution, the Company also provides other support services, including education, reimbursement and provision or coordination of injection or infusion services, related to these biopharmaceutical and other pharmaceutical products. The products distributed and the injection or infusion therapies offered by the Company are used by patients with chronic or severe conditions such as hemophilia, immune system disorders, chronic or severe infections, gastrointestinal illnesses that prohibit oral digestion and other severe conditions requiring nutritional support, respiratory syncytial virus, cancer, rheumatoid arthritis, hepatitis C, multiple sclerosis or growth hormone deficiency. Examples of biopharmaceuticals products used by the Company's patients include hemophilia clotting factor, intravenous immune globulins (or "IVIG"), MedImmune, Inc.'s Synagis® and Centocor, Inc.'s Remicade®. Examples of other pharmaceutical products used by the Company's patients include compounded pharmaceuticals such as total parenteral nutrition products and anti-infectives. As of March 31, 2004, the Company had 218 payor contracts and 23 retail pharmacy contracts and provided services or products in at least 40 states. The Specialty Infusion business unit provides services directly to patients and caregivers and delivers its products via overnight mail or courier and through its retail pharmacies.

        Curative's Wound Care Management business unit is a leading disease management company specializing in chronic wound care management. The Wound Care Management business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds. The Company's Wound Management Program consists of diagnostic and therapeutic treatment procedures that are designed to meet each patient's specific wound care needs on a cost-effective basis. The Company's treatment procedures are designed to achieve positive results for wound healing based on significant experience in the field. The Company maintains a proprietary database of patient results that it has collected since 1988 containing over 450,000 patient cases. The Company's treatment procedures, which are based on extensive patient data, have allowed the Company to achieve an overall rate of healing of approximately 85% for patients completing therapy. As of March 31, 2004, the Wound Care Center® network consisted of 92 outpatient clinics located on or near campuses of acute care hospitals in 30 states.

        Curative Health Services, Inc.'s acquisition of Critical Care Systems, Inc. should establish the Company as a leading national provider of specialty infusion products and services to the home. Both Curative and CCS target disease states that require specialized expertise in "high touch" infusion and injectable therapies for patients. High touch therapies are therapies that include complex clinical aspects, special product handling and often are difficult to administer and require nursing assistance in their delivery. Since the CCS acquisition, Curative now has core strengths in several therapies, including hemophilia clotting factor, anti-infective therapy, IVIG, total parenteral nutrition (TPN) and Medlmmune, Inc.'s Synagis®. On a pro forma basis, assuming the acquisition had occurred on January 1, 2003, Curative would have had revenues of $321.8 million and net income of $8.4 million for the twelve months ended December 31, 2003.

INDUSTRY OVERVIEW

        The specialty pharmacy industry has developed as federal Food and Drug Administration ("FDA") approval of new biopharmaceutical products has expanded. These specialty products require temperature-sensitive storage and delivery, patient education, training and monitoring in their proper usage and require the patient to be injected or infused with the product. The biopharmaceutical and pharmaceutical products Curative provides and the injection or infusion services it offers are costly, require special dispensing and temperature sensitive delivery, and are administered by the patient or by a nurse or physician through infusions or injections.

        The specialty infusion industry is a hybrid of the specialty pharmacy and traditional home infusion industries. As a specialty infusion company, Curative will focus on high-margin infused therapies that require a high degree of clinical oversight. Because intravenously administered therapies tend to be more complex and potent than oral or injectable drugs, delivery requires patient training, specialized equipment and clinical monitoring by a consistent team of nurses and clinicians. By specializing in complex therapies requiring on-going administration and the provision of a high level of local clinical expertise, we believe our specialty infusion offering will differentiate itself relative to competitors in the industry.

        Both Curative and CCS have traditionally targeted disease states that require high touch, specialized clinical expertise for patients in need of infusion therapy or specialty pharmaceutical distribution. Curative's patient care model focuses on purchasing biopharmaceutical and other pharmaceutical products from suppliers to provide direct-to-patient distribution and education about infusion therapy and specialty pharmaceuticals as well as the overall disease management process. CCS provides high value-added specialty infusion pharmaceuticals to patients in the home through its network of local branch pharmacy operations. CCS's locally based clinical teams closely manage and track patient outcomes, which is a key element in CCS's ability to win and retain payor contracts.

        Since the CCS acquisition, Curative focuses on providing the following core therapies:

Hemophilia clotting factor

        Hemophilia is a genetic disorder in which the body lacks a necessary blood clotting protein causing hemophiliacs to experience bleeding that the body cannot stop on its own and requires the introduction of an outside clotting factor. While 20,000 or so patients suffer from this disease in the United States, annual treatment can cost well over $100,000 per patient. This market is attractive to specialty pharmacy distributors as the treatment can easily be administered at home with proper patient education and monitoring. According to Raymond James & Associates Inc.'s report dated July 16, 2002, this market has been estimated at $2.0 billion in the United States and is expected to grow 10% annually through 2005.

Anti-infectives

        Anti-infective therapy involves the infusion of antibiotic medications for the treatment of a variety of infections, such as osteomyelitis (bone infections), bacterial endocarditis (infection of the heart valves), wound infections, infections associated with HIV/AIDS, cancer, post-kidney transplant treatment protocols and infections of the kidney and urinary tract. Anti-infective drugs are more effective when infused directly into the patient's blood as compared to oral ingestion. Typically, when a patient is discharged from a hospital, a nurse visits the patient's home to educate, train and monitor the patient. According to Kalorama Information, LLC quoted in "The Market for Home Care Services" published by MarketResearch.com, dated November 1, 1999, this market has been estimated at $2.2 billion in the United States.

Intravenous immune globulins (IVIG)

        IVIG therapies treat autoimmune disorders that are chronic illnesses characterized by the body's production of antibodies which attack its own tissues or cells. Most of these disorders are progressive in nature and, therefore, cannot be cured. IVIG can be administered in a hospital, physician's office or patient's home. IVIG is one of the more frequently administered specialty pharmaceuticals given the numerous autoimmune disorders the therapy treats. According to Raymond James & Associates Inc.'s report dated July 16, 2002, the IVIG market in the United States is estimated at approximately $400 million and is expected to grow 10% annually through 2005.

Total parenteral nutrition (TPN)

        TPN is a solution that contains one or more of the following: amino acids, dextrose, fatty acids, electrolytes, trace elements, minerals and vitamins. Accordingly, TPN is mixed for each patient specifically and requires a high degree of manipulation. Patients requiring these life-sustaining nutrients suffer from conditions such as inflammatory bowel disease, short bowel syndrome, pancreatic or other gastrointestinal illnesses that prohibit oral digestion. TPN therapy is also utilized to augment the nutritional status of patients with cancer, hyperemesis, AIDS/HIV and eating disorders. Accordingly, certain patients require TPN for life, while others may only need short-term therapy. Typically, a nurse visits a patient periodically during the course of this therapy in order to take blood samples and monitor the patient. According to Kalorama Information, LLC quoted in "The Market for Home Care Services" published by MarketResearch.com, dated November 1, 1999, this market has been estimated at $1.1 billion in the United States.

Synagis®

        Synagis® is considered the first monoclonal antibody successfully developed to combat an infectious disease. It is indicated for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients at high risk of RSV disease. RSV is the most common respiratory virus in infants and young children. It infects virtually all infants by the age of two years. In most infants, the virus causes symptoms resembling those of the common cold. In infants born prematurely and/or with chronic lung disease, RSV can cause a severe or even life-threatening disease. According to the American Academy of Pediatrics, each year, RSV disease results in over 125,000 hospitalizations, and about 2% of these infants die. Curative believes that within the past few years, a substantially reduced number of hospitalizations associated with the virus, as well as the decrease in the mortality rate for infants, is due to improved treatments, including Synagis®. Medlmmune, Inc. is the only manufacturer of Synagis®. According to Medlmmune's Annual Report on Form 10-K for the year ended December 31, 2003, domestic sales of Synagis® in 2003 by Medlmmune were $777.1 million, up 21% from domestic sales in 2002.

COMPETITIVE STRENGTHS

        We believe the following competitive strengths will enable Curative to compete effectively while improving profitability and cash flow after its acquisition of CCS.

        Leading market position.    The combination of Curative and CCS establishes the Company as a leading player in the specialty infusion market with core strengths in hemophilia, antibiotics, IVIG,

TPN and Synagis®. We believe that the acquisition of CCS will provide us with the size and diversification of product offerings to help solidify our position as a leader in a consolidating industry. The combined company possesses a broad and unique service offering, a national platform with a local presence in key markets, greater efficiencies and value-added services, thus providing us with the opportunity for significant associated cost containment for payors and clients.

        Geographic and disease state focused network.    The combined company will be locally focused and, within its markets, will have a strong referral network with payors, providers and patients. It will have a network of 38 pharmacies located in 23 states through which to drive growth in the core disease states that require a local clinical presence. Furthermore, by focusing on operations in specific markets and select disease states, we expect to achieve lower operating costs through greater purchasing power, operating efficiencies and economies of scale.

        Strong payor relationships.    The combined company's diversified therapy offering is critical as well as cost-effective in creating a competitive advantage in contracting with payors. The approximately 390 existing payor contracts of the combined company is a competitive advantage that we intend to leverage to grow our business. The combination provides us with greater payor diversity given Curative and CCS's complementary balance among public payors (Medicaid/Medicare) and private payors (managed care), thereby reducing overall payor concentration and increasing the proportion of patients serviced in connection with managed care payor contracts.

        Clinical expertise.    CCS has added to Curative an exceptional clinical backbone evidenced by CCS's JCAHO accreditation. CCS required each of its branch locations to be JCAHO accredited and that newly opened branches have provisional accreditation prior to their JCAHO survey. Curative's community based representatives should benefit by leveraging CCS's clinical expertise to more effectively service hemophilia patients who require a high level of clinical interaction. Clinical expertise is critical to meeting the needs of patients and the development and maintenance of long-term relationships with patients, physicians, hospitals and payors.

BUSINESS STRATEGY

        We believe we are well positioned to grow our business in the attractive specialty infusion market. Curative's business strategy in its Specialty Infusion and Wound Care Management business units is as follows:

Specialty Infusion

  •
  Continue to focus on our core therapies (hemophilia, anti-infective therapy, IVIG, TPN and Synagis®), with which we have significant clinical experience, delivery capabilities and strong payor relationships

  •
  Deliver superior outcomes through locally-based clinical teams comprised of company-employed pharmacists, nurses, nutritionists and other experts

  •
  Opportunistically expand into new disease states that require, similar to our core therapies, a high touch, local approach to distribution

  •
  Leverage our approximately 390 payor relationships to grow our patient base through increased payor penetration

  •
  Further increase market share by pursuing a two-pronged marketing approach that targets both local referral sources and local, regional and national payor contracts

  •
  Use scale and clinical expertise to compete against both local and national competitors in the fragmented specialty pharmacy market

  •
  Open new locations, based on specific selection criteria, that leverage our corporate infrastructure and state-level regulatory expertise and contacts

  •
  Build on our experience by selectively acquiring complementary businesses that we believe will diversify our service and product offerings and our customer base, deepen our penetration in existing markets and increase our operating leverage

Wound Care Management

  •
  Continue to develop our nationwide network of outpatient Wound Care Center® programs

  •
  Develop new service models and a comprehensive managed care product to enhance penetration of the wound care market

  •
  Enhance our Wound Management Program

  •
  Leverage CCS's focus on the management of chronic infections through its provision of anti-infective therapies with our wound care management network

RECENT DEVELOPMENTS

Acquisition of Critical Care Systems, Inc.

        On April 23, 2004, simultaneously with the initial sale of the outstanding notes, Curative acquired all of the outstanding capital stock of CCS, pursuant to a stock purchase agreement entered into on February 24, 2004, among Curative and all of CCS's existing stockholders. The total cash consideration in the acquisition was $152.9 million and continues to be subject to adjustment based upon, among other things, levels of cash, working capital and debt to be discharged as of the date of closing. These aggregate cash costs, together with the necessary funds to refinance certain existing indebtedness of Curative and pay the related fees and expenses, were financed by the following transactions:

  •
  borrowings by Curative of approximately $16.5 million under a refinanced $40 million revolving credit facility, which we refer to as the "new revolving credit facility"; and

  •
  proceeds from the issuance and sale of the outstanding notes.

        For ease of reference, we use the term "Transactions" to collectively refer to the: (i) CCS acquisition, including repayment of CCS's outstanding indebtedness; (ii) new revolving credit facility; (iii) outstanding notes; and (iv) refinancing of certain of Curative's pre-transaction indebtedness (as described in "Use of Proceeds").

Paul F. McConnell Employment Terms

        As part of our acquisition of CCS, Paul F. McConnell was employed as our President and Chief Operating Officer pursuant to a three-year employment agreement with a compensation package including an initial salary of $400,000 with a 100% bonus guaranteed for the first year of his employment. Mr. McConnell will also receive $3.5 million in cash and stock incentives which will vest on the third anniversary of the closing date of the CCS acquisition, subject to his remaining continuously employed by Curative until such vesting date. In addition, it is anticipated that within 18 months, Mr. McConnell will be offered the position of Chief Executive Officer, subject to the approval of the board of directors of Curative.

        Mr. McConnell has also been elected to serve as a member of our board of directors at our annual shareholders meeting held on June 2, 2004.

        Mr. McConnell has also agreed, within 30 days after the closing of the CCS acquisition and subject to any applicable legal requirements, to purchase on the open market, with his personal funds, an amount of Curative common stock with an aggregate market value of $2.0 million. Mr. McConnell has also entered into a lock up agreement whereby he will be prohibited from selling half of the purchased shares until the date that is 30 days after the first anniversary of the closing date of the CCS acquisition, and from selling the remaining purchased shares until the date that is 30 days after the second anniversary of the closing date of the CCS acquisition.

        The financial impact of these employment terms have been reflected in "Summary pro forma consolidated financial and data" and "Unaudited pro forma consolidated financial data."

Proposed California Medi-Cal Reimbursement Reduction

        Approximately 20.6% of our first quarter revenues were derived from the California state funded health programs. The California state legislature in 2003 passed legislation that modifies the reimbursement methodology for blood-clotting factors under various California state funded health programs. Under the new reimbursement methodology, blood-clotting factor products will be reimbursed based upon Average Selling Price ("ASP"), as provided by the manufacturers, plus 20%. More recently, California Governor Schwarzenegger proposed additional cuts to California's Medicaid program ("Medi-Cal") that may lower reimbursement for our products for which we are directly reimbursed and for which our customers are reimbursed in California, as well as limit enrollment in the Medi-Cal program.

        In May 2004, the California Department of Health Services ("DHS") issued a provider bulletin notifying providers that the ASP plus 20% methodology would be implemented for services provided on and after June 1, 2004, but did not specify actual reimbursement rates. Based on recent discussions with DHS regarding such proposed rates, the Company believes that such revised rates could result in substantially greater cuts than the guidance previously provided by DHS representatives had indicated, possibly amounting to approximately a thirty to forty percent cut from current rates. If such proposed cuts are not reversed, the Company and other home care companies would have to consider restructuring, reducing or withdrawing services currently provided to Medi-Cal beneficiaries.

        On May 27, 2004, a lawsuit was filed on behalf of two individual Medi-Cal recipients with hemophilia in the United States District Court for the Eastern District of California against the State of California relating to the implementation of the new ASP reimbursement methodology, alleging among other things, that a severe reduction in reimbursement rates would threaten the ability of Medi-Cal recipients with hemophilia to have adequate access to blood clotting factor. The Court denied an application for a temporary restraining order in the case on the grounds that, because DHS had not revealed the new rates, there was insufficient evidence that a withdrawal of blood clotting factor providers from the Medi-Cal program was imminent. This case is still pending. In addition, on June 10, 2004, the Company filed a lawsuit in the Superior Court for the County of Sacramento relating to DHS' failure to disclose payment rates and the detailed methodology utilized to determine the rates, and its failure to comply with certain applicable federal procedural requirements relating to the proposed reimbursement rates. DHS has removed the case to the United States District Court for the Eastern District of California. The ultimate outcomes of these litigations are uncertain at this time.

SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of Outstanding Notes	We sold the outstanding notes on April 23, 2004 to UBS Securities LLC. We refer to UBS Securities LLC in this prospectus as the "initial purchaser." The initial purchaser subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.
Registration Rights Agreement	Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 180 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act of 1933, for your outstanding notes, which were issued on April 23, 2004 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 provided that:
• the exchange notes are being acquired in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and
• you are not an affiliate of ours.
If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act of 1933. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2004.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2004, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that the exchange offer will not violate applicable law or any applicable interpretation of the staff of the SEC and that there are no actions or proceedings in any court or by any government agency that may materially impair our ability to conduct the exchange offer and that we have obtained all necessary governmental approval for the consummation of the exchange offer.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:
• an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or
• If the notes you own are held of record by The Depository Trust Company, or "DTC," in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or "ATOP," in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer must be delivered. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:
• a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2004.
Federal Income Tax Considerations	The exchange of outstanding notes should not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Curative Health Services, Inc.
Notes offered	$185,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2011, series B.
Interest	The exchange notes will accrue interest from the date of their issuance at the rate of 10 3/4% per year. Interest on the exchange notes will be payable semi-annually in arrears on each May 1 and November 1, starting on November 1, 2004.
Maturity date	May 1, 2011.
Optional redemption	We may redeem the exchange notes, in whole or in part, at any time and from time to time on or after May 1, 2008 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.
At any time and from time to time prior to May 1, 2007, we may redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture with the proceeds of qualified equity offerings at a redemption price equal to 110.75% of the principal amount, plus accrued and unpaid interest; provided that:
• at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding immediately after each such redemption; and
• each such redemption occurs within 90 days of the date of the consummation of the relevant qualified equity offering.
Change of control	If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We might not be able to pay you the required price for exchange notes you present us at the time of a change of control because we might not have enough funds at that time.
Ranking; guarantees	The exchange notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated obligations.
All of our existing and future restricted subsidiaries will guarantee the exchange notes. These guarantees will be unsecured and will rank equally with all of the existing and future unsecured and unsubordinated obligations of the guarantors.

The exchange notes and the guarantees will be effectively subordinated to our and the guarantors' secured obligations, including our revolving credit facility, to the extent of the value of the assets securing such obligations.
The exchange notes and the guarantees will be senior in right of payment to any of our and the guarantors' existing and future obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes and the guarantees.
As of March 31, 2004, on a pro forma basis, we and the guarantors would have had approximately $207.6 million of total indebtedness, $12.2 million of which would have been secured (including $0.5 million of CCS capital leases), and we would have up to $28.3 million of borrowing capacity under our revolving credit facility.
Certain covenants	The indenture governing the exchange notes contains covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional indebtedness;
	•	pay dividends or make other distributions or repurchase or redeem our stock;
	•	make investments;
	•	sell assets;
	•	incur certain liens;
	•	enter into agreements restricting our subsidiaries' ability to pay dividends;
	•	enter into transactions with affiliates; and
	•	consolidate, merge or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of notes" in this prospectus.
Absence of a public market	The exchange notes are a new issue of securities and there is currently no established market for them. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchaser has advised us that it currently intends to make a market for the exchange notes as permitted by applicable laws and regulations. However, it is not obligated to do so and may discontinue any such market making activities at any time without notice. We expect that the exchange notes will be eligible for trading in The PORTAL Market.
Risk factors	See "Risk factors" beginning on page 19 for discussion of factors you should carefully consider before deciding to participate in the exchange offer.

        For a more complete description of the terms of the exchange notes, see "Description of notes."

SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables present the summary unaudited pro forma condensed consolidated financial data at March 31, 2004 and the consolidated financial data for the three months ended March 31, 2004 and the fiscal year ended December 31, 2003.

        The unaudited pro forma condensed consolidated financial data at March 31, 2004 give effect to (i) the offering of the outstanding notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this prospectus; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS and resulting pro forma adjustments related to liabilities recorded under EITF 95-3 as if they occurred on March 31, 2004. The unaudited pro forma consolidated financial data for the fiscal year ended December 31, 2003 and the three months ended March 31, 2004 give effect to: (i) the offering of the outstanding notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this prospectus; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS as if they occurred on January 1, 2003. The total purchase price for CCS will be allocated to the net assets of CCS based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of CCS's tangible and intangible assets. The final valuation analysis may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. The final valuation will be determined within one year after the completion of the acquisition. Curative does not expect any material changes to its initial valuation. The summary pro forma consolidated financial and other data do not purport to represent what the results of operations, balance sheet data or financial information of Curative and CCS would have been if the above listed transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods.

        The summary pro forma consolidated financial and other data should be read in conjunction with the sections titled "Unaudited pro forma consolidated financial data" and the notes thereto, "Selected historical consolidated financial data of Curative," "Selected historical consolidated financial data of CCS," "Management's discussion and analysis of financial condition and results of operations of Curative," "Management's discussion and analysis of financial condition and results of operations of CCS," and the audited and unaudited financial statements of both Curative and CCS and the accompanying notes thereto appearing elsewhere in this prospectus.

	Pro Forma	Pro Forma
	Three Months Ended March 31, 2004 (2)	Twelve Months Ended December 31, 2003 (1)
	(dollars in thousands)
	(unaudited)	(unaudited)
Statement of Income Data
Revenues:
Products	$85,245	$292,913
Services	6,473	28,898

Total revenues	91,718	321,811
Costs and operating expenses:
Costs of product sales	67,406	216,074
Costs of services	2,927	13,224
Selling, general and administrative	14,414	60,362

Total costs and operating expenses	84,747	289,660

Income from operations	6,971	32,151
Interest income	36	100
Other (expense) income	(16)	2,290
Interest expense	(4,974)	(20,164)

Income before income taxes	2,017	14,377
Income tax provision	793	5,650

Income from continuing operations	1,224	8,727
Loss from discontinued operations, net	(6)	(324)

Net income	$1,218	$8,403

Other Financial Data
EBITDA (3)	$8,509	$37,261
Capital expenditures (4)	998	8,987
Balance Sheet Data as of March 31, 2004
Cash and cash equivalents	$1,506
Accounts receivable, net	84,898
Inventories	12,665
Total assets	410,593
Total debt (5)	207,612
Total stockholders' equity	147,545

(1)
The pro forma results for the twelve months ended December 31, 2003 include the combination of: (i) the results of operations of Curative for the year ended December 31, 2003; (ii) the results of operations of CCS for the year ended December 31, 2003; (iii) approximately $1.8 million of cost savings related to the acquisition of CCS; (iv) approximately $17.2 million of additional pro forma interest expense on the outstanding notes or the exchange notes at an interest rate of 10.75% after giving effect to a $90 million swap from a fixed to floating rate at a swap rate of 7.78% and $0.7 million of pro forma interest expense on the GE revolving credit facility at an assumed rate of 4.8%; (v) approximately $1.4 million in amortization of identifiable intangibles related to a preliminary purchase price allocation of CCS; (vi) approximately $1.5 million of financing fee amortization related to the outstanding notes and the new revolving credit facility; (vii) 2003 expense adjustments of approximately $0.8 million representing fees and write off of capitalized costs related to termination of Curative's previous credit facilities; (viii) 2003 interest expense and deferred financing cost expense of approximately $2.5 million related to the credit facilities of Curative and CCS; (ix) approximately $1.6 million of additional compensation expense, including $1.2 million in retention incentives for Paul McConnell, associated with the acquisition of CCS; and (x) pro forma tax adjustments.

(2)
The pro forma results for the three months ended March 31, 2004 include the combination of: (i) the results of operations of Curative for the three months ended March 31, 2004; (ii) the results of operations of CCS for the three months ended March 31, 2004; (iii) approximately $0.8 million of cost savings related to the acquisition of CCS; (iv) approximately $4.3 million of additional pro forma interest expense on the outstanding notes or the exchange notes at an interest rate of 10.75% after giving effect to a $90 million swap from a fixed to floating rate at a swap rate of 7.78% and $0.2 million of pro forma interest expense on the GE revolving credit facility at an assumed rate of 4.7%; (v) approximately $0.4 million in amortization of identifiable intangibles related to a preliminary purchase price allocation of CCS; (vi) approximately $0.4 million of financing fee amortization related to the outstanding notes and the new revolving credit facility; (vii) expense adjustments of approximately $0.06 million representing amortization of deferred financing fees on debt that was refinanced; (viii) the elimination of interest expense and deferred financing cost expense of approximately $0.6 million related to the credit facilities of Curative and CCS; (ix) approximately $0.4 million of additional compensation expense, including $0.3 million in retention incentives for Paul McConnell, associated with the acquisition of CCS; and (x) pro forma tax adjustments.

(3)
EBITDA is defined as income before taxes, interest expense, interest income, other (expense) income, discontinued operations, and depreciation and amortization. EBITDA is not a measure more appropriate or meaningful than amounts determined in accordance with US generally accepted accounting principles ("GAAP") such as operating income as a measure of performance or cash flows from operations as a measure of liquidity. EBITDA is presented because we believe it is a useful measure of a company's ability to incur and repay indebtedness. We believe EBITDA provides analysts and investors with useful information for analysis of a company's performance and ability to incur and repay debt and for comparison with other companies in our industry. EBITDA is not calculated in a similar manner by all companies and, therefore, EBITDA as presented herein may not be comparable to that of other companies. Additionally, the presentation of EBITDA herein may not comply with SEC regulations and therefore may differ from the information contained in the exchange offer prospectus. The following table provides a reconciliation of net income (a GAAP measure) to EBITDA:

	Pro Forma	Pro Forma
	Three Months Ended March 31, 2004	Twelve Months Ended December 31, 2003
	(dollars in thousands)
Net income	$1,218	$8,403
Income taxes	793	5,650
Interest expense	4,974	20,164
Other expense (income)	16	(2,290)
Interest income	(36)	(100)
Discontinued operations	6	324
Depreciation and amortization	1,538	5,110

EBITDA	$8,509	$37,261

(4)
Capital expenditures for Curative includes expenditures of approximately $0.5 million and $6.7 million for the three months ended March 31, 2004 and for the year ended December 31, 2003, respectively. Capital expenditures for CCS includes expenditures of approximately $0.5 million and $2.3 million for the three months ended March 31, 2004 and for the year ended December 31, 2003, respectively.

(5)
Pro forma total debt includes the $185 million outstanding notes or exchange notes, debt under the revolving credit facility of approximately $11.7 million, $3.5 million in an obligation to the Department of Justice, $6.9 million in convertible and other promissory notes issued in connection with acquisitions and $0.5 million in capital lease and other obligations.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF CURATIVE

        In the following tables, we provide you with summary historical consolidated financial data of Curative. We have prepared this information using the condensed consolidated financial statements of Curative for the three months ended March 31, 2004 and 2003 and the consolidated financial statements for the three years ended December 31, 2003. The summary consolidated financial data for Curative should be read together with the audited and unaudited consolidated financial statements of Curative and related notes and the section titled "Management's discussion and analysis of financial condition and results of operations of Curative" included elsewhere in this prospectus.

	Three Months Ended March 31		Fiscal Year Ended December 31
	2004	2003	2003 (1)	2002 (2)	2001 (3)
	(dollars in thousands)
	(unaudited)	(unaudited)
Statement of Operations Data
Revenues:
Products	$59,085	$50,450	$185,843	$104,550	$36,776
Services	6,473	7,570	28,898	34,679	44,862

Total revenues	65,558	58,020	214,741	139,229	81,638
Costs and operating expenses:
Cost of product sales	46,824	37,387	135,449	74,405	29,779
Cost of services	2,927	3,478	13,224	14,892	25,887
Selling, general and administrative	10,018	11,058	44,544	26,401	51,466

Total costs and operating expenses	59,769	51,923	193,217	115,698	107,132

Income (loss) from operations	5,789	6,097	21,524	23,531	(25,494)

Interest income	6	2	20	70	816
Other income	—	—	2,327	1,907	—
Interest expense	(616)	(487)	(2,300)	(1,181)	—

Income (loss) before income taxes	5,179	5,612	21,571	24,327	(24,678)
Income tax provision (benefit)	2,046	2,217	8,496	9,682	(2,473)

Net income (loss)	$3,133	$3,395	$13,075	$14,645	$(22,205)

Other Financial Data
Cash flow provided by (used in) operating activities	$2,225	$6,108	$7,358	$11,977	$(1,289)
Cash flow provided by (used in) investing activities	1,310	(6,468)	(32,807)	(56,726)	(7,022)
Cash flow (used in) provided by financing activities	(3,101)	(285)	23,878	35,128	1,559
EBITDA (4)	6,677	6,667	24,321	25,757	(21,425)
Capital expenditures	470	1,812	6,653	1,206	1,127
Balance Sheet Data (at period end)
Cash and cash equivalents	$1,506	$1,998	$1,072	$2,643	$12,264
Working capital	24,933	13,410	25,468	17,353	2,525
Total assets	232,897	196,350	233,938	186,886	76,439
Total debt	42,319	31,133	47,510	32,178	16,500
Stockholders' equity	148,184	124,549	143,720	120,901	36,004

(1)
During 2003, we acquired three specialty pharmacy businesses: MedCare, Inc., All Care Medical, Inc., and certain assets of Prescription City, Inc. See Note D to the audited consolidated financial statements of Curative included elsewhere in this prospectus.

(2)
During 2002, we acquired six specialty pharmacy businesses: Hemophilia Access, Inc., Apex Therapeutic Care, Inc., Infinity Infusion Care, Ltd., Hemophiliac Resources, Inc., the specialty pharmacy business and related assets of Home Care of New York, Inc., and OptCare Plus, Inc. See Note D to the audited consolidated financial statements of Curative included elsewhere in this prospectus.

(3)
On January 2, 2001, we sold the assets of our Procuren® business (which was part of our Wound Care Management business unit) to Cytomedix, Inc. On March 30, 2001, we acquired all of the outstanding capital stock of eBioCare.com, Inc., a specialty pharmacy company. See Notes B and D to the audited consolidated financial statements of Curative included elsewhere in this prospectus.

(4)
EBITDA is defined as income before taxes, interest expense, interest income, other income, and depreciation and amortization. EBITDA is not a measure more appropriate or meaningful than amounts determined in accordance with GAAP such as operating income as a measure of performance or cash flows from operations as a measure of liquidity. EBITDA is presented because we believe it is a useful measure of our ability to incur and repay indebtedness. We believe EBITDA provides analysts and investors with useful information for analysis of our performance and ability to incur and repay debt and for comparison with other companies in our industry. EBITDA is not calculated in a similar manner by all companies and, therefore, EBITDA as presented herein may not be comparable to that of other companies. Additionally, the presentation of EBITDA herein may not comply with SEC regulations and, therefore, may differ from the information contained in the exchange offer prospectus. The following table provides a reconciliation of net income (a GAAP measure) to EBITDA:

	Three Months Ended March 31		Fiscal Years Ended December 31
	2004	2003	2003	2002	2001
	(dollars in thousands)
Net income (loss)	$3,133	$3,395	$13,075	$14,645	$(22,205)
Income tax provision (benefit)	2,046	2,217	8,496	9,682	(2,473)
Interest expense (income), net	610	485	2,280	1,111	(816)
Other income (expense)	—	—	(2,327)	(1,907)	—
Depreciation and amortization	888	570	2,797	2,226	4,069

EBITDA	$6,677	$6,667	$24,321	$25,757	$(21,425)

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF CCS

        In the following tables, we provide you with summary historical consolidated financial data of CCS. We have prepared this information using the historical consolidated financial statements of CCS for the three months ended March 31, 2004 and 2003 and the three years ended December 31, 2003. The summary historical financial data for CCS should be read together with CCS's audited and unaudited consolidated financial statements and related notes and the section titled "Management's discussion and analysis of financial condition and results of operations of CCS" included elsewhere in this prospectus.

	Three Months Ended March 31		Fiscal Year Ended December 31
	2004	2003	2003	2002	2001
	(dollars in thousands)
	(unaudited)	(unaudited)
Statement of Operations Data
Revenue	$26,160	$24,814	$107,070	$77,676	$51,237
Cost of revenue	20,582	18,737	80,625	57,427	38,638

Gross profit	5,578	6,077	26,445	20,249	12,599
Selling, general, administrative and other expenses	4,433	3,744	15,357	11,673	10,615

Operating income	1,145	2,333	11,088	8,576	1,984

Interest expense, net	(139)	(223)	(847)	(1,169)	(1,503)
Other expense	(16)	(5)	(37)	(38)	(1)

Total interest and other expense	(155)	(228)	(884)	(1,207)	(1,504)

Income from continuing operations before income taxes	990	2,105	10,204	7,369	480
Income taxes	417	854	3,981	3,039	770

Income (loss) from continuing operations	573	1,251	6,223	4,330	(290)
Loss from discontinued operations, net	(6)	(66)	(324)	(157)	(193)

Net income (loss)	$567	$1,185	$5,899	$4,173	$(483)

Other Financial Data
Cash flow provided by (used in) operating activities	$33	$1,187	$3,419	$3,689	$(5,165)
Cash flow used in investing activities	(528)	(320)	(2,334)	(872)	(937)
Cash flow provided by (used in) financing activities	735	(778)	(2,099)	(4,948)	5,654
EBITDA (1)	1,442	2,505	11,990	9,246	2,658
Capital expenditures, net	528	320	2,334	872	937
Balance Sheet Data (at period end)
Cash and cash equivalents	$1,257	$2,120	$1,017	$2,031	$4,163
Working capital	18,454	14,731	17,322	14,554	15,124
Total assets	38,065	32,586	36,608	31,698	28,801
Total debt and redeemable preferred stock	37,960	35,856	36,684	36,127	39,227
Stockholders' deficit	(11,895)	(15,307)	(11,956)	(16,066)	(18,695)

(1)
EBITDA is defined as income before loss from discontinued operations, income taxes, total interest and other expense, and depreciation and amortization. EBITDA is not a measure more appropriate or meaningful than amounts determined in accordance with GAAP such as operating income as a measure of performance or cash flows from operations as a measure of liquidity.

  EBITDA is presented because we believe it is a useful measure of CCS's ability to incur and repay indebtedness. We believe EBITDA provides analysts and investors with useful information for analysis of CCS's performance and ability to incur and repay debt and for comparison with other companies in our industry. EBITDA is not calculated in a similar manner by all companies and, therefore, EBITDA as presented herein may not be comparable to that of other companies. Additionally, the presentation of EBITDA herein may not comply with SEC regulations and therefore may differ from the information contained in the exchange offer prospectus. The following table provides a reconciliation of net income (a GAAP measure) to EBITDA:

	Three Months Ended March 31		Fiscal Years Ended December 31
	2004	2003	2003	2002	2001
	(dollars in thousands)
Net income (loss)	$567	$1,185	$5,899	$4,173	$(483)
Loss from discontinued operations, net	6	66	324	157	193
Income taxes	417	854	3,981	3,039	770
Interest expense, net	139	223	847	1,169	1,503
Other expense	16	5	37	38	1
Depreciation and amortization	297	172	902	670	674

EBITDA	$1,442	$2,505	$11,990	$9,246	$2,658

RISK FACTORS

        Investment in the notes involves risk. You should carefully consider and evaluate all of the information contained in this prospectus before deciding whether to participate in the exchange offer. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock or the notes offered hereby could decline.

RISKS RELATED TO OUR BUSINESS

If we fail to comply with the terms of our settlement agreement with the government, we could be subject to additional litigation or other governmental actions which could be harmful to our business.

        On December 28, 2001, we entered into a settlement with the US Department of Justice ("DOJ"), the US Attorney for the Southern District of New York, the US Attorney for the Middle District of Florida and the US Department of Health and Human Services, Office of the Inspector General, in connection with all federal investigations and legal proceedings related to whistleblower lawsuits previously pending against us in the US District Court for the Southern District of New York and the US District Court for the District of Columbia. These lawsuits included allegations that we improperly caused our hospital customers to seek reimbursement for a portion of our management fees that included costs related to advertising and marketing activities by our personnel and allegations that we violated the federal anti-kickback law and the federal False Claims Act. Under the terms of the settlement, the lawsuits were dismissed, the United States and the whistleblowers released us from the claims asserted in the lawsuits, and we agreed to pay to the United States a $9.0 million initial payment, with an additional $7.5 million to be paid over the next four years. As of March 31, 2004, a balance of approximately $3.5 million was outstanding on this obligation. Pursuant to the settlement, we have been required to fulfill certain additional obligations, including abiding by a five-year Corporate Integrity Agreement, avoiding violations of law and providing certain information to the DOJ from time to time. As of December 17, 2003, the Company was released from part of its obligations under the Corporate Integrity Agreement. The independent review organization that conducts the audit of the Company's records pursuant to the Corporate Integrity Agreement is no longer required to conduct the general compliance review. If we fail or if we are accused of failing to comply with the terms of the settlement, we may be subject to additional litigation or other governmental actions, including our Wound Care Management business unit being barred from participating in the Medicare program and other federal health care programs. In addition, as part of the settlement, we consented to the entry of a judgment against us for $28.0 million, less any amounts previously paid under the settlement, that would be imposed only if we fail to comply with the terms of the settlement, which, if required to be paid, could have a material adverse effect on our financial position. In July 2002, we settled a shareholders' class action suit for $10.5 million that had been consolidated from four lawsuits involving allegations stemming from the whistleblower lawsuits and DOJ investigations.

We are involved in litigation which may harm the value of our business.

        In the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including any arising out of services or products provided by or to our operations, personal injury claims, employment disputes and contractual claims, the outcome of which, in our opinion, will not have a material adverse effect on our financial position or results of operations. However, we may become subject to future lawsuits, claims, audits and investigations that could result in substantial costs and divert our attention and resources. In addition, since our current growth strategy includes acquisitions, among other things, we may become exposed to legal claims for the activities of an acquired business prior to the respective acquisition.

A substantial percentage of our revenue is attributable to the Medicaid and Medicare programs. Our business could be significantly impacted by changes in reimbursement policies and other legislative or regulatory initiatives aimed at reducing costs associated with these government programs.

        In the year ended December 31, 2003, approximately 51% of our Specialty Infusion business unit revenues were derived from products and/or services provided to patients covered under various state Medicaid programs, most of which were from California, and approximately 6.5% of our Specialty Infusion business unit revenues were derived from products and/or services provided to patients covered under the Medicare program. During the three months ended March 31, 2004, approximately 55% and 4% of our Specialty Infusion business unit revenues were derived from products and/or services provided to patients covered under various state Medicaid and Medicare programs, respectively. As a result of our acquisition of Critical Care Systems, Inc., we expect the percentage of our revenues attributable to federal and state programs to decrease. Such programs are highly regulated and subject to frequent and substantial changes and cost-containment measures that may limit and reduce payments to providers. In the recent past, many states are experiencing budget deficits that may require future reductions in health care related expenditures. According to a Kaiser Family Foundation report issued in September 2003, all 50 states and the District of Columbia implemented Medicaid cost containment measures in fiscal year 2003, and each of these states planned to put in additional spending constraints in fiscal year 2004. State cost containment activity continued to focus heavily on reducing provider payments and controlling prescription drug spending.

        In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("MMA") was signed into federal law, providing for a Medicare prescription drug benefit and other changes to the Medicare program, including changes to payment methodologies for products we distribute that are covered by Medicare. Prior to MMA, Medicare reimbursement for many of the products we distribute was based on 95% of the products' average wholesale price ("AWP"). Under MMA, Medicare reimbursement for many of the products we distribute, including most physician- administered drugs and biologicals, was lowered to 80-85% of AWP effective January 1, 2004. This 2004 change did not affect Medicare reimbursement for blood-clotting factors, which will continue to be reimbursed at 95% of AWP during 2004. Effective January 1, 2005, the Medicare reimbursement methodology for many of the products we distribute (including blood-clotting factors) will change from an AWP-based system to a "market-based system" which we anticipate will lower Medicare reimbursement. It is also possible that states and/or commercial payors may adopt the new Medicare "market based" reimbursement methodologies. Therefore, the conversion to a "market-based system" could have a material adverse effect on our financial position. In addition, MMA changes the relationship between the Medicare and Medicaid programs such that we or our customers may receive less reimbursement in the future for individuals who receive benefits under both of these programs. We are in the process of evaluating the impact MMA may have on our financial position or results of operations, and this assessment may require us to expend time and resources.

        In addition to these federal initiatives, many states are also making modifications to the manner with which they reimburse providers of pharmacy services. For example, in California, where approximately 20.6% of our first quarter revenues were derived from the California state funded health programs, the state legislature in 2003 passed legislation that modifies the reimbursement methodology for blood-clotting factors under various California state funded health programs. Under the new reimbursement methodology, blood-clotting factor products will be reimbursed based upon Average Selling Price ("ASP"), as provided by the manufacturers, plus 20%. More recently, California Governor Schwarzenegger proposed additional cuts to California's Medicaid program ("Medi-Cal") that may lower reimbursement for our products for which we are directly reimbursed and for which our customers are reimbursed in California, as well as limit enrollment in the Medi-Cal program. On

December 23, 2003, the United States District Court for the Eastern District of California issued an injunction enjoining a scheduled five percent Medi-Cal reimbursement rate cut, which cut had been scheduled to take effect on January 1, 2004. The California Department of Health Services ("DHS") has filed an appeal of such decision with the federal Ninth Circuit Court of Appeals, which should be heard by the Court later this year. The length of the injunction and the ultimate outcome of this litigation are uncertain at this time. The court order enjoining the five percent Medi-Cal rate reduction did not apply to other state funded programs for hemophilia patients, and California recently implemented the five percent reduction for these other programs. However, the California Budget Conference committee recently adopted a repeal of the five percent reduction as applied to the other state funded programs. This repeal should be effective for services provided on and after July 1, 2004, provided this provision remains in the final version of the California budget signed into law by the Governor. As of July 9, 2004, the California State budget and its corresponding implementing legislation have yet to be adopted and signed into law.

        In May, 2004, DHS issued a provider bulletin notifying providers that the ASP plus 20% methodology would be implemented for services provided on and after June 1, 2004, but did not specify actual reimbursement rates. Based on recent discussions with DHS regarding such proposed rates, the Company believes that such revised rates could result in substantially greater cuts than the guidance previously provided by DHS representatives had indicated, possibly amounting to approximately a thirty to forty percent cut from current rates. If such proposed cuts are not reversed, the Company and other home care companies would have to consider restructuring, reducing or withdrawing services currently provided to Medi-Cal beneficiaries. Any reduction in the reimbursement from Medi-Cal, or changes in regulations governing such reimbursement, could adversely impact our revenues and profitability from the sale of products by us or by retail pharmacies to which we provide products or services for hemophilia patients who are Medi-Cal beneficiaries or beneficiaries of other state funded programs for hemophilia patients, and could materially and adversely affect our business, financial condition and results of operations.

        On May 27, 2004, a lawsuit was filed on behalf of two individual Medi-Cal recipients with hemophilia in the United States District Court for the Eastern District of California against the State of California relating to the implementation of the new ASP reimbursement methodology, alleging among other things, that a severe reduction in reimbursement rates would threaten the ability of Medi-Cal recipients with hemophilia to have adequate access to blood clotting factor. The Court denied an application for a temporary restraining order in the case on the grounds that, because DHS had not revealed the new rates, there was insufficient evidence that a withdrawal of blood clotting factor providers from the Medi-Cal program was imminent. This case is still pending. In addition, on June 10, 2004, the Company filed a lawsuit in the Superior Court for the County of Sacramento relating to DHS' failure to disclose payment rates and the detailed methodology utilized to determine the rates, and its failure to comply with certain applicable federal procedural requirements relating to the proposed reimbursement rates. DHS has removed the case to the United States District Court for the Eastern District of California. The ultimate outcomes of these litigations are uncertain at this time. We are in the process of evaluating the impact these legislative initiatives may have on our financial position or results of operations.

We have recently experienced, and expect to continue to experience, rapid growth by acquisitions. If we are unable to manage our growth effectively or to purchase or integrate new companies, our business could be harmed.

        Our growth strategy will likely strain our resources, and, if we cannot effectively manage our growth, our business could be harmed. In connection with our growth strategy, we will likely experience a large increase in the number of our employees, the size of our programs and the scope of our operations. Our ability to manage this growth and to be successful in the future will depend partly on our ability to retain skilled employees, enhance our management team and improve our management information and financial control systems.

        As part of our growth strategy, we continue to evaluate acquisition opportunities. Acquisitions involve many risks, including the following:

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  Since the specialty pharmacy industry is undergoing consolidation, we may experience difficulty in identifying suitable candidates and negotiating and consummating acquisitions on attractive terms, if at all.

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  In the industry in which our Specialty Infusion business unit operates, customers have a strong affiliation with their community-based representatives; accordingly, we may experience difficulty in retaining and assimilating the community-based representatives of companies we acquire.

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  Because of the relationships between community-based representatives and customers, the loss of a single community-based representative may entail the loss of a significant number of customers; accordingly, we are subject to a significant potential for loss of customers during the periods in which we attempt to integrate newly acquired businesses.

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  Our operational, financial and management systems may be incompatible with or inadequate to cost effectively integrate and manage the acquired businesses' systems. As a result, billing practices could be interrupted, and cash collections on the newly acquired business could be delayed pending conversion of patient files onto our billing systems and receipt of provider numbers from government payors.

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  A growth strategy that involves significant acquisitions diverts our management's attention from existing operations.

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  Acquisitions may involve significant transaction costs which we may not be able to recoup.

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  We may not be able to integrate newly acquired businesses appropriately.

        In addition, we may become subject to litigation and other liabilities resulting from the conduct of an acquired business prior to their acquisition by us.

Our growth strategy includes acquisitions. If we fail to implement our acquisition growth strategy as intended, or incur unknown liabilities for the past practices of acquired companies, our results of operations could be adversely affected.

        An element of the growth strategy of our Specialty Infusion business unit is expansion through the acquisition of complementary businesses. Our competitors may acquire or seek to acquire many of the businesses that would also be suitable acquisition candidates for us. This competition could limit our ability to grow by acquisition or increase the cost of our acquisitions. We cannot assure you that we will be able to acquire any complementary businesses that meet our target criteria on satisfactory terms, or at all.

        We may acquire businesses with significant unknown or contingent liabilities, including liabilities for failure to comply with health care or reimbursement laws and regulations. We have policies to conform the practices of acquired businesses to our standards and applicable laws and generally intend to seek indemnification from prospective sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses. For example, shortly after our acquisition of certain assets from Prescription City, Inc., our pharmacy in Spring Valley, New York, was served with a search warrant issued by a U.S. Magistrate Judge for the Southern District of New York relating to a criminal investigation. The government has informed us that we are not a target of this investigation, but we anticipate that this investigation will reduce revenues from our oncology related pharmaceuticals business, and could cause us to incur substantial costs and divert the attention of our management.

        While we generally obtain contractual rights to indemnification from owners of the businesses we acquire, our ability to realize on any indemnification claims will depend on many factors, including, among other things, the availability of assets of the indemnifying parties. These indemnifying parties are often individuals who may not have the resources to satisfy an indemnification claim.

We operate in a rapidly changing and consolidating competitive environment. If we are unable to adapt quickly to these changes, our business and results of operations could be seriously harmed.

        The specialty pharmacy industry is experiencing rapid consolidation. We believe that technological and regulatory changes will continue to attract new entrants to the market. Industry consolidation among our competitors may increase their financial resources, enabling them to compete more effectively based on price and services offered. This could require us either to reduce our prices or increase our service levels, or risk losing market share. Moreover, industry consolidation may result in stronger competitors that are better able to compete. If we are unable to effectively execute our growth strategy, our ability to compete in a rapidly changing and consolidating specialty pharmacy industry may be negatively impacted.

The anticipated benefits of combining Curative and CCS may not be realized.

        In April of 2004, we purchased CCS with the expectation that the combination of both companies will result in various benefits including, among other things, benefits relating to increased infrastructure of added pharmacies, increased leverage with greater number of payor contracts, an essential and demonstrably cost-effective therapy offering, increased clinical backbone and expertise, cost savings and operating efficiencies. There can be no assurance that we will realize any of these benefits or that the acquisition will not result in the deterioration or loss of significant business of the combined company. Costs incurred and liabilities assumed in connection with the acquisition, including pending and/or threatened disputes and litigation, could have a material adverse effect on the combined company's business, financial condition and operating results.

Curative may have difficulty and incur substantial costs in integrating CCS.

        Integrating Curative and CCS will be a complex, time-consuming and expensive process. Before the acquisition, Curative and CCS operated independently, each with its own business, products, customers, employees, culture and systems. The combined company may face substantial difficulties, costs and delays in integrating Curative and CCS. These factors may include:

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  potential difficulty in leveraging the value of the separate technologies of the combined company; perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

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  managing patient and payor overlap and potential pricing conflicts;

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  costs and delays in implementing common systems and procedures;

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  difficulty integrating differing distribution models;

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  difficulty comparing financial reports due to differing management systems;

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  diversion of management resources from the business of the combined company;

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  potential incompatibility of business cultures and philosophies;

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  reduction or loss of revenue due to the potential for market confusion, hesitation and delay;

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  retaining and integrating management and other key employees of the combined company; and

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  coordinating infrastructure operations in an effective and efficient manner.

        We may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices. We may be unsuccessful in implementing the integration of these systems and processes.

        Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of patients and payor contracts. Many of these factors are also outside our control. The failure to effectively and efficiently integrate Curative and CCS could have a material adverse effect on our business, financial condition and operating results.

We may need additional capital to finance our growth and capital requirements, which could prevent us from fully pursuing our growth strategy.

        In order to implement our present growth strategy, we may need substantial capital resources and may incur, from time to time, short- and long-term indebtedness, the terms of which will depend on market and other conditions. Due to uncertainties inherent in the capital markets (e.g., availability of capital, fluctuation of interest rates, etc.), we cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. Even if we are able to obtain additional debt financing, we may incur additional interest expense, which may decrease our earnings, or we may become subject to contracts that restrict our operations. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would dilute the interests of our existing shareholders and potentially decrease the market price of our common stock.

An impairment of the significant amount of goodwill on our financial statements could adversely affect our financial position and results of operations.

        Our specialty pharmacy acquisitions resulted in the recording of a significant amount of goodwill on our financial statements. The goodwill was recorded because the fair value of the net assets acquired was less than the purchase price. We may not realize the full value of this goodwill. As such, we evaluate on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case we would write off the unrecoverable goodwill as a charge against our earnings.

        Since our growth strategy will likely involve the acquisition of other companies, we may record additional goodwill in the future. The possible write-off of this goodwill could negatively impact our future earnings. We will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets that meet the criteria specified in the Statement of Financial Accounting Standards No. 141, "Business Combinations," such as marketing, customer or contract-based intangibles. The amount allocated to these intangible assets could be amortized over a fairly short period, which may negatively affect our earnings or the market price of our common stock.

        As of March 31, 2004, we had goodwill of approximately $148.0 million, or 64%, of our total assets and approximately 100% of shareholders' equity.

We are highly dependent on our relationships with a limited number of biopharmaceutical and pharmaceutical suppliers, and the loss of any of these relationships could significantly affect our ability to sustain or grow our revenues.

        The biopharmaceutical and pharmaceutical industries are susceptible to product shortages. Some of the products that we distribute, such as factor VIII blood-clotting products and intravenous immune globulins, have experienced shortages in the past. Suppliers were unable to increase production to meet rising global demand. Although this shortage has ended, demand continues to grow. In 2003, approximately 48%, or $88.4 million, of our Specialty Infusion business unit revenues were derived from our sale of factor VIII. For the three months ended March 31, 2004, approximately 36%, or $21.0 million, of our Specialty Infusion business unit revenues were derived from our sale of factor VIII. We purchase our supplies of blood-clotting products from five suppliers: Baxter Healthcare

Corporation, Express Scripts Specialty Care, Genetics Institute, Aventis Behring L.L.C. and Bayer Healthcare LLC. We believe that these five suppliers represent substantially all of the production capacity for recombinant factor VIII. In the event that one of these suppliers is unable to continue to supply us with products, it is uncertain whether the remaining suppliers would be able to make up any shortfall resulting from such inability. Our ability to take on additional customers or to acquire other specialty pharmacy or infusion services businesses with significant hemophilia customer bases could be affected negatively in the event we are unable to secure adequate supplies of our products from these suppliers. In addition, MedImmune, Inc. is the sole source of Synagis®, a product used to treat respiratory syncytial virus in infants. For the year ended December 31, 2003, approximately 20%, or $37.1 million, and for the three months ended March 31, 2004, approximately 39%, or 23.0 million, of our Specialty Infusion business unit revenues was derived from our sale of Synagis®. MedImmune's failure to provide us with an adequate supply of Synagis® product for any reason could impair our ability to add and service patients. In particular, respiratory syncytial virus occurs primarily during the winter months and thus the demand for Synagis® is greater during this time. A shortage in the supply of Synagis® or our failure to adequately plan for the demand could adversely affect our financial results. Under our existing arrangements with MedImmune, we are non-exclusive distributors of Synagis® and MedImmune has no obligation to supply us with a minimum amount of Synagis®. If these products, or any of the other drugs or products that we distribute, are in short supply for long periods of time, our business could be harmed.

Some biopharmaceutical suppliers in the specialty pharmacy industry have chosen to limit the number of distributors of their products. If we are not selected as a preferred distributor of one or more of our core products, our business and results of operations could be seriously harmed.

        We have identified a trend among some of our suppliers toward the retention of a limited number of preferred distributors to market certain of their biopharmaceutical products. If this trend continues, we cannot be certain that we will be selected and retained as a preferred distributor or can remain a preferred distributor to market these products. Although we believe we can effectively meet our suppliers' requirements, there can be no assurance that we will be able to compete effectively with other specialty pharmacy companies to retain our position as a distributor of each of our core products. Adverse developments with respect to this trend could have a material adverse effect on our business and results of operations.

The seasonal nature of a portion of our business may cause significant fluctuations in our quarterly operating results.

        For the year ended December 31, 2003, approximately 20%, or $37.1 million, and for the three months ended March 31, 2004, approximately 39%, or $23.0 million, of our Specialty Infusion business unit revenues was derived from our sale of Synagis®. Synagis® is used to prevent respiratory syncytial virus in infants. As respiratory syncytial virus occurs primarily during the winter months, the major portion of our Synagis® sales may be higher during the first and fourth quarters of the calendar year which may result in significant fluctuations in our quarterly operating results.

If we fail to cultivate new or maintain established relationships with the physician referral sources, our revenues may decline.

        Our success, in part, is dependent upon referrals and our ability to maintain good relations with physician referral sources. Physicians referring patients to us are not our employees and are free to refer their patients to our competitors. If we are unable to successfully cultivate new referral sources and maintain strong relationships with our current referral sources, our revenues may decline.

If additional providers obtain access to products we handle at more favorable prices, our business could be harmed.

        Because we do not receive federal grants under the Public Health Service Act, we are not eligible to participate directly in a federal pricing program administered by the Federal Health Resources and Services Administration's Public Health Service, which allows certain entities with such grants, such as certain hospitals and hemophilia treatment centers, to obtain discounts on drugs, including certain biopharmaceutical products (e.g., hemophilia-clotting factor and intravenous immune globulins) that represented 61% of our total company revenues at December 31, 2003 and 46% of our total Company revenues for the three months ended March 31, 2004. To the best of our knowledge, these entities benefit by being able to acquire, pursuant to this federal program, products competitive with ours at prices lower than our cost for the same products. Our customers, where eligible, may elect to obtain hemophilia-clotting factor, or other products, from such lower-cost entities, which could result in a reduction of revenue to us.

Recent investigations into reporting of average wholesale prices could reduce our pricing and margins.

        Many government payors, including Medicare (in 2004) and many state Medicaid programs, as well as a number of private payors, pay us directly or indirectly based upon a drug's AWP. In fact, most of Specialty Infusion business unit revenues result from reimbursement methodologies based on the AWP of our products. The AWP for most drugs is compiled and published by third-party price reporting services, such as First DataBank, Inc., from information provided by manufacturers and/or wholesalers. Various federal and state government agencies have been investigating, among other things, whether the published AWP of many drugs, including some that we distribute and sell, is an appropriate or accurate measure of the market price of the drugs. There are also several lawsuits pending against various drug manufacturers in connection with the appropriateness of the manufacturers' AWP for a particular drug(s). These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated AWPs of various drugs to third-party price reporting services, which, in turn, reported these prices to its subscribers, including many state Medicaid agencies who then included these AWPs in the state's reimbursement policies.

        As a result of this enforcement environment, it is possible that manufacturers and/or third-party price reporting services may lower the reported AWP for products that we distribute and sell. The changes occurring in the reporting of AWPs could have a negative effect on our business by reducing the pricing and margins on certain of our products.

        Moreover, as discussed above, as a result of MMA, Medicare reimbursement for many of the products we distribute, including most physician-administered drugs and biologicals, was lowered to 80-85% of AWP effective January 1, 2004. Although this 2004 change did not affect Medicare reimbursement for blood-clotting factors, which will continue to be reimbursed at 95% of AWP in 2004, effective January 1, 2005, the Medicare reimbursement methodology for many of the products we distribute (including blood-clotting factors) will change from an AWP-based system to a "market-based system," which we anticipate will lower Medicare reimbursement. It is also possible that states and/or commercial payors may adopt the new Medicare "market-based" reimbursement methodology.

A reduction in the demand for our products and services could result in our reducing the pricing and margins on certain of our products.

        A number of circumstances could reduce demand for our products and services, including:

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  customer shifts to treatment regimens other than those we offer;

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  new treatments or methods of delivery of existing drugs that do not require our specialty products and services;

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  the recall of a drug, or adverse reactions caused by a drug;

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  the expiration or challenge of a drug patent;

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  competing treatment from a new drug, a new use of an existing drug or genetic therapy;

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  drug companies ceasing to develop, supply and generate demand for drugs that are compatible with the services we provide;

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  drug companies stopping outsourcing the services we provide or failing to support existing drugs or develop new drugs;

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  governmental or private initiatives that would alter how drug manufacturers, health care providers or pharmacies promote or sell products and services;

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  the loss of a managed care or other payor relationship covering a number of high-revenue customers; or

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  the cure of a disease we service.

Our business involves risks of professional, product and hazardous substance liability, and any inability to obtain adequate insurance may adversely affect our business.

        The provision of health services entails an inherent risk of professional malpractice, regulatory violations and other similar claims. Claims, suits or complaints relating to health services and products provided by physicians, pharmacists or nurses in connection with our Specialty Infusion and Wound Care Management programs may be asserted against us in the future.

        Our operations involve the handling of bio-hazardous materials. Our employees, like those of all companies that provide services dealing with human blood specimens, may be exposed to risks of infection from AIDS, hepatitis and other blood-borne diseases if appropriate laboratory practices are not followed. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental infection or injury from these materials. In the event of such an accident, we could be held liable for any damages that result, and such liability could harm our business.

        Our operations expose us to product and professional liability risks that are inherent in managing the delivery of wound care services and the provision and marketing of biopharmaceutical and pharmaceutical products. We currently maintain professional and product liability insurance coverage of $15.0 million in the aggregate. Because we cannot predict the nature of future claims that may be made, we cannot assure you that the coverage limits of our insurance would be adequate to protect us against any potential claims, including claims based upon the transmission of infectious disease, contaminated products, negligent services or otherwise. In addition, we may not be able to obtain or maintain professional or product liability insurance in the future on acceptable terms, if at all, or with adequate coverage against potential liabilities.

We rely on key community-based representatives whose absence or loss could harm our business.

        The success of our Specialty Infusion business unit depends upon our ability to retain key employees known as community-based representatives, and the loss of their services could adversely affect our business and prospects. Our community-based representatives are our chief contacts and maintain the primary relationship with our customers, and the loss of a single community-based representative could result in the loss of a significant number of customers. We do not have key person insurance on any of our community-based representatives. In addition, our success will depend upon, among other things, the successful recruitment and retention of qualified personnel, and we may not be able to retain all of our key management personnel or be successful in recruiting additional replacements should that become necessary.

Our inability to maintain a number of important contractual relationships could adversely affect our operations.

        Substantially all of the revenues of our Wound Care Management operations are derived from management contracts with acute care hospitals. At March 31, 2004, we had 92 management contracts. The contracts generally have initial terms of three to five years, and many have automatic renewal terms unless specifically terminated. During the year ending December 31, 2004, the contract terms of 36 of our management contracts will expire, including 24 contracts which provide for automatic one-year renewals. The contracts often provide for early termination either by the client hospital if specified performance criteria are not satisfied, or by us under various other circumstances. Historically, some contracts have expired without renewal, and others have been terminated by us or the client hospital for various reasons prior to their scheduled expiration. During 2003, three contracts expired without renewal, and an additional eight contracts were terminated prior to their scheduled expiration. During the three months ended March 31, 2004, no contracts expired without renewal, and no contracts were terminated prior to their scheduled expiration. Generally, these contracts were terminated by hospitals because of the now settled DOJ investigation of Wound Care Management, hospital financial difficulties and Medicare reimbursement changes which reduced hospital revenues. Our continued success is subject to, among other things, our ability to renew or extend existing management contracts and obtain new management contracts. Any hospital may decide not to continue to do business with us following expiration of its management contract, or earlier if such management contract is terminable prior to expiration. In addition, any changes in the Medicare program or third-party reimbursement levels which generally have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by us could result in the early termination of existing management contracts and could adversely affect our ability to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could harm our business.

        In addition, a portion of the revenues of our Specialty Infusion operations is derived from contractual relationships with retail pharmacies. Our success is subject to, among other things, the continuation of these relationships, and termination of one or more of these relationships could harm our business.

Our business will suffer if we lose relationships with payors.

        We are partially dependent on reimbursement from non-governmental payors. Many payors seek to limit the number of providers that supply drugs to their enrollees. From time to time, payors with whom we have relationships require that we and our competitors bid to keep their business, and, therefore, due to the uncertainties involved in any bidding process, we either may not be retained or may have to reduce our margins to retain business. The loss of a significant number of payor relationships, or an adverse change in the financial condition of a significant number of payors, could result in the loss of a significant number of patients and harm our business.

Changes in reimbursement rates which cause reductions in the revenues of our operations have adversely affected our Wound Care Management business unit.

        As a result of the Balanced Budget Act of 1997, the Centers for Medicare & Medicaid Services ("CMS") (formerly Health Care Financing Administration) implemented the Outpatient Prospective Payment System ("OPPS") for most hospital outpatient department services furnished to Medicare patients beginning August 2000. Under OPPS, a predetermined rate is paid to each hospital for clinical services rendered, regardless of the hospital's cost. We believe the new payment system does not provide comparable reimbursement for services previously reimbursed on a reasonable cost basis, and we believe the payment rates for many services are insufficient for many of our hospital customers, resulting in revenue and income shortfalls for the Wound Care Center® programs we manage on behalf of the hospitals. As a result, during 2003 and 2002, we renegotiated and modified many of our management contracts related to our Wound Care Management business unit, which has resulted in reduced revenue and income to us from those modified contracts and, in numerous cases, contract termination. These renegotiations resulted in reduced revenues of approximately $1.2 million in the year ended December 31, 2003. In addition, we lost approximately $6.5 million in revenues in the year ended December 31, 2003 as the result of contract terminations. At any time during any given year, 10% to 20% of hospital contracts are being renegotiated. We expect that contract renegotiation and modification with many of our hospital customers will continue, and this could result in further reduced revenues and income to us from those contracts and even contract terminations. These results could harm our business.

        The Wound Care Center® programs managed by our Wound Care Management business unit on behalf of acute care hospitals are generally treated as "provider based entities" for Medicare reimbursement purposes. This designation is required for the hospital-based program to be covered under the Medicare outpatient reimbursement system. With OPPS, Medicare published criteria for determining when programs may be designated "provider based entities." Programs that existed prior to October 1, 2000 were grandfathered by CMS to be "provider based entities" until the start of the hospital's next cost-reporting period beginning on or after July 1, 2003. At that time, the hospital may submit an attestation to the appropriate CMS Regional Office, attesting that the program meets all the requirements for provider-based designation. Programs that started on or after October 1, 2000 can voluntarily apply for provider based designation status. We timely advised each of our hospital clients of the mandatory application procedures. Although we believe that the programs we manage substantially meet the current criteria to be designated "provider based entities," a widespread denial of such designation could harm our business.

We are subject to pricing pressures and other risks involved with third-party payors.

        In recent years, competition for patients, efforts by traditional third-party payors to contain or reduce health care costs, and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement. Commercial payors, such as managed care organizations and traditional indemnity insurers, increasingly are requesting fee structures and other arrangements providing for health care providers to assume all or a portion of the financial risk of providing care. Changes in reimbursement policies of governmental third-party payors, including policies relating to Medicare, Medicaid and other federally funded programs, could reduce the amounts reimbursed to our customers for our products and, in turn, the amount these customers would be willing to pay for our products and services, or could directly reduce the amounts payable to us by such payors. The lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could harm our business. Pricing pressures by third-party payors may continue, and these trends may adversely affect our business.

        Also, continued growth in managed care and capitated plans have pressured health care providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the health care economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs. A rapid increase in the percentage of revenue derived from managed care payors or under capitated arrangements without a corresponding decrease in our operating costs could harm our business.

There is substantial competition in the specialty pharmacy services and home infusion services industries, and we may not be able to compete successfully.

        Our Specialty Infusion business unit faces competition from other disease management entities, general health care facilities and service providers, biopharmaceutical companies, pharmaceutical companies as well as other competitors. Many of these companies have substantially greater capital resources and marketing staffs and greater experience in commercializing products and services than we have. The principal competition with our Wound Care Management business unit consists of specialty clinics that have been established by some hospitals or physicians. Additionally, there are some private companies which provide wound care services through a hyperbaric oxygen therapy program format. Furthermore, recently developed technologies, or technologies that may be developed in the future, are or may be the basis for products which compete with our chronic wound care services. We may not be able to enter into co-marketing arrangements with respect to these products, and we may not be able to compete effectively against such companies in the future.

If we are unable to effectively adapt to changes in the health care industry, our business will be harmed.

        Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We anticipate that Congress and state legislatures may continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system as well as changes to Medicare's coverage and payments of the drugs and services we provide.

        As discussed above, in December 2003, MMA was signed into law, substantially changing the Medicare reimbursement system insofar as it pertains to biopharmaceuticals and drugs, as well as enacting various other changes to the Medicare program. It is possible that MMA, as well as any future legislation enacted by Congress or state legislatures, could harm our business or could change the operating environment of our targeted customers (including hospitals and managed care organizations). Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our programs and services. It is possible that the changes to the Medicare program reimbursement may serve as precedent to possible changes in other payor's reimbursement policies in a manner adverse to us. In addition, MMA and its related regulatory changes could encourage integration or reorganization of the health care delivery system in a manner that could materially and adversely affect our ability to compete or to continue our operations without substantial changes.

Our industry is subject to extensive government regulation, and noncompliance by us, our suppliers, our customers or our referral sources could harm our business.

        The marketing, labeling, dispensing, storage, provision, sale and purchase of drugs, health supplies and health services, including the biopharmaceutical products we provide, are extensively regulated by federal and state governments, and if we fail or are accused of failing to comply with laws and regulations, our business could be harmed. Our business could also be harmed if the suppliers, customers or referral sources we work with are accused of violating laws or regulations. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. The federal government or states in which we operate could, in the future, enact more restrictive legislation or interpret existing laws and regulations in a manner that could limit the manner in which we can operate our business and have a negative impact on our business.

There are a number of state and federal laws and regulations that apply to our operations which could harm our business.

        A number of state and federal laws and regulations apply to, and could harm, our business. These laws and regulations include, among other things, the following:

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  The federal "anti-kickback law" prohibits the offer or solicitation of remuneration in return for the referral of patients covered by almost all governmental programs, or the arrangement or recommendation of the purchase of any item, facility or service covered by those programs. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new violations for fraudulent activity applicable to both public and private health care benefit programs and prohibits inducements to Medicare or Medicaid eligible patients to influence their decision to seek specific items and services reimbursed by the government or to choose a particular provider. The potential sanctions for violations of these laws include significant fines, exclusion from participation in Medicare and Medicaid and criminal sanctions. Although some "safe harbor" regulations attempt to clarify when an arrangement may not violate the anti-kickback law, our business arrangements and the services we provide may not fit within these safe harbors. Failure to satisfy a safe harbor requires further analysis of whether the parties violated the anti-kickback law. In addition to the anti-kickback law, many states have adopted similar kickback and/or fee-splitting laws, which can affect the financial relationships we may have with our customers, physicians, vendors, other retail pharmacies and patients. The finding of a violation of the federal laws or one of these state laws could harm our business.

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  The Department of Health and Human Services has issued final regulations implementing the Administrative Simplification Provisions of HIPAA concerning the maintenance, transmission, and security of individually identifiable health information. The privacy regulations, with which compliance was required as of April 2003, impose on covered entities (including hospitals, pharmacies, and other health care providers) significant new restrictions on the use and disclosure of individually identifiable health information. The security regulations, which require compliance by April 2005, will impose on covered entities certain administrative, technical, and physical safeguard requirements with respect to individually identifiable health information maintained or transmitted electronically. The regulations establishing electronic transaction standards that all health care providers must use when electronically submitting or receiving individually identifiable health information in connection with certain health care transactions became effective October 2002, but Congress extended the compliance deadline until October 2003 for organizations, such as ours, that submitted a request for an extension. As a result of these HIPAA regulations, we have taken the appropriate actions to ensure that patient data kept on our computer networks are in compliance with these regulations. We believe that we are now substantially in compliance with the HIPAA electronic standards and are capable of delivering HIPAA standard transactions electronically. In addition, if we choose to distribute drugs through new distribution channels, such as the Internet, we will have to comply with government regulations that apply to those distribution channels, which could harm our business. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable to the use and disclosure of patient health information that are more stringent than comparable provisions under HIPAA. The finding of a violation of HIPAA or one of these state laws could harm our business.

  •
  The Ethics in Patient Referrals Act of 1989, as amended, commonly referred to as the "Stark Law," prohibits physician referrals to entities with which the physician or his or her immediate family members have a "financial relationship" and prohibits the entity receiving the referral from presenting a claim to Medicare or Medicaid programs for services furnished under the referral. On March 25, 2004, the Centers for Medicare and Medicaid Services issued the second phase of its final regulations, addressing physician self-referrals, to become effective July 26,

    2004. A violation of the Stark Law is punishable by civil sanctions, including significant fines, a denial of payment or a requirement to refund certain amounts collected, and exclusion from participation in Medicare and Medicaid. A number of states have adopted laws and/or regulations that contain provisions that track, or are otherwise similar to, the Stark Law. The finding of a violation of the Stark Law or one or more of these state laws could harm our business.

  •
  State laws prohibit the practice of medicine, pharmacy and nursing without a license. To the extent that we assist patients and providers with prescribed treatment programs, a state could consider our activities to constitute the practice of medicine. Our nurses must obtain state licenses to provide nursing services to some of our patients. In addition, in some states, coordination of nursing services for patients could necessitate licensure as a home health agency and/or could necessitate the need to use licensed nurses to provide certain patient-directed services. If we are found to have violated those laws, we could face civil and criminal penalties and be required to reduce, restructure or even cease our business in that state.

  •
  Pharmacies (retail, mail-order and wholesale) as well as pharmacists often must obtain state licenses to operate and dispense drugs. Pharmacies must also obtain licenses in some states in order to operate and provide goods and services to residents of those states. In addition, our pharmacies may be required by the federal Drug Enforcement Agency, as well as by similar state agencies, to obtain registration to handle controlled substances, including certain prescription drugs, and to follow specified labeling and record-keeping requirements for such substances. If we are unable to maintain our pharmacy licenses, or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or otherwise affect our ability to operate in some states, which could harm our business.

  •
  Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, promotion of off-label drug indications use, clinical drug research trials and gifts for patients or referral sources. From time to time, and like others in the health care industry, we receive requests for information from government agencies in connection with their regulatory or investigative authority.

  •
  We are subject to federal and state laws prohibiting entities and individuals from knowingly and willfully making claims to Medicare and Medicaid and other governmental programs and third-party payors that contain false or fraudulent information. The federal False Claims Act encourages private individuals to file suits on behalf of the government against health care providers such as us. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, the implicated health care providers are often unaware of the suit until the government has made its determination and the seal is lifted. Violations or alleged violations of such laws, and any related lawsuits, could result in significant financial or criminal sanctions (including treble damages) or exclusion from participation in the Medicare and Medicaid programs. Some states also have enacted statutes similar to the False Claims Act which may provide for large penalties, substantial fines and treble damages if violated.

There is a delay between our performance of services and our reimbursement.

        Billing and collection for our services is a complex process requiring constant attention and involvement by senior management and ongoing enhancements to information systems and billing center operating procedures.

        The health care industry is characterized by delays that typically range from three to nine months between when services are provided and when the reimbursement or payment for these services is received. This makes working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. Trends in the industry may further extend the collection period and impact our working capital.

        We are paid for our services by various payors, including patients, insurance companies, Medicare, Medicaid and others, each with distinct billing requirements. We recognize revenue when we provide services to patients. However, our ability to collect these receivables depends in part on our submissions to payors of accurate and complete documentation. In order for us to bill and receive payment for our services, the physician and the patient must provide appropriate billing information. Following up on incorrect or missing information generally slows down the billing process and the collection of accounts receivable. Failure to meet the billing requirements of the different payors could have a significant impact on our revenues, profitability and cash flow.

        Further, even if our billing procedures comply with all third party-payor requirements, some of our payors may experience financial difficulties or may otherwise not pay accounts receivable when due, which could result in increased write-offs or provisions for doubtful accounts. There can be no assurance that we will be able to maintain our current levels of collectibility or that third-party payors will not experience financial difficulties. If we are unable to collect our accounts receivable on a timely basis, our revenues, profitability and cash flow could be adversely affected.

We rely heavily on a limited number of shipping providers, and our business could be harmed if their rates are increased or our providers are unavailable.

        A significant portion of our revenues result from the sale of drugs we deliver to our patients, and a significant amount of our products are delivered by overnight mail or courier, or through our retail pharmacies. The costs incurred in shipping are not passed on to our customers and, therefore, changes in these costs directly impact our margins. We depend heavily on these outsourced shipping services for efficient, cost-effective delivery of our product. The risks associated with this dependence include: any significant increase in shipping rates; strikes or other service interruptions by these carriers; and spoilage of high-cost drugs during shipment since our drugs often require special handling, such as refrigeration.

If we do not maintain effective and efficient information systems, our operations may be adversely affected.

        Our operations depend in part on the continued and uninterrupted performance of our information systems. Failure to maintain reliable information systems or disruptions in our information systems could cause disruptions in our business operations, including billing and collections, loss of existing patients and difficulty in attracting new patients, patient and payor disputes, regulatory problems, increases in administrative expenses or other adverse consequences, any or all of which could have a material adverse effect on our operations.

RISKS RELATED TO OUR OUTSTANDING SECURITIES

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt obligations.

        As of March 31, 2004, on a pro forma basis (assuming that the acquisition of CCS and our related offering of our 10.75% Senior notes due 2011 and refinancing of our credit facility had occurred on March 31, 2004), we would have had approximately $207.6 million of total indebtedness. Subject to restrictions in the indenture relating to the outstanding notes and our revolving credit facility, we may incur additional indebtedness. In particular, as of March 31, 2004, assuming that the offering and related transactions had occurred on that date, we would have had $28.3 million of additional borrowing capacity under our revolving credit facility.

        Our high level of indebtedness could have important consequences. For example, it could:

  •
  make it more difficult for us to satisfy our obligations on the notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions and working capital;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  place us at a disadvantage compared to our competitors that have less debt;

  •
  expose us to fluctuations in the interest rate environment because the revolving credit facility is at a variable rate of interest; and

  •
  limit our ability to borrow additional funds.

        We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our revolving credit facility and other debt from cash flow from our operations and from additional loans under our revolving credit facility. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt (including the notes) and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt (including the notes), sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including our revolving credit facility and the indenture, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the notes and our ability to pay principal of and interest on the notes.

The notes are unsecured.

        The notes are not secured by any of our or our subsidiaries' assets. The indenture governing the notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to our revolving credit facility, purchase money instruments and other forms of secured indebtedness. As a result, the notes and the guarantees will be effectively subordinated to all of our and the guarantors' secured obligations to the extent of the value of the assets securing such obligations. As of March 31, 2004, on a pro forma basis, we would have had $12.2 million of secured indebtedness.

        If we or the subsidiary guarantors were to become insolvent or otherwise fail to make payment on the notes or the guarantees, holder of any of our and the subsidiary guarantors' secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. The holders of the notes may, therefore, not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the notes.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

        Upon the occurrence of a "change of control," as defined in the indenture, each holder of the notes will have the right to require us to purchase its notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our revolving credit facility. In addition, a change of control may constitute an event of default under our revolving credit facility. A default under our revolving credit facility would result in an event of default under the indenture if the lenders accelerate the debt under our revolving credit facility.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under our revolving credit facility and the indenture related to the notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our revolving credit facility and the notes or obtain a waiver from the lenders or holders of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

There is no established trading market for the notes, and holders of the notes may not be able to sell them quickly or at the price that they paid.

        The notes are a new issue of securities and there is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchaser has advised us that it intends to make a market in the notes, but the initial purchaser is not obligated to do so. The initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

        We also cannot assure you that holders of the notes will be able to sell the notes at a particular time or that the prices that holders of the notes will receive when the notes are sold will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes or, in the case of any holders of outstanding notes that do not exchange them, the trading market for the outstanding notes following the offer to exchange the outstanding notes for exchange notes. Future trading prices of the outstanding notes and exchange notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the outstanding notes for the exchange notes;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Any guarantees of the notes by our subsidiaries may be voidable, subordinated or limited in scope under laws governing fraudulent transfers and insolvency.

        Under federal and foreign bankruptcy laws and comparable provisions of state and foreign fraudulent transfer laws, a guarantee of the notes by a guarantor could be voided, if, among other things, at the time the guarantor issued its guarantee, such guarantor:

  •
  intended to hinder, delay or defraud any present or future creditor; or

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

    •
    was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

    •
    intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor in the United States would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less that the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

RISKS RELATED TO EXCHANGE OFFER

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on the certificates for your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act of 1933 and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act of 1933. For further information regarding the consequences of tendering your outstanding notes in the exchange offer, see the discussions below under the captions "The Exchange Offer" and "Certain Federal Income Tax Consequences."

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

        Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should be sure to allow enough time for the outstanding notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act of 1933 and will no longer have the registration and other rights under the exchange agreement. See "The Exchange Offer."

Some holders who exchange their outstanding notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

FORWARD-LOOKING STATEMENTS

        Certain of the matters discussed in this prospectus may constitute forward-looking statements.

        These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among other things, the following:

  •
  changes in reimbursement policies and other legislative or regulatory initiatives aimed at reducing costs associated with the Medicaid and Medicare programs;

  •
  integration risks in connection with our multiple acquisitions;

  •
  relationships with a limited number of biopharmaceutical and pharmaceutical suppliers;

  •
  relationships with our key community based representatives;

  •
  relationships with our payors;

  •
  relationships with our shippers;

  •
  the competitive nature of our business;

  •
  changes in the extensive government regulations to which we are subject;

  •
  our substantial indebtedness; and

  •
  our ability to generate sufficient cash.

        Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

        The information in this prospectus is not a complete description of our business or the risks associated with an investment in our securities. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under "Risk Factors."

MARKET AND INDUSTRY DATA

        Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

THE EXCHANGE OFFER

PURPOSE AND EFFECT; REGISTRATION RIGHTS

        On April 23, 2004 (the "issue date") we sold $185 million of our 10 3/4% Senior Notes due 2011 in a private placement. The outstanding notes were resold under an offering memorandum dated April 20, 2004 in reliance on Rule 144A and other available exemptions under the Securities Act of 1933. On April 23, 2004, we, the guarantors and the initial purchaser also entered into a registration rights agreement pursuant to which each of us and the guarantors agreed that we would, at our expense, for the benefit of the holders of the outstanding notes, subject to certain exceptions:

  (1)
  file a registration statement (the "exchange offer registration statement") with the Securities and Exchange Commission with respect to a registered offer (the "registered exchange offer") to exchange the outstanding notes for exchange notes of Curative having terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain restrictive legends, terms with respect to transfer restrictions, penalty interest upon certain events or other rights under the registration rights agreement);

  (2)
  use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933;

  (3)
  use our reasonable best efforts to consummate the offer to exchange the exchange notes for surrender of the outstanding notes within 180 days after the issue date; and

  (4)
  keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the outstanding notes.

        For each outstanding note tendered to us pursuant to the registered exchange offer, we will issue to the holder of such outstanding note an exchange note having a principal amount equal to that of the surrendered outstanding note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the date of its original issue.

        Under existing Securities and Exchange Commission interpretations, the exchange notes will be freely transferable by holders, other than our affiliates, after the registered exchange offer without further registration under the Securities Act of 1933 if the holder of the exchange notes represents to us in the registered exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of Curative, as such terms are interpreted by the Securities and Exchange Commission; provided, however, that broker-dealers receiving exchange notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The Securities and Exchange Commission has taken the position that a broker-dealer that elects to exchange the outstanding notes that were acquired by that broker-dealer for its own account as a result of market-making or other trading activities for exchange notes in this registered exchange offer, or "participating broker-dealers," may fulfill its prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the exchange offer registration statement.

        Under the registration rights agreement, we are required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such exchange offer registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

        A holder of outstanding notes (other than certain specified holders) who wishes to exchange such outstanding notes for exchange notes in the registered exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the exchange notes and that it is not an "affiliate" of Curative or the guarantors, as defined in Rule 405 of the Securities Act of 1933, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable. The holders will also be required to represent that if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of the exchange notes.

        In the event that:

  (1)
  applicable law or interpretations of the staff of the Securities and Exchange Commission do not permit us to effect such a registered exchange offer; or

  (2)
  for any other reason we do not consummate the registered exchange offer within 180 days of the issue date; or

  (3)
  a holder of the outstanding notes shall notify us within 30 days following consummation of the registered exchange offer that it is prohibited by law or applicable interpretations of the staff of the Securities and Exchange Commission from participating in the registered exchange offer; or

  (4)
  any holder of outstanding notes who participates in the registered exchange offer but does not receive exchange notes on the date of the exchange that may be sold without restrictions under state and federal securities laws (other than due solely to the status of that holder as an affiliate of Curative or the guarantors); or

  (5)
  the initial purchaser so requests with respect to outstanding notes that have or that are reasonably likely to be determined to have that status of unsold allotments in the initial distribution,

then, we will, subject to certain exceptions,

  (1)
  promptly file a shelf registration statement with the Securities and Exchange Commission covering resales of the outstanding notes or the exchange notes, as the case may be;

  (2)
  use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 on or prior to the later of the 150th day after such filing obligation arises or the 180th day after the issue date; and

  (3)
  keep the shelf registration statement effective until the earlier of (A) two years from the issue date and (B) the date on which all outstanding notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling such outstanding notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

        We will pay additional cash interest on the applicable outstanding notes and exchange notes, subject to certain exceptions,

  (1)
  if we fail to consummate the registered exchange offer on or prior to the 180th day after the issue date,

  (2)
  if we are obligated to file a shelf registration statement pursuant to clause 2 above and the shelf registration statement is not declared effective on or prior to the later of the 150th day after the filing obligation arises or the 180th day after the issue date, or

  (3)
  after the shelf registration statement is declared effective but such registration statement thereafter ceases to be effective or usable during the period required by clause (3) above (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (3) a "registration default");

from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.

        The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.

EXPIRATION DATE; EXTENSIONS

        The expiration date of the exchange offer is                        , 2004 at 5:00 p.m., New York City time. We may extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We expressly reserve the right, in our sole and absolute discretion:

  •
  to delay accepting any outstanding notes;

  •
  to extend the exchange offer;

  •
  if any of the conditions under "—Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

  •
  to waive any condition or otherwise amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to a national news service.

TERMS OF THE EXCHANGE OFFER

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of the outstanding notes. We will accept for exchange any and all outstanding notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions of the Exchange Offer." Outstanding notes may be tendered only in multiples of $1,000. Holders of outstanding notes may tender less than the aggregate principal amount represented by their outstanding notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered outstanding notes or indicate this fact under the procedures for book-entry transfer described below.

        As of the date of this prospectus, $185 million in aggregate principal amount of the outstanding notes were outstanding. Solely for reasons of administration, we have fixed the close of business on                        , 2004 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining the eligible holders of the outstanding notes who are entitled to participate in the exchange offer.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes and for purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder promptly after the expiration date.

        Holders of outstanding notes do not have appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

        Holders who tender their outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Fees and Expenses" for more information about the costs of the exchange offer.

        We do not make any recommendation to holders of outstanding notes as to whether they should tender any of their outstanding notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of outstanding notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of outstanding notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

CONDITIONS OF THE EXCHANGE OFFER

        You must tender your outstanding notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any outstanding notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission. We will also not be required to accept for exchange any outstanding notes or exchange notes, and we may terminate or amend the exchange offer, if any action or proceeding is instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or if any material adverse development shall have occurred in the actions or proceedings with respect to Curative or the guarantors that existed on the issue date or if governmental approvals that are necessary for the consummation of the exchange offer are not obtained. If any of these events or conditions occur, we may, subject to applicable law, terminate the exchange offer and return all outstanding notes tendered for exchange or we may waive any condition or amend the terms of the exchange offer.

        We expect that the above conditions will be satisfied. The above conditions, other than those involving governmental approval, are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time, provided that all conditions to the exchange offer, other than any involving governmental approval, must be satisfied or waived before the expiration of the exchange offer.

INTEREST

        Each exchange note will bear interest from the most recent date to which interest has been paid or duly provided for on the outstanding note surrendered in exchange for the exchange note or, if no interest has been paid or duly provided for on the outstanding note, from April 23, 2004. Holders of the outstanding notes whose outstanding notes are accepted for exchange will not receive accrued interest on their outstanding notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their outstanding notes prior to the original issue date of the exchange notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their outstanding notes, and will be deemed to have waived the right to receive any interest on their outstanding notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after April 23, 2004.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

        The tender of a holder's outstanding notes and our acceptance of outstanding notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders outstanding notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the outstanding notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder of outstanding notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

        Any beneficial owner of the outstanding notes whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender outstanding notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering outstanding notes, make appropriate arrangements to register ownership of the outstanding notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account in accordance with DTC's procedures for the transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer before the expiration date. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with the Automated Tender Offer Program System of DTC, as described below, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent's message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        DTC has confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

        Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Delivery Instructions;" or

  •
  for the account of an eligible institution, as described below.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program. If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the outstanding notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a medallion signature guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing. The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

        As used in this prospectus with respect to the outstanding notes, a "registered holder" is any person in whose name the outstanding notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National

Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of outstanding notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject outstanding notes not properly tendered and to reject any outstanding notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular outstanding notes at any time, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within the period of time as we determine. Neither we nor the exchange agent is under any duty to give notification of defects in the tenders nor will we or the exchange agent incur any liability for failure to give the notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of outstanding notes for exchange but will not incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the irregularities have been cured or waived.

        By tendering, you will represent to us that, among other things:

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

  •
  you will acquire the exchange notes in the ordinary course of your business;

  •
  you are not a broker-dealer that acquired your outstanding notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

  •
  if you are a broker-dealer that acquired your outstanding notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of the exchange notes; and

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

        In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

        If you wish to tender your outstanding notes and:

  •
  your outstanding notes are not immediately available;

  •
  you are unable to deliver on time your outstanding notes or any other document that you are required to deliver to the exchange agent; or

  •
  you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your outstanding notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

  •
  on or before the expiration date, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery by facsimile, mail or hand delivery containing the name and address of the holder, the certificate number or numbers of the tendered outstanding notes, the principal amount of tendered outstanding notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the outstanding notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  properly completed and executed documents required by the letter of transmittal and the tendered outstanding notes in proper form for transfer or confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC must be received by the exchange agent within three business days after the expiration date of the exchange offer.

        Any holder who wishes to tender outstanding notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the outstanding notes before 5:00 p.m., New York City time, on the expiration date.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept outstanding notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes when, as and if we have given notice to the exchange agent.

WITHDRAWAL RIGHTS

        Tenders of the outstanding notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under "—The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which outstanding notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

  •
  specify the name in which the outstanding notes are to be re-registered, if different from the person who deposited the outstanding notes.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion. Any outstanding notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost promptly after withdrawal. Properly withdrawn outstanding notes may be retendered following the procedures described under "—Procedures for Tendering Outstanding Notes" at any time on or before the expiration date.

THE EXCHANGE AGENT; ASSISTANCE

        Wells Fargo Bank, National Association is the exchange agent. All tendered outstanding notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered or Certified Mail:	By Telephone or Facsimile:
Wells Fargo Corporate Trust	Phone: (800) 344-5128
c/o The Depository Trust and Clearing Corp.	Fax: (612) 667-6282
TDAS Department, 1st Floor
55 Water Street
New York, New York 10041

FEES AND EXPENSES

        We will bear the expenses of soliciting outstanding notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of ours and our affiliates and by persons so engaged by the exchange agent.

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

        The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

CONSEQUENCES OF NOT EXCHANGING OUTSTANDING NOTES

        As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their outstanding notes, except for limited instances involving holders of outstanding notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable exchange notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its outstanding notes for exchange notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

        Any outstanding notes that are not exchanged for exchange notes under the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. In general, the outstanding notes may be resold only:

  •
  to us or any of our subsidiaries;

  •
  inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act of 1933;

  •
  inside the United States to an institutional "accredited investor," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933;

  •
  outside the United States in compliance with Rule 904 under the Securities Act of 1933;

  •
  in reliance on the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

  •
  under an effective registration statement under the Securities Act of 1933.

RESALES OF THE EXCHANGE NOTES

        We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff's position, we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that exchange notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. In order to receive exchange notes that are freely tradable, a holder must acquire the exchange notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act of 1933, of the exchange notes. Holders wishing to participate in the exchange offer must make the representations described in "—Procedures for Tendering Outstanding Notes" above.

        Any holder of outstanding notes:

  •
  who is our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

  •
  who did not acquire the exchange notes in the ordinary course of its business;

  •
  who is a broker-dealer that purchased outstanding notes from us to resell them under Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933; or

  •
  who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act of 1933, exchange notes;

will be subject to separate restrictions. Each holder in any of the above categories:

  •
  will not be able to rely on the interpretations of the staff of the Securities Act of 1933 in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender outstanding notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

        In addition, if you are a broker-dealer holding outstanding notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of your exchange notes. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those exchange notes. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        Based on the position taken by the staff of the Securities and Exchange Commission in the interpretive letters referred to above, we believe that "participating broker-dealers," or broker-dealers that acquired outstanding notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the exchange notes received upon exchange of outstanding notes, other than outstanding notes that represent an unsold allotment from the original sale of the outstanding notes, with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the exchange notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the exchange notes. See "Plan of Distribution." However, a participating broker-dealer that intends to use this prospectus in connection with the resale of exchange notes received in exchange for outstanding notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "—The Exchange Agent; Assistance." Any participating broker-dealer that is our "affiliate" may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

        Each participating broker-dealer that tenders outstanding notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of exchange notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the exchange notes may be resumed, as the case may be.

USE OF PROCEEDS

        The net proceeds from the issuance and sale of the outstanding notes (after discounts to the initial purchaser) was $179,450,000. We used the net proceeds of the offering of the outstanding notes, together with initial borrowings under the new revolving credit facility, to fund the cash consideration for our acquisition of CCS, to repay certain existing indebtedness of Curative and to pay related fees and expenses. This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

        The following table summarizes: (i) the estimated sources and uses of funds for the acquisition of CCS, the issuance of the outstanding notes and the refinancing of our revolving credit facility, assuming that the closing occurred as of March 31, 2004; and (ii) the actual sources and uses at April 23, 2004, the closing of all three of these transactions. As the pro forma consolidated financial data is based on March 31, 2004 results, such pro forma data reflects the estimated sources and uses rather than the actual April 2004 amounts.

	Pro Forma March 31, 2004	Actual April 23, 2004
	(dollars in millions)
Sources of funds
New revolving credit facility (1)	$11.7	$16.5
Outstanding notes	185.0	185.0

Total sources of funds	$196.7	201.5

Uses of funds
CCS acquisition value (2)	$152.0	$152.9
Refinance existing debt of Curative (3)	32.0	35.9
Fees and expenses (4)	12.7	12.7

Total uses of funds	$196.7	$201.5

(1)
In connection with the acquisition of CCS, we refinanced our existing credit facilities so as to provide for aggregate borrowing capacity of up to $40 million. See "Management's discussion and analysis of financial condition and results of operations of Curative" and "Description of other indebtedness—Credit facility." The pro forma level of borrowings under the refinanced credit facility does not reflect changes that may arise due to differences between CCS working capital and the estimated purchase price between March 31, 2004 and the closing date.

(2)
CCS acquisition value includes payment for the equity of CCS, the repayment of certain debt of CCS and certain other purchase price adjustments. CCS's credit facility that was repaid had approximately $15.3 million outstanding on March 31, 2004. The actual payment was approximately $15.3 million. The stock purchase agreement provides for a customary post-closing purchase price adjustment mechanism. For more information, see "Unaudited pro forma consolidated financial data" and the financial statements of CCS and related notes included elsewhere in this prospectus.

(3)
The existing debt of Curative that was repaid in connection with the offering of the outstanding notes consisted of a term loan and a revolving loan which both would have matured on July 15, 2007. As of March 31, 2004, the revolving loan had $9.0 million outstanding and bore interest at a rate of 4.62% and the term loan had $23.0 million outstanding and bore interest at a rate of 5.12%.

(4)
This amount includes commitment, placement, financial advisory and other transaction fees, including legal, accounting and other professional fees.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2004:

  •
  on an actual basis; and

  •
  on a pro forma basis, giving effect to the acquisition of CCS, the sale of the outstanding notes and the application of the net proceeds thereof and the refinancing of our credit facility after deducting estimated expenses, discounts and commissions as if they had occurred on March 31, 2004.

        This table should be read in conjunction with "Use of proceeds," "Selected historical consolidated financial data of Curative," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Curative" and our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

	As of March 31, 2004
	Actual	Pro Forma
	(dollars in thousands)
Cash and cash equivalents	$1,506	$1,506

Debt
Term loan facility	$23,000	$—
Revolving credit facility	8,990	11,752
10 3/4% senior notes	—	185,000
Note payable—DOJ settlement	3,500	3,500
Note payable—Prescription City	1,000	1,000
Convertible notes
Convertible note used in purchase of Apex	2,829	2,829
Convertible note used in purchase of Home Care	3,000	3,000
Capital lease and other obligations	—	531

Total debt	$42,319	$207,612

Stockholders' equity
Preferred stock	—	—
Common stock	128	128
Additional paid-in capital	116,412	116,412
Retained earnings	33,251	32,612
Notes receivable—stockholders	(1,607)	(1,607)

Total stockholders' equity	148,184	147,545

Total capitalization	$190,503	$355,157

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the historical financial statements of Curative and CCS appearing elsewhere in this prospectus.

        The unaudited pro forma consolidated balance sheet at March 31, 2004 gives effect to (i) the offering of the outstanding notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this prospectus; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS and resulting pro forma adjustments related to liabilities recorded under EITF 95-3 as if they occurred on March 31, 2004. The unaudited pro forma consolidated income statements for the three months ended March 31, 2004 and for the fiscal year ended December 31, 2003 gives effect to: (i) the offering of the outstanding notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this prospectus; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS as if they occurred on January 1, 2003. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations, balance sheet data or financial information of Curative and CCS would have been if the above listed transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods.

        The unaudited pro forma consolidated financial data have been prepared giving effect to the acquisition of CCS, which is accounted for in accordance with SFAS No. 141, "Business Combinations." The total purchase price for CCS will be allocated to the net assets of CCS based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of CCS's tangible and intangible assets. The final valuation analysis may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. The final valuation will be determined within one year after the completion of the acquisition. Curative does not except any material changes to its initial valuation.

        The adjustments to the unaudited pro forma consolidated income statements are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges that will be incurred in connection with integration costs and costs of synergies that are anticipated at Curative. You should read the unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with the audited and unaudited historical financial statements of both Curative and CCS and the accompanying notes thereto contained elsewhere in this prospectus and other financial information contained in the sections titled "Management's discussion and analysis of financial condition and results of operations of Curative" and "Management's discussion and analysis of financial condition and results of operations of CCS."

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
At March 31, 2004

	Curative Health Services, Inc. and Subsidiaries	Critical Care Systems, Inc.	Pro Forma Adjustments		Consolidated Pro Forma Balance Sheet
	(dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,506	$1,257	$(1,257	)(2)	$1,506
Accounts receivable	58,216	26,682	—		84,898
Inventories	9,684	2,981	—		12,665
Prepaids and other current assets	1,501	1,488	—		2,989
Deferred tax assets	2,984	747	—		3,731
Current assets of discontinued operations	—	92	—		92

Total current assets	73,891	33,247	(1,257)		105,881
Property and equipment, net	7,651	4,001	—		11,652
Intangibles subject to amortization, net	1,284	—	18,196	(2)	19,480
Intangibles not subject to amortization (trade names)	682	—	933	(2)	1,615
Goodwill	148,030	169	112,586	(2)	260,785
Other assets	1,359	637	9,173	(3)	11,169
Non-current assets of discontinued operations	—	11	—		11

Total assets	$232,897	$38,065	$139,631		$410,593

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$30,586	$8,528	$(413	)(5)	$38,701
Accrued expenses	9,494	2,895	1,454	(2)	13,843
Deferred taxes	1,007	—	—		1,007
Current portion of long-term liabilities	7,871	3,243	(7,000	)(1)	4,114
Current liabilities of discontinued operations	—	127	—		127

Total current liabilities	48,958	14,793	(5,959)		57,792
Long-term liabilities	34,448	12,538	156,512	(4)	203,498
Deferred taxes	1,307	451	—		1,758

Total long-term liabilities	35,755	12,989	156,512		205,256
Redeemable preferred stock	—	22,178	(22,178)		—
Stockholders' equity:
Common stock and preferred stock	128	3	(3	)(5)	128
Additional paid in capital	116,412	—	—		116,412
Retained earnings (accumulated deficit) and other stockholders' equity accounts	33,251	(11,898)	11,259	(5)	32,612
Notes receivable—stockholders	(1,607)	—	—		(1,607)

Total stockholders' equity (deficit)	148,184	(11,895)	11,256		147,545

Total liabilities and stockholders' equity	$232,897	$38,065	$139,631		$410,593

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1)
The unaudited pro forma consolidated balance sheet reflects the following pro forma adjustments and considers Curative and CCS existing debt repayments, payment of acquisition consideration to the sellers of CCS and estimated fees and expenses incurred in connection with the acquisition and related financing.

(in thousands)
Sources of funds
Outstanding notes	$185,000
New revolving credit facility	11,752

Total sources of funds	$196,752

Uses of funds
CCS acquisition value (a)	$152,062
Repayment of Curative debt (a)	31,990
Estimated fees and expenses	12,700

Total uses of funds	$196,752

  (a)
  The adjustment for current portion of long-term liabilities was calculated as follows (in thousands):

Repayment of Curative debt	$4,000
CCS term debt not assumed	3,000

Pro forma adjustment—current portion of long-term liabilities	$7,000

(2)
In accordance with SFAS. No. 141, "Business Combinations," the CCS acquisition has been accounted for as a purchase, whereby the estimated acquisition consideration has been allocated to CCS's assets and liabilities based on their relative fair values. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the consideration remaining will be allocated to identifiable intangible assets deemed to have a definite life, which will be amortized over that life, and goodwill and identifiable intangible assets with indefinite lives, which will not be amortized but rather reviewed annually, or more frequently if impairment indicators arise, for impairment. The pro forma adjustments were based on a preliminary assessment of value by management of CCS's tangible and intangible assets. The final purchase price allocation may include an adjustment of the total consideration payable at closing, as well as in the amount recorded for any changes in value of property and equipment, identifiable intangible assets and goodwill determined subsequent to the completion of the acquisition.

(in thousands)
Total acquisition consideration allocation
CCS acquisition value	$152,062
Other liabilities assumed	12,532
Estimated exit costs (a)	1,454
Acquisition fees	2,475

Total acquisition consideration	$168,523
Less: fair value of tangible assets acquired (b)	(36,808)

Excess purchase price to be allocated	$131,715
Preliminary allocation:
Identifiable intangible assets with definite lives	18,196
Identifiable intangible assets with indefinite lives	933

Balance—goodwill	$112,586

  (a)
  Represents the estimated severance costs associated with the acquisition.

  (b)
  Reflects the book value of tangible assets acquired. Fair value is assumed to equal book value for purposes of these pro forma financial statements.

(3)
Represents fees associated with the CCS transaction, the outstanding notes and new revolving credit facility and write-off of costs associated with the termination of Curative's and CCS's debt as follows (in thousands):

Fees associated with the CCS transaction, the outstanding notes and new revolving credit facility	$12,700
Less: Acquisition fees	(2,475)
Less: Write off of fees on terminated Curative credit facility	(1,052)

Pro forma adjustment—other assets	$9,173

(4)
The adjustment for long-term liabilities was calculated as follows (in thousands):

Outstanding Notes	$185,000
New revolving credit facility	11,752
Repayment of Curative debt	(27,990)
CCS revolver and term debt not assumed	(12,250)

Pro forma adjustment—long-term liabilities	$156,512

(5)
Represents the elimination of CCS's capital, retained earnings and other equity accounts and net effect of the write-off of Curative's deferred financing fees and was calculated as follows (in thousands):

Write off of fees on terminated Curative credit facility		$1,052
Tax effect		(413)

Write-off of deferred financing fees, net of tax effect		$639

Elimination of CCS's common stock and preferred stock		$(3)
CCS's accumulated deficit and other equity accounts	$11,898
Write-off of deferred financing fees, net of tax effect	(639)

Total adjustment to retained earnings (accumulated deficit)		11,259

Pro forma adjustment—stockholders' equity (deficit)		$11,256

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
For the three months ended March 31, 2004

	Curative Health Services, Inc. and Subsidiaries		Critical Care Systems, Inc.	Pro Forma Adjustments		Consolidated Pro Forma Income Statement
Revenues:
Products	$59,085		$26,160	$—		$85,245
Services	6,473		—	—		6,473

Total revenues	65,558		26,160	—		91,718
Costs and operating expenses:
Cost of product sales	46,824		20,582	—		67,406
Cost of services	2,927		—	—		2,927
Selling, general and administrative	10,018		4,433	(37	)(1)	14,414

Total costs and operating expenses	59,769		25,015	(37)		84,747

Income from operations	5,789		1,145	37		6,971
Interest income	6		30	—		36
Interest expense	(616)		(169)	(4,189	)(2)	(4,974)
Other income (expense)	—		(16)	—		(16)

Income before income taxes	5,179		990	(4,152)		2,017
Income tax provision	2,046		417	(1,670	)(3)	793

Income from continuing operations	3,133		573	(2,482)		1,224
Loss from discontinued operations, net	—		(6)	—		(6)

Net income	$3,133		$567	$(2,482)		$1,218

Income from continuing operations per common share, basic	$0.24					$0.09

Income from continuing operations per common share, diluted	$0.23	(4)				$0.09 (4)

Net income per common share, basic	$0.24					$0.09

Net income per common share, diluted	$0.23	(4)				$0.09 (4)

Weighted average shares, basic	12,925					12,925

Weighted average shares, diluted	13,717			157		13,824

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

(1)
Represents the combination for the three months ended March 31, 2004 of (i) amortization expense of identifiable intangible assets of CCS of approximately $0.4 million related to approximately $18.2 million in finite lived identifiable intangible assets over their estimated average life of approximately thirteen years, (ii) approximately $0.8 million in cost savings related to the acquisition of CCS, and (iii) approximately $0.4 million of additional compensation expense, including $0.3 million in retention incentive compensation accruals for Paul McConnell, associated with the acquisition of CCS.

(2)
Represents (i) the additional interest expense resulting from the financing agreements to fund the acquisition of CCS, (ii) the amortization of financing fees related to our new credit facilities and (iii) the elimination of CCS and Curative interest expense of approximately $0.2 million and $0.4 million, respectively. A summary of additional interest expense is as follows (in thousands):

Three Months Ended March 31, 2004
Additional interest expense:
Outstanding notes (a)	$4,303
New revolving credit facility (b)	164
Amortization of financing costs (c)	385
Elimination of amortization on deferred financing costs on obligations repaid	(63)
Elimination of CCS interest expense	(161)
Elimination of Curative interest expense	(439)

Total	$4,189

  (a)
  Pursuant to a 10.75% interest rate on the outstanding notes or the exchange notes after giving effect to a $90 million swap from a fixed to a floating rate at an assumed rate of 7.775%.

  (b)
  Assumes an interest rate of 4.7%.

  (c)
  Represents quarterly amortization expense on an estimated $10.2 million of deferred cost over an average life of 6.7 years.

(3)
To adjust tax expense to Curative's effective tax rate for the three months ended March 31, 2004 of 39.3%.

(4)
Calculated under the "as if" converted method.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
For the year ended December 31, 2003

	Curative Health Services, Inc. and Subsidiaries		Critical Care Systems, Inc.	Pro Forma Adjustments		Consolidated Pro Forma Income Statement
	(dollars in thousands)
Revenues:
Products	$185,843		$107,070	$—		$292,913
Services	28,898		—	—		28,898

Total revenues	214,741		107,070	—		321,811
Costs and operating expenses:
Cost of product sales	135,449		80,625	—		216,074
Cost of services	13,224		—	—		13,224
Selling, general and administrative	44,544		15,357	461	(1)	60,362

Total costs and operating expenses	193,217		95,982	461		289,660

Income from operations	21,524		11,088	(461)		32,151
Interest income	20		80	—		100
Interest expense	(2,300)		(927)	(16,937	)(2)	(20,164)
Other income (expense)	2,327		(37)	—		2,290

Income before income taxes	21,571		10,204	(17,398)		14,377
Income tax provision	8,496		3,981	(6,827	)(3)	5,650

Income from continuing operations	13,075		6,223	(10,571)		8,727
Loss from discontinued operations, net	—		(324)	—		(324)

Net income	$13,075		$5,899	$(10,571)		$8,403

Income from continuing operations per common share, basic	$1.04					$0.70

Income from continuing operations per common share, diluted	$0.96	(4)				$0.64	(4)

Net income per common share, basic	$1.04					$0.67

Net income per common share, diluted	$0.96	(4)				$0.62	(4)

Weighted average shares, basic	12,546					12,546

Weighted average shares, diluted	13,826			157		13,983

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

(1)
Represents the combination of (i) amortization expense of identifiable intangible assets of CCS of approximately $1.4 million related to approximately $18.2 million in finite lived identifiable intangible assets over their estimated average life of approximately thirteen years, (ii) approximately $1.8 million in cost savings related to the acquisition of CCS, (iii) the elimination of Curative's amortization of deferred financing fees and the write-off off deferred fees and (iv) approximately $1.6 million of additional compensation expense, including $1.2 million in retention incentive compensation accruals for Paul McConnell, associated with the acquisition of CCS.

(2)
Represents (i) the additional interest expense resulting from the financing agreements to fund the acquisition of CCS, (ii) the amortization of financing fees related to our new credit facilities and (iii) the elimination of CCS and Curative interest expense of approximately $0.9 million and $1.6 million, respectively. A summary of additional interest expense is as follows (in thousands):

Year Ended December 31, 2003
Additional interest expense:
Outstanding notes (a)	$17,210
New revolving credit facility (b)	673
Amortization of financing costs (c)	1,541
Elimination of CCS interest expense	(893)
Elimination of Curative interest expense	(1,594)

Total	$16,937

  (a)
  Pursuant to a 10.75% interest rate on the outstanding notes or the exchange notes after giving effect to a $90 million swap from a fixed to a floating rate at an assumed rate of 7.78%.

  (b)
  Assumes an interest rate of 4.8%.

  (c)
  Represents annual amortization expense on an estimated $10.2 million of deferred cost over an average life of 6.7 years.

(3)
To adjust tax expense to Curative's effective tax rate for 2003 of 39.3%.

(4)
Calculated under the "as if" converted method.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CURATIVE

        The following tables present the selected historical consolidated financial data of Curative as of the dates and for the periods indicated. The selected consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 and the selected consolidated balance sheet data as of December 31, 2003 and 2002 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected consolidated statement of operations data for the years ended December 31, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus and which have been audited by Ernst & Young LLP, independent registered public accounting firm.

        The unaudited selected consolidated statement of operations data for the three months ended March 31, 2004 and 2003 and the unaudited selected consolidated balance sheet data as of March 31, 2004 and 2003 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which in the opinion of management, contains all adjustments necessary for a fair presentation of the consolidated financial data. Operating results for these periods are not necessarily indicative of the results of operations for a full year.

        The selected information below should be read in conjunction with: "Unaudited pro forma consolidated financial data," "Management's discussion and analysis of financial condition and results of operations of Curative" and the audited and unaudited consolidated financial statements and notes thereto of Curative, included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CURATIVE

	Three months ended March 31		Fiscal years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
	(dollars in thousands)
Statement of operations data
Revenues:
Products	$59,085	$50,450	$185,843	$104,550	$36,776	$6,144	$11,678
Services	6,473	7,570	28,898	34,679	44,862	71,547	89,531

Total revenues	65,558	58,020	214,741	139,229	81,638	77,691	101,209
Costs and operating expenses:
Cost of product sales	46,824	37,387	135,449	74,405	29,779	7,270	9,545
Cost of services	2,927	3,478	13,224	14,892	25,887	43,803	50,400
Selling, general and administrative	10,018	11,058	44,544	26,401	51,466	29,441	26,273

Total costs and operating expenses	59,769	51,923	193,217	115,698	107,132	80,514	86,218

Income (loss) from operations	5,789	6,097	21,524	23,531	(25,494)	(2,823)	14,991
Interest income	6	2	20	70	816	2,609	2,037
Other income	—	—	2,327	1,907	—	—	—
Interest expense	(616)	(487)	(2,300)	(1,181)	—	—	—

Income (loss) before income taxes	5,179	5,612	21,571	24,327	(24,678)	(214)	17,028
Income tax provision (benefit)	2,046	2,217	8,496	9,682	(2,473)	(86)	6,566

Net income (loss)	$3,133	$3,395	$13,075	$14,645	$(22,205)	$(128)	$10,462

Other financial data
Cash flow provided by (used in) operating activities	$2,225	$6,108	$7,358	$11,977	$(1,289)	$17,898	$12,910
Cash flow provided by (used in) investing activities	1,310	(6,468)	(32,807)	(56,726)	(7,022)	2,140	11,377
Cash flow (used in) provided by financing activities	(3,101)	(285)	23,878	35,128	1,559	(17,237)	(32,294)
Capital expenditures	470	1,812	6,653	1,206	1,127	1,689	2,575
Ratio of earnings to fixed charges (1)	8.8x	10.5x	8.8x	16.9x	—	1.4x	25.7x
Deficiency of earnings to cover fixed charges (1)	—	—	—	—	24,298	—	—
Consolidated balance sheet data
Cash and cash equivalents	$1,506	$1,998	$1,072	$2,643	$12,264	$45,994	$47,022
Working capital	24,933	13,410	25,468	17,353	2,525	44,394	55,456
Total assets	232,897	196,350	233,938	186,886	76,439	75,166	87,910
Total debt	42,319	31,133	47,510	32,178	16,500	—	—
Stockholders' equity	148,184	124,549	143,720	120,901	36,004	55,570	71,600

(1)
These ratios have been calculated by dividing the sum of (i) income before income taxes, (ii) equity/loss in earnings of equity method investee and (iii) fixed charges (adjusted for capitalized interest), by fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CCS

        The following tables present the selected historical consolidated financial data of CCS as of the dates and for the periods indicated. The selected consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 and the selected consolidated balance sheet data as of December 31, 2003 and 2002 are derived from CCS's audited consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The selected consolidated statement of operations data for the years ended December 31, 2000 and 1999 and the selected consolidated balance sheet data as of December 31, 2001, 2000 and 1999 are derived from CCS's audited consolidated financial statements which are not included or incorporated by reference in this prospectus and which have been audited by KPMG LLP, independent auditors.

        The unaudited selected consolidated statement of operations data for the three months ended March 31, 2004 and 2003 and the unaudited selected consolidated balance sheet data as of March 31, 2004 and 2003 are derived from CCS's unaudited consolidated financial statements included elsewhere in this prospectus, which in the opinion of our management, contains all adjustments necessary for a fair presentation of the consolidated financial data. Operating results for these periods are not necessarily indicative of the results of operations for a full year.

        The selected information below should be read in conjunction with "Unaudited pro forma consolidated financial data," "Management's discussion and analysis of financial condition and results of operations of CCS" and the audited and unaudited consolidated financial statements and notes thereto of CCS, included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CCS

	Three months ended March 31		Fiscal years ended December 31
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands)
Statement of operations data
Revenue	$26,160	$24,814	$107,070	$77,676	$51,237	$34,757	$27,850
Cost of revenue	20,582	18,737	80,625	57,427	38,638	24,861	19,144

Gross profit	5,578	6,077	26,445	20,249	12,599	9,896	8,706
Selling, general, administrative and other expenses	4,433	3,744	15,357	11,673	10,615	5,108	4,517

Operating income	1,145	2,333	11,088	8,576	1,984	4,788	4,189

Interest expense, net	(139)	(223)	(847)	(1,169)	(1,503)	(88)	(116)
Other (expense) income	(16)	(5)	(37)	(38)	(1)	45	96

Total interest and other expense	(155)	(228)	(884)	(1,207)	(1,504)	(43)	(20)

Income from continuing operations before income taxes	990	2,105	10,204	7,369	480	4,745	4,169
Income taxes	417	854	3,981	3,039	770	1,085	1,772

Income (loss) from continuing operations	573	1,251	6,223	4,330	(290)	3,660	2,397
Loss from discontinued operations, net	(6)	(66)	(324)	(157)	(193)	—	—

Net income (loss)	$567	$1,185	$5,899	$4,173	$(483)	$3,660	$2,397

Other financial data
Cash flow provided by (used in) operating activities	$33	$1,187	$3,419	$3,689	$(5,165)	$2,056	$2,812
Cash flow used in investing activities	(528)	(320)	(2,334)	(872)	(937)	(532)	(1,549)
Cash flow provided by (used in) financing activities	735	(778)	(2,099)	(4,948)	5,654	1,467	(86)
Capital expenditures, net	528	(320)	2,334	872	937	532	645
Ratio of earnings to fixed charges (1)	3.9x	6.6x	7.6x	5.3x	1.2x	10.8x	14.5x
Balance sheet data (at period end)
Cash and cash equivalents	$1,257	$2,120	$1,017	$2,031	$4,163	$4,610	$1,224
Working capital	18,454	14,731	17,322	14,554	15,124	10,537	4,843
Total assets	38,065	32,586	36,608	31,698	28,801	21,200	10,547
Total debt and redeemable preferred stock	37,960	35,856	36,684	36,127	39,227	31,710	975
Stockholders' (deficit) equity	(11,895)	(15,307)	(11,956)	(16,066)	(18,695)	(2,650)	5,129

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CURATIVE

OVERVIEW

        Curative Health Services, Inc., through its two business units, Specialty Infusion and Wound Care Management, seeks to deliver high-quality care and clinical results that result in high patient satisfaction for patients experiencing serious or chronic medical conditions.

        Curative's Specialty Infusion business unit provides biopharmaceutical and compounded pharmaceutical products to patients with chronic and critical disease states and related clinical services to assist these patients with their intensive disease management needs. The Company purchases various biopharmaceutical and other pharmaceutical products from suppliers and then contracts with insurance companies and other payors, as well as retail pharmacies, to provide direct-to-patient distribution of these products. In addition to distribution, the Company also provides other support services, including education, reimbursement and provision or coordination of injection or infusion services, related to these biopharmaceutical and other pharmaceutical products. The products distributed and the injection or infusion therapies offered by the Company are used by patients with chronic or severe conditions such as hemophilia, immune system disorders, chronic or severe infections, gastrointestinal illnesses that prohibit oral digestion and other severe conditions requiring nutritional support, respiratory syncytial virus, cancer, rheumatoid arthritis, hepatitis C, multiple sclerosis or growth hormone deficiency. Examples of biopharmaceuticals products used by the Company's patients include hemophilia clotting factor, intravenous immune globulins (or "IVIG"), MedImmune, Inc.'s Synagis® and Centocor, Inc.'s Remicade®. Examples of other pharmaceutical products used by the Company's patients include compounded pharmaceuticals such as total parenteral nutrition products and anti-infectives. As of March 31, 2004, the Company had 218 payor contracts and 23 retail pharmacy contracts and provided services or products in at least 40 states. The Specialty Infusion business unit provides services directly to patients and caregivers and delivers its products via overnight mail or courier and through its retail pharmacies.

        The period-to-period comparability of the Company's financial statements is affected by its acquisition activity. The Company entered the specialty pharmacy business with its acquisition of eBioCare.com, Inc. ("eBioCare") in March 2001, which was its first acquisition of a specialty pharmacy services business. The Company completed ten specialty pharmacy acquisitions (including the acquisition of eBioCare) prior to its acquisition of CCS.

        Curative's Wound Care Management business unit is a leading disease management company specializing in chronic wound care management. The Wound Care Management business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds. The Company's Wound Management Program consists of diagnostic and therapeutic treatment procedures that are designed to meet each patient's specific wound care needs on a cost-effective basis. The Company's treatment procedures are designed to achieve positive results for wound healing based on significant experience in the field. The Company maintains a proprietary database of patient results that it has collected since 1988 containing over 450,000 patient cases. The Company's treatment procedures, which are based on extensive patient data, have allowed the Company to achieve an overall rate of healing of approximately 85% for patients completing therapy. As of March 31, 2004, the Wound Care Center® network consisted of 92 outpatient clinics located on or near campuses of acute care hospitals in 30 states. Wound Care Management currently operates two types of Wound Care Center® programs with hospitals: a management model and an "under arrangement" model.

        In the management model, Wound Care Management provides management and support services for a chronic wound care facility owned or leased by the hospital and staffed by employees of the hospital, and generally receives a fixed monthly management fee or a combination of a fixed monthly management fee and a variable case management fee. In the "under arrangement" model, Wound Care Management provides management and support services, as well as the clinical and administrative staff, for a chronic wound care facility owned or leased by the hospital, and generally receives fees based on the services provided to each patient. In both models, physicians remain independent. Wound Care Management offers assistance in recruiting and provides training in wound care to the physicians and staff associated with the Wound Care Center® programs.

HOLDING COMPANY REORGANIZATION

        Our predecessor was incorporated in the State of Minnesota in 1984 under the name Curatech, Inc. It changed its name to Curative Technologies, Inc. in March 1990 and to Curative Health Services, Inc. in June 1996. In August 2003, our predecessor effected a holding company reorganization in which we became the holding company of our current subsidiaries and assumed the name Curative Health Services, Inc. In the holding company reorganization, each share of our predecessor's outstanding common stock was deemed to have been exchanged for one share of the Company's common stock. Pursuant to Section 302A.626 (subd. 7) of the Minnesota Business Corporation Act, the Company's articles of incorporation, bylaws and the Company's authorized capital stock (including the designations, rights, powers and preferences of such capital stock and the qualifications, limitations and restrictions thereof) are all consistent with those of our predecessor as it existed prior to the reorganization. In addition, the Company's directors and executive officers were the same individuals who were directors and executive officers, respectively, of our predecessor prior to the reorganization. The terms "Curative" and the "Company" as used in this prospectus refer, for periods prior to the reorganization, to our predecessor, and, for periods after the reorganization, to us.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        This section discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, bad debts, inventories, income taxes and intangibles. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

        Revenue recognition. Specialty Infusion revenues are recognized, net of any contractual allowances, when the product is shipped to a patient, retail pharmacy or a physician's office, or when the service is provided. Wound Care Management's revenues are recognized after the management services are rendered and are billed monthly in arrears.

        Trade receivables.    Considerable judgment is required in assessing the ultimate realization of receivables, including the current financial condition of the customer, age of the receivable and the relationship with the customer. The Company estimates its allowances for doubtful accounts using these factors. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filings), a specific reserve for bad debts is recorded against amounts due to reduce the receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company has reserves for bad debt based upon the total accounts receivable balance. At March 31, 2004 the Company's reserve for accounts receivable was approximately 7% of total receivables.

        Inventories.    Inventories are carried at the lower of cost or market on a first in, first out basis. Inventories consist of high cost biopharmaceutical and pharmaceutical products that, in many cases, require refrigeration or other special handling. As a result, inventories are subject to spoilage or shrinkage. On a quarterly basis, the Company performs a physical inventory and determines whether any shrinkage or spoilage adjustments are needed. Although the Company believes its inventories balances at March 31, 2004 are reasonably accurate, there can be no assurances that spoilage or shrinkage adjustments will not be needed in the future. The recording of any such reserve may have a negative impact on the Company's operating results.

        Deferred taxes.    The Company had approximately $3.0 million in net deferred tax assets at March 31, 2004 to record against future taxable income and approximately $2.3 million in deferred tax liabilities. The Company does not have a valuation allowance against its assets as it believes it is more likely than not that the tax assets will be realized. The Company has considered future income expectations and prudent tax strategies in assessing the need for a valuation allowance. In the event the Company determines in the future that it needs to record a valuation allowance, an adjustment to deferred tax assets would be charged against income in the period of determination.

        Goodwill and intangibles.    Goodwill represents the excess of purchase price over the fair value of net assets acquired. Intangibles consist of the separately identifiable intangibles, such as pharmacy and customer relationships and covenants not to compete. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which requires goodwill and intangible assets with indefinite lives no longer be amortized but rather be reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.

        In assessing the recoverability of the Company's goodwill and intangibles, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or assumptions change in the future, the Company may need to record an impairment charge for these assets. An impairment charge would reduce operating income in the period it was determined that the charge was needed.

RECENTLY ISSUED ACCOUNTING STANDARDS

        In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities initiated after December 31, 2002. SFAS No. 146 establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities and requires that such liabilities be recognized when incurred. The Company adopted SFAS No. 146 effective January 1, 2003. See Note H of Notes to Consolidated Financial Statements. The adoption of this standard did not have a material effect on the Company's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this standard did not have a material effect on the Company's consolidated financial statements.

KEY PERFORMANCE INDICATORS

        The following provides a summary of some of the key performance indicators that may be used to assess the Company's results of operations. These comparisons are not necessarily indicative of future results (dollars in thousands).

	For the three months ended March 31,
	2004	2003	$ change	% change
Specialty Infusion revenues	$59,085	$50,450	$8,635	17%
Wound Care Management revenues	6,473	7,570	(1,097)	(14)%

Total revenues	$65,558	$58,020	$7,538	13%
Specialty Infusion revenues to total	90%	87%
Wound Care Management revenues to total	10%	13%

Total	100%	100%
Specialty Infusion gross margin	$12,261	$13,063	$(802)	(6)%
Wound Care Management gross margin	3,546	4,092	(546)	(13)%

Total gross margin	$15,807	$17,155	$(1,348)	(8)%
Specialty Infusion gross margin %	21%	26%
Wound Care Management gross margin %	55%	54%
Total gross margin %	24%	30%
Specialty Infusion—SG&A	$3,712	$5,843	$(2,131)	(36)%
Wound Care Management—SG&A	1,036	2,120	(1,084)	(51)%
Corporate—SG&A	5,270	3,095	2,175	70%

Total SG&A	$10,018	$11,058	$(1,040)	(9)%
Operating margin	$5,789	$6,097	$(308)	(5)%
Operating margin %	9%	11%
	For the fiscal year ended December 31,
	2003	2002	$ change	% change	2002	2001	$ change	% change
Specialty Infusion revenues	$185,843	$104,550	$81,293	78%	$104,550	$35,104	$69,446	198%
Wound Care Management revenues	28,898	34,679	(5,781)	(17)%	34,679	46,534	(11,855)	(25)%

Total revenues	$214,741	$139,229	$75,512	54%	$139,229	$81,638	$57,591	71%
Specialty Infusion revenues to total	87%	75%			75%	43%
Wound Care Management revenues to total	13%	25%			25%	57%

Total	100%	100%			100%	100%
Specialty Infusion gross margin	$50,394	$30,145	$20,249	67%	$30,145	$5,325	$24,820	466%
Wound Care Management gross margin	15,674	19,787	(4,113)	(21)%	19,787	20,647	860	(4)%

Total gross margin	$66,068	$49,932	$16,136	32%	$49,932	$25,972	$23,960	92%
Specialty Infusion gross margin %	27%	29%			29%	15%
Wound Care Management gross margin %	54%	57%			57%	44%
Total gross margin %	31%	36%			36%	32%
Specialty Infusion—SG&A	$19,280	$8,801	$10,479	119%	$8,801	$4,935	$3,866	78%
Wound Care Management—SG&A	4,641	5,054	(413)	(8)%	5,054	7,348	(2,294)	(31)%
Corporate—SG&A	20,623	12,546	8,077	64%	12,546	39,183	(26,637)	(68)%

Total SG&A	$44,544	$26,401	$18,143	69%	$26,401	$51,466	$(25,065)	(49)%
Operating margin	$21,524	$23,531	$(2,007)	(9)%	$23,531	$(25,494)	$49,025	(192)%
Operating margin %	10%	17%			17%	(31)%

RESULTS OF OPERATIONS

First quarter 2004 vs. first quarter 2003

        Revenues.    The Company's revenues for the first quarter of 2004 increased 13% to $65.6 million compared to $58 million for the first quarter of the prior fiscal year. The increase in revenues was the result of the specialty pharmacy acquisitions the Company completed in 2003, as well as internal growth in Synagis® revenues, offset by a reduction in service revenues in the Wound Care Management business unit.

        Product revenues, attributed entirely to the Specialty Infusion business unit, increased $8.6 million, or 17%, to $59.1 million in the first quarter of 2004 from $50.5 million in the first quarter of 2003. The increase in revenues for the first three months of 2004 compared to the same period in 2003 was primarily attributable to the specialty pharmacy acquisitions completed in 2003 and organic growth of approximately 12.1% in IVIG, infusables and injectables and 9.7% growth in pro forma Synagis® revenues, offset by a 1.2% decline in hemophilia revenues. Product revenues for the first quarter of 2004 and 2003 included the following:

	Three months ended March 31,
	2004		2003
	In millions	% of Specialty Infusion Revenues	In millions	% of Specialty Infusion Revenues
Hemophilia	$27.7	47%	$28.6	57%
IVIG, infusables and injectables (1)	4.8	8%	4.0	8%
Synagis®	23.0	39%	16.8	33%
Oncology	1.6	3%	—	—%
Other (2)	2.0	3%	1.1	2%

Total Specialty Infusion revenues	$59.1	100%	$50.5	100%

(1)
Includes IVIG, Remicade® and growth hormone products

(2)
Other includes, but is not limited to, products such as oral medications, Avonex®, Rebetron®, Betaseron®, Rebif® and Enbrel®

        As respiratory syncytial virus occurs primarily during the winter months, the major portion of the Company's Synagis® sales will be recorded in the first and fourth quarters of the calendar year which may result in significant fluctuations in the Company's quarterly operating results.

        Service revenues, attributed entirely to the Wound Care Management business unit, decreased 14% to $6.5 million in the first quarter of 2004 from $7.6 million in the first quarter of 2003. The service revenues decrease of $1.1 million for the first quarter 2004 was attributed to contract renegotiations resulting in lower average revenues per program and the conversion over the last 12 months of 4 under arrangement programs to management service programs where revenues are lower. For the first quarter of 2004, the Company signed six new wound care management contracts and no contracts were terminated. The continued termination, non-renewal or renegotiations of a material number of management contracts or the inability to sign new contracts could result in a continued decline in the Company's Wound Care Management business unit revenue.

        Cost of Product Sales.    Cost of product sales, attributed entirely to the Specialty Infusion business unit, increased 25% to $46.8 million in the first quarter 2004 from $37.4 million in the first quarter of 2003. The increase of $9.4 million for the first quarter of 2004 was attributed to the internal growth of Synagis® revenues and the inclusion of product revenues from the specialty pharmacy acquisitions completed in 2003. As a percentage of product sales, cost of product sales for the first quarter of 2004 was 79% compared to 74% for the same period in 2003, primarily the result of a higher percentage of

Synagis® revenues in 2004 which typically carry a lower gross margin than the Company's other products.

        Cost of Services.    Cost of services, attributed entirely to the Wound Care Management business unit, decreased 16% to $2.9 million in the first quarter of 2004 from $3.5 million in the first quarter of 2003. The decrease of $0.6 million for the first quarter compared to the same period in 2003 was attributed to the conversion over the last 12 months of 4 under arrangement programs to management service programs where expenses are lower. As a percentage of service revenues, cost of services for the first quarter of 2004 was 45% compared to 46% for the same period in 2003.

        Selling, General and Administrative.    Selling, general and administrative expenses decreased $1 million, or 9%, to $10 million for the first quarter of 2004 from $11.1 million for the same period in 2003. For the first quarter of 2004, selling, general and administrative expenses consisted of $3.7 million related to the Specialty Infusion business, $1 million related to the Wound Care Management business and $5.3 million related to corporate services, including $0.2 million in charges related to litigation costs of Prescription City and integration costs of the CCS acquisition. The decrease of $1 million was due to the inclusion of $0.2 million in charges in the first three months of 2004 compared to $2.7 million in charges for the same period of 2003, offset by increases due to acquisitions completed in 2003 and growth in corporate departments to support the acquisitions. The charges incurred in 2003 were related to costs of the Company's consolidation of its pharmacy operations and severances related to executive departures. As a percentage of revenues, selling, general and administrative expenses were 15% in the first quarter of 2004 compared to 19% percent for same period in 2003.

        Net Income.    Net income was $3.1 million, or $.23 per diluted share, in the first quarter of 2004 compared to $3.4 million, or $.25 per diluted share, in the first quarter of 2003.

Fiscal year 2003 vs. fiscal year 2002

        Revenues.    The Company's revenues increased $75.5 million, or 54%, to $214.7 million for the fiscal year ended December 31, 2003 compared to $139.2 million for the fiscal year ended December 31, 2002. The increase in revenues was the result of the specialty pharmacy acquisitions the Company completed in 2003 and 2002 and organic growth in certain products, offset by a reduction in service revenues in the Wound Care Management business unit.

        Product revenues, attributed entirely to the Specialty Infusion business unit, increased $81.3 million, or 78%, to $185.8 million in 2003 from $104.6 million in 2002. The increase in product revenues was primarily attributed to the inclusion of the specialty pharmacy acquisitions completed in 2003 and 2002 and organic growth of 13.5% in hemophilia patient revenues, 17.5% in IVIG and infusible revenues and a 16.6% increase in fourth quarter 2003 Synagis® revenues, as compared to the fourth quarter of 2002.

        Product revenues for the years ended December 31 included the following:

	2003		2002
	In millions	% of Specialty Pharmacy revenues	In millions	% of Specialty Pharmacy revenues
Hemophilia	$115.3	62%	$83.2	80%
IVIG injectables, infusables (1)	19.3	10%	8.3	8%
Synagis®	37.1	20%	7.6	7%
Oncology (2)	7.5	4%	—	—%
Other (3)	6.6	4%	5.5	5%

Total Pharmacy revenues	$185.8	100%	$104.6	100%

(1)
Includes IVIG, Remicade® and growth hormone products

(2)
The Company entered the Oncology market in 2003

(3)
Other includes, but is not limited to, products such as oral medications, Avonex®, Rebetron®, Betaseron®, Rebif® and Enbrel®

        The decrease in hemophilia sales as a percentage of Specialty Infusion business unit revenues was due to the Company adding product lines through acquisitions and organic growth in existing products.

        As respiratory syncytial virus occurs primarily during the winter months, the major portion of the Company's Synagis® sales may be higher during the first and fourth quarters of the calendar year which may result in significant fluctuations in the Company's quarterly operating results.

        Service revenues, attributed entirely to the Wound Care Management business unit, decreased 17% to $28.9 million in 2003 from $34.7 million in 2002. The service revenues decrease of $5.8 million was attributed to contract terminations, contract renegotiations resulting in lower revenues and the conversion of three under arrangement programs to management service programs where revenues and expenses are lower. Additionally, in 2003, the Company operated an average of 87 programs as compared to an average of 96 programs operating in 2002. For the fiscal year ended 2003, the Company signed 13 new contracts and had 11 contracts terminated. The improvement in the total number of contracts signed in 2003 versus contracts terminated was the result of a more favorable climate for outsourcing within the hospital market as well as improved financial stability of hospitals generally. Program terminations by client hospitals have been effected for such reasons as reduced reimbursement, financial restructuring, layoffs, bankruptcies, hospital closings or a hospital's decision to maintain a wound care program without external management. The continued termination, non-renewal or renegotiation of a material number of management contracts could result in a continued decline in the Wound Care Management business unit's revenue. The Wound Care Management business unit has a number of initiatives to counter the decline in revenue, although there can be no assurance that the initiatives will be successful. These initiatives include new product offerings such as inpatient wound care programs at acute care hospitals focusing on pressure sores, and wound outreach programs whereby nurse practitioners or physicians from affiliated Wound Care Centers® programs provide related services to long-term care facilities in surrounding areas. All of these programs are currently being offered to hospitals.

        Cost of product sales.    Cost of product sales, attributed entirely to the Specialty Infusion business unit, increased $61.0 million, or 82%, to $135.4 million in 2003 from $74.4 million in 2002. The increase was attributed to the internal growth of hemophilia patient revenues and the inclusion of the specialty pharmacy acquisitions completed in 2003 and 2002. As a percentage of product sales, cost of product sales in 2003 was 73% compared to 71% in 2002. The increase in cost of product sales as a percentage of revenue is the result of different product revenue mix in 2003.

        Cost of services.    Cost of services, attributed entirely to the Wound Care Management business unit, decreased $1.7 million, or 11%, to $13.2 million in 2003 from $14.9 million in 2002. The decrease was attributed to the operation of an average of 87 programs in 2003 as compared to an average of 96 programs operating in 2002. As a percentage of service revenues, cost of services in 2003 was 46% compared to 43% in 2002.

        Gross margin.    Gross margin increased $16.1 million, or 32%, to $66.1 million in 2003 from $49.9 million in 2002. Specialty Infusion gross margin improved to $50.4 million in 2003 from $30.1 million in 2002, an increase of $20.2 million, or 67%. The increase in gross margin was attributed to the internal growth of hemophilia patient revenues and the inclusion of the specialty pharmacy acquisitions completed in 2003 and 2002. As a percentage of revenues, Specialty Infusion business unit gross margin was 27% in 2003 as compared to 29% in 2002. The decrease in gross margin as a percentage of sales was the result of a higher mix of lower margin product revenues in 2003 as compared to 2002. Wound Care Management gross margin decreased to $15.7 million in 2003 from $19.8 million in 2002, or 21%. The decrease was attributed to contract terminations, contract renegotiations and the operation of an average of 87 programs in 2003 as compared to an average of 96 programs in 2002. As a percentage of sales, Wound Care Management gross margin was 54% in 2003 as compared to 57% in 2002. The decrease was attributed to contract renegotiations and the conversion of three under arrangement contracts to management services contracts.

        Selling, general and administrative.    Selling, general and administrative expenses increased $18.1 million, or 69%, to $44.5 million in 2003 from $26.4 million in 2002 and consisted of $19.3 million related to the Specialty Infusion business (including $1.6 million in charges), $4.6 million related to the Wound Care Management business and $20.4 million related to corporate services (including $5.1 million in charges). The total 2003 charges of $6.7 million included the following:

Charge	In millions	Quarter recorded
Consolidation of pharmacy operations in California	$1.6	First
Settlement of executive departures in March 2002	1.1	First
Early termination cost of previous credit line	.6	Second
Legal and other costs associated with corporate legal structure reorganization	.2	Second
Convertible note offering not completed	.7	Third
Severance costs related to the termination of certain executives	.5	Third
Acquisition not completed	.3	Third
Additional costs related to corporate legal structure reorganization	.3	Third
Acquisition not completed	1.1	Fourth
Write-off of equipment	.3	Fourth

Total charges	$6.7

        The increase of $18.1 million was primarily due to an increase of $8.0 million of Specialty Infusion business unit expenses attributed to the specialty pharmacy acquisitions completed in 2003 and 2002 and costs related to the 2003 non-hemophilia sales force hires and new business development efforts, increased costs of $3.0 million related to additional corporate staff to support these acquisitions, $.4 million attributed to the Wound Care Management business and the $6.7 million in charges. As a percentage of revenues, selling, general and administrative expenses were 21% in 2003 compared to 19% in 2002. Excluding the $6.7 million in charges, selling, general and administrative expenses increased $11.4 million, or 43%, and accounted for 18% of revenues.

        Interest income (expense).    Net interest in 2003 was $2.3 million as compared to $1.1 million in 2002. The increase in interest expense was the result of the increased borrowings and uses of notes payable and debt to partially fund the specialty pharmacy acquisitions (see Note D of Notes to Consolidated Financial Statements).

        Other income.    Other income for 2003 was $2.3 million as compared to $1.9 million in 2002 and represents the Company's sale of its interest in Accordant Health Services, Inc. ("Accordant") (see Note C of Notes to Consolidated Financial Statements).

        Net income.    Net income was $13.1 million, or $.96 per diluted share (calculated under the "as if" converted method; see Note O of Notes to Consolidated Financial Statements), in 2003 compared to net income of $14.6 million, or $1.20 per diluted share, in 2002. The decrease of $1.6 million, or 11%, was primarily due to the 2003 charges of $6.7 million, the costs related to hiring a sales force for the Specialty Infusion business unit, increased investment in information technology systems and corporate hires to support acquisition growth. Excluding these charges, net income would have increased by approximately $5.1 million, primarily attributable to the inclusion of the specialty pharmacy acquisitions completed in 2002 and included for a full year in 2003 versus a partial year in 2002 and the acquisitions completed in 2003.

Fiscal year 2002 vs. fiscal year 2001

        Revenues.    The Company's revenues increased $57.6 million, or 71%, to $139.2 million for the fiscal year ended December 31, 2002 compared to $81.6 million for the fiscal year ended December 31, 2001.

        Product revenues, attributed entirely to the Specialty Infusion business unit, increased $67.8 million, or 184%, to $104.6 million in 2002 from $36.8 million in 2001. The increase in product revenues was primarily attributed to the growth of hemophilia patient revenues, the inclusion of eBioCare for 12 months in 2002 versus nine months in 2001, and the inclusion of the specialty pharmacy acquisitions done or completed in 2002, offset by a reduction in Procuren® revenues of $1.7 million as the result of the Company no longer offering Procuren® and a reduction of $11.3 million in Specialty Infusion unprofitable injectable product sales. In 2002, product revenues included $83.2 million of hemophilia related products and $21.4 million of other injectable products.

        Service revenues, attributed entirely to the Wound Care Management business unit, decreased 23% to $34.7 million in 2002 from $44.9 million in 2001. The service revenues decrease of $10.2 million was attributed to the operation of an average of 96 Wound Care Center® programs in 2002 as compared to an average of 114 in 2001 as the result of contract terminations and renegotiations of existing contracts to lower fee structures. Program terminations by client hospitals have been affected for such reasons as reduced reimbursement, financial restructuring, layoffs, bankruptcies, hospital closings or a hospital's decision to maintain a wound care program without external management. The termination, non-renewal or renegotiation of a material number of management contracts could result in a continued decline in the Wound Care Management business unit's revenue. The Wound Care Management business unit has and expects that it will continue to modify its management contracts with many of its hospital customers which could result in reduced revenue to the Company or even contract terminations. The Wound Care Management business unit has a number of initiatives to counter the decline in revenue, although there can be no assurance that the initiatives will be successful. These initiatives include new product offerings such as inpatient wound care programs at acute care hospitals focusing on pressure sores, and wound outreach programs whereby nurse practitioners or physicians from affiliated Wound Care Centers® programs provide related services to long-term care facilities in surrounding areas. All of these programs are currently being offered to hospitals.

        Cost of product sales.    Cost of product sales, attributed entirely to the Specialty Infusion business unit, increased $44.6 million, or 150%, to $74.4 million in 2002 from $29.8 million in 2001. The increase was attributed to the growth of hemophilia patient revenues, the specialty pharmacy acquisitions in 2002, and the inclusion of 12 months of costs related to eBioCare in 2002 versus nine months in 2001, offset by the reduction in Procuren® related costs of $1.9 million as the result of the elimination of Procuren® sales, and a reduction in sales of Specialty Infusion unprofitable injectable products. As a percentage of product sales, cost of product sales in 2002 was 71% compared to 81% in 2001. This improvement was attributed to a higher mix of hemophilia and IVIG related product sales in the Specialty Infusion business unit and the elimination of Procuren® sales.

        Cost of services.    Cost of services, attributed entirely to the Wound Care Management business unit, decreased $11.0 million, or 42%, to $14.9 million in 2002 from $25.9 million in 2001. The decrease was attributed to reduced staffing and operating expenses of approximately $3.6 million related to the operation of an average of 96 programs in 2002 as compared to an average of 114 programs operating in 2001. Additionally, there were eight fewer under-arrangement programs in operation at the end of fiscal year 2002 as compared to fiscal year 2001, at which the services component of costs is higher than at the Company's other centers due to the additional clinical staffing and expenses that these models require. In 2002, the reduction in the number of under-arrangement programs accounted for approximately $3.1 million of the decrease in cost of services. As a percentage of service revenues, cost of services in 2002 was 43% compared to 58% in 2001. This improvement was primarily attributed to contract renegotiations and the reorganization done by the Company in the fourth quarter of 2001.

        Selling, general and administrative.    Selling, general and administrative expenses decreased $25.1 million, or 49%, to $26.4 million in 2002 from $51.5 million in 2001. Selling, general and administrative expenses in 2001 included costs of $17.0 million for the US Department of Justice ("DOJ") settlement, $6.5 million for settlement of the shareholder lawsuit previously disclosed, $4.1 million for a reorganization of the Company's business and $1.7 million in goodwill amortization not required in 2002 (see Note A of Notes to Consolidated Financial Statements). Excluding these charges, selling, general and administrative expenses increased $2.5 million due to an increase of $3.4 million in Specialty Infusion business expenses attributed to the 2002 acquisitions and increased costs related to additional corporate staff, offset by a decrease in expenses related to Wound Care Management of $2.3 million. As a percentage of revenues, selling, general and administrative expenses were 19% in 2002 compared to 63% in 2001. The improvement was due to the increased revenue base and lower Wound Care Management expenses in 2002 and the elimination of the DOJ and shareholder lawsuit settlement costs, reorganization charges and goodwill amortization.

        Interest income (expense).    Interest income in 2002 was $.07 million as compared to $.8 million in 2001. The decline in interest income was the result of the Company utilizing its available cash for its acquisition strategy. Interest expense was $1.2 million in 2002 as compared to zero in 2001. The increase in interest expense was the result of the amounts payable to the DOJ and increased borrowings and uses of notes payable to partially fund the specialty pharmacy acquisitions (see Note D of Notes to Consolidated Financial Statements).

        Other income.    Other income for 2002 included $1.9 million related to the Company's sale of its interest in Accordant (see Note C of Notes to Consolidated Financial Statements).

        Net income.    Net income was $14.6 million, or $1.20 per diluted share, in 2002 compared to a net loss of $22.2 million, or $(3.09) per diluted share, in 2001. The 2001 loss included expenses of $17.0 million for the DOJ settlement, $6.5 million for settlement of the shareholder lawsuit, $4.1 million for a reorganization of the Company's business units and $1.7 million in goodwill amortization not required in 2002 (see Note A of Notes to Consolidated Financial Statements). Excluding these costs, the increase in earnings of $7.5 million in 2002 was primarily attributed to the inclusion of the 2002 results related to the specialty pharmacy acquisitions, the elimination of Procuren® product sales and a reduction of Wound Care Management's selling, general and administrative costs.

LIQUIDITY AND CAPITAL RESOURCES

        Working capital was $24.9 million at March 31, 2004 compared to $25.5 million at December 31, 2003 and $17.4 million at December 31, 2002. Total cash and cash equivalents at December 31, 2003 and March 31, 2004 were $1.1 million and $1.5 million, respectively. The ratio of current assets to current liabilities was 1.5 to 1 at March 31, 2004 and December 31, 2003 and 1.4 to 1 at December 31, 2002.

        Cash flows provided by operating activities for the three months ended March 31, 2004 totaled $2.2 million, primarily attributable to the $3.1 million in net income, $0.9 million in depreciation and amortization and a decrease of $1.6 million in inventories, offset by an increase of $2.9 million in accounts receivable, net, and a decrease of approximately $0.9 million in accounts payable and accrued expenses. Cash flows provided by operating activities for the year ending December 31, 2003 totaled approximately $7.4 million, primarily attributable to the $13.1 million in net income, $2.8 million in depreciation and amortization, a decrease of $3.3 million in other operating assets, net, and an increase of $3.5 million in accounts payable and accrued expenses, offset by the $2.3 million gain from the Company's 2002 sale of its equity investment in Accordant and an increase of $16.9 million in accounts receivable, net. The increase in accounts receivable is the result of an increase in the Company's revenues and an increase in days sales outstanding to 78 days at December 31, 2003 from 62 days at December 31, 2002.

        In the first quarter of 2004, cash flows provided by investing activities totaled $1.3 million, attributable to proceeds of approximately $2.3 million from Accordant Health Services, offset by $0.5 million cash used in acquisitions and $0.5 million used in fixed asset purchases. Cash flows used in investing activities for the year ended December 31, 2003 totaled $32.8 million, attributed to $6.6 million used in fixed asset purchases and $27.7 million used in the acquisitions which was offset by $1.5 million in proceeds received from accounts receivable, indemnification and other claims related to the purchases of eBioCare and Apex Therapeutic Care, Inc. ("Apex"), transactions which were recorded as purchase price adjustments in the first quarter of 2003.

        In the first quarter of 2004, cash flows used in financing activities totaled $3.1 million attributable to $3.3 million used in repayments of debt obligations offset by approximately $0.2 million in proceeds from the exercise of stock options. Cash flows provided by financing activities for the year ended December 31, 2003 totaled $23.9 million, attributed to proceeds of $34.0 million in borrowings from the Company's credit facilities, $4.0 million in proceeds from the exercise of stock options and $.8 million in proceeds from repayment of notes receivable—stockholders, offset by $1.5 million of cash used for the repurchase of stock used in the purchase of Hemophilia Access, Inc. ("HAI") and $13.4 million used in repayments of debt obligations.

        During the first three months of 2004, the Company experienced a net increase in accounts receivable of $3 million attributed to the specialty pharmacy acquisitions, growth in specialty pharmacy revenues and an increase in accounts receivable days outstanding. Days sales outstanding were 84 days at March 31, 2004, as compared to 78 days at December 31, 2003. At March 31, 2004, days sales outstanding for the Specialty Infusion business unit was 84 days and for the Wound Care Management business unit, days sales outstanding was 72 days. During 2003, the Company experienced a net increase in accounts receivable of $18.8 million, attributed to the specialty pharmacy acquisitions, growth in revenues from the Speciality Infusion business unit and an increase in accounts receivable days sales outstanding. Days sales outstanding were 78 days at December 31, 2003, as compared to 62 days at December 31, 2002. At December 31, 2003, days sales outstanding for the Specialty Infusion business unit was 79 days and for the Wound Care Management business unit, days sales outstanding was 70 days. The Company's increase in days sales outstanding was primarily attributed to an increase of approximately 27 days in receivables from the State of California's Medicaid program, Medi-Cal, at December 31, 2003 as compared to December 31, 2002. As a percentage of total, the Company's accounts receivable from Medi-Cal was 29.4% and 30.9%, respectively, at December 31, 2003 and 2002.

        At March 31, 2004 and at December 31, 2003, the Company's current portion of long-term liabilities of $7.9 million included $4.0 million representing the current portion of the Company's borrowings from its commercial lender, $2.0 million representing the current portion of the DOJ obligation, $.9 million representing the current portion of a convertible note payable used in connection with the purchase of Apex in February 2002, and a $1.0 million note payable used in connection with the purchase of certain assets of Prescription City, Inc. ("Prescription City") in June 2003.

        At March 31, 2004, the Company's long-term liabilities of $34.4 million included $1.5 million related to the DOJ obligation, a $1.9 million promissory note representing the long-term portion of the convertible note used in the purchase of Apex, $3 million in a convertible note payable related to the purchase of Home Care of New York, Inc. in October 2002 and $28 million in borrowed funds from the Company's commercial lender.

        The Company's current portion of long-term liabilities and long-term liabilities decreased $5.2 million to $42.3 million at March 31, 2004 compared to $47.5 million at December 31, 2003. The 11% decrease is due to the conversion of $1.2 million related to the Infinity Infusion Care, Ltd. note, principal payments and a lower revolver balance.

        At December 31, 2003, the Company's long-term liabilities included long-term obligations of $39.6 million and consisted of $2.0 million representing the long-term portion of the DOJ obligation, $2.2 million representing the long-term portion of the convertible note payable related to the purchase of Apex, $1.2 million in convertible notes payable related to the purchase of Infinity Infusion Care, Ltd. ("Infinity") in June 2002, $3.0 million in a convertible note payable related to the purchase of Home Care of New York, Inc. ("Home Care") in October 2002 and $31.2 million in borrowed funds from the Company's commercial lender.

        The Company's longer term cash requirements include working capital for the expansion of its Specialty Infusion and Wound Care Management businesses, acquisitions and the repayment of debt obligations. Other cash requirements are anticipated for capital expenditures in the normal course of business, including the acquisition of software, computers and equipment related to the Company's information management systems.

        As of March 31, 2004, the Company had a $3.5 million obligation, payable over approximately two years, to the DOJ related to the settlement of its litigation previously disclosed, as well as bank debt and convertible and promissory notes totaling $38.8 million payable over various periods through 2007. In April 2004, the Company completed the acquisition of Critical Care Systems, Inc. for a total consideration of approximately $150 million in cash. The purchase price was paid with the proceeds from an offering of $185 million aggregate principal amount of 10.75% senior notes due 2011 offered in a private placement to eligible purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Concurrent with the transaction closing, the Company also completed the refinancing of its existing credit facility with GE Healthcare Financial Services, a unit of GE Commercial Finance, as agent and lender to a $40 million senior secured revolving credit facility to support permitted acquisitions, and future working capital and general corporate needs. Upon completion of the CCS acquisition, the Company had approximately $24.5 million of availability under its revolving credit facility. The Company expects that, based on its current business plan, its expected operating cash flow and existing credit facilities will be sufficient to meet working capital needs and a minimal number of acquisitions. Any acquisitions of substantial size will require the Company to either increase its credit facilities, issue equity or offer some combination of both debt and equity.

CONTRACTUAL OBLIGATIONS

        The following table details total future payments under these obligations at December 31, 2003 (in thousands):

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt:
Term loan (a)	$24,000	$4,000	$8,000	$12,000	$—
Revolving loan (b)	11,253	—	—	11,253	—
DOJ obligation	4,040	2,040	2,000	—	—
Convertible and promissory notes payable	8,217	1,871	4,742	1,604	—
Operating leases	6,409	2,119	2,526	1,513	251
Purchase obligations (c)	101,370	45,558	55,812	—	—

Total	$155,289	$55,588	$73,080	$26,370	$251

(a)
Repaid with the proceeds of the sale of the outstanding notes.

(b)
Refinanced with a new credit facility.

(c)
The Company's Volume Commitment Agreement with Baxter Healthcare Corporation terminates on December 31, 2006, unless terminated earlier pursuant to the provisions of the Agreement. Thereafter, the Agreement can be renewed at the option of the Company for up to two (2) successive one (1) year terms, unless terminated earlier pursuant to the provisions of the Agreement.

        At March 31, 2004 and December 31, 2003, the Company was in compliance with its debt covenants.

        The effect of inflation risk is considered immaterial.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION OF CCS

OVERVIEW

        Critical Care Systems, Inc. is a provider of specialty infusion pharmaceuticals and comprehensive clinical services. It provides a full range of infusion therapies, with a focus on four core therapies including hemophilia clotting factor, intravenous immune globulins (or IVIG), anti-infective therapy and total parental nutrition (or TPN). CCS provides its services to patients intravenously in their home by an experienced team of clinical professionals. CCS's experienced nurses educate and teach the patients to administer and maintain their therapy regimens. CCS's revenues are derived primarily from third-party payors. It coordinates its care with physicians and payors. As of March 31, 2004, CCS had business relationships with more than 150 local, regional and national payors and provides services from 29 branches in 17 states.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        This section discusses CCS's consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management of CCS to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, CCS's management evaluates its estimates and judgments, including those related to revenue recognition, unapplied funds, allowance for doubtful accounts and impairment of long-lived assets. CCS's management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. CCS's management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

        Revenue Recognition.    Revenues are recognized as the related services are rendered or products delivered. A substantial portion of CCS's revenues are billed to third-party payors, including insurance companies, managed care plans, governmental payors and contracted institutions. Revenues are recorded net of contractual adjustments and related discounts.

        For the majority of its business, CCS has signed contracts with third-party payors, which stipulate the payment amounts or rates for services. CCS also provides services to patients covered by health insurers that it does not have contracts with. In these cases, CCS estimates its revenue based on historical payment patterns for each third-party payor. Any differences in amounts received are reflected as adjustments to revenue when CCS obtains better information or when payment is actually received.

        Unapplied Funds.    Third-party payors often adjudicate claims incorrectly for services provided and this results in unapplied funds. These monies could be a result of duplicate payments, overpayments, adjustments to previously paid claims, individually negotiated adjustments to contract pricing, or other unknown adjustments. CCS's policy is to research the reason for these unapplied funds, if necessary, contact the third-party payor and, if appropriate, refund the monies. Because each third-party payor has differing practices on claims adjudication and adjustment, determining the outcome of each account can at times be lengthy. If adjustments result in reversal of the credit balance, revenue is recognized and disclosed in the notes to the consolidated financial statements. CCS reflects the amount of its unapplied funds in accounts payable on its consolidated balance sheet.

        Allowance for Doubtful Accounts.    CCS provides an allowance for uncollectible accounts to cover the estimated difference between its billable charges and expected collections from patients and third-party payors. Each quarter, CCS's branch and regional reimbursement staff performs an account specific review of accounts and balances based on the aging of those balances. CCS's allowance for doubtful accounts is based on various factors including historical collection experience, the aging profile of the account and historical account write-off experience. Changes in these factors in future periods could result in increases or decreases in this allowance.

        Impairment of Long-Lived Assets.    CCS provides services from branch locations throughout the United States. CCS's primary long-term assets consist of leasehold improvements, cleanroom equipment, furniture and office equipment, including computers. If a branch location fails to achieve cash flow expectations and is closed, CCS accounts for the impairment of these long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. The preparation of projected cash flows is based on CCS management's judgment of growth in revenues and cost in a particular market. If CCS's long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

RECENTLY ISSUED ACCOUNTING STANDARDS

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which is effective for fiscal periods beginning after December 15, 2003. CCS continues to evaluate the impact of this statement. CCS classifies its Series A redeemable preferred stock, which has features of both debt and equity, between debt and equity on the balance sheet, as required by applicable rules of the SEC.

RESULTS OF OPERATIONS

First quarter 2004 vs. first quarter 2003

        Revenue.    CCS's revenue increased $1.3 million, or 5%, to $26.2 million for the quarter ended March 31, 2004 compared to $24.8 million for the quarter ended March 31, 2003. The increase in revenue was the result of new and existing branch growth. Product revenues for the quarter ended March 31, 2004 and 2003 included the following:

	Three months ended March 31,
	2004		2003
	In millions	% of total	In millions	% of total
Hemophilia	$3.2	12%	$3.9	16%
IVIG	3.4	13%	3.3	13%
TPN	4.1	16%	3.6	14%
Antibiotics	8.0	30%	7.4	30%
Other(1)	7.5	29%	6.6	27%

Total	$26.2	100%	$24.8	100%

(1)
Other consists of antifungals, hydration, dobutamine, nursing, cell stimulator, chemotherapy, pain management, Enteral®, Solumedrol®, Interferon®, growth hormone, line maintenance and miscellaneous.

        The decrease in hemophilia revenue of approximately $0.7 million is primarily due to the loss of one contract at one of CCS's branches.

        Cost of revenue.    Cost of revenue increased $1.8 million, or 10% to $20.6 million in the first quarter of 2004 from $18.7 million in the first quarter of 2003. The increase was attributable to revenue growth in 2004. As a percentage of revenue, cost of revenue was 79% in the first quarter of 2004 as compared to 76% for the same period in 2003. The increase was due to higher branch operating costs as a percentage of revenue due to continued pressure on pharmacist and nursing costs.

        Selling, General and Administrative.    Selling, general and administrative expense increased $0.7 million, or 18%, to $4.4 million in the first quarter of 2004 from $3.7 million in the same period in 2003. The increase was primarily due to transaction costs related to the sale of CCS to Curative and an increase in personnel costs and information systems costs necessary to support the continuing growth of the business. The increase of $0.7 million is offset by a decrease in bad debt expense of approximately $0.4 million, or 50%, due to increased reserves taken in 2003 to cover certain higher-risk accounts compared to no additional reserves required during the first quarter of 2004. As a percentage of revenues, selling, general and administrative were 17% in the first quarter of 2004 compared to 15% in the same period of 2003.

        Net income from continuing operations.    Net income from continuing operations decreased $0.7 million or 54% to $0.6 million in the first quarter of 2004 compared to net income of $1.3 million for the same period in 2003.

        Loss from discontinued operations.    The loss from discontinued operations was due to the closing of the San Diego branch in the third quarter of 2003.

Fiscal year 2003 vs. fiscal year 2002

        Revenue.    CCS's revenue increased $29.4 million, or 38%, to $107.1 million for the fiscal year ended December 31, 2003 compared to $77.7 million for the fiscal year ended December 31, 2002. The increase in revenue was driven by twelve new branches opened in 2000 and 2001 and two other de novo branches opened in 2002. Three new branches were also opened in mid 2003 and one was closed in the third quarter of 2003.

        Product revenues for the year ended December 31, 2003 included the following:

	In millions	% of total
Hemophilia	$16.5	15.5%
IVIG	13.5	12.6%
TPN	16.3	15.2%
Antibiotics	34.4	32.1%
Other(1)	26.4	24.6%

Total	$107.1	100%

(1)
Other consists of antifungals, hydration, dobutamine, nursing, cell stimulator, chemotherapy, pain management, Enteral®, Solumedrol®, Interferon®, growth hormone, line maintenance and miscellaneous.

        Cost of revenue.    Cost of revenue increased $23.2 million, or 40%, to $80.6 million in 2003 from $57.4 million in 2002. The increase was attributable to revenue growth in 2003. As a percentage of revenue, cost of revenue was 75% in 2003 as compared to 74% in 2002. The increase was due to both an increase in blood clotting factor business, which has a higher cost of goods than the other core therapies of CCS, and higher branch operating costs as a percentage of revenue due to continued pressure on pharmacist and nursing costs.

        Selling, General and Administrative.    Selling, general and administrative expense increased $3.7 million, or 32%, to $15.4 million in 2003 from $11.7 million in 2002. The increase was primarily due to the increase in personnel costs and information systems costs necessary to support the continuing growth of the business. As a percentage of revenues, selling, general and administrative expense were 14% in 2003 compared to 15% in 2002. The improvement in selling, general and administrative expense as a percentage of sales in 2002 was the result of CCS's ability to leverage existing infrastructure relative to the growth in revenues.

        Other income (expense).    Other expense for 2003 was $0.9 million as compared to $1.2 million in 2002. The decrease in other expense in 2003 was due to lower interest rates and lower average outstanding debt in 2003 compared to 2002.

        Income taxes.    Income tax expense increased from $3.0 million in 2002 to $4.0 million in 2003 primarily resulting from a comparable increase in pre-tax income. The effective tax rate declined slightly from 41% in 2002 to 39% in 2003 due to a favorable adjustment to the prior year's tax accrual.

        Net income from continuing operations.    Net income from continuing operations increased $1.9 million, or 44%, to $6.2 million in 2003 compared to net income of $4.3 million in 2002. The increase was primarily due to growth in revenue in 2003.

        Loss from discontinued operations.    The loss from discontinued operations, net of income tax benefit of $0.3 million in 2003 was due to the closing of the San Diego branch in the third quarter of 2003.

Fiscal year 2002 vs. fiscal year 2001

        Revenue.    CCS's revenue increased $26.4 million, or 52%, to $77.7 million for the fiscal year ended December 31, 2002 compared to $51.2 million for the fiscal year ended December 31, 2001. The increase in revenue was driven by twelve new branches opened in 2000 and 2001 and two new branches opened in 2002.

        Cost of revenue.    Cost of revenue increased $18.8 million, or 49%, to $57.4 million in 2002 from $38.6 million in 2001. The increase was attributable to revenue growth in 2002. As a percentage of revenues, cost of revenue was 74% in 2002 as compared to 75% in 2001. The decrease was primarily due to lower branch operating costs as a percentage of revenue as the start-up branches opened in late 2000 and 2001 gained market share and increased in profitability.

        Selling, General and Administrative.    Selling, general and administrative expense increased $1.1 million, or 10%, to $11.7 million in 2002 from $10.6 million in 2001. The increase was primarily for personnel costs to support the continued growth of the business. As a percentage of revenues, selling, general and administrative was 15% in 2002 compared to 21% in 2001. The improvement in selling, general and administrative as a percentage of sales in 2002 is the result of CCS's ability to leverage existing infrastructure relative to the growth in revenues.

        Other income (expense).    Other expense for 2002 was $1.2 million as compared to $1.5 million in 2001. The decrease in other expense in 2002 was due to lower interest rates and lower average outstanding debt in 2002 compared to 2001.

        Income taxes.    Income tax expense increased from $0.8 million in 2001 to $3.0 million in 2002. The effective tax rates were 161% and 41%, respectively for 2001 and 2002. The difference was primarily due to nondeductible merger costs due to the merger with Infusion Care Systems, Inc. in 2001.

        Net income from continuing operations.    Net income from continuing operations increased $4.6 million to $4.3 million in 2002 compared to a net loss of $0.3 million in 2001. The increase was primarily due to the twelve new branches which opened in 2000 and 2001 achieving profitable results after a period of initial start-up losses.

        Loss from discontinued operations.    The loss from discontinued operations, net of income tax benefit of $0.2 million in 2002 was due to the closing of the San Diego branch in the third quarter of 2003.

LIQUIDITY AND CAPITAL RESOURCES

        Working capital was $18.5 million at March 31, 2004 compared to $17.3 million at December 31, 2003 and $14.6 million at December 31, 2002. Total cash and cash equivalents at March 31, 2004 and December 31, 2003 were $1.3 million and $1.0 million, respectively. The ratio of current assets to current liabilities was 2.3 to 1 at March 31, 2004, 2.2 to 1 at December 31, 2003 and 2.0 to 1 at December 31, 2002.

        In the first quarter of 2004, cash flows provided by operating activities totaled approximately $0.03 million, primarily attributable to the $0.6 million in net income from continuing operations, $0.3 million in depreciation and amortization and a decrease of approximately $0.6 million in prepaid expenses, offset by an increase of $1.6 million in accounts receivable. Cash flows provided by operating activities for the year ended December 31, 2003 totaled approximately $3.4 million, primarily attributable to the $6.2 million in net income from continuing operations, $0.9 million in depreciation and amortization, $0.2 million in stock-based compensation charges and $0.4 million in deferred income taxes, partially offset by increases of $4.2 million in accounts receivable and $0.5 million in prepaid expenses and other current assets.

        In the first quarter of 2004 and for the year ended December 31, 2003, cash flows used in investing activities totaled $0.5 million and $2.3 million, respectively, attributable to fixed asset purchases.

        In the first quarter of 2004, cash flows provided by financing activities totaled $0.7 million, attributable to proceeds of $1.5 million in borrowings from CCS's credit facility, offset by $0.8 million used in repayments of long-term and revolving debt. Cash flows used in financing activities for the year ended December 31, 2003 totaled $2.1 million, attributable to proceeds of $3.0 million in borrowings from CCS's credit facility, offset by $5.0 million used in repayments of long-term and revolving debt.

        During the first quarter of 2004 and for the year ended December 31, 2003, CCS experienced a net increase in accounts receivable of $1.6 million and $4.2 million, respectively, attributable to the growth in revenues.

        At March 31, 2004, CCS's debt of approximately $15.8 million consisted of a term loan balance of $8.3 million, $7.0 million in revolving credit facilities and $0.5 million in financing lease payments. At December 31, 2003, CCS's debt of approximately $15.0 million consisted of a term loan balance of $9.0 million, $5.5 million in revolving credit facilities and $0.5 million in financing lease payments. The term loan and revolving credit facilities were utilized for CCS's working capital needs.

        During the first quarter of 2004 and for the year ended December 31, 2003, CCS had $3.0 million and $4.5 million, respectively, of availability on its revolving credit facility. CCS finances its new branch openings primarily from operating cash flow. CCS expects that it will have adequate cash flow from operations and from availability on its revolving credit facility to funds its capital needs, maintain its working capital and pay its quarterly principal payments on its term debt.

CONTRACTUAL OBLIGATIONS

        The following table details total future payments under these obligations at December 31, 2003 (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Total debt obligations	15,044	3,240	11,796	8	—

        CCS also has budgeted approximately $1.2 million to continue upgrading its information systems.

BUSINESS

OVERVIEW

        Curative, through its two business units, Specialty Infusion and Wound Care Management, seeks to deliver high-quality care and clinical results that result in high patient satisfaction for patients experiencing serious or chronic medical conditions. Our Specialty Infusion business unit provides biopharmaceutical and compounded pharmaceutical products to patients with chronic and critical disease states and related clinical services to assist these patients with their intensive disease management needs. We purchase various biopharmaceutical and other pharmaceutical products from suppliers and then contract with insurance companies and other payors, as well as retail pharmacies, to provide direct-to-patient distribution of these products. In addition to distribution, we also provide other support services, including education, reimbursement and provision or coordination of injection or infusion services, related to these biopharmaceutical and other pharmaceutical products. The products distributed and the injection or infusion therapies offered by Curative are used by patients with chronic or severe conditions such as hemophilia, immune system disorders, chronic or severe infections, gastrointestinal illnesses that prohibit oral digestion and other severe conditions requiring nutritional support, RSV, cancer, rheumatoid arthritis, hepatitis C, multiple sclerosis or growth hormone deficiency. Examples of biopharmaceuticals products used by Curative's patients include hemophilia clotting factor and intravenous immune globulins, MedImmune, Inc.'s Synagis® and Centocor, Inc.'s Remicade®. Examples of other pharmaceutical products used by Curative's patients include compounded pharmaceuticals such as total parenteral nutrition products and anti-infectives. After the CCS acquisition on April 23, 2004, we have approximately 390 combined manage care contracts and 38 retail pharmacies providing products in at least 40 states. Our Specialty Infusion business unit provides services directly to patients and caregivers and delivers its products via overnight mail or courier and through our retail pharmacies.

        Our Wound Care Management business unit is a leading disease management company specializing in chronic wound care management. Our Wound Care Management business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds. Our Wound Management Program consists of diagnostic and therapeutic treatment procedures that are designed to meet each patient's specific wound care needs on a cost-effective basis. Our treatment procedures are designed to achieve positive results for wound healing based on our significant experience in the field. We maintain a proprietary database of patient results that we have collected since 1988 containing over 440,000 patient cases. Our treatment procedures, which are based on our extensive patient data, have allowed us to achieve an overall rate of healing of approximately 85% for patients completing therapy. As of March 31, 2004, our Wound Care Center® network consisted of 92 outpatient clinics located on or near campuses of acute care hospitals in 30 states.

SPECIALTY INFUSION BUSINESS UNIT

        Our Specialty Infusion business unit provides high cost, injectable or infusible biopharmaceutical and compounded pharmaceutical products to patients with chronic health conditions for which there is no known cure and to patients with critical disease states, targeting disease states that required specialized expertise in "high touch" infusion and injectable therapies for patients. High touch therapies are therapies that include complex clinical aspects, special product handling and often are difficult to administer and require nursing assistance in their delivery. Our Specialty Infusion business unit will focus on and have core strengths in several therapies, including hemophilia clotting factor, anti-infective therapy, intravenous immune globulins (IVIG), total parenteral nutrition (TPN) and MedImmune, Inc.'s Synagis®. The services provided by our Specialty Infusion business unit include biopharmaceutical and compounded pharmaceutical products and nutrition support, delivered intravenously to patients in their homes by an experienced team of clinical professionals, patient education and instruction regarding the administration of their medications, monitoring of patient compliance with suppliers' guidelines, specialized delivery services, including refrigerated delivery, overnight mail or courier delivery service, patient and community advocacy and reimbursement services for or on behalf of patients, retail pharmacies and payors.

        Our Specialty Infusion business unit purchases biopharmaceutical and other pharmaceutical products from suppliers and then contracts with insurance companies and other payors, including managed care organizations and Medicare and Medicaid programs, to provide direct-to-patient distribution, injection or infusion services and education about such products. In addition, we offer or coordinate injection or infusion services for patients with respiratory syncytial virus and immune system disorders. Our Specialty Infusion revenues are derived primarily from fees paid by the payors under these contracts for the distribution of these biopharmaceuticals and other pharmaceutical products and for the injection or infusion services provided. In addition, as part of our Specialty Infusion operations, we provide biopharmaceutical and other pharmaceutical product distribution and support services under contracts with retail pharmacies for which we receive product supply and related service fees.

        Financial information with respect to the Specialty Infusion business unit, including information concerning revenues, operating profit and total assets may be found in "Management's discussion and analysis of financial condition and results of operations of Curative" and in Note N to our consolidated financial statements included elsewhere in this prospectus.

Specialty Infusion—Disease markets and products

        The specialty pharmacy industry has developed as the approval of new biopharmaceutical and pharmaceutical products has expanded. These specialty products require temperature sensitive storage and delivery, patient education, training and monitoring in their proper use and require the patient to inject or infuse the product. The biopharmaceutical products we provide and the injection or infusion services we offer are costly, require special dispensing and temperature sensitive delivery and are administered by the patient or by a nurse or physician through injections or infusions. The specialty infusion industry is a hybrid of the specialty pharmacy and traditional home infusion industries. As a specialty infusion company, Curative will focus on high-margin infused therapies that require a high degree of clinical oversight. Because intravenously administered therapies tend to be more complex and potent than oral or injectable drugs, delivery requires patient training, specialized equipment and clinical monitoring by a consistent team of nurses and clinicians. By specializing in complex therapies requiring on-going administration and the provision of a high level of local clinical expertise, we believe our specialty infusion offering will differentiate itself relative to competitors in the industry.

        Our patient care model focuses on purchasing biopharmaceutical and other pharmaceutical products from suppliers to provide direct-to-patient distribution and education about infusion therapy and specialty pharmaceuticals as well as the overall disease management process. CCS adds to our offering of high value-added specialty infusion pharmaceuticals, delivered to patients in the home through its network of local branch pharmacy operations. CCS's locally based clinical teams closely manage and track patient outcomes, which is a key element in CCS's ability to win and retain payor contracts.

        In 2003 and in the first quarter of 2004, the Specialty Infusion business unit recorded the majority of its revenues from three disease states: hemophilia (approximately 62% for fiscal 2003 and approximately 47% for the first quarter of 2004) for which we provide both factor VIII and factor IX blood clotting products, RSV (approximately 20% for fiscal 2003 and approximately 39% for the first quarter of 2004) for which we offer Synagis®, and immune system disorders (approximately 5% for fiscal 2003 and approximately 8% for the first quarter of 2004) which are typically treated with IVIG. A discussion of the disease states we service and products we offer follows.

        Hemophilia.    Hemophilia is a genetically inherited and currently incurable bleeding disorder resulting from a deficiency in the bloodstream of a plasma protein, called factor, which helps the blood to clot. These blood-clotting factors are essential in helping to cease the bleeding after a cut or injury and preventing spontaneous bleeding. There are two types of hemophilia: hemophilia A and hemophilia B. Hemophilia A, which represents approximately 80% of the hemophiliac population, is the result of a deficiency of factor VIII, while hemophilia B is the result of a deficiency of factor IX. The greater the deficiency of these plasma proteins, the greater the severity of the disease, measured as mild, moderate or severe.

        It is estimated that there are 20,000 to 25,000 persons, predominantly male, in the United States that suffer from hemophilia and that 60% suffer from a severe form of the disease. Treatment of hemophilia involves intravenously infusing the missing clotting factor in order to replace deficient proteins. The two types of clotting factor currently available include non-recombinant, made from human blood plasma, and recombinant which is laboratory produced. Patients with severe hemophilia may require multiple injections per week of clotting factor. Patients with less severe forms of hemophilia may only require clotting factor treatment after bleeding starts or before participating in an activity having a high risk of injury.

        Our Specialty Infusion business unit provides hemophilia patients with both factor VIII and factor IX blood clotting products under prescription from a physician. Based on a recent survey of our hemophilia patients, we received an overall satisfaction rating of 94%. In addition, in 2003, we signed a multi-year supply agreement with Baxter Healthcare Corporation for ADVATE® (Antihemophilic Factor (Recombinant), Plasma/Albumin-Free Method) rAHF-PFM for the prevention and control of bleeding episodes in people with hemophilia A. ADVATE®, a fairly new therapeutic product approved by the U.S. Food and Drug Administration ("FDA"), is the first and only factor VIII product made without any added human or animal plasma proteins and albumin in the cell culture process, purification and final formulation, thereby eliminating the risk of infections caused by viruses that may be carried in these proteins.

        Anti-infectives.    Anti-infective therapy involves the infusion of antibiotic medications for the treatment of a variety of infections, such as osteomyelitis (bone infections), bacterial endocarditis (infection of the heart valves), wound infections, infections associated with HIV/AIDS, cancer, post-kidney transplant treatment protocols and infections of the kidney and urinary tract. Anti-infective drugs are more effective when infused directly into the patient's blood as compared to oral ingestion. A vast majority of patients utilizing the anti-infective therapy have recently been discharged from a hospital and require daily treatment for an average of 24 days. Typically, when a patient is discharged from a hospital, our Specialty Infusion business unit offers nurse visitations to the patient's home to educate, train and monitor the patient.

        Immune system disorders.    The immune system acts as a natural defense system that recognizes foreign substances, such as bacteria and viruses, as being different from the body's own tissues. A healthy immune system allows the body to fight off infections while an unhealthy immune system, or immune system disorder, is the over protection of the body from things that, under healthy and normal conditions, would be considered routine. Such a disorder occurs when the body treats its own tissues and cells as if they were foreign, prompting the immune system to produce antibodies that destroy those tissues and cells. Most of these disorders are progressive in nature and therefore, cannot be cured. Treatment of immune disorders typically consists of intravenous infusion of immune globulins ("IVIG") which are concentrated levels of antibodies derived from pooled human plasma designed to strengthen the immune system. Our Specialty Infusion business unit operates intravenous infusion centers in Texas, Missouri, Alabama and California and offers nurse visitation to the home for delivering infusions to the patient there. Clinical oversight is generally necessary due to the high toxicity level of the treatment and the potential for a negative reaction to the infusion.

        Nutritional Support.    Certain diseases such as inflammatory bowel disease, short bowel syndrome, pancreatitis or other gastrointestinal illnesses that prohibit oral digestion requires the patient to obtain life-sustaining nutrients through infusion. Total parenteral nutrition (TPN) is a solution that contains one or more of the following: amino acids, dextrose, fatty acids, electrolytes, trace elements, minerals and vitamins. Accordingly, TPN is mixed for each patient specifically and requires a high degree of pharmacy manipulation. TPN therapy is also utilized to augment the nutritional status of patients with cancer, hyperemesis, AIDS/HIV and eating disorders. Accordingly, certain patients require TPN for life, while others may only need short-term therapy. TPN accounts for approximately 6% of the revenue of our Specialty Infusion business unit in 2003. Approximately 50% of our TPN patients require long-term nutritional support. Typically, a nurse will visit the patient in their homes periodically during the course of this therapy in order to take blood samples and monitor the patient.

        Respiratory syncytial virus.    RSV is a highly contagious virus that most commonly infects infants between the ages of one and two. The virus begins with indications similar to the common cold that progress into more severe symptoms, affecting the lower respiratory system where bronchiolitis and pneumonia can develop. RSV is the most common respiratory virus in infants and young children. It is estimated that approximately 100,000 children nationwide are hospitalized each year with the virus. Synagis®, a drug manufactured by MedImmune, Inc., is the most widely used treatment for the prevention of serious lower respiratory tract diseases caused by RSV. The treatment is administered through intramuscular (i.e., into the muscle) injections, at least once monthly, during the virus' peak season (from September through April). We believe that within the past few years, a substantially reduced number of hospitalizations associated with the virus, as well as a decrease in the mortality rate for infants, is due to improved treatments, including Synagis®. Our Specialty Infusion business unit offers Synagis® to patients through injections in a location most convenient for the patient, either at a physician's office, the patient's home or at local clinics.

        Cancer.    Chemotherapy, the use of drugs to treat cancer, works by seeking out and destroying fast-growing cells. However, chemotherapy not only attacks cancer cells, but also healthy cells which are needed for strength. One of the common side effects of chemotherapy, and the most prevalent, is anemia which occurs when the body does not have enough red blood cells. Red blood cells carry hemoglobin, which transports oxygen to cells and organs. Once depleted of red blood cells, the body is then unable to adequately transport oxygen and fatigue results, stealing physical and emotional strength to fight cancer. Seven out of ten chemotherapy patients develop anemia. Another side effect of chemotherapy is a severe drop in infection-fighting white blood cells, a condition called neutropenia. About half of cancer chemotherapy patients develop neutropenia, placing them at risk for life-threatening infections which may require hospitalization and can delay chemotherapy treatment and reduce its effectiveness. Our Specialty Infusion business unit provides to patients, under a physician's prescription, chemotherapy treatments such as Epogen® and Procrit® to treat red blood cell deficiency and Neupogen® to treat white blood cell deficiency.

        Rheumatoid arthritis.    Rheumatoid arthritis is a chronic inflammatory disease of the synovium, or lining of the joint, that results in pain, stiffness, swelling, deformity and loss of function in the joints as cartilage and bone is destroyed. This inflammation is most common in the hands and the feet. It is estimated that 2.1 million people in the United States have rheumatoid arthritis. The treatment of rheumatoid arthritis involves specialty biopharmaceuticals and pharmaceuticals. Our Specialty Infusion business unit provides to patients, under a physician's prescription, specialty anti-inflammatory biopharmaceuticals to treat the symptoms of rheumatoid arthritis, such as Enbrel®, generally taken several times weekly, and Remicade®, an infused therapy generally taken bi-monthly and administered in a physician's office.

        Hepatitis C.    Hepatitis C is a blood-borne infection that can attack and damage the liver. The hepatitis C virus is spread predominately through contact with infected blood and can lead to cirrhosis, liver cancer or liver failure. Hepatitis C is the principal reason for liver transplant and affects an estimated 4.0 million persons in the United States, of which approximately 200,000 are receiving treatment. It is characterized by a consistent elevation of liver enzymes. There is currently no cure or vaccination for hepatitis C. Our Specialty Infusion business unit provides to patients, under a physician's prescription, hepatitis C treatments such as PEG-Intron®, Rebetron® and Rebetol®.

        Multiple sclerosis.    Multiple sclerosis is a chronic disease of the central nervous system for which neither a cause nor a cure is currently known. The central nervous system is made up of nerves that act as the body's messenger system. Nerves are protected by substances called myelin, which insulate the nerves and aid in the transmission of nerve impulses, or messages between the brain and other parts of the body. In patients with multiple sclerosis, the body's immune cells enter the brain and spinal cord and attack the protective myelin covering. Once the myelin is gone and replaced with scar tissue, a process called demyelination, nerve impulses sent throughout the central nervous system can become disrupted. The brain then becomes unable to properly send and receive messages. The type and severity of multiple sclerosis varies by the location and the extent of demyelination. It is estimated that multiple sclerosis affects approximately 2.5 million people worldwide, including 400,000 Americans. In recent years, the FDA has approved several biopharmaceutical and pharmaceutical products that have been shown to help slow the progression of multiple sclerosis, including Avonex®, Betaseron®, Copaxone® and Rebif®. Our Specialty Infusion business unit provides these products, under prescription from a physician, to patients with multiple sclerosis.

        Growth hormone deficiency.    Growth hormone deficiency occurs when the pituitary gland produces growth hormones in inadequate amounts or not at all. There are an estimated 15,000 children in the United States that have some form of growth failure as the result of growth hormone deficiency. Growth hormone deficiency is highly treatable by frequently injecting synthetic forms of growth hormones. Growth rates are usually rapid after treatment starts, which may be noticeable to the child and parents in three to four months. This rapid growth rate slowly declines over time, but it continues to be greater than would occur without treatment. Our Specialty Infusion business unit provides to patients, under a physician's prescription, growth hormone treatments such as Humatrope® and Nutropin®.

Specialty Infusion—Product distribution

        We distribute our products by overnight mail or courier and through our retail pharmacies. A significant portion of the biopharmaceuticals we deliver require specialized handling, including refrigeration. The products we ship include the drugs, educational materials and any supplies necessary for the patient to administer the medication. Our products are shipped from our various wholesale or retail pharmacies or from one of the retail pharmacies with which we contract. In addition, Specialty Infusion provides intravenous infusion services to patients in their home by an experienced team of clinical professionals, or in our infusion suites located in Texas, Missouri, Alabama and California.

Specialty Infusion—Product suppliers

        Our Specialty Infusion business unit obtains the products it offers directly from manufacturers and from wholesale distributors. We purchase our hemophilia-related products from five suppliers with whom we have supply arrangements, our Synagis® from a sole source supplier, MedImmune, Inc., and our IVIG products from multiple suppliers.

        Some of the products that we distribute, such as factor VIII blood clotting and IVIG products, have experienced shortages in the past. Suppliers were unable to increase production to meet rising global demand. This shortage has ended; however, while supply has significantly increased, demand continues to grow. Although we cannot be certain, we believe that under our arrangements with suppliers, we will have adequate supply of the products we offer to serve our existing patients and to add new patients in 2004. Other non-hemophilia related injectable products we offer are generally generic in nature and are purchased directly from manufacturers or through wholesalers. We currently have a contract to purchase a substantial amount of pharmaceuticals that will expire in August 2005 and another contract to purchase a substantial amount of factor, IVIG and medical supplies that will expire in December 2006.

Specialty Infusion—Strategy

        Our Specialty Infusion business unit's strategy is to achieve growth by continuing to focus on our core therapies (hemophilia, anti-infective therapy, IVIG, TPN and Synagis®), with which we have significant clinical experience, delivery capabilities and strong payor relationships. We will endeavor to deliver superior outcomes through locally-based clinical teams comprised of company-employed pharmacists, nurses, nutritionists and other experts and leverage our approximately 390 payor relationships to grow our patient base through increased payor penetration. We will opportunistically expand into new disease states that require, similar to our core therapies, a high touch, local approach to distribution and further increase market share by pursuing a two-pronged marketing approach that targets both local referral sources and local, regional and national payor contracts. We plan to use scale and clinical expertise to compete against both local and national competitors in the fragmented specialty pharmacy and home infusion markets and we expect to open new locations, based on specific selection criteria, that leverage our corporate infrastructure and state-level regulatory expertise and contacts. Finally, we plan to build on our experience by selectively acquiring complementary businesses that we believe will diversify our service and product offerings and our customer base, deepen our penetration in existing markets and increase our operating leverage.

        On February 3, 2003, we acquired MedCare, Inc., a specialty pharmacy with locations in Alabama, Mississippi and West Virginia, whose product lines include Synagis® for the prevention of RSV and growth hormone. On April 22, 2003, we acquired the assets and specialty pharmacy business of All Care Medical, Inc., a Louisiana-based Synagis® pharmacy. On June 9, 2003, we acquired certain assets of Prescription City, Inc., a Spring Valley, New York, specialty pharmacy business which provided such drug therapies as chemotherapy and cancer drugs, HIV/AIDS drugs, Synagis®, IVIG, pain management and Remicade®. On April 23, 2004, we acquired Critical Care Systems, Inc., a specialty infusion company with 29 branch locations in 18 states. See Notes D and S to our consolidated financial statements included elsewhere in this prospectus.

Specialty Infusion—Marketing

        We have assembled an industry-experienced sales force to effect our internal growth strategy. In connection with its hemophilia services, Specialty Infusion had, as of March 31, 2004, approximately 40 service representatives servicing its approximately 500 hemophilia patients. Led by a Vice President of Sales and Marketing for Hemophilia, this group is responsible for ensuring that patients receive their educational materials and reimbursement and other support services in a timely manner, as well as increasing the patient base it serves. In connection with its hemophilia clotting factor and other specialty products, Specialty Infusion seeks to add new managed care and other payor contracts through its Contract Executives and to inform physicians of the benefits of its services through its staff of Account Executives and salespersons led by a Senior Vice President of Sales and Marketing. This group is expected to provide Specialty Infusion with new contracting opportunities with payors and to expand the sales of the products and services Specialty Infusion offers into new geographies.

Specialty Infusion—Payors

        After the CCS acquisition on April 23, 2004, we have approximately 390 combined managed care contracts and 38 retail pharmacies. The payors we contract with or whose patients we provide service or ship products to are typically large health maintenance organizations, major health insurers, physician practices or government agencies. The services we provide include intravenous infusion in the patient's home with clinical supervision, specialized direct shipping of products to the patient, coverage preauthorizations, distribution of educational materials to help patients with their disease and other support services. The following provides approximate percentages of our Specialty Infusion business unit's patient revenues for the periods indicated:

		December 31,
	March 31, 2004
		2003	2002
Private payors	41.4%	42.5%	37.1%
Medicaid	54.6%	51.0%	54.1%
Medicare	4.0%	6.5%	8.8%

Specialty Infusion—Reimbursement

        The profitability of our Specialty Infusion operations depends, in large part, on the reimbursement we (in our retail pharmacy capacity) or our customers (in our wholesale pharmacy capacity) receive from third-party payors, including managed care organizations and Medicare and Medicaid programs. In recent years, competition for patients, efforts by traditional third-party payors to contain or reduce health care costs and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement for health care providers and suppliers. In addition, we and our customers seek reimbursement from third-party payors for the cost of drugs and related medical supplies that we distribute. Changes in reimbursement policies of private and governmental third-party payors, including policies relating to Medicare, Medicaid and other federally funded programs, could reduce the amounts reimbursed to us or to these customers for our products and, in turn, the amount we receive from these payors or that our customers would be willing to pay for our products and services.

        Our Specialty Infusion business unit has developed expertise in reimbursement for the products it distributes. Prior to shipping the product or utilizing the product in the patient's home through infusion, authorization from the patient's health care payor is obtained and coverage is determined, easing the process for the patients and avoiding billing disputes with payors which might otherwise occur.

        Many government payors, including Medicare (in 2004) and many state Medicaid programs, as well as a number of private payors, pay us directly or indirectly based upon a drug's average wholesale price ("AWP"). In fact, most of Specialty Infusion business unit's revenues result from reimbursement methodologies based on the AWP of our products. The AWP for most drugs is compiled and published by third-party price reporting services, such as First DataBank, Inc., from information provided by manufacturers and/or wholesalers. Various federal and state government agencies have been investigating, among other things, whether the published AWP of many drugs, including some that we distribute and sell, is an appropriate or accurate measure of the market price of the drugs. There are also several lawsuits pending against various drug manufacturers in connection with the appropriateness of the manufacturers' AWP for a particular drug(s). These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated AWPs of various drugs to third-party price reporting services, which, in turn, reported these prices to its subscribers, including many state Medicaid agencies who then included these AWPs in the state's reimbursement policies.

        As a result of this enforcement environment, it is possible that manufacturers and/or third-party price reporting services may lower the reported AWPs for products that we distribute and sell. The changes occurring in the reporting of AWPs could have a negative effect on our business.

        In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("MMA") was signed into federal law, providing for a Medicare prescription drug benefit and other changes to the Medicare program, including changes to payment methodologies for products we distribute that are covered by Medicare. Prior to MMA, Medicare reimbursement for many of the products we distribute was based on 95% of the products' average wholesale price ("AWP"). Under MMA, Medicare reimbursement for many of the products we distribute, including most physician administered drugs and biologicals, was lowered to 80-85% of AWP effective January 1, 2004. This 2004 change did not affect Medicare reimbursement for blood-clotting factors, which will continue to be reimbursed at 95% of AWP during 2004. Effective January 1, 2005, the Medicare reimbursement methodology for many of the products we distribute (including blood-clotting factors) will change from an AWP-based system to a "market-based system" which we anticipate will lower Medicare reimbursement. It is also possible that states and/or commercial payors may adopt the new Medicare "market based" reimbursement methodologies. In addition, MMA changes the relationship between the Medicare and Medicaid programs such that we or our customers may receive less reimbursement in the future for individuals who receive benefits under both of these programs.

        In addition to federal cost containment initiatives, many states are also making modifications to the manner with which they reimburse providers of pharmacy services. For example, in California, where approximately 20.6% of our first quarter revenues were derived from the California state funded health programs, the state legislature in 2003 passed legislation that modifies the reimbursement methodology for blood-clotting factors under various California state funded health programs. Under the new reimbursement methodology, blood-clotting factor products will be reimbursed based upon Average Selling Price ("ASP"), as provided by the manufacturers, plus 20%. More recently, California Governor Schwarzenegger proposed additional cuts to California's Medicaid program ("Medi-Cal") that may lower reimbursement for our products for which we are directly reimbursed and for which our customers are reimbursed in California, as well as limit enrollment in the Medi-Cal program.

        In May 2004, the California Department of Health Services ("DHS") issued a provider bulletin notifying providers that the ASP plus 20% methodology would be implemented for services provided on and after June 1, 2004, but did not specify actual reimbursement rates. Based on recent discussions with DHS regarding such proposed rates, the Company believes that such revised rates could result in substantially greater cuts than the guidance previously provided by DHS representatives had indicated, possibly amounting to approximately a thirty to forty percent cut from current rates. If such proposed cuts are not reversed, the Company and other home care companies would have to consider restructuring, reducing or withdrawing services currently provided to Medi-Cal beneficiaries.

        On May 27, 2004, a lawsuit was filed on behalf of two individual Medi-Cal recipients with hemophilia in the United States District Court for the Eastern District of California against the State of California relating to the implementation of the new ASP reimbursement methodology, alleging among other things, that a severe reduction in reimbursement rates would threaten the ability of Medi-Cal recipients with hemophilia to have adequate access to blood clotting factor. The Court denied an application for a temporary restraining order in the case on the grounds that, because DHS had not revealed the new rates, there was insufficient evidence that a withdrawal of blood clotting factor providers from the Medi-Cal program was imminent. This case is still pending. In addition, on June 10, 2004, the Company filed a lawsuit in the Superior Court for the County of Sacramento relating to DHS' failure to disclose payment rates and the detailed methodology utilized to determine the rates, and its failure to comply with certain applicable federal procedural requirements relating to the proposed reimbursement rates. DHS has removed the case to the United States District Court for the Eastern District of California. The ultimate outcomes of these litigations are uncertain at this time.

Specialty Infusion—Competition

        We face a high degree of competition from companies in the specialty pharmacy and traditional home infusion industry. Our competitors include other specialty pharmacy companies, prescription benefit managers, retail chain pharmacies, mail order and hospital based pharmacies. National competitors include Accredo Health, Caremark Rx, Priority Healthcare, Coram Healthcare, Optron Care, Apria Healthcare and Express Scripts. The Specialty Infusion business unit competes in areas such as quality of service, pricing, reliability and availability of pharmacists and patient service representatives on an around-the-clock basis. The competitive strategy of the Specialty Infusion business unit is to stay close to and maintain a strong relationship with, on an individual basis, its patient and payor customer base.

WOUND CARE MANAGEMENT BUSINESS UNIT

        Our Wound Care Management business unit is a leading provider of wound care management services. Our Wound Care Management business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds.

        Financial information with respect to the Wound Care Management business unit, including information concerning revenues, profit or loss and total assets may be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Curative" and in Note N to our consolidated financial statements included elsewhere in this prospectus.

Wound Care Management—Market

        Market overview.    Chronic wounds are common in patients with diabetes and venous stasis disease, as well as patients who are immobilized and afflicted with pressure sores. A chronic wound generally is a wound which shows no signs of significant healing in four weeks or has not healed in eight weeks. The healing of a wound is dependent upon adequate blood flow to stimulate new cell growth and combat infection. When adequate blood flow does not occur, the healing process is retarded, often resulting in a chronic wound that can last for months or years. Without effective treatment, a chronic wound may lead to more severe medical conditions, such as infection, gangrene and amputation, which are costly to payors and impede the quality of life for the patient.

        Traditional approach to chronic wound care.    Traditional chronic wound care treatment, which is typically administered by a primary care physician, relies principally on cleansing and debriding the wound, controlling infection with antibiotics and protecting the wound. For example, topical or oral antibiotics are administered to decrease the bacterial count in the wound, protective dressings are used to decrease tissue trauma and augment repair and various topical agents are applied that chemically cleanse the wound and remove wound exudate. These passive treatments do not directly stimulate the underlying wound healing process. In many cases, the patient may have to see a number of health care professionals before effective treatment is received. In addition, under this traditional care model, patients must manage their own care, which often leads to non-compliance and treatment failure which may lead to infection, gangrene and amputation. Although wound care programs have begun to evolve to more specialized and aggressive treatment regimens, we believe that a significant medical need and market opportunity exists for products and services that improve and accelerate the wound healing process.

Wound Care Management—The Curative approach to chronic wound care

        Our Wound Care Management ProgramSM is a comprehensive array of diagnostic and therapeutic treatment regimens with all the components of care necessary to treat chronic wounds. The Wound Care Management ProgramSM is administered primarily through a nationwide network of Wound Care Center® programs. We believe the Wound Care Management ProgramSM provides a better approach to chronic wound management than the traditional approach, which we believe lacks comprehensive wound programs, effective technology, positive outcomes and cost efficiency. Each Wound Care

Management program offers its patients an inter-disciplinary team of health care professionals, including a medical director, surgeon, nurse, case manager, nutritionist and endocrinologist.

        In most cases, patients arriving at a Wound Care Center® program have been treated with traditional wound healing techniques but continue to suffer from chronic wounds. In some cases, patients come to a Wound Care Center® program after they have received an opinion from their primary physician that limb amputation may be required. After being treated under our Wound Care Management ProgramSM, 122 patients, or approximately 84%, did not require a limb amputation during the first quarter of 2004. Wound Care Management believes that this demonstrates the impact that the Wound Care Management business unit's Wound Management Program has on reducing health care costs and improving the quality of life. Upon the commencement of treatment under our Wound Management Program, medical personnel conduct a systematic diagnostic assessment of the patient. Specialized treatment protocols are then established for the patient, based on the underlying cause of the wound and the unique status of the patient. After the assessment phase, the course of treatment in the Wound Management Program may include revascularization, infection control, wound debridement, skin grafting, nutrition, protection devices, patient education, referrals and effective management of care through patient/provider communications.

        To measure the effectiveness of our Wound Management Program, we have developed a functional assessment scoring system to measure the healing of a wound. Under this system, a chronic wound is considered healed when (i) it is completely covered by epithelium (i.e., a membranous cellular tissue that covers and protects a wound as it heals), (ii) maturing skin is present in the wound, (iii) there is minimal drainage from the wound, (iv) the wound requires only a protective dressing, and (v) the limb involved is functional. We have a proprietary database of patient outcomes that has been collected since 1988 containing over 444,000 patient records which indicate an overall healing rate of approximately 85% for patients completing therapy.

Wound Care Management—Strategy

        Our Wound Care Management business unit's objective is to enhance its position as a leading disease management company in the chronic wound care market. Wound Care Management business unit's growth strategy is to continue to improve and refine the Wound Management Program while broadening its delivery models to cover the entire continuum of care for wound management. Key elements of this strategy include:

        Continue to develop Wound Care Management business unit's nationwide network of outpatient Wound Care Center® programs.    we intend to continue pursuing additional outpatient Wound Care Center® programs on or near the campuses of acute care hospitals. As the result of terminations and non-renewals of contracts, Wound Care Management has seen a significant decline in the number of Wound Care Center® programs it manages. Since December 2001, the total number of management contracts has declined from 96 to 86 as of the end of 2003. Contract terminations have been effected for such reasons as reduced reimbursement, financial restructuring, bankruptcies or hospital closings. Additionally, Wound Care Management believes that hospitals choose to terminate or not renew contracts based upon decisions to terminate their programs or to operate them internally. As of March 31, 2004, Wound Care Management managed 92 outpatient Wound Care Center® programs and believes there is opportunity for growth. We believe hospitals are continually seeking low-cost, high-quality solutions to wound management, such as those provided by Wound Care Management. In addition, we believe the Wound Management Program enables its hospital clients to differentiate themselves from their competitors through better wound care treatment outcomes, reduced costs due to decreased inpatient lengths of stay and increased revenue through the introduction of new patients. As a result, we believe there is a significant opportunity for Wound Care Management to continue to expand its Wound Care Center® operations through affiliation with acute care hospitals.

        In 2002, we signed a multi-year contract with VHA, Inc. ("VHA"), a cooperative representing more than 2,200 leading community-owned health care organizations and their affiliated physicians. Under this agreement, we offer wound management services to VHA members which comprise 25% of the community-owned hospitals in the United States, including many of the nation's largest and most respected institutions.

        Develop new service models to enhance market penetration.    We are actively developing new service models in new health care delivery settings, such as inpatient programs for acute care hospitals and long-term care facilities (e.g., nursing homes and long-term acute care hospitals). These new service models are being operated as a service to existing hospital customers. Pressure sores, the most common form of a chronic wound, usually occur among nursing home, acute care and home care patients due to the sedentary lifestyle associated with those care settings. As we further develop our inpatient service models, we believe we will become more capable of penetrating the large pressure sore market.

        Provide a comprehensive managed care product.    Wound Care Management believes that wound care represents a significant cost to managed care organizations and that Wound Care Management has the ability to provide a variety of services to managed care payors. These services may include, among others, case management, accreditation services and other tools necessary to effectively manage wound care patients. Furthermore, we intend to leverage our focus on the management of chronic infections through our provision of anti-infective therapies with the Wound Management Program of our Wound Care Management. With its Wound Management Program and increasing presence in multiple health care delivery settings, Wound Care Management can offer managed care payors a relationship which we believe will provide better patient healing outcomes and more cost-effective services for subscribers.

        Enhance our Wound Management Program.    Our Wound Care Management business unit currently offers a unique Wound Management Program which includes assessment, vascular studies, revascularization, infection control, wound debridement, growth factor therapy, skin grafting, nutrition, protection devices, patient education, referrals and effective management of care through patient/provider communications. Wound Care Management is continually exploring and seeking advances in wound care management services and products which could enhance its current Wound Management Program. Wound Care Management is actively pursuing such advances through the continuous development of its current services and co-marketing arrangements with other providers of wound care products and services. Wound Care Management's current service offerings include furnishing hyperbaric oxygen services to interested hospital partners, forming alliances with companies marketing new wound care technologies and developing clinical research capabilities for the Wound Care Center® network.

Wound Care Management—Wound care operations

        Wound Care Management's wound care operations offer health care providers the opportunity to create specialty wound care departments designed to meet the needs of chronic wound patients. The initial focus of Wound Care Management's wound care operations has been hospital outpatient Wound Care Center® programs. Wound Care Management is currently expanding its programmatic approach to wound care to inpatient settings, such as acute care hospitals and long-term care facilities. In these settings, Wound Care Management offers an inter-disciplinary approach to the treatment of chronic wounds in the inpatient settings to complement existing hospital Wound Care Center® programs.

        Hospital outpatient Wound Care Centers®.    Outpatient Wound Care Center® programs, located on or near the campuses of acute care hospitals, represent Wound Care Management's core business. A typical hospital outpatient Wound Care Center® consists of approximately 2,500 square feet of space, comprised of four to eight exam rooms, a nursing station and physician and administrative offices. These Wound Care Center® programs are designed to deliver all necessary outpatient services for the treatment of chronic wounds, with the hospital providing any inpatient care such as revascularization or surgical debridement.

        Wound Care Management currently offers its hospital clients two outpatient Wound Care Center® models: a management model and an "under arrangement" model, with a primary focus on developing management models. The differences between these two models relate primarily to the employment of the clinical staff at the Wound Care Center® program and the basis for the management fees paid to Wound Care Management. In the management model, generally our only employee at the Wound Care Center® program is the center's Program Director, and Wound Care Management generally receives a fixed monthly management fee or a combination of a fixed monthly management fee and a variable case management fee. In the "under arrangement" model, we employ all of the clinical and administrative staff (other than physicians) at the Wound Care Center® program, and Wound Care Management generally receives fees based on the services provided to each patient. In all other material respects, the two models are identical. In both models, physicians remain independent, and Wound Care Management recruits and trains the physicians and staff associated with the Wound Care Center® program. The physicians providing services at a Wound Care Center® program are recruited by Wound Care Management primarily from among the doctors who work at the hospital and practice in related areas. In addition, in both models, Wound Care Management's field support departments provide the staff at each Wound Care Center® program with clinical oversight, quality assurance, reimbursement consulting, sales and marketing and general administrative support services. The terms of Wound Care Management's contract with each hospital are negotiated individually. Generally, in addition to the management fees described above, the contracts provide for development fees charged to the hospital. In both models, the hospital and the physician bill the patient for the services provided and are responsible for seeking reimbursement from insurers or other third-party payors.

        The first Wound Care Center® program opened in 1988, and, as of March 31, 2004, there were 92 hospital outpatient Wound Care Center® programs in operation in approximately 30 states. Wound Care Management has entered into contracts with eight hospitals to open additional Wound Care Center programs. Wound Care Management's hospital client base ranges from medium-sized community-based hospitals to large hospitals affiliated with national chains and not-for-profit hospitals in local markets. Wound Care Management selects hospital clients based on a number of criteria. A suitable hospital client typically can accommodate at least 200 inpatient beds, offers services which complement the Wound Management Program, including physician specialists in the areas of general, plastic and vascular surgery, endocrinology and diabetes, is financially stable and has a solid reputation in the community it serves. Of Wound Care Management's 92 hospital outpatient Wound Care Center® programs, 88 are management model centers and four are "under arrangement" model centers. We anticipate that two of the existing under arrangement models will be converted to management models in 2004 because of pending reimbursement changes (see "Third-Party Reimbursement").

        In expanding its product offering, Wound Care Management furnishes hyperbaric oxygen therapy ("HBO") services to interested hospital partners operating outpatient Wound Care Centers®. These services generally include furnishing HBO chambers and managing the program. As of March 31, 2004, Wound Care Management managed 10 HBO programs complementing existing hospital outpatient Wound Care Center® programs, and such HBO programs accounted for approximately 2.5% of Wound Care Management's revenue.

        Inpatient wound care programs.    Wound Care Management is addressing the needs of the inpatient wound care market through the development of new inpatient programs. These patients often have pressure sores resulting from inactivity. While not typically as severe as diabetic or venous stasis ulcers, pressure sores represent the largest segment of the chronic wound market. Wound Care Management has developed an inpatient program for its affiliated acute care hospitals that is directed at assisting those hospitals in identifying and managing inpatients in the acute care hospital that are at risk or who suffer from chronic wounds. The program is primarily directed at reducing the length of stay of those patients in the acute care setting. Wound Care Management has also developed a Wound Outreach Program, whereby a nurse practitioner or physician assistant from an affiliated outpatient Wound Care Center® program provides wound related services to long-term care facilities in surrounding areas. As of March 31, 2004, Wound Care Management had contracts to manage 34 such inpatient programs at existing acute-care hospital customers of which 18 were operating. Further, as of March 31, 2004 Wound Care Management had contracts to manage 23 programs that provide outreach wound care services to local long-term care facilities. We cannot assure you that these programs will be successful in the future.

        Contracts terms and renewals.    Substantially all of the revenues of Wound Care Management are derived from management contracts with acute care hospitals. The contracts generally have initial terms of three to five years and many have automatic renewal terms unless specifically terminated. During the year ending December 31, 2004, the contract terms of 36 of Wound Care Management business unit's management contracts will expire, including 24 contracts which provide for automatic one-year renewals. The contracts often provide for early termination either by the client hospital, if specified performance criteria are not satisfied, or by Wound Care Management under various other circumstances. Historically, some contracts have expired without renewal, and others have been terminated by Wound Care Management or the client hospital for various reasons prior to their scheduled expiration. During 2003, three hospital contracts expired without renewal, and an additional eight hospital contracts were terminated by the client hospital prior to their scheduled expiration. Generally, Wound Care Management elects to negotiate a mutual termination of a management contract if a client hospital desires to terminate the contract prior to its stated term. Wound Care Management believes that there were a number of reasons why hospitals chose to terminate their contract, including hospital financial difficulties and the Medicare reimbursement changes which reduced hospital revenues. The continued success of Wound Care Management is subject to its ability to renew or extend existing management contracts and obtain new management contracts. We believe that hospitals choose to terminate or not to renew contracts based on decisions to terminate their programs or to convert their programs from independently-managed programs to programs operated internally. There can be no assurance that any hospital will continue to do business with Wound Care Management following the expiration of its management contract or earlier, if such management contract is terminable prior to expiration. In addition, any changes in the Medicare program or third- party reimbursement levels, which generally have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by Wound Care Management, could result in the early termination of existing management contracts and would adversely affect the ability of Wound Care Management to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could harm our business.

        Managed care operations.    Wound Care Management's managed care strategy is currently focused on marketing Wound Care Center® program services to local managed care organizations ("MCOs") in concert with its hospital clients' efforts to promote all hospital-based services to such MCOs. Wound Care Management seeks to establish relationships with MCOs and other disease management companies to provide wound care services. Wound Care Management's contractual arrangements with MCOs and other disease management companies, which will vary based upon the needs of the particular customer, are expected to provide for Wound Care Management to receive compensation on a fee-for-service, fixed-case rate or at-risk capitation basis. While Wound Care Management anticipates that most of its managed care contracts will be fee-for-service or case-rate contracts, it expects that at-risk capitation could become a contracting method.

        Wound Care Management has developed tools to help MCOs and other disease management companies assess their current wound care experiences (both clinical results and costs) against our Wound Management Program in order to demonstrate that a wound care carve-out product can provide added value. To date, Wound Care Management has been unsuccessful in establishing managed care or disease management relationships.

        Wound Care Management's managed care operations have been limited. Although Wound Care Management or its hospital clients have been reimbursed for wound treatment by a number of MCOs on a case-by-case basis, Wound Care Management currently has no contracts that require or offer incentives to subscribers to use Wound Care Management's wound care services. There can be no assurance that Wound Care Management will be able to successfully expand its managed care operations.

Wound Care Management—Community education and marketing

        Wound Care Management's community education and marketing strategy consists of a two-fold approach involving the development of new wound care programs as well as the growth in operating Wound Care Center® programs. The professional community education component is locally managed and conducted by the Wound Care Center® Program Directors under the supervision of the Regional Managers. The primary community education efforts are directed at physicians and other health care professionals to expand community awareness of the Wound Care Center® program services.

        In addition, community education marketing plans are developed each year at each Wound Care Center® program. The development and execution of the plan is the responsibility of the Program Director at the Wound Care Center® along with the Corporate Marketing Department. The plan details the anticipated marketing for the year and may include radio and print advertising as well as professional symposiums and other community education. Wound Care Management markets the Wound Care Center® program concept to hospitals as a therapeutic "Center of Excellence." Wound Care Management believes that having a Wound Care Center® program can differentiate a hospital from its competitors and can increase the hospital's revenues through the introduction of new patients, which leads to an increase in appropriate ambulatory surgeries, X-rays, laboratory tests and inpatient surgeries such as debridements, vascular surgeries and plastic surgeries.

        Wound Care Management's efforts to develop new wound management programs is headed by a Senior Vice President. This individual is responsible for the activities of the Directors of Business Development, whose primary role is the development of new wound care programs with acute care hospitals. As of March 31, 2004, Wound Care Management had three Directors of Business Development.

Wound Care Management—Third-party reimbursement

        Wound Care Management, through its wound care operations, provides contractual management services for fees to acute care hospitals and other health care providers. These providers, in turn, seek reimbursement from third-party payors, such as Medicare, Medicaid, health maintenance organizations and private insurers, for clinical services rendered to patients insured by these payors. The availability of reimbursement from such payors has been a significant factor in Wound Care Management's ability to increase its revenue streams and will be important for future growth.

        Each third-party payor formulates its own coverage and reimbursements policies. Although we have not, and we believe that our clients have not, in general experienced difficulty in securing third-party reimbursement for Wound Care Center® program services, some hospitals have experienced denials, delays and difficulties in obtaining such reimbursement. To our knowledge, no widespread denials have been received by hospitals regarding reimbursement for Wound Care Center® program clinical services. We discuss coverage and reimbursement issues with our hospital clients and third-party payors on a regular basis. Such discussions will continue as we seek to assure sufficient payments from third-party payors to our hospital customers for services managed by us so that our hospital customers and potential customers find it financially feasible to renew contracts or enter into contracts with

Wound Care Management. Although no individual coverage and reimbursement decision is material to us, a widespread denial of reimbursement coverage for clinical services provided in the Wound Care Center® programs could have a material adverse effect on our business, financial position and results of operations.

        As a result of the Balanced Budget Act of 1997, Centers for Medicare & Medicaid Services ("CMS") implemented the Outpatient Prospective Payment System ("OPPS") for most hospital outpatient department services furnished to Medicare patients beginning August 2000. Under the system, a predetermined rate is paid to hospitals for clinic services rendered, regardless of the hospital's cost. We believe the new payment system does not provide comparable reimbursement for services previously reimbursed on a reasonable cost basis, and the payment rates for many services are insufficient for many of Wound Care Management's hospital customers, resulting in revenue and income shortfalls for the Wound Care Center® program operations managed by Wound Care Management on behalf of the hospitals. As a result, Wound Care Management has renegotiated and modified most of its management contracts which has resulted in reduced revenue and income to Wound Care Management from the modified contracts and, in some cases, contract termination. Wound Care Management expects that contract renegotiation and modification with many of its hospital customers will continue, which could result in further reduced revenues and income to Wound Care Management from those contracts and even contract terminations. The results could have a material effect on Wound Care Management's business, financial condition and results of operations.

        The Wound Care Center® programs managed by Wound Care Management on behalf of acute care hospitals are generally treated as "provider based entities" for Medicare reimbursement purposes. This designation is required for the hospital based program to be covered under the Medicare outpatient reimbursement system. With OPPS, Medicare published criteria for determining when programs may be designated "provider based entities." Programs that existed prior to October 1, 2000 are grandfathered by CMS to be "provider based entities" until the start of the hospital's next cost reporting period beginning on or after July 1, 2003. At that time, the hospital may submit an attestation to the appropriate Regional Office, attesting that the program meets all the requirements for provider based designation. Programs that started on or after October 1, 2000 can voluntarily apply for provider based designation status. We timely advised each of our hospital clients of the application procedures. Although we believe that the programs we manage substantially meet the current criteria to be designated "provider based entities," a widespread denial of such designation could harm our business.

Wound Care Management—Competition

        Our principal competition in the chronic wound care market consists of specialty clinics that have been established by some hospitals or physicians. Additionally, there are a number of private companies which provide wound care services through an HBO program format. In the market for disease management products and services, we face competition from other disease management entities, general health care facilities and service providers, biopharmaceutical companies, pharmaceutical companies and other competitors. Many of these companies have substantially greater capital resources, marketing staffs and experience in commercializing products and services than we have. In addition, recently developed technologies, or technologies that may be developed in the future, are or may be the basis for products which compete with our chronic wound program. There can be no assurance that we will be able to enter into co-marketing arrangements with respect to these products or that we will be able to compete effectively against such companies in the future.

GOVERNMENT REGULATION

        Our operations and the marketing of our services are subject to extensive regulation by numerous governmental authorities in the United States, both federal and state. We believe that we are currently in substantial compliance with applicable laws, regulations and rules. However, we cannot assure you that a governmental agency or a third party will not contend that certain aspects of our business are subject to or are not in compliance with such laws, regulations or rules or that the state or federal regulatory agencies or courts would interpret such laws, regulations and rules in our favor. The sanctions for failure to comply with such laws, regulations or rules could include denial of the right to conduct business, significant fines and criminal and civil penalties. Additionally, an increase in the complexity or substantive requirements of such laws, regulations or rules could have a material adverse effect on our business.

        Any change in current regulatory requirements or related interpretations by, or positions of, state officials in states where we operate could adversely affect our operations within those states. In states where we are not currently located but where we may operate in the future, we intend to utilize the same approaches adopted elsewhere for achieving state compliance. However, state regulatory requirements could adversely affect our ability to establish operations in such other states.

        Various state and federal laws and agencies regulate providers of health care services and suppliers of biopharmaceutical and pharmaceutical products, including the products and services that we distribute and sell. These laws include, but are not limited to, the following:

Licensure and registration

        We are required by various states to be licensed as an in-state pharmacy and, within most other states where we distribute prescription drugs, we are required to be licensed as an out-of-state pharmacy.

        In addition, federal controlled substance laws mandate that we register our pharmacy and repackaging locations with the federal Drug Enforcement Administration as well as conform with recordkeeping, labeling and security regulations when dispensing controlled substances.

        We believe that we are currently in substantial compliance with all state licensing and registration laws applicable to our business. However, if we are found to not be in compliance, we could be subject to fines and penalties which could have an adverse effect on our business.

Fraud and abuse laws

        These laws, specifically the anti-kickback laws, include the fraud and abuse provisions and referral restrictions of the Medicare and Medicaid statutes, as well as other federally funded programs, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare and Medicaid patients or for purchasing, arranging for or recommending the purchasing, leasing or ordering of Medicare or Medicaid covered services, items or equipment.

        The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") created violations for fraudulent activity applicable to both public and private health care benefit programs and prohibits inducements to Medicare or Medicaid eligible patients.

        The Office of Inspector General ("OIG") from time to time publishes its interpretations on various fraud and abuse issues and about fraudulent or abusive activities OIG deems suspect and potentially in violation of the federal laws, regulations and rules. If our actions are found to be inconsistent with OIG's interpretations, such actions could have a material adverse effect on our business.

        Due to the complexity of such anti-kickback laws, the Department of Health and Human Services ("HHS") has established certain safe harbor regulations whereby various payment practices may be protected from criminal or civil penalties. However, an activity that is outside a safe harbor is not necessarily deemed illegal.

        Violations of these fraud and abuse laws may result in fines and penalties as well as civil or criminal penalties for individuals or entities, including exclusion from participation in the Medicare or Medicaid programs. Several states have adopted similar laws that cover patients in both private and government programs. Because the anti-fraud and abuse laws have been broadly interpreted, they limit the manner in which we can operate our business and market our services to, and contract for services with, other health care providers.

The Stark Law

        Federal and some state laws impose restrictions on the relationships between providers of health care services or products and other persons or entities, such as physicians and other clinicians, including with respect to employment or service contracts, investment relationships and referrals for certain designated health services. Outpatient prescription drugs are one of the eleven designated services to which the Stark Law applies. On March 25, 2004, the Centers for Medicare and Medicaid Services issued the second phase of its final regulations addressing physician self-referrals, to become effective July 26, 2004. We believe we have structured our operations in an attempt to comply with these provisions. Periodically, there are efforts to expand the scope of these referral restrictions from its application to government health care programs to all payors and to additional health care services. Certain states are considering adopting similar restrictions or expanding the scope of existing restrictions. We cannot assure you that the federal government, or other states in which we operate, will not enact similar or more restrictive legislation or restrictions or interpret existing laws and regulations in a manner that could harm our business.

Professional fee splitting

        The laws of many states prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine and from employing physicians to practice medicine. The laws in most states regarding the corporate practice of medicine have been subjected to judicial and regulatory interpretation.

Pharmacy operation laws

        Our pharmacies are subject to various state laws relating to pharmacy operation, including requirements regarding licensure and handling, securing, storing, labeling, dispensing, record-keeping and reporting for pharmaceutical products, as well as patient confidentiality requirements and prohibitions on fee-splitting by pharmacies. Additionally, many state boards of pharmacy require pharmacies to provide counseling to customers. Our pharmacy business marketing activities may also be regulated by the FDA, including with respect to any promotion of off-label uses of products (for indications which have not been approved by the FDA). We believe we are in substantial compliance with these requirements. However, if we are found not to be in compliance, we could be subject to fines and penalties which could have an adverse effect on our business.

Professional licenses

        State laws prohibit the practice of medicine, pharmacy and nursing without a license. To the extent that we assist patients and providers with prescribed treatment programs, a state could consider our activities to constitute the practice of medicine. In addition, in some states, coordination of nursing services for patients could necessitate licensure as a home health agency or other licensed entity and/or could necessitate the need to use licensed nurses to provide certain patient directed services. If we are found to have violated state licensure laws, we could face civil and criminal penalties and be required to reduce, restructure or even cease our business in that state.

False Claims Act

        Federal and some state laws impose requirements in connection with the submission of claims for payment for health care services and products, including prohibiting the knowing submission of false or fraudulent claims and submission of false records or statements. Such requirements would apply to the operations of our pharmacies and to the hospital customers to which we provide wound care management services. Not only are government agencies active in investigating and enforcing actions with respect to applicable health laws, but also health care providers are often subject to actions brought by individuals on behalf of the government. As such "whistleblower" lawsuits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, implicated health care providers are often unaware of the suit until the government has made its determination and the seal is lifted.

        The federal False Claims Act (the "False Claims Act") generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed to be a separate violation of the False Claims Act. Criminal provisions that are similar to the False Claims Act provide that if a corporation is convicted of presenting a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency it may be fined. Some states also have enacted statutes similar to the False Claims Act which may include criminal penalties, substantial fines, and treble damages.

HIPAA—Administrative simplification

        The Administrative Simplification Provisions of HIPAA require HHS to adopt standards to protect the security and privacy of health-related information. In February 2002, HHS issued final rules concerning the security standards. These rules do not require the use of specific technologies (e.g., no specific hardware or software is required), but instead require health plans, health care clearinghouses and health care providers to comply with certain minimum security procedures in order to protect data integrity, confidentiality and availability. The compliance deadline will occur in April 2005, and we are in the process of reviewing these final regulations to ensure that our systems meet these security standards.

        With respect to the privacy standards, HHS published final rules in December 2000 which were modified on August 14, 2002. All health care providers were required to be compliant with the new federal privacy requirements no later than April 14, 2003. HIPAA privacy standards contain detailed requirements regarding the use and disclosure of individually identifiable health information. Improper use or disclosure of identifiable health information covered by HIPAA privacy regulations can result in the following fines and/or imprisonment: (i) civil money penalties for HIPAA privacy violations are $100 per incident, up to $25,000, per person, per year, per standard violated; (ii) a person who knowingly and in violation of HIPAA privacy regulations obtains individually identifiable health information or discloses individually identifiable health information to another person may be fined up to $50,000 and imprisoned up to one year, or both; (iii) if the offense is committed under false pretenses, the fine may be up to $100,000 and imprisonment for up to five years; and (iv) if the offense is done with the intent to sell, transfer or use individually identifiable health information for commercial advantage, personal gain or malicious harm, the fine may be up to $250,000 and imprisonment for up to ten years.

        HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all health care providers must use when submitting or receiving certain health care transactions electronically. Although these standards were to become effective October 2002, Congress extended the compliance deadline until October 2003 for organizations, such as ours, that submitted a request for an extension. We have taken the appropriate actions to ensure that patient data kept on our computer networks are in compliance with these regulations. We believe that we are now substantially in compliance with the HIPAA electronic standards and are capable of delivering HIPAA standard transactions electronically. In addition, if we choose to distribute drugs through new distribution channels, such as the Internet, we will have to comply with government regulations that apply to those distribution channels, which could harm our business. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable to the use and disclosure of patient health information that are more stringent than comparable provisions under HIPAA.

        If we were found to have violated one of these state laws, we could be subject to fines, penalties and other actions which could have an adverse effect on our business.

Confidentiality

        Under federal and state laws, we must adhere to stringent confidentiality regulations intended to protect the confidentiality of patient records.

Ongoing investigations

        Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, promotion of off-label drug indications use, clinical drug research trials and gifts for patients or referral sources. We believe our current and planned activities are substantially in compliance with applicable legal requirements. We cannot assure you, however, that a governmental agency or a third party will not contend that certain aspects of our business are subject to, or are not in compliance with, such laws, regulations or rules, or that state or federal regulatory agencies or courts would interpret such laws, regulations and rules in our favor, or that future interpretations of such laws will not require structural or organizational modifications of our existing business or have a negative impact on our business. Applicable laws and regulations are very broad and complex, and, in many cases, the courts interpret them differently, making compliance difficult. Although we try to comply with such laws, regulations and rules, a violation could result in denial of the right to conduct business, significant fines and criminal penalties. Additionally, an increase in the complexity or substantive requirements of such laws, regulations or rules, or reform of the structure of health care delivery systems and payment methods, could have a material adverse effect on our business.

INTELLECTUAL PROPERTY

        Our success depends in part on our ability to maintain trade secret protection and operate without infringing on or violating the proprietary rights of third parties. In addition, we also rely, in part, on trade secrets, proprietary know-how and technological advances which we seek to protect by measures, such as confidentiality agreements with our employees, consultants and other parties with whom we do business. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known, be independently discovered by others or found to be unprotected.

        Wound Care Center®, Wound Management Program, the name Critical Care Systems and its logo and our logo with our name, Curative Health Services are our trademarks. This prospectus also includes trade names and marks of other companies.

EMPLOYEES

        Immediately after our acquisition of CCS on April 23, 2004, we employed 704 full-time employees, of which 450 were in the Specialty Infusion business unit, 194 employees were in the Wound Care Management business unit and 60 were in various support departments. We expect to add additional personnel to our business units in the next year. We believe that our relations with our employees are good.

MANAGEMENT

DIRECTORS

        Set forth below is certain information about each director of the Company, including each such person's name, age and principal occupations for the last five years.

Name	Age	Position
Paul S. Auerbach	53	Director
Daniel E. Berce	50	Director
Peter M. DeComo	56	Director
Lawrence P. English	63	Director
Joseph L. Feshbach	50	Chairman of the Board and Chief Executive Officer
Timothy I. Maudlin	53	Director
Paul F. McConnell	50	President and Chief Operating Officer and Director
Gerard Moufflet	60	Director
John C. Prior	50	President Wound Care Management and Director

        Paul S. Auerbach, M.D., M.S., 53, has been a director of the Company since February 2000. Since August, 2003, Dr. Auerbach has served as Chief Operating Officer of KAI Pharmaceuticals, Inc., a private biotechnology company. From October 1999 to 2003, Dr. Auerbach served as a Venture Partner with Delphi Ventures, a venture capital firm. From 1997 until 1999, Dr. Auerbach served as Chief Operating Officer of MedAmerica, a private company, and from 1995 to 1996 as Chief Operating Officer of Sterling Healthcare Group, a publicly traded company. Prior to that, Dr. Auerbach was Professor and Chief of Emergency Medicine at Stanford University Medical Center and, prior to that, held the same positions at Vanderbilt University Medical Center.

        Daniel E. Berce, 50, has been a director of the Company since February 2000. Since April 2003, Mr. Berce has served as President of AmeriCredit Corp., a publicly traded finance company, and since 1990 Mr. Berce has served as a director of AmeriCredit Corp. From November 1996 until April 2003, he served as Vice Chairman and Chief Financial Officer of AmeriCredit Corp. From November 1994 until November 1996, Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer of AmeriCredit Corp. and from May 1990 until November 1994, he served as Vice President, Chief Financial Officer and Treasurer of the Company. Prior to joining AmeriCredit, he was a partner with Coopers & Lybrand for four years and was with such firm for fourteen years. Mr. Berce is a certified public accountant. Mr. Berce is a director of AZZ Incorporated, a publicly held company that manufactures specialty electronic equipment and provides galvanizing services to the steel fabrication industry.

        Peter M. DeComo, 56, has been a director of the Company since January 2004. Mr. DeComo was a co-founder of Renal Solutions, Inc. and currently serves as its Chairman and Chief Executive Officer. Previously, Mr. DeComo was the Chief Operating Officer of HemoTherapies Inc., the license partner to HemoCleanse Inc. for the only U.S. Food and Drug Administration (FDA) cleared Liver Dialysis System. Prior to this, Mr. DeComo was Senior Vice President of the Infusion Therapy/Biotech Operating Division for Olsten Health Services, now a part of the specialty pharmacy business of Accredo Health, a $600 million specialty pharmacy provider. Mr. DeComo has held numerous senior level positions in the health care industry specializing in the provision of specialized products and services to patients in the home setting. He is affiliated with a number of healthcare related organizations and advocacy groups.

        Lawrence P. English, 63, has been a director of the Company since May 2000. Since June 2000, Mr. English has been the Chief Executive Officer and a director of QuadraMed Corporation, a publicly traded healthcare information technology company. In January 2001, Mr. English was appointed Chairman of the Board of QuadraMed. Mr. English was the Founder and Chief Executive Officer of Lawrence P. English, Inc., a private turn-around management firm, from January 1999 to June 2000. He was the Chairman of the Board and Chief Executive Officer of Aesthetics Medical Management, Inc., a physician practice management company for plastic surgeons, from July 1997 to January 1999. Until he resigned in September 2002, he served as Director of Clarent Hospital Corporation, formerly Paracelsus Healthcare Corporation, since May 1999 and as the Non-Executive Chairman of the Board since February 2000. From 1992 to 1996, Mr. English was President of CIGNA HealthCare, one of the nation's largest health maintenance organizations. Prior to 1992, Mr. English held numerous senior level positions at CIGNA. Mr. English possesses a Bachelor of Arts degree from Rutgers University and a Masters of Business Administration from George Washington University, and is a graduate of Harvard Business School's Advanced Management Program.

        Joseph L. Feshbach, 50, is the Chairman of the Board and Chief Executive Officer of the Company. Since February 2000, Mr. Feshbach has served as a director of the Company and in November 2000 he was named Chairman of the Board. In March 2001 Mr. Feshbach was named Executive Chairman. Mr. Feshbach served as Interim Chief Executive Officer from March 2002 through July 2002. In July 2002, Mr. Feshbach was elected Chief Executive Officer and Chairman. From December 1998 to March 2002, Mr. Feshbach was a private investor. From 1983 to 1998, Mr. Feshbach was a co-founder and General Partner of Feshbach Brothers, a money management and brokerage firm. During his 15 year career at Feshbach Brothers, Mr. Feshbach was responsible for both research and capital formation. After retiring from Feshbach Brothers in 1998, Mr. Feshbach invested his family's capital primarily in publicly traded equities. Mr. Feshbach is a director of QuadraMed Corporation, a publicly traded healthcare information technology company and is Chairman of its Strategy Committee.

        Timothy I. Maudlin, 53, a co-founder of the Company, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners. Mr. Maudlin is a certified public accountant and has served as an advisory principal of Venturi Group LLC since October 2001. Previously, he served as a principal of Venturi Group LLC from 1999 to October 2001 and as Chief Financial Officer of Venturi Group LLC from October 2001 into 2002.

        Paul F. McConnell, 50, a founder of Critical Care Systems, Inc. in 1991, has served as a Director and as President and Chief Operating Officer of the Company following the acquisition of Critical Care Systems, Inc. by the Company in April 2004. It is anticipated that within 18 months, Mr. McConnell will be offered the position of Chief Executive Officer of the Company, subject to the approval of the board of directors of the Company. Mr. McConnell has more than 25 years of healthcare experience, primarily in the home infusion industry. Previously, Mr. McConnell held management positions with Critical Care America, including Vice President of New Market Development. Mr. McConnell was also a founder of the national home infusion therapy company, Chartwell Home Therapies, where he managed sales, marketing and operations. Prior to this, he held sales management and hospital sales positions in the pharmaceutical industry.

        Gerard Moufflet, 60, has been a director of the Company since November 1989. Mr. Moufflet is the Chief Executive Officer and founder of Acceleration International Corp., a private equity firm focused on healthcare investments in Europe and the United States. From 1989 to December 2001, Mr. Moufflet served as Managing Director of Advent International Corporation, a venture capital firm.

Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses. Mr. Moufflet is a director of Serologicals Corporation, a publicly traded company and global provider of biological products and enabling technologies, and American Dental Partners, Inc., a publicly traded company and one of the nation's leading business partners to dental groups. Mr. Moufflet is also the Chairman of the Board of the Board of Fellows of the Harvard Dental School of Medicine and the Chairman of the French Library and Cultural Center of Boston.

        John C. Prior, 50, was named President of the Company's Wound Care Management business unit, effective March 15, 2001, and has been a director of the Company since April 16, 2001. He has served as Executive Vice President and General Manager from September 2000 to March 2001, and he served as Interim Chief Executive Officer from March 2001 to September 2001. From August 1995 until September 2000, Mr. Prior served as Senior Vice President, Finance and Chief Financial Officer. From February 1991 to August 1995, Mr. Prior served as Vice President of Finance and has been Secretary from October 1993 until September 2001. From July 1987 to February 1991 he served as Controller of the Company. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

COMPENSATION OF DIRECTORS

        In 2003, each non-employee director was paid an annual retainer of $15,000, $1,500 for each Board meeting attended in person or $1,000 for each Board meeting participated in by means of conference telephone; $1,500 for each Audit Committee meeting attended in person (other than an Audit Committee meeting held on the same date as a Board meeting); $1,000 for each Audit Committee meeting held on the same date as a Board meeting or participated in by means of conference telephone; $1,250 for each non-Audit Committee meeting attended in person (other than a non-Audit Committee meeting held on the same date as a Board meeting); and $750 for each non-Audit Committee meeting held on the same date as a Board meeting or participated in by means of conference telephone. The chairman of the Audit Committee received an additional annual retainer fee of $4,000 and the chairman of each non-Audit Committee received an additional annual retainer fee of $3,000.

        In 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its Common Stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

        In 1995, the Company established a Non-Employee Director Stock Option Plan (the "Director Plan"). The purpose of the Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of Common Stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Director Plan strengthens that link. The Director Plan provides for an automatic initial grant of options to purchase 15,000 shares of Common Stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. The Director Plan also provides for the automatic grant of an option to purchase 15,000 shares of Common Stock, at market value on the date of grant, each time a non-employee director is re-elected as a member of the Board. Further, the Director Plan provided for the automatic one time grant of an option to purchase 45,000 shares of Common Stock, at market value on date of grant, upon a non-employee director's election as a member of the Board at the 2002 Annual Meeting of Shareholders. Upon their election to the Board in May 2002, the non-employee members of the Board of Directors were each granted options to purchase 45,000 shares of Common Stock at $13.16 per share, vesting immediately as to one-third of such shares, vesting after one year as to another third of such shares, and vesting after two years with respect to the final third of such shares, subject to certain conditions. The Director Plan also provides that for all directors who are granted the one time option to purchase 45,000 shares as described above, there shall be no grants under the Director Plan in connection with the Company's 2003 and 2004 Annual Meetings of Shareholders.

EXECUTIVE OFFICERS

        Set forth below is certain information about each current executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

Name	Age	Position
Thomas W. Axmacher	45	Executive Vice President of Finance and Chief Financial Officer
Nancy F. Lanis	47	Executive Vice President, General Counsel and Secretary
Michelle D. LeDell	45	Senior Vice President of Human Resources
Anne S. Bruce	40	Senior Vice President and Chief Information Officer/Security Officer

        Nancy F. Lanis, 47, has served as Executive Vice President, General Counsel and Secretary since March 2003. She served as Senior Vice President and General Counsel from June 2001 to March 2003, and has served as Corporate Secretary since September 2001. From March 2000 to June 2001, Ms. Lanis was Of Counsel at Ruskin, Moscou, Evans & Faltischek, P.C. in the Corporate and Health Law Practice Groups. From September 1991 to March 2000, Ms. Lanis held a number of positions with the Health Services Division (subsequently known as Gentiva Health Services, Inc., and a portion of which has since been acquired by Accredo Health, Incorporated) of Olsten Corporation, ultimately serving as its Vice President and General Counsel for Infusion and Biotech at the time of her departure. Ms. Lanis was Corporate Counsel at W.R. Grace & Co. from 1985 to September 1991, and was associated with the firm of Cole & Deitz (now known as Winston & Strawn) from 1983 to 1985.

        Thomas W. Axmacher, 45, has served as Executive Vice President of Finance and Chief Financial Officer since March 2003. From April 2002 to March 2003, he served as Senior Vice President of Finance and Chief Financial Officer. From March 2001 to April 2002, he served as Vice President of Finance and Chief Financial Officer. From August 1997 to March 2001, Mr. Axmacher served as Vice President and Controller. From March 1991 to August 1997, he served as Controller of the Company. Prior to joining the Company, Mr. Axmacher spent six years at Tempo Instrument Group, an electronics manufacturer where he served as Vice President and Controller.

        Michelle D. LeDell, 45, has served as Senior Vice President of Human Resources since March 2003. From January 2002 to March 2003, she served as Vice President of Human Resources. From March 1996 to January 2002, Ms. LeDell served as Senior Director of Human Resources at Express Scripts, a pharmacy benefit management company. From October 1995 to March 1996, Ms. LeDell worked at Dain Bosworth, an investment banking firm, where she served as Manager of Human Resources. From 1984 to 1995, Ms. LeDell worked at the Prudential companies, an insurance organization, with eight of those years being spent in human resources. From 1982 to 1984, Ms. LeDell was a financial analyst with Dun and Bradstreet, a credit rating services company.

        Anne S. Bruce, 40, has served as Senior Vice President and Chief Information Officer/Security Officer since September 2003. She served as Vice President of Public Affairs from February 2003 to May 2004. Prior to joining the Company, Ms. Bruce spent 19 years in various positions in the information technology field, starting her career as a Systems Engineer for Electronic Data Systems (EDS) in 1984. Ms. Bruce held senior management positions at EDS from 1984 to September of 1997, at Ernst & Young LLP from September of 1997 through September of 2000 and at eLoyalty from September 2000 into February 2003.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each person who served as the Chief Executive Officer of the Company at any time during 2003, (ii) the four executive officers of the Company (other than its chief executive officer) most highly compensated in salary and bonus for 2003 who were also serving as executive officers of the Company on December 31, 2003, and (iii) the most highly compensated person in salary and bonus for 2003 who served as an executive officer of the Company during 2003 but was not serving as an executive officer on December 31, 2003 (the "named executive officers").

		Annual Compensation			Long Term Compensation
Name and Principal Position (as of December 31, 2003)	Year	Salary ($)	Bonus ($)(1)	Other Annual Comp. ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Comp. ($)(4)
Joseph Feshbach(5)	2003	423,942	—	—	—	75,500	808
Chief Executive Officer	2002	313,385	333,333	—	0	350,000	969
John Prior	2003	270,000	—	—	—	25,500	519
President, Specialty	2002	270,000	122,850	—	0	0	1,662
Healthcare Services	2001	210,915	3,240	—	86,800	20,000	3,400
William Tella	2003	274,656	—	—	0	50,500	481
President, Specialty	2002	235,461	200,000	—	0	100,000	778
Pharmaceutical Services	2001	187,000	2,244	—	43,400	0	2,878
Nancy Lanis(6)	2003	239,483	52,516	—	—	25,500	760
Executive Vice President,	2002	200,000	171,200	—	0	100,000	2,086
General Counsel and Secretary	2001	96,154	15,000	—	0	50,000	0
Thomas Axmacher(7)	2003	210,516	48,500	—	—	25,500	2,826
Executive Vice President	2002	168,539	130,000	—	0	25,000	1,279
and Chief Financial Officer	2001	147,392	1,470	—	0	10,000	3,400

(1)
Amounts shown for 2003 represent bonuses paid under the Company's Incentive Compensation Plan. Amounts shown for 2001 and 2002 represent discretionary bonuses paid under the Company's Incentive Compensation Plan and, with respect to bonuses paid in 2002, bonuses awarded with respect to particular achievements during 2002. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2)
Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.

(3)
The number of shares of restricted stock awarded were as follows: Mr. Prior 10,000 shares in 2001; Mr. Tella 5,000 shares in 2001. The value of such shares is calculated using the closing price for the Company's Common Stock on the date of the award (i.e., $8.68 for 2001 awards). As of December 31, 2003, an aggregate of 15,000 shares of restricted stock were held by the named executive officers with an aggregate value of $130,200 based on the closing price on that date. One third of the shares covered by the 2001 restricted stock awards vest after one year with the balance of each award vesting thereafter in eight equal quarterly installments following the initial vesting date. The recipients of these restricted stock awards are entitled to receive any dividends declared with respect to the restricted shares.

(4)
All amounts represent Company matching contributions to its 401(k) plan.

(5)
Mr. Feshbach was hired as Interim Chief Executive Officer of the Company in March 2002 and was hired as Chief Executive Officer of the Company in July 2002.

(6)
Ms. Lanis was hired as an executive officer in June 2001.

(7)
Mr. Axmacher became an executive officer in March 2001.

STOCK OPTION TABLES

        The following tables summarize stock option grants and exercises during 2003 to or by the named executive officers, and the value of the options held by such persons at the end of 2003.

Option Grants in Fiscal 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Mr. Feshbach	75,000(2)	8.73%	16.82	3/05/2013	794,745	2,005,785
	500(3)	0.06%	14.74	6/03/2013	4,643	11,718
Mr. Prior	25,000(2)	2.91%	16.82	3/05/2013	264,915	668,595
	500(3)	0.06%	14.74	6/03/2013	4,643	11,718
Mr. Tella	50,000(2)	5.82%	16.82	3/05/2013	529,830	1,470,750
	500(3)	0.06%	14.74	6/03/2013	4,643	11,718
Ms. Lanis	25,000(2)	2.91%	16.82	3/05/2013	264,915	668,595
	500(3)	0.06%	14.74	6/03/2013	4,643	11,718
Mr. Axmacher	25,000(2)	2.91%	16.82	3/05/2013	264,915	668,595
	500(3)	0.06%	14.74	6/03/2013	4,643	11,718

(1)
Except as otherwise noted, the options become exercisable after one year with respect to one-third of the shares with the balance of the shares becoming exercisable in equal installments on the last day of each of the eight successive three-month periods following the initial exercisability date.

(2)
The basis for the grant was annual equity compensation, after considering outside consultant recommendations in the form of a report, which analyzed the level of executive compensation for a number of comparable companies

(3)
This grant was immediately exercisable and issued in connection with certain amendments to the officer's employment agreement in connection with the reorganization of the Company into a holding company structure.

Option Exercises in Fiscal 2003
and
Value at End of Fiscal 2003

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable / Unexercisable	Value of Unexercised In-the Money Options at Fiscal Year End ($) Exercisable / Unexercisable(1)
Mr. Feshbach	—	—	269,651 / 243,345	735,178 / 186,963
Mr. Prior	—	—	140,914 / 88,336	888,107 / 27,022
Mr. Tella	—	—	134,833 / 91,670	783,397 / 189,599
Ms. Lanis	—	—	89,657 / 80,843	318,353 / 122,897
Mr. Axmacher	—	—	69,040 / 37,086	290,164 / 13,511

(1)
Calculation is based on the difference between the closing price of the Common Stock on December 31, 2003 and the exercise price of the options for each optionee.

EMPLOYMENT AND OTHER AGREEMENTS

        Each of Messrs. Feshbach, Tella, Axmacher and Ms. Lanis (the "Officers") has an employment agreement with the Company (an "Employment Agreement"). Mr. Prior has an employment agreement with the subsidiary containing the Company's Wound Care Management business unit. Except as noted, the Employment Agreements are on substantially identical terms. Under the Employment Agreements, each Officer receives an annual base salary and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The annual base salary of each of the Officers under his or her Employment Agreement as of December 31, 2003 was Mr. Feshbach ($425,000), Mr. Tella ($280,000), Mr. Prior ($270,000), Mr. Axmacher ($220,000) and Ms. Lanis ($250,000). In addition, Ms. Lanis received a one-time signing bonus of $15,000 under the terms of her Employment Agreement. The salary under the Employment Agreements is subject to annual review and increase by the Compensation Committee. Each Employment Agreement has an initial term of one year and renews automatically for additional one-year periods unless notice of termination is given at least three months prior to renewal.

        The Company may terminate the Employment Agreement at any time with or without cause upon 30 days' prior written notice to the Officer, and the Officer may terminate the Employment Agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the Employment Agreement without cause prior to a change of control (defined below) or elects not to renew, the Officer will be entitled to receive a lump sum severance payment equal to the Officer's then current base salary plus the arithmetic average of payments made to the Officer pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve-month period following the date of termination shall vest and become immediately exercisable in full. If the Employment Agreement is terminated (or not renewed) by the Company without cause or by the Officer for good reason during the twelve-month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), the Officer shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to the Officer pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards shall vest and become immediately exercisable in full. The Employment Agreement also restricts the Officer from competing with the Company under certain circumstances during the Officer's employment with the Company and for a period of two years thereafter.

        Mr. Tella ceased to be an executive officer upon the closing of the acquisition of Critical Care Systems, Inc. in April 2004. Mr. Tella will continue as an employee until May 2005, and will receive a severance package valued at approximately $450,000.00, which will be paid out in monthly installments over his remaining employment. Mr. Tella has agreed to waive payment of his salary after the closing of the acquisition of Critical Care Systems, Inc. through May 2005.

        Since April 23, 2004, Mr. McConnell has been employed as President and Chief Operating Officer of Curative pursuant to a three-year employment agreement with a compensation package including an initial base salary of $400,000 and the right to participate in the Company's Executive Bonus Compensation Program with a 100% bonus guaranteed for the first year of his employment. Mr. McConnell's employment agreement renews automatically for additional one-year periods upon the end of the initial term and each subsequent renewal term unless notice of termination is given at least 30 days prior to renewal. Mr. McConnell's base salary is subject to annual review and increase by the Company's board of directors.

        The Company may terminate Mr. McConnell's employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. McConnell, and Mr. McConnell may terminate his employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates Mr. McConnell's employment agreement without cause prior to a change of control or elects not to renew, Mr. McConnell will be entitled to receive a lump sum severance payment equal to his then current base salary plus the arithmetic average of payments made to him pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs; provided, however, that if such termination occurs prior to April 23, 2005, his severance payment shall equal his then current base salary plus $400,000 and if such termination occurs after April 23, 2005 but prior to April 23, 2007, his severance payment shall equal his then current base salary plus the arithmetic average of payments made to him with respect to the years in which he was employed as President and Chief Operating Officer of the Company. In addition, to the extent not otherwise required under the Company's stock option plan or any award agreement with Mr. McConnell, any unvested restricted stock units and/or stock option awards that would have vested during the twelve-month period following the date of termination shall vest and become immediately exercisable in full upon such termination. If Mr. McConnell's employment agreement is terminated (or not renewed) by the Company without cause or by Mr. McConnell for good reason during the twelve-month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. McConnell shall be entitled to his cash stay bonus of $1.5 million and a lump sum severance payment equal to the product of two times his then current annual base salary plus the arithmetic average of payments made to Mr. McConnell pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs; provided, however, that if such termination occurs prior to April 23, 2005, his severance payment shall equal two times his then current base salary plus $400,000 and if such termination occurs after April 23, 2005 but prior to April 23, 2007, his severance payment shall equal two times his then current base salary plus the arithmetic average of payments made to him with respect to the years in which he was employed as President and Chief Operating Officer of the Company. In addition, to the extent not otherwise required under the Company's stock option plan or any award agreement with Mr. McConnell, any unvested restricted stock units and/or stock option awards held by Mr. McConnell shall vest and become immediately exercisable in full upon such change of control termination. Mr. McConnell's employment agreement also restricts him from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

        In addition, Mr. McConnell also received $3.5 million in cash and stock stay bonuses which will vest on April 23, 2007, subject to his remaining continuously employed by Curative until such vesting date. $1.5 million of this stay bonus shall be paid in cash and the remaining $2.0 million is a restricted stock unit award of 157,604 restricted stock units, which will vest on April 23, 2007. Mr. McConnell has also agreed, within 30 days after the closing of the CCS acquisition and subject to any applicable legal requirements, to purchase on the open market, with his personal funds, an amount of Curative Common Stock with an aggregate market value of $2.0 million dollars. Mr. McConnell will be prohibited from selling half of these purchased shares until the date that is 30 days after April 23, 2005, and from selling the remaining purchased shares until the date that is 30 days after April 23, 2006. Finally, subject to good performance by Mr. McConnell and approval of the board of directors of Curative, Mr. McConnell will be offered the position of Chief Executive Officer of Curative within 18 months of April 23, 2004.

PRINCIPAL SHAREHOLDERS

        The issued and outstanding capital stock of the Company entitled to vote as of April 21, 2004 consisted of 13,180,728 shares of common stock, $.01 par value per share (the "Common Stock").

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 2004 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than five percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and current executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding
Kennedy Capital Management, Inc. 10829 Olive Boulevard St. Louis, MO 63141	1,112,602	(1)	8.61%
Royce and Associates 1414 Avenue of the Americas New York, NY 10019	1,098,500	(2)	8.50%
Paradigm Capital Management 9 Elk Street Albany, NY 12207	789,300	(3)	6.11%
Joseph L. Feshbach	578,483	(4)(5)	4.36%
Paul S. Auerbach, M.D.	96,625	(5)	*
Daniel E. Berce	120,598	(5)	*
Peter M. DeComo	—		*
Lawrence P. English	145,766	(5)	1.0%
Timothy I. Maudlin	229,283	(5)(6)	1.76%
Paul F. McConnell	—		*
Gerard Moufflet	192,540	(5)	1.48%
John C. Prior	324,842	(5)	2.49%
William C. Tella	254,016	(5)	1.94%
Nancy F. Lanis	127,565	(5)	1.0%
Thomas W. Axmacher	120,100	(5)	*
All directors and current executive officers as a group (12 persons)	2,261,521	(5)	15.79%

*
Ownership does not exceed 1%

(1)
Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004.

(2)
Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on January 30, 2004.

(3)
Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004.

(4)
Includes 244,659 shares held in trust.

(5)
The number of shares shown in the table with respect to the following persons and group, includes the indicated number of shares which are issuable upon exercise of options exercisable within 60 days of March 31, 2004 ("currently exercisable options"): Mr. Feshbach, 333,824 shares; Dr. Auerbach, 83,625 shares; Mr. Berce, 114,598 shares; Mr. English, 115,766 shares; Mr. Maudlin, 88,764 shares; Mr. Moufflet, 73,517 shares; Mr. Prior, 152,583 shares; Mr. Tella, 159,828 shares; Ms. Lanis, 122,565 shares; Mr. Axmacher, 83,205 shares; and all directors and current executive officers as a group, 1,324,605 shares.

(6)
Includes 36,700 shares owned by Mr. Maudlin's spouse. Mr. Maudlin disclaims beneficial ownership of the shares owned by his spouse.

RELATED PARTY TRANSACTIONS

EXECUTIVE LOAN PROGRAM

        In December 2001 and January 2002, in order to encourage the executive officers of Curative to increase their equity stake in Curative, our Board of Directors offered to accelerate the exercisability of certain options held by executive officers (provided that the underlying shares could not be sold until such time, if any, as the option would have become exercisable under its original terms) and to provide the directors and officers with loans to cover 80% of the aggregate exercise price of any options they elected to exercise. Under this program, in December 2001 Mr. Maudlin borrowed $133,683. In 2002, Dr. Auerbach borrowed $77,495, Mr. Prior borrowed $600,870, Mr. Tella borrowed $489,958, Ms. Lanis borrowed $78,200, and Mr. Axmacher borrowed $103,795 to fund 80% of the exercise price of certain options. All of these loans bear interest at an annual rate of 2.46% and mature three years from the date of origination, provided that, to the extent that any of the shares acquired pursuant to the exercise of the related option are sold, the proceeds of that sale must be used to repay the principal and interest due on the loan. In 2003, Dr. Auerbach repaid $18,292 of the $77,495 loan, leaving a balance of $59,203, and Mr. Tella repaid $103,562 of the $489,958 loan, leaving a balance of $386,396.

DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY

        On April 23, 2004, in connection with the the acquisition of CCS and the issuance of the outstanding notes, we and certain of our subsidiaries restructured our previous credit facility with General Electric Capital Corporation, or "GE Capital" to provide us with a secured revolving credit facility of up to $40 million, of which we can continue to use up to $5 million as a letter of credit subfacility and up to $5 million as a swingline subfacility (collectively, the "Restated Credit Facility"). Our non-operating subsidiaries are guarantors of the Restated Credit Facility, and their assets provide security for their guarantees.

        The Restated Credit Facility is governed by a borrowing base. This means that we are entitled to borrow the lesser of (a) the $40 million commitment amount and (b) the sum of (i) up to eighty five percent (85%) of our net eligible accounts receivable (to be determined by GE Capital pursuant to loan documents for the Restated Credit Facility) and (ii) up to sixty percent (60%) of our eligible inventory. Any outstanding letter of credit will reduce the amount available under the Restated Credit Facility. GE Capital may also require reserves to be established which will also reduce the amount available under the Restated Credit Facility.

        We will pay to GE Capital a monthly fee based on a percentage of the amount of funds available to Curative under the Restated Credit Facility. We will pay to GE Capital a monthly fee equal to (a) 0.5% of the amount of "available funds" (i.e., the maximum amount available under the Restated Credit Facility less the average outstanding balance during that month) when we utilize more than 50% of the Restated Credit Facility, and (b) 0.75% of the amount of available funds when we utilize 50% or less of the Restated Credit Facility.

        Loans under the Restated Credit Facility may, at our option, be obtained as base rate loans, LIBOR loans or any combination thereof. All accrued interest on outstanding LIBOR loans will bear interest at an annual rate equal to the LIBOR rate plus an additional amount based on our consolidated total leverage ratio, which additional amounts may range from 3.0% to 3.5%. Initially, the applicable margin for LIBOR loans is 3.5%. For outstanding base rate loans, we will pay all accrued interest on the first business day of each calendar quarter. All accrued interest on outstanding base rate loans will bear interest at an annual rate equal to the base rate plus an additional amount based on our consolidated total leverage ratio, which additional amounts may range from 1.75% to 2.25% for base rate loans. Initially, the applicable margin for base rate loans is 2.25%. During a default, interest on all loans may be increased by an additional 2.0%.

        We will pay to GE Capital a monthly fee on the amount of outstanding letters of credit ranging from 3.0% to 3.5% depending upon our consolidated total leverage ratio. These fees are payable monthly in arrears. We will also pay any costs and expenses incurred by GE Capital in arranging for the issuance or guarantee of letters of credit and any charges assessed by the issuing financial institution.

        In the event that we terminate or reduce the $40 million commitment under the Restated Credit Facility on or prior to the third anniversary of April 23, 2004, we will pay a prepayment premium in an amount equal to the maximum amount available under the Restated Credit Facility multiplied by 3% on or prior to the first anniversary of April 23, 2004, 2% after the first anniversary of April 23, 2004 but on or prior to the second anniversary of April 23, 2004, and 1% after the second anniversary of April 23, 2004 but on or prior to the third anniversary of April 23, 2004.

        Except in certain circumstances, we are required to make mandatory prepayments against outstanding amounts (without corresponding commitment reductions) of the Restated Credit Facility with the net cash proceeds of certain asset sales, debt incurrence, equity issuance and indemnity payments.

        The Restated Credit Facility will mature on April 23, 2009.

        As security for the obligations under the Restated Credit Facility, we and each of our subsidiaries have granted a security interest in substantially all of our assets. This security interest includes a pledge of the stock of all of our subsidiaries as well as a pledge of the stock of our subsidiaries' subsidiaries. Each of our operating subsidiaries is jointly and severally liable, along with us, for all obligations under the credit agreement. Any new subsidiary will become a co-borrower under the credit agreement, or will provide a subsidiary guarantee as well as a security interest in substantially all of its assets. GE Capital shall have the right to conduct a minimum of two field audits per year at our expense, and an unlimited number of field audits at our expense during the continuance of any default or event of default.

        In the credit agreement for the Restated Credit Facility we have made certain representations and warranties to GE Capital, and are subject to certain reporting requirements and financial performance and other covenants. The Restated Credit Facility restricts our ability to incur or to permit any of our properties or assets to be encumbered by liens. The Restated Credit Facility also restricts our ability to make certain types of payments relating to our capital stock, including the declaration or payment of dividends. Consolidations, mergers, sales of assets and the creation of additional subsidiaries are also restricted, as is our ability to purchase assets and to make investments. Covenants in the credit agreement for the Restated Credit Facility also restrict transactions with our affiliates and require us to maintain certain levels with respect to our total leverage ratio, senior leverage ratio and fixed charge coverage ratio.

        Events of default under the credit agreement for the Restated Credit Facility include, among others:

  ›
  a default of indebtedness by us other than under the credit agreement in excess of $1 million;

  ›
  unsatisfied judgments against us equal to or in excess of $1 million;

  ›
  any change of control as defined in the Indenture or a change in control by which (i) any person acquires beneficial ownership of 20% or more of the issued and outstanding shares of our voting stock, (ii) our directors during any 12 month period cease to be the directors for any reason other than death, disability, or election of new directors approved by two thirds of the existing directors, or (iii) we cease to own and control all of the economic and voting rights associated with all of the outstanding stock of our subsidiaries;

  ›
  agreements relating to acquisitions that fail to constitute a valid and binding agreement, if liability to us or one of our subsidiaries would exceed $1 million or would be reasonably expected to result in a material adverse effect;

  ›
  the loss, suspension, or revocation of, or failure to renew, any license or permit now held or hereafter acquired by us or any of our subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a material adverse effect; or

  ›
  the suspension or exclusion from any Medicaid or Medicare provider agreement or certification, or any medical reimbursement program, where such exclusion or suspension arises from fraud or other claims or allegations that could be reasonably expected to have a material adverse effect.

SETTLEMENT OF GOVERNMENTAL INVESTIGATIONS

        On December 28, 2001, we entered into a settlement with the Department of Justice, the US Attorney for the Southern District of New York, the US Attorney for the Middle District of Florida and the US Department of Health and Human Services, Office of Inspector General, in connection with all federal investigations and legal proceedings related to the whistleblower lawsuits previously pending against us in the US District Court for the Southern District of New York and the US District

Court for the District of Columbia. Under the settlement, we agreed to pay the United States $16.5 million over a four year period. To date, we have made total payments under the settlement of approximately $12.5 million. In addition, we agreed to pay attorneys fees totaling $450,000, of which approximately $350,000 has been paid to date.

ACQUISITION RELATED DEBT

        On February 28, 2002, we acquired Apex Therapeutic Care, Inc., or "Apex," for a purchase price of approximately $60 million. As partial payment of the purchase price, we issued to the former Apex shareholders a promissory note for an aggregate principal amount of $3.7 million. This promissory note is payable over a 5 year term through February 28, 2007 bearing interest at an annual rate based on a 5 year federal treasury note rate as specified in the Apex purchase agreement. Payment of the promissory notes is unsecured and is subordinate in right of payment to GE Capital under its credit agreement with us and under certain circumstances we may call the promissory notes.

        On October 23, 2002, we acquired Home Care of New York, Inc. for a total purchase price of approximately $12 million. As partial payment for the purchase price, we issued to the seller subordinated convertible promissory notes for an aggregate principal amount of $3 million. The notes will mature with a final outstanding principal and accrued interest payment due on October 23, 2005 and under certain circumstances we may call the promissory notes. The promissory notes bear interest at an annual rate of 3 percent payable on a semiannual basis. Payment of the promissory notes is unsecured and is subordinate in right of payment to GE Capital under its credit agreement with us.

        On June 9, 2003, Apex acquired substantially all of the assets of Prescription City, Inc., or Prescription City, for a total purchase price of approximately $17.5 million dollars. As partial payment for the purchase price, Curative Health Services, Inc. issued to the former shareholders of Prescription City a subordinated promissory note for an aggregate principal amount of $1 million. The terms of the note provides that it would mature with a final outstanding principal and accrued interest payment due on June 9, 2004. This promissory note bears interest at an annual rate of 4.0%, payable on a monthly basis. Payment of the promissory note is subordinate in right of payment to GE Capital under its credit agreement with us. Due to the governmental investigation into Prescription City's pharmacy in Spring Valley, New York, we are seeking either indemnification for or rescission of this acquisition and therefore will not be making payments under this note.

LETTER OF CREDIT TO SECURE LEASE OBLIGATION

        On July 15, 1997, Curative entered into a $500,000 letter of credit with Wells Fargo Bank, National Association to secure Curative's obligations under its lease for its headquarters in Hauppauge, Long Island, New York.

DESCRIPTION OF NOTES

As used below in this "Description of the Notes" section, the "Issuer" means Curative Health Services, Inc., a Minnesota corporation, and its successors, but not any of its subsidiaries. The terms "we," "us" or "our" refer to the Issuer and the term "you" refers to the Holders of the Notes. The Issuer has issued the outstanding notes and will issue the exchange notes described in this prospectus (the "Notes") under an Indenture, dated as of April 23, 2004 (the "Indenture"), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

        The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading "—Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

        The Notes will mature on May 1, 2011. The Notes will bear interest at the rate shown on the cover page of this prospectus, payable on May 1 and November 1 of each year, commencing on November 1, 2004, to Holders of record at the close of business on April 15 and October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

        An aggregate principal amount of Notes equal to $185.0 million is being issued in this offering. The Issuer may issue additional Notes having identical terms and conditions to the Notes being issued in this offering, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the "Additional Notes"), subject to compliance with the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness." Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this "Description of notes," except for the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness," references to the Notes include Additional Notes, if any.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

        If a Holder has given wire transfer instructions to the Issuer at least 10 Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder's Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the "Paying Agent") and registrar (the "Registrar") for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

RANKING

        The Notes will be general unsecured obligations of the Issuer. The Notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each Note Guarantee (as defined below) will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

        The Notes and each Note Guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. The Credit Agreement will be secured by substantially all of the assets of the Issuer and its Subsidiaries.

        The Notes will also be effectively subordinated to all existing and future obligations, including Indebtedness, of any Unrestricted Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer's Indebtedness, including the Notes.

        As of March 31, 2004, assuming this offering and related transactions had occurred on that date, the Issuer would have had approximately $12.2 million aggregate principal amount of secured Indebtedness and $28.3 million of undrawn borrowings available under the Credit Agreement. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See "—Certain covenants—Limitations on additional indebtedness" and "—Limitations on liens."

NOTE GUARANTEES

        The Issuer's obligations under the Notes and the Indenture will be jointly and severally guaranteed (the "Note Guarantees") by each Restricted Subsidiary on a full and unconditional basis.

        As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries," the Issuer will be permitted to designate any of its Subsidiaries as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be that:

  ›
  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

  ›
  a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement; and

  ›
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

        The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

        A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement:

        (1)   in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Issuer or any Subsidiary of the Issuer; or

        (2)   if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively.

        As of the Issue Date, all Restricted Subsidiaries of the Issuer will give Note Guarantees. The Issuer has no assets or operations independent of its Restricted Subsidiaries. Furthermore, as of the Issue Date, there are no significant restrictions on the ability of any Restricted Subsidiary to transfer to the Issuer, without consent of a third party, any of such Restricted Subsidiary's assets, whether in the form of loans, advances or cash dividends.

OPTIONAL REDEMPTION

        Except as set forth below, the Notes may not be redeemed prior to May 1, 2008. At any time or from time to time on or after May 1, 2008, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning May 1 of the years indicated:

Year	Optional redemption price

2008	105.375%
2009	102.688%
2010	100.000%

REDEMPTION WITH PROCEEDS FROM EQUITY OFFERINGS

        At any time prior to May 1, 2007, the Issuer may redeem at its option on any one or more occasions up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 110.75% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under "—Optional Redemption—Redemption with Proceeds from Equity Offerings," selection of the Notes or portions thereof for redemption shall be made by the

Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

CHANGE OF CONTROL

        Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder's Notes for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

        Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

        (1)   describing the transaction or transactions that constitute the Change of Control;

        (2)   offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a "Change of Control Offer"), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

        (3)   describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

        If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness of the Issuer and its Subsidiaries which may prohibit the offer.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        With respect to any disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under the definition of "Change of Control" and "—Certain Covenants—Limitations on Mergers, Consolidations, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

        The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue of this compliance.

EXCESS CASH FLOW REPURCHASE OFFER

        The Indenture will provide that if (a) the Issuer has Excess Cash Flow for any fiscal year and (b) the Consolidated Leverage Ratio as of the end of such fiscal year is 2.5 to 1.0 or greater, then no later than the date that the Issuer is required to file its Form-10-K under the Exchange Act for such fiscal year (assuming, for this purpose, that the Issuer shall be at all times subject to Section 13(a) or 15(d) of the Exchange Act), the Issuer shall make an offer (the "Excess Cash Flow Offer") to purchase Notes with an amount equal to 50% of the Excess Cash Flow for such fiscal year (such percentage, the "Excess Cash Flow Amount") at a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the date fixed for the purchase of the Notes pursuant to such Excess Cash Flow Offer (the "Excess Cash Flow Purchase Price"), in accordance with the terms of the Indenture. If the Excess Cash Flow Purchase Price for the Notes validly tendered and not withdrawn by Holders thereof in an Excess Cash Flow Offer exceeds the Excess Cash Flow Amount for such Excess Cash Flow Offer, the Notes will be purchased in such Excess Cash Flow Offer on a pro rata basis. If the Excess Cash Flow Amount for an Excess Cash Flow Offer exceeds the aggregate Excess Cash Flow Purchase Price of Notes that are validly tendered and not withdrawn by Holders thereof in such Excess Cash Flow Offer, the Issuer may use such excess for any purpose not prohibited by the Indenture. The Issuer will not be required to make an Excess Cash Flow Offer if the Excess Cash Flow for any year is less than $5.0 million; provided that any such lesser amount of Excess Cash Flow (if positive) will be added to the Excess Cash Flow for each subsequent fiscal year until an Excess Cash Flow Offer is made. In the event that Excess Cash Flow is generated, we cannot assure you that the Issuer will be able to obtain the consents necessary to consummate an Excess Cash Flow Offer from the Lenders under agreements governing outstanding Indebtedness of the Issuer and its Subsidiaries which may prohibit the offer.

        The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Excess Cash Flow Repurchase Offer" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the 'Excess Cash Flow Repurchase Offer" provisions of the Indenture by virtue of this compliance.

CERTAIN COVENANTS

        The Indenture will contain, among others, the following covenants:

Limitations on Additional Indebtedness

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.25 to 1.00 (the "Coverage Ratio Exception").

        Notwithstanding the above, each of the following shall be permitted (the "Permitted Indebtedness"):

        (1)   Indebtedness of the Issuer and any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (x) $40.0 million and (y) the sum of (i) 85% of the book value of the net accounts receivable of the Issuer and the Restricted Subsidiaries plus (ii) 60% of the net book value of inventory of the Issuer and the Restricted Subsidiaries, in each case calculated on a consolidated basis and in accordance with GAAP;

        (2)   the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

        (3)   Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

        (4)   Indebtedness under Hedging Obligations for bona fide hedging purposes of the Company or any Restricted Subsidiary not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

        (5)   Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

        (6)   Indebtedness in respect of workers' compensation claims, self-insurance obligations, bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

        (7)   Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $5.0 million;

        (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

        (9)   Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

        (10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (10);

        (11) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (11) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

        (12) any guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary otherwise permitted under this covenant; and

        (13) other Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $10.0 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (13) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Layering Indebtedness

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

        For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

        (1)   a Default shall have occurred and be continuing or shall occur as a consequence thereof;

        (2)   the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

        (3)   the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4) or (5) of the next paragraph), exceeds the sum (the "Restricted Payments Basket") of (without duplication):

        (a)   50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

        (b)   100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with the second paragraph under "—Optional Redemption—Redemption with Proceeds from Equity Offerings," or (B) any such proceeds or assets received from a Subsidiary of the Issuer, plus

        (c)   the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

        (d)   in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

        (e)   upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer's Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

        The foregoing provisions will not prohibit:

        (1)   the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

        (2)   the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

        (3)   the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the "Limitations on Additional Indebtedness" covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under "—Change of Control" and "—Limitations on Asset Sales" and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

        (4)   repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof; or

        (5)   the repurchase or redemption of Equity Interests of the Issuer from any director, officer or employee of the Issuer or any Subsidiary of the Issuer upon the death, disability, retirement or other termination of any such director, officer or employee in an aggregate amount not to exceed $1.0 million in any fiscal year of the Issuer;

provided that (a) in the case of any Restricted Payment pursuant to clause (3) or (5) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests are used to make a payment pursuant to clauses (2) or (3) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a)   pay dividends or make any other distributions on or in respect of its Equity Interests;

        (b)   make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

        (c)   transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

        (1)   encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

        (2)   encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

        (3)   non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

        (4)   encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

        (5)   restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

        (6)   restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

        (7)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

        (8)   any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

        (9)   customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

        (10) Purchase Money Indebtedness incurred in compliance with the covenant described under "—Limitations on Additional Indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired;

        (11) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; and

        (12) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless:

        (1)   such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

        (2)   the Issuer delivers to the Trustee:

        (a)   with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

        (b)   with respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

        The foregoing restrictions shall not apply to:

  (1)
  transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

  (2)
  reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), travel expense and entertainment reimbursements and advances, and indemnification arrangements, in each case approved by the Board of Directors or senior management of the Issuer;

  (3)
  Restricted Payments of the type described in clause (1) or (2) of the definition of "Restricted Payment" and which are made in accordance with the covenant described under "—Limitations on Restricted Payments";

  (4)
  (x) any agreement in effect on the Issue Date and disclosed in this prospectus, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x); or

  (5)
  any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity; and

  (6)
  (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Limitations on Liens

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens), securing any Indebtedness, unless contemporaneously therewith:

  (1)
  in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

  (2)
  in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (1)
  the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

  (2)
  at least 85% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

        For purposes of clause (2), the following shall be deemed to be cash:

  (a)
  the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

  (b)
  the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

  (c)
  the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

        If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

        If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

  (1)
  prepay or repay Indebtedness under any Credit Facilities (for the avoidance of doubt, no permanent commitment reduction under any revolving portion of any such Credit Facility shall be required in connection with any such prepayment or repayment);

  (2)
  repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

  (3)
  (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

        The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

  (1)
  the Issuer will (a) make an offer to purchase (a "Net Proceeds Offer") to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the "Payment Amount") of such Excess Proceeds;

  (2)
  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the "Pari Passu Indebtedness Price") shall be as set forth in the related documentation governing such Indebtedness;

  (3)
  if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

  (4)
  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

        To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

        Pending the final application of any such Net Available Proceeds, the Issuer may temporarily reduce the revolving Indebtedness under the Credit Facility or otherwise invest such Net Available Proceeds in any manner that is not prohibited by the Indenture.

        In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under "—Limitations on Mergers, Consolidations, Etc.," the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

        We cannot assure you that in the event of a Net Proceeds Offer the Issuer will be able to obtain the consents necessary to consummate a Net Proceeds Offer from the lenders under agreements governing outstanding Indebtedness of the Issuer and its Subsidiaries which may prohibit the Net Proceeds Offer.

        The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitations on Asset Sales" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Limitations on Asset Sales" provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

        The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (2)
  the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of "—Limitations on Restricted Payments" above, in either case, in an amount (the "Designation Amount") equal to the Fair Market Value of the Issuer's proportionate interest in such Subsidiary on such date.

        No Subsidiary shall be Designated as an "Unrestricted Subsidiary" unless such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless (i) the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates or (ii) such agreement, contract, arrangement or understanding would be permitted under "—Limitations on Transactions with Affiliates;"

  (3)
  is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such time and, if the Indebtedness is not permitted to be incurred under the covenant described under "—Limitations on Additional Indebtedness" or the Lien is not permitted under the covenant described under "—Limitations on Liens," the Issuer shall be in default of the applicable covenant.

        The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

  (2)
  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

        All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Sale and Leaseback Transactions

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (1)
  the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitations on Additional Indebtedness" and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under "—Limitations on Liens";

  (2)
  the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

  (3)
  the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under "—Limitations on Asset Sales."

Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, (2) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary, or (3) if immediately after giving effect to such sale or issuance, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

Limitations on Mergers, Consolidations, Etc.

        The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

  (1)
  either:

  (a)
  the Issuer will be the surviving or continuing Person; or

  (b)
  the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor") is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

  (2)
  immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

  (3)
  immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

        For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

        Except as provided in the fifth paragraph under the caption "—Note Guarantees," no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

  (1)
  either:

  (a)
  such Guarantor will be the surviving or continuing Person; or

  (b)
  the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

  (2)
  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

        Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer's or such Guarantor's other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

        Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

        If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary), (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

  (1)
  execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

  (2)
  deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

        The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

        Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (whether or not the Issuer is then subject to such Sections):

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuer's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

        In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

        Each of the following is an "Event of Default":

  (1)
  failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days);

  (2)
  failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

  (3)
  failure by the Issuer to comply with any of its agreements or covenants described above under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," or in respect of its obligations to (a) make a Change of Control Offer as described under "—Change of Control" or (b) make an Excess Cash Flow Offer as described under "—Excess Cash Flow Repurchase Offer";

  (4)
  failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

  (5)
  default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

  (a)
  is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

  (b)
  results in the acceleration of such Indebtedness prior to its express final maturity or

  (c)
  results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $5.0 million or more;

  (6)
  one or more judgments or orders that exceed $5.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

  (7)
  the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

  (a)
  commences a voluntary case,

  (b)
  consents to the entry of an order for relief against it in an involuntary case,

  (c)
  consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

  (d)
  makes a general assignment for the benefit of its creditors;

  (8)
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (a)
  is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

  (b)
  appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

  (c)
  orders the liquidation of the Issuer or any Significant Subsidiary,

  and the order or decree remains unstayed and in effect for 60 days; or

  (9)
  any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

        If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

        The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

        No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

  (1)
  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

  (2)
  has been offered indemnity satisfactory to it in its reasonable judgment; and

  (3)
  has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this "—Events of Default" section).

        The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

        The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

  (1)
  rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

  (2)
  the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer's obligation in connection therewith, and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

  (2)
  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

  (a)
  the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)
  since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

  (3)
  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

  (5)
  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

  (6)
  the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

  (7)
  the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers' Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

        If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

SATISFACTION AND DISCHARGE

        The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

  (1)
  all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

  (2)
  (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to the provisions described under "—Optional Redemption," and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

  (b)
  the Issuer has paid all sums payable by it under the Indenture, and

  (c)
  the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

        A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

        The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

        Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

  (1)
  reduce, or change the maturity, of the principal of any Note;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note;

  (3)
  reduce any premium payable upon optional redemption of the Notes or change the date on which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under "—Change of Control" and "—Certain Covenants—Limitations on Asset Sales," except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

  (4)
  make any Note payable in money or currency other than that stated in the Notes;

  (5)
  modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

  (6)
  reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

  (7)
  waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

  (8)
  impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefore or to institute suit for the enforcement of any payment on the Notes;

  (9)
  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

  (10)
  make any change in these amendment and waiver provisions.

        Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer's or a Guarantor's obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

CONCERNING THE TRUSTEE

        Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

        The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

        "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

        "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

        "Affiliate" of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under "—Certain Covenants—Limitations on Transactions with Affiliates," Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, "control" of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "amend" means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and "amended" and "amendment" shall have a correlative meaning.

        "asset" means any asset or property.

        "Asset Acquisition" means

  (1)
  an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

  (2)
  the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

  (1)
  transfers of cash or Cash Equivalents;

  (2)
  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.";

  (3)
  Permitted Investments and Restricted Payments permitted under the covenant described under "—Certain Covenants—Limitations on Restricted Payments";

  (4)
  the creation of or realization on any Lien permitted under the Indenture;

  (5)
  transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer's reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

  (6)
  sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries; and

  (7)
  any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million.

        "Attributable Indebtedness", when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

        "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of "Change of Control," any duly authorized committee of such body.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capital Expenditures" means, for any fiscal year of the Issuer, the aggregate of all expenditures of the Issuer and its Restricted Subsidiaries for the acquisition of fixed or capital assets which should be capitalized under GAAP on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries. Notwithstanding the foregoing, Capital Expenditures shall not include expenditures with Net Available Proceeds from Asset Sales (other than through leases), to the extent such expenditures do not exceed the book value of the assets sold in such Asset Sales.

        "Capitalized Lease" means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

  (2)
  demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a "B" rating by Thomson Financial BankWatch;

  (3)
  commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;

  (4)
  repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

  (5)
  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer;

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

  (3)
  (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (4)(b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

  (4)
  the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

        For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Equity Interests of the Issuer shall not itself be considered a "person" or "group" for purposes of clause (1) or (2) above.

        "Consolidated Amortization Expense" for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Cash Flow" for any period means, without duplication, the sum of the amounts for such period of

  (1)
  Consolidated Net Income, plus

  (2)
  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

  (a)
  Consolidated Income Tax Expense,

  (b)
  Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

  (c)
  Consolidated Depreciation Expense,

    (d)
    Consolidated Interest Expense, and

    (e)
    all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

          in each case determined on a consolidated basis in accordance with GAAP, minus

  (3)
  the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

        "Consolidated Depreciation Expense" for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Income Tax Expense" for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Coverage Ratio" means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

  (2)
  any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

  (2)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

  (3)
  notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

        "Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

  (1)
  imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

  (2)
  commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings,

  (3)
  the net costs associated with Hedging Obligations,

  (4)
  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

  (5)
  the interest portion of any deferred payment obligations,

  (6)
  all other non-cash interest expense,

  (7)
  capitalized interest,

  (8)
  the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

  (9)
  all interest payable with respect to discontinued operations, and

  (10)
  all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

        Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

        "Consolidated Leverage Ratio" means, as of the last day of any fiscal year of the Issuer, the ratio of the total Indebtedness of the Issuer and the Restricted Subsidiaries ("Total Indebtedness"), determined on a consolidated basis as of the last day of such fiscal year to Consolidated Cash Flow during such fiscal year. For purposes of this definition, Consolidated Cash Flow and Total Indebtedness shall be calculated after giving effect on a pro forma basis to:

  (a)
  the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during such fiscal year or at any time subsequent to the last day of such fiscal year and prior to the date the Excess Cash Flow Offer for such fiscal year is required to be made, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the last day of such fiscal year in the case of Total Indebtedness and on the first day of such fiscal year in the case of Consolidated Cash Flow; and

  (b)
  any Asset Sale or other disposition or Asset Acquisition (including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during such fiscal year or at any time subsequent to the last day of such fiscal year and on or prior to the date the Excess Cash Flow Offer for such fiscal year is required to be made, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of such fiscal year.

        "Consolidated Net Income" for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

  (1)
  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

  (2)
  except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

  (3)
  the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

  (4)
  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

  (5)
  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

  (6)
  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

  (7)
  unrealized gains and losses with respect to Hedging Obligations;

  (8)
  the cumulative effect of any change in accounting principles; and

  (9)
  other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

        In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under "—Certain Covenants—Limitations on Restricted Payments" or decreased the amount of Investments outstanding pursuant to clause (11) of the definition of "Permitted Investments" shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

        For purposes of this definition of "Consolidated Net Income," "nonrecurring" means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

        "Consolidated Net Worth" means, with respect to any Person as of any date, the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

        "Coverage Ratio Exception" has the meaning set forth in the proviso in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness."

        "Credit Agreement" means the Amended and Restated Credit Agreement dated on or about the Issue Date among the Issuer, the other borrowers listed therein, General Electric Capital Corporation, as agent, and the other lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

        "Credit Facilities" means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

        "Department of Justice Obligations" means that certain indebtedness of the Issuer outstanding to the Department of Justice in accordance with that certain Stipulation and Order of Settlement and Dismissal effected upon the date it was entered by the court on or about December 28, 2001, with an initial outstanding balance of $16,500,00 and an outstanding balance as of the Issue Date of $3,500,000.

        "Designation" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Designation Amount" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Disqualified Equity Interests" of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under "—Change of Control" and "—Certain Covenants—Limitations on Asset Sales," respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer's purchase of the Notes as required pursuant to the provisions described under "—Change of Control" and "—Certain Covenants—Limitations on Asset Sales," respectively.

        "Equity Interests" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

        "Excess Cash Flow" means, for any fiscal year of Parent, the sum, without duplication, of

  (a)
  Consolidated Cash Flow for such fiscal year; plus

  (b)
  extraordinary cash gains or cash gains from Asset Sales, if any, during such fiscal year not included in Consolidated Net Income; plus

  (c)
  the amount, if any, by which Net Working Capital decreased during such fiscal year; minus

  (d)
  the amount of any cash income taxes payable by the Issuer and its Restricted Subsidiaries with respect to such fiscal year; minus

  (e)
  Consolidated Interest Expense for such fiscal year, to the extent paid in cash during such fiscal year; minus

  (f)
  Capital Expenditures or acquisitions of Equity Interests of a Person that becomes a Restricted Subsidiary, in each case made in cash during such fiscal year (excluding the financed portion thereof); minus

  (g)
  permanent repayments of Indebtedness (including any Department of Justice obligation) made by the Issuer and its Restricted Subsidiaries during such fiscal year (including payments of principal in respect of revolving loans to the extent there is an equivalent reduction in the revolving commitments under any Credit Facility); but only to the extent such repayments do not occur in connection with a refinancing of all or any portion of the loans under the Credit Facility, if any; minus

  (h)
  extraordinary cash losses or cash losses from Asset Sales, if any, during such fiscal year not included in Consolidated Net Income, minus

  (i)
  the amount, if any, by which Net Working Capital increased during such fiscal year; minus

  (j)
  the amount of Net Indebtedness as of the end of such fiscal year.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

        "guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

        "Guarantors" means each Restricted Subsidiary of the Issuer on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

        "Holder" means any registered holder, from time to time, of the Notes.

        "incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication:

  (1)
  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

  (2)
  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions;

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

  (5)
  the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

  (6)
  all Capitalized Lease Obligations of such Person;

  (7)
  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

  (8)
  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

  (9)
  all Attributable Indebtedness;

  (10)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

  (11)
  all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

        The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the "maximum fixed redemption or repurchase price" of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

        "Independent Director" means a director of the Issuer who

  (1)
  is independent with respect to the transaction at issue;

  (2)
  does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

  (3)
  has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors' fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer's or Affiliate's board and board committee meetings and director continuing education expenses.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

        "interest" means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

        "Investments" of any Person means:

  (1)
  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

  (2)
  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

  (3)
  all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

  (4)
  the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries." If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

        "Issue Date" means the date on which the Notes are originally issued.

        "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

  (1)
  brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

  (2)
  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3)
  amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

  (4)
  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

  (5)
  appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

        "Net Indebtedness" means, at any time, the difference of (x) the amount of Indebtedness outstanding at such time under Credit Facilities over (y) cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries at such time; provided that (x) if such difference is a negative number, then Net Indebtedness shall be deemed to be zero and (y) if such difference is greater than $20 million, then Net Indebtedness shall be deemed to be $20.0 million.

        "Net Working Capital" means, as of any date, (a) the consolidated current assets of Issuer and its Restricted Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of Issuer and its Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness), in each case determined in accordance with GAAP. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

        "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

  (1)
  as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

        "Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Pari Passu Indebtedness" means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

        "Permitted Business" means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are reasonably related thereto or reasonable extensions thereof.

        "Permitted Investment" means:

  (1)
  (i) Investments by the Issuer or any Subsidiary Guarantor in (a) any Subsidiary Guarantor or (b) any Person that will become immediately after such Investment a Subsidiary Guarantor or that will merge or consolidate into the Issuer or any Subsidiary Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary;

  (2)
  Investments in the Issuer by any Restricted Subsidiary;

  (3)
  Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness";

  (4)
  cash and Cash Equivalents;

  (5)
  receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

  (6)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (7)
  Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "—Certain Covenants—Limitations on Asset Sales";

  (8)
  lease, utility and other similar deposits in the ordinary course of business;

  (9)
  Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

  (10)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and

  (11)
  other Investments in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

        The amount of Investments outstanding at any time pursuant to clause (11) above shall be deemed to be reduced:

  (a)
  upon the disposition or repayment of or return on any Investment made pursuant to clause (11) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

  (b)
  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (11) above.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (5)
  judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

  (6)
  easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

  (7)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

  (8)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

  (9)
  bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

  (10)
  licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

  (11)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (12)
  Liens securing all of the Notes and Liens securing any Note Guarantee;

  (13)
  Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

  (14)
  Liens in favor of the Issuer or a Guarantor;

  (15)
  Liens securing all Obligations owing by the Issuer or any Guarantor under or in respect of the Credit Facilities incurred pursuant to clause (1) of "—Limitations on Additional Indebtedness";

  (16)
  Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

  (17)
  Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

  (18)
  Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

  (19)
  Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (16), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17) and (18), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

  (20)
  Liens to secure Attributable Indebtedness and/or that are incurred pursuant to the covenant described under "—Limitations on Sale and Leaseback Transactions"; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

  (21)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

  (22)
  Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $5.0 million at any one time outstanding.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

        "Preferred Stock" means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

        "principal" means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

        "Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

        "Qualified Equity Interests" means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

        "Qualified Equity Offering" means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder or any other Person who is not, prior to such issuance and sale, an Affiliate of the Issuer, other than in connection with a transaction or series of transactions constituting a Change of Control; provided, however, that cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

        "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning; provided that this definition shall not apply for purposes of "—Optional Redemption."

        "Redesignation" has the meaning given to such term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "refinance" means to refinance, repay, prepay, replace, renew or refund.

        "Refinancing Indebtedness" means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used, within 90 days of such issuance or receipt of such proceeds, to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the "Refinanced Indebtedness"); provided that:

  (1)
  the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

  (2)
  the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

  (3)
  if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

  (4)
  the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

  (5)
  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

        "Restricted Payment" means any of the following:

  (1)
  the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

  (2)
  the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

  (3)
  any Investment other than a Permitted Investment; or

  (4)
  any payment or redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any such payment or redemption of Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary).

        "Restricted Payments Basket" has the meaning given to such term in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Restricted Payments."

        "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

        "Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secretary's Certificate" means a certificate signed by the Secretary of the Issuer.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under "—Events of Default" has occurred and is continuing, or which are being released from their Guarantees (in the case of clause (9) of the provisions described under "—Amendment, Supplement and Waiver"), would constitute a Significant Subsidiary under clause (1) of this definition.

        "Subordinated Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unrestricted Subsidiary" means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries" and (2) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Voting Stock" with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

        The Notes will be represented by one or more global notes (the "Global Notes") in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). The Global Notes will be subject to certain restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading "Notice to Investors." DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        DTC has advised the Issuer as follows:

        DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the "Participants" or the "Depositary's Participants"), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary's Participants or the Depositary's Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants) and the records of the Depositary's Participants (with respect to the interests of the Depositary's Indirect Participants).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

        Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer, any Guarantor and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, any Guarantor nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

        Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form. In addition, if (1) the Depositary notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

        Neither the Issuer, any Guarantor nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer, any Guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

        The following is a general discussion of the material U.S. federal income tax considerations relating to the exchange offer and the beneficial ownership of the exchange notes. The discussion is based on United States federal income tax laws, including the United States Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury Regulations, and published rulings and court decisions, all of which are subject to change, possibly with retroactive effect. We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will agree with all of the tax consequences described herein.

        This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss U.S. federal income tax laws applicable to special classes of taxpayers such as life insurance companies, dealers in securities, tax exempt organizations, banks or other financial institutions, persons that hold notes as part of a "straddle," "hedge," "integrated transaction," or "conversion transaction," persons that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities or persons that own notes through a partnership or other pass-through entity and U.S. expatriates. In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws that may be applicable to a particular investor. This discussion deals only with investors that purchased the outstanding notes pursuant to the offering memorandum dated April 20, 2004 at the notes' initial offering price and that will hold the notes as capital assets within the meaning of Section 1221 of the Code.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OWNING, HOLDING, AND DISPOSING OF A NOTE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. HOLDERS

        The following summary generally describes the material U.S. federal income tax consequences of the exchange offer and the purchase, holding, and disposition of notes by a "U.S. Holder," which means a beneficial owner of a note who is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Exchange offer

        The exchange of the outstanding notes for exchange notes pursuant to this exchange offer should not constitute a taxable exchange. As a result, (1) a U.S. Holder should not recognize taxable gain or loss as a result of the exchange; (2) the holding period of the exhange notes should generally include the holding period of the notes surrendered in exchange therefor; and (3) the adjusted tax basis of the exchange notes should generally be the same as the adjusted tax basis of the notes surrendered in exchange therefor.

Taxation of interest

        Stated interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, depending on the U.S. Holder's method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of the notes

        Upon the sale, redemption, exchange (other than the exchange offer, as described above) or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon that disposition (other than amounts attributable to accrued interest, which amounts will be taxed as ordinary interest income to the extent not previously included in income) and its adjusted basis in the note. A U.S. Holder's adjusted basis in a note will generally equal the price paid for the note. Any gain or loss will be long term capital gain or loss if at the time of disposition the note has been held for more than one year. Otherwise, the gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        If you are a U.S. Holder information reporting requirements will, in general, apply to certain payments of principal and interest on the notes and the proceeds of a sale or other disposition of a note unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide your correct taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding for failing to report in full dividend and interest income. Backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-U.S. HOLDERS

        The following discussion briefly summarizes the U.S. federal income tax consequences that may apply to beneficial owners of the notes (other than partnerships) who are not U.S. Holders ("Non-U.S. Holders"). Special rules may apply to certain Non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," persons eligible for benefits under income tax conventions to which the United States is a party and U.S. expatriates. These special rules are not addressed in the following discussion. Prospective Non-U.S. Holders should consult their tax advisors regarding the special rules that may apply to them and, in general, the U.S. federal, state, local and other tax consequences that may be relevant to them.

Exchange offer

        The exchange of the outstanding notes for exchange notes pursuant to this exchange offer should not constitute a taxable exchange. The tax consequences of such an exchange to a Non-U.S. Holder are the same as those to a U.S. Holder, as described above under "U.S. Holders—Exchange Offer."

Taxation of interest

        Interest paid to a Non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

  •
  such holder is not a controlled foreign corporation that is related to us through stock ownership;

  •
  such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its notes through a "qualified intermediary" and certain conditions are satisfied. Special certification rules apply to Non-U.S. Holdrs that are pass-through entities, rather than corporations or individuals.

        If a Non-U.S. Holder cannot satisfy the requirements described above, that holder will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on a note, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding because it is effectively connected with the conduct of a U.S. trade or business. If interest paid on the notes is effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest is generally attributable, the Non-U.S. Holder will be subject to U.S. federal income tax on the interest at applicable graduated tax rates in the same manner as if it were a U.S. Holder. If such a holder is a corporation, it may also be subject to a branch profits tax at a 30% rate (or a lower applicable treaty rate).

Sale or other taxable disposition of the notes

        A Non-U.S. Holder will not generally be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note, unless:

  •
  the gain is effectively connected to a U.S. trade or business and, if an income tax treaty applies, is attributable to a U.S. permanent establishment, as described below; or

  •
  the holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        If a Non-U.S. Holder's gain is described in the first bullet point above, that Non-U.S. Holder will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rates and a corporate Non-U.S. Holder may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate). An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though that Non-U.S. Holder is not considered a resident of the United States.

Backup withholding and information reporting

        In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments of interest on the notes provided that such U.S. Holder has given us the statement described above under "Non-U.S. Holders—Payments of interest." In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to payments of principal or the proceeds of the sale or redemption of a note within the United States or conducted through certain U.S.-related foreign intermediaries, if the payor receives the statement described above or such Non-U.S. Holder otherwise establishes an exemption. Payments of principal or the proceeds of a sale or redemption of a note conducted through a non-U.S. office of a non-U.S. related foreign intermediary generally will not be subject to back-up withholding or information reporting. However, we may be required to report annually to the IRS and to a Non-U.S. Holder the amount of, and the tax withheld, if any, with respect to any interest paid to a Non-U.S. Holder regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder's United States federal income tax provided the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will receive no proceeds in connection with the exchange offer or any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. See "The Exchange Offer" for additional information on resales of the exchange notes.

        For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

        Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the exchange notes offered hereby will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

        The consolidated financial statements of Curative Health Services, Inc. and subsidiaries at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Critical Care Systems, Inc. at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, included in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their report which noted that the Company signed a Stock Purchase Agreement to sell all of its shares of capital stock and which is included herein and incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

        You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus to the end of the exchange offering under this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We are incorporating by reference in this prospectus the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion or termination of this offering:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2003 and filed on March 15, 2004;

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2004; and

  •
  our current reports on Form 8-K filed on March 9, 2004, April 6, 2004, April 20, 2004, April 30, 2004, May 4, 2004 (dated April 23, 2004) and May 28, 2004.

        Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference in this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.

        You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: 150 Motor Parkway, Hauppauge, New York 11788, telephone number (631) 232-7000, Attention: General Counsel.

CURATIVE HEALTH SERVICES, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND AUDIT REPORT
For the Years Ended December 31, 2003, 2002 and 2001

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Consolidated Balance Sheets	F-3
Consolidated Statements Of Operations	F-4
Consolidated Statements Of Stockholders' Equity	F-5
Consolidated Statements Of Cash Flows	F-6
Notes To Consolidated Financial Statements	F-7-29
Financial Statement Schedule—Schedule II—Consolidated Schedule—Valuation and Qualifying Accounts	F-30

CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2004 and 2003 (unaudited)

Financial Statements
Condensed Consolidated Balance Sheet	F-31
Condensed Consolidated Income Statements	F-32
Condensed Consolidated Statements of Cash Flows	F-33
Notes to Condensed Consolidated Financial Statements	F-34-38

CRITICAL CARE SYSTEMS, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND AUDIT REPORT
For the Years Ended December 31, 2003, 2002 and 2001

CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2004 and 2003 (unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Curative Health Services, Inc.

        We have audited the accompanying consolidated balance sheets of Curative Health Services, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Curative Health Services, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note A to the accompanying consolidated financial statements, in 2002, the Company changed its method of accounting for goodwill and other intangible assets.

/s/ Ernst & Young LLP

Melville, New York
February 13, 2004, except for Note S,
as to which the date is April 23, 2004

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,072	$2,643
Accounts receivable (less allowance of $4,022 and $2,954 at December 31, 2003 and 2002, respectively)	55,217	36,438
Inventories	11,237	12,766
Prepaids and other current assets	4,270	2,212
Deferred tax assets	2,984	3,126

Total current assets	74,780	57,185
Property and equipment, net	7,890	3,284
Intangibles subject to amortization, net	1,463	1,652
Intangibles not subject to amortization (trade names)	682	636
Goodwill	147,895	122,877
Other assets	1,228	1,252

Total assets	$233,938	$186,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,892	$21,786
Accrued expenses	11,502	11,579
Deferred taxes	1,007	365
Current portion of long-term liabilities	7,911	6,102

Total current liabilities	49,312	39,832
Long-term liabilities	39,599	26,076
Deferred taxes	1,307	77

Total long-term liabilities	40,906	26,153
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value per share; 10,000,000 shares authorized, none issued	—	—
Preferred stock, Series A Junior Participating, par value $.01 per share, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value per share; 50,000,000 shares authorized, 12,831,288 shares issued and outstanding (12,142,106 shares in 2002)	127	121
Additional paid in capital	115,082	106,124
Retained earnings	30,118	17,043
Notes receivable—stockholders	(1,607)	(2,387)

Total stockholders' equity	143,720	120,901

Total liabilities and stockholders' equity	$233,938	$186,886

See accompanying notes

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2003			2002	2001
	(all amounts in thousands, except per share data)
Revenues:
Products		$185,843		$104,550	$36,776
Services		28,898		34,679	44,862

Total revenues		214,741		139,229	81,638
Costs and operating expenses:
Cost of product sales		135,449		74,405	29,779
Cost of services		13,224		14,892	25,887
Selling, general and administrative		44,544		26,401	51,466

Total costs and operating expenses		193,217		115,698	107,132

Income (loss) from operations		21,524		23,531	(25,494)
Interest income		20		70	816
Other income		2,327		1,907	—
Interest expense		(2,300)		(1,181)	—

Income (loss) before income taxes		21,571		24,327	(24,678)
Income tax provision (benefit)		8,496		9,682	(2,473)

Net income (loss)		$13,075		$14,645	$(22,205)

Net income (loss) per common share, basic		$1.04		$1.30	$(3.09)

Net income (loss) per common share, diluted	$	..96	(i)	$1.20	$(3.09)

Denominator for basic earnings per share, weighted average common shares		12,546		11,280	7,193

Denominator for diluted earnings per share, weighted average common shares assuming conversions		13,826		12,207	7,193

(i)
Calculated under the "as if converted" method. See Note O of Notes to Consolidated Financial Statements.

See accompanying notes

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(dollars in thousands)

	Common Stock
			Additional Paid-In Capital	Retained Earnings	Notes Receivable— Stockholders	Total Stockholders' Equity
	Shares	Amount
Balance, December 31, 2000	7,196,439	$71	$30,896	$24,603	$—	$55,570
Exercise of options and restricted stock awards, net of stockholder loans	525,282	5	3,159	—	(488)	2,676
Shares repurchased and retired	(180,800)	(1)	(1,116)	—	—	(1,117)
Tax benefit from stock option exercises	—	—	1,080	—	—	1,080
Net loss for 2001	—	—	—	(22,205)	—	(22,205)

Balance, December 31, 2001	7,540,921	75	34,019	2,398	(488)	36,004
Exercise of options, net of stockholder loans	1,139,348	11	7,510	—	(1,899)	5,622
Shares issued in private placement	1,059,000	11	16,451	—	—	16,462
Shares issued in acquisition	1,981,793	20	38,380	—	—	38,400
Shares issued for shareholder lawsuit settlement	421,044	4	6,496	—	—	6,500
Tax benefit from stock option exercises	—	—	3,268	—	—	3,268
Net income for 2002	—	—	—	14,645	—	14,645

Balance, December 31, 2002	12,142,106	121	106,124	17,043	(2,387)	120,901
Exercise of options	485,863	4	8,964	—	—	8,968
Exercise of rights under convertible notes	300,389	3	—	—	—	3
Tax benefit from stock option exercises	—	—	1,517	—	—	1,517
Repayment of notes receivable—stockholders	—	—	—	—	780	780
Shares repurchased and retired	(97,070)	(1)	(1,523)	—	—	(1,524)
Net income for 2003	—	—	—	13,075	—	13,075

Balance, December 31, 2003	12,831,288	$127	$115,082	$30,118	$(1,607)	$143,720

See accompanying notes

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2003	2002	2001
	(dollars in thousands)
Operating activities
Net income (loss)	$13,075	$14,645	$(22,205)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	2,797	2,226	4,069
Provision for doubtful accounts	3,291	1,044	2,371
Equity in operations of investee	—	(184)	380
Gain on sale of equity investment	(2,327)	(1,907)	—
Deferred income taxes	2,423	3,797	(2,754)
Tax benefit from stock option exercises	1,517	3,268	1,080
Changes in operating assets and liabilities, net of effects from Specialty Pharmacy acquisitions:
Accounts receivable	(20,221)	(9,116)	3,983
Inventories	2,252	(1,222)	(3,655)
Prepaids and other	1,053	699	779
Accounts payable and accrued expenses	3,498	(1,273)	14,663

Net cash provided by (used in) operating activities	7,358	11,977	(1,289)
Investing activities
Specialty Pharmacy acquisitions, net of cash acquired	(26,154)	(60,264)	(38,648)
Sale of (investment in) Accordant Health Services, Inc. and other	—	4,496	(165)
Purchase of property and equipment	(6,653)	(1,206)	(1,127)
Disposal of property and equipment and other	—	248	2,257
Sales of marketable securities held to maturity	—	—	26,978
Proceeds from disposal of assets available for sale	—	—	3,683

Net cash used in investing activities	(32,807)	(56,726)	(7,022)
Financing activities
Proceeds from private placement, net of fees	—	16,462	—
Shares repurchased and retired	(1,524)	—	(1,117)
Proceeds from exercise of stock options	3,989	5,298	2,676
Proceeds from repayment of notes receivable—stockholders	780	—	—
Credit facilities borrowings	34,001	13,368	—
Credit facilities repayments	(13,368)	—	—

Net cash provided by financing activities	23,878	35,128	1,559

Net decrease in cash and cash equivalents	(1,571)	(9,621)	(6,752)
Cash and cash equivalents at beginning of year	2,643	12,264	19,016

Cash and cash equivalents at end of year	$1,072	$2,643	$12,264

See accompanying notes

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

Note A—Organization and Significant Accounting Policies

Organization

        The Company was organized under the laws of the State of Minnesota in October 1984. In August 2003, the Company effected a holding company reorganization in which each share of the registrant's outstanding common stock was deemed to have been exchanged for one share of common stock in a newly formed corporation (the "new holding company"). Pursuant to Section 302A.626 (subd. 7) of the Minnesota Business Corporation Act, the articles of incorporation, bylaws and name of the new holding company, and the authorized capital stock of the new holding company (including the designations, rights, powers and preferences of such capital stock and the qualifications, limitations and restrictions thereof) are all consistent with those of the registrant as it existed prior to the reorganization. In addition, the directors and executive officers of the new holding company were the same individuals who were directors and executive officers, respectively, of the registrant prior to the reorganization. The terms "Curative" and the "Company" as used in these financial statements and accompanying footnotes refer, for periods prior to the reorganization, to the corporation that was the registrant prior to the reorganization, and, for periods after the reorganization, to the new holding company.

        The Company, through its two business units, Specialty Infusion and Wound Care Management, seeks to deliver high-quality care and clinical results that result in high patient satisfaction for patients experiencing serious or chronic medical conditions. Through its Specialty Infusion business unit, the Company provides biopharmaceutical products to patients with chronic and critical disease states and related clinical services to assist these patients with their intensive disease management needs. Through its Specialty Infusion business unit, the Company purchases various biopharmaceutical products from suppliers and then contracts with insurance companies and other payors, as well as retail pharmacies, to provide direct-to-patient distribution of these products. In addition to distribution, the Company also provides other support services, including education, reimbursement and provision or coordination of injection or infusion services, related to these biopharmaceutical products. The biopharmaceutical products distributed and the injection or infusion therapies offered by the Company are used by patients with chronic or severe conditions such as hemophilia, immune system disorders, RSV, cancer, rheumatoid arthritis, hepatitis C, multiple sclerosis or growth hormone deficiency. Examples of biopharmaceuticals products used by the Company's patients include hemophilia clotting factor and intravenous immune globulins (or "IVIG"), MedImmune, Inc.'s Synagis® and Centocor, Inc.'s Remicade®. As of December 31, 2003, the Company had 306 payor contracts and 20 retail pharmacy contracts and operated in at least 40 states. Our Specialty Infusion business unit provides services directly to patients and caregivers and delivers its products via overnight mail or courier and through its retail pharmacies.

        The Wound Care Management business unit is a leading disease management company in chronic wound care management. The Wound Care Management business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds. The Company's Wound Management Program consists of diagnostic and therapeutic treatment procedures that are designed to meet each patient's specific wound care needs on a cost-effective basis. The treatment procedures are designed to achieve positive results for wound healing based on the Company's significant experience in the field. The Company maintains a proprietary database of patient results that it has collected since 1988 containing over 440,000 patient cases. The treatment procedures, which are based on the Company's extensive patient data, have allowed the Company to achieve an overall rate of healing of approximately 85% for patients completing therapy. As of December 31, 2003, the Wound Care Center® network consisted of 86 outpatient clinics located on or near campuses of acute care hospitals in approximately 30 states.

Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

Stock Based Compensation Plans

        The Company grants options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants under the recognition and measurement principles of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued Employees," and related Interpretations because the Company believes the alternate fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. (See Note L.)

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25. The Company adopted SFAS No. 148 effective December 31, 2002.

        The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

	2003			2002	2001
Net income (loss), as reported		$13,075		$14,645	$(22,205)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		4,654		3,489	2,695

Pro forma net income (loss)		$8,421		$11,156	$(24,900)

Earnings (loss) per share:
Basic—as reported		$1.04		$1.30	$(3.09)
Basic—pro forma		.67		.99	(3.46)
Diluted—as reported	$	..96	(i)	$1.20	$(3.09)
Diluted—pro forma		.61		.91	(3.46)

(i)
Calculated under the "as if converted" method. See Note O.

Reclassifications

        Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year classifications.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Net Income (Loss) Per Share

        Basic and diluted income (loss) per share are calculated in accordance with SFAS No. 128, "Earnings Per Share." See Note O.

Property and Equipment

        Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives (generally four to seven years). Leased equipment capitalized and leasehold improvements are amortized over the life of the lease or the useful life of the related asset, whichever is shorter.

Inventories

        Inventories, which consist of biopharmaceutical and pharmaceutical products held for sale, are stated at the lower of cost (first in, first out method) or market.

Goodwill and Intangibles

        Goodwill represents the excess of purchase price over the fair value of net assets acquired. Intangibles consist of the separately identifiable intangibles, such as pharmacy and customer relationships and covenants not to compete. Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires goodwill and intangible assets with indefinite lives no longer be amortized but rather be reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. During 2003, the Company completed its annual goodwill impairment tests and, based on its results, no impairment was identified during the year ended December 31, 2003. Prior to the adoption of SFAS No. 142, goodwill and intangibles were amortized using the straight-line method with various lives from three to twenty years.

Cash and Cash Equivalents

        Cash and cash equivalents consist of demand deposits with banks, certificates of deposit with maturities of less than three months at the time of purchase and highly liquid money market fund investments.

Concentration of Credit Risk

        The Company's revenues are generated from its Specialty Infusion business unit's sales of biopharmaceuticals and pharmaceuticals and from its Wound Care Management business unit's Wound Care Center® programs, which have been established as cooperative ventures with acute care hospitals. Specialty Infusion's receivables consist of amounts due from various payors, including government programs, insurance companies, retail pharmacies and self-pay patient accounts. Credit is extended based upon a pre-authorization of coverage check or contractual arrangement. Payment terms are generally thirty days from date of invoice. The Wound Care Management's receivables are from its hospital partners under contractual management services contracts. Credit is extended based on an evaluation of the hospital's financial condition. Payment terms are generally 30 to 90 days from date of invoice. For 2003, 2002 and 2001, the Company derived approximately 30%, 35% and 13%, respectively, of consolidated revenue from one payor. As a percentage of total, the Company's accounts receivable from its largest payor was 29.4% and 30.9%, respectively, at December 31, 2003 and 2002.

        The Company evaluates the collectibility of accounts receivable based on numerous factors, including past transaction history with payors and their credit worthiness. The Company estimates an allowance for doubtful accounts primarily based on cash collection history. This estimate is periodically adjusted when the Company becomes aware of a specific payor's inability to meet its financial obligations (e.g., bankruptcy, etc.) or as a result of changes in the overall aging of accounts receivable.

Revenues

        Specialty Infusion's revenues are recognized, net of any contractual allowances, when the product is shipped to a patient, retail pharmacy or a physician's office or when services are provided. Wound Care Management's revenues are recognized after the management services are rendered and are billed monthly in arrears.

        The current Medicare, Medicaid and other third party-payor programs in which the Company participates are based upon extremely complex laws and regulations that are subject to interpretation.

Noncompliance with such laws and regulations could result in fines, penalties and/or exclusion from such programs. The Company is not aware of any allegations of noncompliance that could have a material adverse effect on the accompanying consolidated financial statements and believes it is in substantial compliance with all applicable laws and regulations.

Advertising

        Advertising and community education costs are expensed when incurred. The Specialty Pharmacy business unit's advertising and community education expenses were approximately $.9 million, $.4 million and $.02 million in 2003, 2002 and 2001, respectively. The Wound Care Management business unit's advertising and community education costs were approximately $1.7 million, $1.6 million and $3.7 million in 2003, 2002 and 2001, respectively.

Income Taxes

        Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes."

Shipping and Handling

        Outbound shipping and handling charges were approximately $.9 million in 2003, $.5 million in 2002 and $.4 million in 2001 and are included in cost of product sales in the accompanying consolidated statements of operations.

Financial Instruments

        The carrying values of the Company's financial instruments, including cash and cash equivalents, approximate fair value because of the short maturity of these instruments. The fair value of the Company's debt, including current maturities, are estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. The carrying amounts of the Company's debt at December 31, 2003 and 2002 approximate their fair values.

Supplemental Cash Flow Information

        Supplemental information with respect to the Company's cash flows for the years ended December 31 is as follows (in thousands):

	2003	2002	2001
Interest paid	$2,119	$631	$—
Income taxes paid	$5,231	$1,543	$347

        Supplemental information pertaining to non-cash investing and financing activities included the following:

a)
Proceeds from exercise of stock options excludes $1.9 million and $.5 million in 2002 and 2001, respectively, in loans given to officers and/or directors for the exercise of options in 2002 and 2001. The proceeds from the 2002 exercise of stock options excluded $.3 million in option repricing.

b)
In July 2003, certain selling shareholders of Infinity exercised their rights under convertible notes and converted approximately $4.8 million of such notes into 300,389 shares of the Company's common stock.

Recently Issued Accounting Standards

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities initiated after December 31, 2002. SFAS No. 146 establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities and requires that such liabilities be recognized when incurred. The Company adopted SFAS No. 146 effective January 1, 2003. See Note H. The adoption of this standard did not have a material effect on the Company's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this standard did not have a material effect on the Company's consolidated financial statements.

Note B—Sale of Procuren® Business

        On January 2, 2001, the Company sold the assets of its Procuren® business for approximately $3.8 million to Cytomedix, Inc. ("Cytomedix"). Under the agreement, Cytomedix became the exclusive manufacturer of Procuren®, and the Company became the exclusive distributor of Procuren® solution in the United States. The Company also receives royalties based on the sales of products that were developed from the associated patents on sales outside the United States. The Company recognizes these royalties when they are received. The consideration received by the Company was $2.1 million in cash, $1.7 million in a convertible secured promissory note, and a warrant certificate to purchase 600,846 shares of Cytomedix common stock at a purchase price of the lesser of $.50 per share or a price per share equal to the average of the three lowest intraday sales prices as reported by a reliable reporting service during the 20 trading days preceding the date on which the warrant is exercised.

        In 2001, the Company received $1.3 million in proceeds related to the $1.7 million convertible secured promissory note in the form of cash payments from Cytomedix, exercise and sale of warrant shares, and conversion and sale of shares of the convertible promissory note. Also during 2001, the Company recorded a charge of $.2 million related to the unpaid balance of the promissory note. At December 31, 2001, the Company did not carry any balance due on this promissory note. In May 2001, Cytomedix informed the Company that it would exercise its right under the sale agreement to cease the production of Procuren® in June 2001. In July 2001, Cytomedix filed for Chapter 11 protection under the United States Bankruptcy Code. As a result, the Company has had to pay for certain lease obligations it guaranteed. During 2001, the Company paid $.4 million under these guarantees, and at December 31, 2001, the Company maintained liabilities of $.4 million related to these guarantees. The Company did not have a related liability at and for the years ended December 31, 2003 and 2002.

Note C—Investment in Accordant

        On June 4, 1998, the Company signed an agreement with Accordant under which the Company agreed to invest $4.0 million in Accordant preferred stock. At December 31, 2001, the Company had an 8.6% interest in Accordant which was accounted for using the equity method of accounting, as the Company had significant influence over the operations of Accordant. The Company's share of Accordant's net loss was approximately $.4 million in 2001. At December 31, 2001, the Company's investment in Accordant exceeded its underlying equity in such investment by $2.8 million. Such excess was being amortized over twenty years. At December 31, 2001, the total investment in Accordant was $3.4 million.

        In October 2002, the Company sold its interest in Accordant for an initial sale price of approximately $5.5 million which resulted in the Company recording a gain of approximately $1.9 million. Approximately $1.0 million of the sale price was placed in escrow subject to customary indemnification obligations being satisfied.

        In November 2003, approximately $.5 million of the escrow amount was received by the Company. The balance of approximately $.5 million remains in escrow and is scheduled to be released in November 2004. In addition, the sale agreement provided for an earn-out payment if Accordant achieved certain 2003 operating goals. Accordant achieved the 2003 operating goals, and in January 2004, the Company received approximately $2.3 million related to this earn-out and has recorded this as other income in its 2003 financial statements. The Company is not entitled to any other funds related to this transaction other than the remaining escrow balance.

Note D—Specialty pharmacy Acquisitions

        On March 30, 2001, the Company purchased all of the outstanding capital stock of eBioCare for $32.3 million in cash and the assumption and repayment of approximately $5.0 million in debt and approximately $1.3 million in acquisition-related accruals. Approximately $3.1 million of the funds used to purchase eBioCare was put in escrow to cover any potential future purchase price disputes. The balance in the escrow account was approximately $3.1 million at December 31, 2002. On March 20, 2003, the Company entered into a Stipulation of Settlement (the "Settlement") with the former shareholders of eBioCare related to the Company's indemnification claims against the former shareholders for breach of certain representations and warranties made by such former shareholders. Under the Settlement, the Company received proceeds of approximately $1.3 million, which was recorded as a reduction to purchase price and goodwill. eBioCare is a specialty pharmacy which contracts with insurance companies and other payors to provide direct-to-patient distribution of biopharmaceutical products. The acquisition was accounted for as a stock purchase and, therefore, operating results of eBioCare have been included in the accompanying financial statements from the date of acquisition. Purchase price allocations have been completed in accordance with the provisions of APB Opinion No. 16. Prior to adoption of SFAS No. 142, goodwill resulting from the acquisition was being amortized using a 20-year period, and identifiable intangibles are amortized over various lives ranging from 3 to 20 years. A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On February 28, 2002, the Company acquired all of the outstanding shares of Apex, a California-based leading provider of biopharmaceutical products, therapeutic supplies and services to people with hemophilia and related bleeding disorders, for an aggregate purchase price of $60.0 million plus acquisition-related accruals of approximately $.8 million. Approximately $40.0 million of the purchase price was paid in shares of the Company's common stock with the remainder paid in cash and a $5.0 million promissory note bearing interest at the rate of 4.4% per annum and maturing on February 28, 2007. The Company acquired approximately $18.1 million of Apex's assets, including $1.6 million in cash, $9.4 million in accounts receivable, $4.8 million in inventory, $1.6 million in other current assets, $.2 million in property and equipment and $.5 million in other assets. The Company also assumed $3.8 million of Apex's liabilities. The excess of the acquisition cost over the fair value of identifiable net assets acquired was approximately $46.5 million, consisting of approximately $.9 million in covenants not to compete, which are being amortized over four years from the date of purchase, and trade name and goodwill of approximately $.3 million and $45.3 million, respectively, which are not being amortized for book purposes per SFAS No. 142 (see Note A). The Company and the former shareholders of Apex amended and restated the promissory note on May 30, 2002 to change the terms relating to the business performance criteria, add a convertible feature and ultimately adjust the principal amount of the promissory note to $3.7 million, of which a balance of $3.0 million remained at December 31, 2003 (see Note J). The amended and restated promissory note is convertible at a price per share of $20.10 into a maximum of 184,080 shares of the Company's common stock. A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On June 28, 2002, the Company purchased Infinity, a Houston, Texas, based distributor of specialty pharmaceuticals and a provider of infusion therapy services. Infinity focuses on the specialty infusion market, primarily in immune globulin therapy (prescribed for individuals whose immune systems cannot function sufficiently to fight infectious or inflammatory diseases). The aggregate purchase price was $24 million, which consisted of $18 million in cash and $6 million in promissory notes, which bear interest at a rate of 3% per annum, mature on June 28, 2007, and are convertible at a price per share of $16.08 into an aggregate of 373,111 shares of the Company's common stock. The cash portion of the consideration was funded in part by cash on hand and in part by borrowing from the Company's line of credit. Purchase acquisition-related accruals were approximately $.1 million. The Company acquired approximately $2.4 million of Infinity's assets including $.1 million in cash, $1.8 million in accounts receivable, $.4 million in inventory and $.1 million in property and equipment. The Company also assumed $.7 million of Infinity's liabilities. The excess of the acquisition cost over the fair value of identifiable net assets acquired was approximately $22.4 million, consisting of approximately $.3 million in covenants not to compete, which are being amortized over four years from the date of purchase, and goodwill of approximately $22.1 million which is not being amortized for book purposes per SFAS No. 142 (see Note A). In July 2003, certain selling shareholders of Infinity exercised their rights under the convertible notes and converted approximately $4.8 million of such notes into 300,389 shares of the Company's common stock, bringing the balance of the promissory notes to $1.1 million at December 31, 2003 (see Note J). A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On October 23, 2002, the Company acquired the specialty pharmacy business and certain related assets of Home Care, a Scotia, New York, based specialty pharmacy and home infusion company that specializes in the provision of Synagis® for the prevention of respiratory syncytial virus, the most common cause of lower respiratory infections in infants and children worldwide. In addition, the

Company entered into an agreement to purchase certain assets of Home Care related to its home health agency business, subject to applicable governmental approvals. The aggregate purchase price of approximately $12.0 million includes $9.0 million in cash and a $3.0 million convertible note which bears interest at a rate of 3% per annum, matures on October 23, 2005 and is convertible at a price per share of $16.00 into an aggregate of 187,500 shares of the Company's common stock. The cash portion of the consideration was funded in part by cash on hand and in part by borrowing from the Company's line of credit. Acquisition-related accruals were approximately $.1 million. The Company acquired approximately $1.9 million of Home Care's assets, including $1.7 million in accounts receivable, $.1 million in inventory and $.1 million in property and equipment and other assets. The Company also assumed $1.2 million of Home Care's liabilities. The excess of the acquisition cost over the fair value of identifiable net assets acquired was approximately $11.4 million, consisting of approximately $.1 million in covenants not to compete, which are being amortized over four years from the date of purchase, and trade name and goodwill of approximately $.1 million and $11.2 million, respectively, which are not being amortized for book purposes per SFAS No. 142 (see Note A). The convertible notes balance of $3.0 million remained at December 31, 2003 (see Note J). A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On November 20, 2002, the Company acquired OptCare Plus, Inc. ("OptCare") for approximately $10.5 million in cash. OptCare is a specialty pharmacy dispensing biological medications such as hemophilia clotting factors. OptCare's focus is on persons affected by bleeding disorders. In addition, OptCare coordinates infusion nursing and provides complete pharmacy services and clinical and reimbursement support services to chronic disease communities. The cash portion of the consideration was funded in part by cash on hand and in part by borrowing from the Company's line of credit (see Note J). Acquisition-related accruals were approximately $.1 million. The Company acquired approximately $2.8 million of OptCare's assets, including $1.2 million in accounts receivable, $1.5 million in inventory and $.1 million in property and equipment and other assets. The Company also assumed $.1 million of OptCare's liabilities. The excess of the acquisition cost over the fair value of identifiable net assets acquired was approximately $7.9 million, consisting of approximately $.1 million in covenants not to compete, which are being amortized over four years from the date of purchase, and trade name and goodwill of approximately $.1 million and $7.7 million, respectively, which are not being amortized for book purposes per SFAS No. 142 (see Note A). A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On February 3, 2003, the Company acquired MedCare, Inc. ("MedCare"), a specialty pharmacy with locations in Alabama, Mississippi and West Virginia. MedCare's primary product line is Synagis® for the prevention of respiratory syncytial virus, while other product lines include growth hormone and hemophilia clotting factor. The purchase price for MedCare was $6.6 million, of which $5.5 million was paid in cash, $.6 million in cash was placed into escrow for purposes of providing for any indemnifications due to the Company and $.5 million in cash which was withheld pending delivery of agreed-upon working capital. In May 2003, the working capital agreement was settled and in July 2003, approximately $.2 million out of the $.5 million in cash withheld was paid to the former shareholder, which effectively reduced the purchase price to $6.3 million. Acquisition-related accruals were approximately $.2 million. The Company acquired approximately $1.8 million of MedCare's assets, including $1.5 million in accounts receivable and $.3 million in inventory. The Company also assumed $1.6 million of MedCare's liabilities. The excess of the acquisition cost over the fair value of identifiable net assets acquired was approximately $6.3 million, consisting of approximately $.3 million in covenants not to compete, which are being amortized over three years from the date of acquisition, and goodwill of approximately $6.0 million, which is not being amortized for book purposes per SFAS No. 142 (see Note A). A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On April 23, 2003, the Company acquired the assets and specialty pharmacy business of All Care Medical, Inc. ("All Care"), a Louisiana-based Synagis® pharmacy. The purchase price of All Care was $2.1 million, of which $1.0 million was paid in cash at closing and $1.1 million was paid in cash in July 2003 which consisted of approximately $.8 million paid to the sellers and approximately $.3 million to be held in escrow for 18 months until indemnifications rights under the purchase agreement expire. Acquisition-related accruals were approximately $.2 million. The Company acquired approximately $.7 million of All Care's assets, including $.6 million in accounts receivable, $.06 million in inventory and $.04 million in fixed assets. The Company also assumed $.1 million of All Care's liabilities. The excess of the acquisition cost over the fair value of identifiable net assets acquired was approximately $1.7 million, consisting of approximately $.05 million in covenants not to compete, which are being amortized over two years from the date of acquisition, and trade name and goodwill of approximately $.02 million and $1.6 million, respectively, which are not being amortized for book purposes per SFAS No. 142 (see Note A). A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On June 9, 2003, the Company acquired certain assets of Prescription City, Inc., a Spring Valley, New York, specialty pharmacy business specializing in the provision of chemotherapy and cancer drugs. Prescription City's service area includes southern New York and some areas of northeastern Pennsylvania. Drug therapies provided by Prescription City include chemotherapy, HIV/AIDS drugs, Synagis®, IVIG, pain management and Remicade®. The purchase price for Prescription City was $17.5 million, of which $16.5 million was paid in cash and $1.0 million in a one-year note bearing interest at a rate of 3% and maturing on June 9, 2004 (see Note J). The $1.0 million note is being held in escrow. Approximately $.5 million was to have been released but the Company has made an indemnification claim and such amount has not been released. Acquisition-related accruals were approximately $.1 million. The Company acquired approximately $.4 million of Prescription City's inventory, none of its accounts receivables and assumed none of its liabilities. The excess of the acquisition cost over the fair value of identifiable net assets acquired was approximately $17.2 million, consisting of approximately $.1 million in covenants not to compete, which are being amortized over two years from the date of acquisition, and trade name and goodwill of approximately $.02 million and $17.1 million, respectively, which are not being amortized for book purposes per SFAS No. 142. Fair market valuations have not yet been finalized and, as such, the allocation of the purchase price is preliminary, pending receipt of a formal valuation and the outcome of any action the Company may take.

        A search warrant issued by a U.S. Magistrate Judge, Southern District of New York, relating to a criminal investigation was executed on November 4, 2003 at the Company's Prescription City pharmacy in Spring Valley, New York. The Government has informed the Company that it is not a target of the investigation. The Company was served with the search warrant on Tuesday, November 4, 2003 while it was conducting its own compliance review at the Spring Valley pharmacy. The Company intends to cooperate fully with the U.S. Attorney's Office in its investigation. Based on information known as of November 5, 2003, the Company terminated Paul Frank, the former principal shareholder of Prescription City. The Company also hired outside counsel in connection with this investigation. Certain assets of Prescription City were purchased by the Company in June 2003. The purchase was structured as an asset purchase with the Company being provided indemnifications, representations and warranties by the seller. The Company is currently considering its remedies available under the purchase agreement (including without limitation, rescission of its acquisition of these assets).

        The acquisitions described above, as well as the Company's 2001 acquisition of eBioCare (collectively the "Specialty Pharmacy acquisitions") were consummated for purposes of expanding the Company's Specialty Infusion business and were accounted for using the purchase method of accounting. The accounts of the Specialty Pharmacy acquisitions and related goodwill and intangibles are included in the accompanying consolidated balance sheets. The operating results of the Specialty Pharmacy acquisitions are included in the accompanying consolidated statements of operations from the dates of acquisition.

        Unaudited pro forma amounts for the years ended December 31, 2003, 2002 and 2001, assuming the Specialty Pharmacy acquisitions had occurred on January 1, 2001, are as follows (in thousands, except per share data):

	Years ended December 31,
	2003	2002	2001
Revenues	$227,355	$207,834	$201,917
Net income (loss)	$14,115	$20,080	$(12,483)
Net income (loss) per common share, diluted	$1.02	$1.59	$(1.74)

        The pro forma operating results shown above are not necessarily indicative of operations in the periods following acquisitions.

Note E —Goodwill and Other Intangible Assets

        Acquired intangible assets subject to amortization consisted of the following at December 31 (in thousands):

	2003		2002
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Injectable customers	$220	$121	$220	$77
Licenses	39	2	39	1
Pharmacy relationships	20	11	20	7
Website	177	99	175	62
Covenants not to compete	2,185	945	1,705	360

	$2,641	$1,178	$2,159	$507

        The weighted average amortization period for all intangible assets is approximately 7 to 8 years at December 31, 2003. Amortization period by intangible asset class is as follows:

Asset class	Amortization period
Injectable customers	5 years
Licenses	20 years
Pharmacy relationships	5 years
Website	3-5 years
Covenants not to compete	2-5 years

        The aggregate amortization expense was approximately $.7 million and $.4 million for the years ended December 31, 2003 and 2002, respectively, and the estimated amortization for future years ended December 31 is as follows (in thousands):

2004	$666
2005	597
2006	169
2007	29
2008	1
Thereafter	1

Total	$1,463

        The change in the carrying amount of goodwill for the year ended December 31, 2003 is as follows (in thousands):

Balance as of January 1, 2003	$122,877
Goodwill acquired during the year	26,301
Adjustments related to accounts receivable, indemnification and other claims (eBioCare and Apex)	(1,487)
Other adjustments	204

Balance as of December 31, 2003	$147,895

        All of the Company's goodwill at December 31, 2003 is related to the Specialty Infusion segment. Approximately $46.8 million of the Company's December 31, 2003 goodwill is deductible for tax purposes on a straight line basis over 15 years.

        The following table sets forth the pro forma net income (loss) and earnings (loss) per share for the current and corresponding prior years as if SFAS No. 142 had been adopted in the prior years (in thousands, except per share data):

	2003		2002	2001
Reported net income (loss)	$13,075		$14,645	$(22,205)
Add back: Goodwill amortization	—		—	1,715

Adjusted net income (loss)	$13,075		$14,645	(20,490)

Basic earnings (loss) per share:
Reported net income (loss)	$1.04		$1.30	$(3.09)
Goodwill amortization	—		—	0.24

Adjusted net income (loss)	$1.04		$1.30	$(2.85)

Diluted earnings (loss) per share:
Reported net income (loss)	$.96	(i)	$1.20	$(3.09)
Goodwill amortization	—		—	0.24

Adjusted net income (loss)	$.96		$1.20	$(2.85)

Weighted shares, basic	12,546		11,280	7,193
Weighted shares, diluted	13,826		12,207	7,193

  (i)
  Calculated under the "as if converted" method. See Note O.

        As certain of the Company's acquisitions were accounted for as stock purchases, goodwill amortization related to those acquisitions is not tax deductible.

Note F —Property and Equipment

        A summary of property and equipment and related accumulated depreciation and amortization at December 31 follows (in thousands):

	2003	2002
Property and equipment	$16,602	$10,124
Leasehold improvements	2,810	2,685

Total	19,412	12,809
Less accumulated depreciation and amortization	11,522	9,525

	$7,890	$3,284

Note G —Accrued Expenses

        A summary of accrued expenses at December 31 follows (in thousands):

	2003	2002
Incentive compensation and benefits	$2,496	$3,230
Professional fees	2,176	1,321
Other	6,830	7,028

Total	$11,502	$11,579

Note H —Employee and Facility Termination Costs

        In the first quarter of 2003, the Company consolidated its pharmacy operations in California which resulted in the termination of a total of 25 employees and the vacating of a leased facility. The Company recorded a charge of $1.6 million related to this activity.

        The following provides a reconciliation of the related accrued costs associated with the pharmacy consolidation, which are included in Selling, General and Administrative expenses in the accompanying consolidated financial statements at and for the year ended December 31, 2003 (in thousands):

	Beginning Balance	Costs Charged to Expense	Costs Paid or Otherwise Settled	Ending Balance
Employee termination costs	$—	$871	$832	$39
Facility termination costs	—	759	328	431

	$—	$1,630	$1,160	$470

        In 2004, the Company expects to pay out approximately $.3 million of these accrued costs and the remainder in subsequent years.

Note I —Leases

        The Company entered into several non-cancelable operating leases for the rental of certain office space expiring in various years through 2008. Additionally, through the Specialty Infusion business unit, the Company leases office, pharmacy and warehouse space in various states. The principal lease for office space provides for monthly rent of approximately $60,000. As these leases expire, it can be expected that in the normal course of business, they will be renewed or replaced. In addition, certain lease agreements contain renewal options and rent escalation clauses. The following is a schedule of future property and other lease payments, by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more at December 31, 2003 (in thousands):

2004	$2,119
2005	1,437
2006	1,089
2007	883
2008	630
Thereafter	251

Total	$6,409

        Rent expense for all operating leases was approximately $1.4 million, $1.0 million and $.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Note J —Long-term Liabilities

        Long-term liabilities consisted of the following at December 31 (in thousands):

	2003	2002
Term loan facility	$24,000	$10,000
Revolving loan facility	11,253	3,368
Note Payable—DOJ Settlement	4,040	6,060
Convertible note used in purchase of Apex	3,048	3,750
Convertible note used in purchase of Infinity	1,169	6,000
Convertible note used in purchase of Home Care	3,000	3,000
Note payable used in purchase of Prescription City	1,000	—

	47,510	32,178
Less amounts due within one year	7,911	6,102

Total	$39,599	$26,076

        In December 2001, the Company entered into a settlement agreement with the DOJ related to whistleblower actions brought against the Company. The settlement agreement called for payments to be made to the DOJ totaling $16.5 million, with an initial payment of $9.0 million and the $7.5 million balance paid over four years, payable in 12 quarterly installments of $.5 million, followed by four quarterly installments of $.4 million, all bearing interest at a rate of 6% per annum. The final installment under this agreement is due in February 2006.

        In January 2002, the Company entered into a $25 million revolving credit agreement with HBCC which was to expire in May 2006. In May 2002, the Company amended and restated the agreement to add a $10.0 million term loan facility. The revolving credit facility bore interest at varying rates based upon prime rate or the London Interbank Offered Rate ("LIBOR") plus a varying margin, dependent upon the Company's debt service coverage ratio as defined in the agreement. The use of prime rate or LIBOR in determining the applicable interest rate was at the Company's discretion. The term loan facility bore interest at a varying rate of prime plus 2.5%. The term loan amortized in monthly installments of approximately $.2 million beginning in January of 2003 and ending in May 2006. The amended and restated agreement included financial covenants which, among other things, required the Company to maintain certain debt service coverage ratios. In addition, there were significant fees in the event of early termination of either of the facilities. The revolving credit facility was secured by substantially all of the Company's accounts receivable, and the term loan facility was secured by the stock of Apex. The Company terminated this facility in June 2003 and replaced it with the facility with GE Capital (see below).

        On February 28, 2002, in connection with the purchase of Apex, the Company entered into a $5.0 million promissory note that bore interest at the rate of 4.4% per annum and matures on February 28, 2007. This note was subject to Apex meeting certain operating targets. The Company and the former shareholders of Apex amended and restated the promissory note on May 30, 2002 to change the terms relating to the business performance criteria, add a convertible feature and ultimately adjust the principal amount of the promissory note to $3.7 million. The amended and restated promissory note is convertible at a share price of $20.10 into a maximum of 184,080 shares of the Company's common stock. The Company makes quarterly principal payments against this note which commenced in April 2003. In 2003, the Company made approximately $.7 million in principal payments.

        On June 28, 2002, in connection with the purchase of Infinity, the Company entered into $6.0 million in convertible promissory notes, which bear interest at a rate of 3% per annum, mature on June 28, 2007, and are convertible at a price per share of $16.08 into an aggregate of 373,111 shares of the Company's common stock. In 2003, certain selling shareholders of Infinity exercised their rights under the convertible notes and converted approximately $4.8 million of such notes into 300,389 shares of the Company's common stock.

        On October 23, 2002, in connection with the purchase of Home Care, the Company entered into a $3.0 million convertible note which bears interest at a rate of 3% per annum, matures on October 23, 2005 and is convertible at a price per share of $16.00 into an aggregate of 187,500 shares of the Company's common stock.

        On June 9, 2003, the Company completed a new senior secured credit facility with GE Capital. Under the credit agreement, the Company obtained a secured revolving credit facility of up to $15.0 million, of which it can utilize up to $5.0 million as a letter of credit subfacility and up to $5.0 million as a swingline subfacility (i.e., a short-term loan advance facility), and a $20.0 million secured term loan which was subsequently increased to $25.0 million, for a total facility of $40.0 million. The Company used the funds available under this new credit facility to immediately pay all of its outstanding borrowings, accrued interest and termination fees under its credit facility with HBCC and to finance its acquisition of certain assets of Prescription City. If GE Capital, using its best efforts, is able to syndicate this credit facility with other lenders, then funds available to the Company under the credit facility may be increased by up to $45.0 million to fund future acquisitions.

        The revolving credit facility matures on July 15, 2007. The Company will pay all accrued interest on outstanding LIBOR loans on the last day of the applicable LIBOR period, provided in the case of any LIBOR period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR period. All accrued interest on outstanding revolving credit LIBOR loan advances which bears interest at an annual rate equal to the LIBOR rate plus an additional amount based on the borrowers' senior leverage ratio, which additional amounts may range from 3% to 3.5%. At December 31, 2003, the applicable margin for revolving credit loan advances was LIBOR plus 3.5%, or 4.62%. For outstanding base rate loans, the Company will pay all accrued interest on the first business day of each calendar quarter. All accrued interest on outstanding revolving credit base rate loans bears interest at an annual rate equal to the base rate plus an additional amount based on the borrower's senior leverage ratio, which additional amounts may range from 1.75% to 2.25% for the revolving credit base rate loans.

        The term loan matures on July 15, 2007. Accrued interest on the term loan bears interest at an annual rate equal to the applicable LIBOR rate plus an additional amount based on the borrowers' senior leverage ratio, which additional amounts may range from 3.5% to 4.0%. All accrued interest outstanding on base rate term loans bears interest at an annual rate equal to the base rate plus an additional amount based on the borrower's senior leverage ratio, which additional amounts may range from 2.25% to 2.75% for the term base rate loan. At December 31, 2003, the interest rate was LIBOR plus 4%, or 5.12%.

        In the credit agreement, the Company has made certain representations and warranties to GE Capital and is subject to certain reporting requirements and financial and other covenants. The credit facility restricts the Company's ability to incur or to permit any of its properties or assets to be encumbered by liens. The credit facility also restricts the Company's ability to make certain types of payments relating to its capital stock, including the declaration or payment of dividends. Consolidations, mergers, sales of assets and the creation of additional subsidiaries are also restricted, as is the Company's ability to purchase assets and to make investments. The Company may purchase other businesses that are preferred health care provider organizations or are otherwise related to its line of business as long as the price for any particular such acquisition does not exceed $25.0 million and the aggregate purchase price for all such acquisitions during any fiscal year does not exceed $40.0 million. Acquisitions that do not comply with the covenant can be made only with the consent of GE Capital. The covenants also restrict transactions with the Company's affiliates and require the Company to maintain certain levels with respect to its total leverage ratio, senior leverage ratio and fixed charge coverage ratio. At December 31, 2003, the Company was in compliance with its debt covenants.

        On June 10, 2003, in connection with the purchase of certain assets of Prescription City, the Company entered into a $1.0 million one-year note which bears interest at a rate of 3% and matures on June 9, 2004.

        Principal maturities of long-term liabilities are as follows at December 31 (in thousands):

2004	$7,911
2005	9,496
2006	5,246
2007	24,857
2008	—

Total	$47,510

Note K —Stockholders' equity

Director Share Purchase Program

        The Company maintains a Director Share Purchase Program (the "Program") to encourage ownership of its common stock by its directors. Under the Program, each non-employee director can elect to forego receipt of cash payments for director's annual retainer and meeting fees and, in lieu thereof, receive shares of common stock at market value equal to the cash payment. The Program authorized the issuance of up to 120,000 shares of the Company's common stock at market value. At each year ended December 31, 2003 and 2002, 118,406 shares of common stock were reserved for future issuance under the Program.

Stock Repurchase Plans

        Since February 1999, the Company has announced stock repurchase plans authorizing repurchases of 7.5 million shares. At December 31, 2003, a total of 5,874,195 shares had been repurchased at a cost of $52.3 million.

Repurchase of Common Stock

        On January 29, 2003, the selling shareholder of HAI exercised a put option right under the Stock Purchase Agreement of HAI, requiring the Company to repurchase shares issued to acquire HAI. The Company repurchased 97,070 of such shares of common stock for approximately $1.5 million.

Notes Converted into Common Stock

        In July 2003, certain selling shareholders of Infinity exercised their rights under convertible notes and converted approximately $4.8 million of such notes into 300,389 shares of the Company's common stock.

Restricted Stock Awards Plans

        During 1999, the Company implemented a Restricted Stock Award Plan ("the Plan") for certain key executives. The total shares to be granted under the Plan are 73,000 shares at a price of $5.41 per share. The shares vest over a three-year period. During 2001, 25,000 shares were granted under the Plan.

Rights Plan

        On October 25, 1995, the Board of Directors of the Company declared a dividend of one preferred share purchase right per share for each outstanding share of common stock of the Company. The dividend was paid on November 6, 1995 to shareholders of record on that date. Under certain circumstances, each right may be exercised to purchase one-one hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01, of the Company for $65. The rights, which are redeemable by the Company at $.01 per right, expire in November 2005. The purchase right issued under the Company's Rights Agreement dated October 22, 1995 provides the holder in the event of (i) the acquisition of 15% or more of the Company's outstanding common stock by an Acquiring Person (as defined in the Rights Agreement), (ii) the commencement of a tender offer or exchange offer which results in a person or group owning 15% or more of the Company's common stock, to exercise each right (other than rights held by an Acquiring Person) to purchase common stock of the Company or a successor company with a market value of twice the $65 exercise price.

Note L —Stock Based Compensation Plans

        The Company has stock option plans which provide for the granting of non-qualified, incentive options, or restricted stock awards to employees and directors. The plans authorize granting of up to 8,394,595 shares of the Company's common stock at the market value at the date of such grants. All options are exercisable at times as determined by the Board of Directors, not to exceed ten years after the grant date.

        Pro forma information regarding net income (loss) and net income (loss) per share is required by SFAS No. 123, "Accounting for Stock Based Compensation," and has been determined as if the Company has accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions at December 31, 2003, 2002 and 2001, respectively: risk-free interest rate of 1.0%, 1.32% and 1.8%; no dividend yields; volatility factor of the expected market price of the Company's common stock of 70.0%, 71.8% and 69.1%; and a weighted-average expected life of the options of four years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        A summary of the Company's stock option activity and related information for the years ended December 31 is as follows:

	2003 Weighted average		2002 Weighted average		2001 Weighted average
	Options	Exercise price	Options	Exercise price	Options	Exercise price
Outstanding at beginning of year	3,454,963	$12.51	3,738,089	$11.13	3,460,220	$17.57
Granted	873,850	16.35	2,298,600	14.76	1,278,409	7.88
Exercised	(457,863)	8.71	(1,139,348)	6.32	(500,282)	5.82
Cancelled	(584,501)	13.47	(1,442,378)	17.40	(500,258)	10.27

Outstanding at end of year	3,286,449	13.89	3,454,963	12.51	3,738,089	11.13

Exercisable at end of year	1,682,645	11.92	968,697	10.45	1,522,645	10.72
Weighted average fair value of options granted		$8.74		$7.98		$4.23

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options outstanding			Options exercisable
Exercise Prices	Shares	Weighted average remaining contractual life	Weighted average exercise price	Shares	Weighted average exercise price
$ 4.81 - $ 7.22	669,894	6.71 years	$5.62	656,641	$5.62
7.22 - 10.83	218,500	8.09 years	9.26	123,850	9.28
10.83 - 16.25	1,165,397	8.63 years	13.88	482,885	13.70
16.25 - 24.38	1,055,479	8.58 years	17.40	302,090	17.57
24.38 - 32.00	177,179	3.69 years	29.09	117,179	28.18

	3,286,449	7.92 years		1,682,645

        At December 31, 2003, 1,496,300 shares of common stock were reserved for future issuance, excluding shares reserved for options outstanding.

Note M —Income Taxes

        Significant components of the Company's deferred tax assets and liabilities for the years ended December 31 are as follows (in thousands):

	2003	2002
Deferred tax assets:
Bad debt reserve	$2,808	$2,428
Installment sale	—	691
Book over tax depreciation	—	418
Accrued expenses	286	109

Total deferred tax assets	3,094	3,646
Deferred tax liabilities:
State tax	(463)	(364)
Goodwill and intangible assets amortization	(965)	(78)
Tax over book depreciation	(348)	—
Installment sale	(538)	—

Total deferred tax liabilities	(2,314)	(442)

Net deferred tax assets	$780	$3,204

        Total net long-term deferred tax assets of $110,000 and $520,000 are included in other assets in the accompanying balance sheets for the years ended December 31, 2003 and 2002, respectively.

        Significant components of the provision (benefit) for income taxes for the years ended December 31 are as follows (in thousands):

	2003	2002	2001
Current:
Federal	$4,998	$4,801	$224
State	1,075	1,084	57
Deferred:
Federal	2,325	3,160	(2,583)
State	98	637	(171)

Total income tax provision (benefit)	$8,496	$9,682	$(2,473)

        A reconciliation of income tax computed at the U.S. Federal statutory tax rate to income tax expense (benefit) for the years ended December 31 is as follows:

	2003	2002	2001
Federal statutory tax rate	35.0%	35.0%	(35.0)%
State income taxes net of Federal tax benefit	4.6%	4.6%	(0.3)%
Non-deductible Department of Justice settlement costs	—	—	23.4%
Other	(0.2)%	.2%	1.9%

Effective tax rate	39.4%	39.8%	(10.0)%

Note N —Segment Information

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operated under one segment prior to the acquisition of eBioCare in March 2001. Effective April 2001, the Company has two reportable segments: Specialty Infusion and Wound Care Management. In its Specialty Infusion, the Company contracts with insurance companies and other payors to provide direct-to-patient distribution of biopharmaceutical and pharmaceutical products. In its Wound Care Management, the Company contracts with hospitals to manage outpatient Wound Care Center® programs. The Company evaluates segment performance based on income (loss) from operations. The accounting policies of the reportable segments are the same as those described in the significant accounting policies footnote. Intercompany transactions are eliminated to arrive at consolidated totals.

        The following table presents the results of operations and total assets of the reportable segments of the Company at and for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	At and for the year ended December 31, 2003
	Specialty Pharmacy	Specialty Healthcare	Total
Revenues	$185,843	$28,898	$214,741
Income from operations	$18,946	$2,578	$21,524
Total assets	$208,358	$25,580	$233,938
	At and for the year ended December 31, 2002
	Specialty Pharmacy	Specialty Healthcare	Total
Revenues	$104,550	$34,679	$139,229
Income from operations	$15,450	$8,081	$23,531
Total assets	$165,189	$21,697	$186,886
	At and for the year ended December 31, 2001
	Specialty Pharmacy	Specialty Healthcare	Total
Revenues	$35,104	$46,534	$81,638
Income (loss) from operations	$2,087	$(27,581)	$(25,494)
Total assets	$36,507	$39,932	$76,439

Note O —Earnings Per Share

        Net income per common share, basic, is computed by dividing the net income by the weighted average number of common shares outstanding. Net income per common share, diluted, is computed by dividing adjusted net income (see below) by the weighted average number of shares outstanding plus dilutive common share equivalents. The following table sets forth the computation of weighted average shares, basic and diluted, used in determining basic and diluted earnings per share for the years ended December 31 (in thousands):

	2003	2002	2001
Denominator:
Denominator for basic earnings per share, weighted average shares	12,546	11,280	7,193
Effect of dilutive employee stock options and convertible notes (a)	1,280	927	—

Denominator:
Denominator for diluted earnings per share, adjusted weighted average shares assuming conversions	13,826	12,207	7,193

  (a)
  Potentially dilutive employee and director stock options that have been excluded from this amount because they are anti-dilutive amounted to approximately 2,006,000, 2,528,000 and 3,738,000 in 2003, 2002 and 2001, respectively.

        Adjusted net income (loss) and net income (loss) per common share, diluted, for the years ended December 31 were computed as follows (in thousands, except per share data):

	2003		2002	2001
Net income (loss), as reported		$13,075	$14,645	$(22,205)
Add back interest related to convertible notes, net of tax		212	—	—

Adjusted net income (loss)		$13,287	$14,645	$(22,205)

Net income (loss) per common share, diluted	$	..96	$1.20	$(3.09)

Weighted average shares, diluted		13,826	12,207	7,193

        In accordance with SFAS No. 128, "Earnings Per Share," net income per common share, diluted, for the year ended December 31, 2003 was calculated under the "as if converted" method, which requires adding shares related to convertible notes that have no contingencies to the denominator for diluted earnings per share and adding to net income, the numerator, tax effected interest expense relating to those convertible notes.

Note P —Employee Benefits

        The Company maintains a qualified Employee Savings Plan (the "Plan") for eligible employees under Section 401(k) of the Internal Revenue Code. The Plan provides for voluntary employee contributions through salary reductions and employer contributions at the discretion of the Company. The Company had previously authorized employer contributions of 25% of employees' contribution up to 1% of the employees' compensation. As of July 1, 2003, the Company amended the Plan to reflect employer contributions of 50% of employees' contribution up to 2% of the employees' compensation. The Company's contribution match was $.3 million in 2003 and $.1 million in 2002 and 2001.

Note Q —Related Party Transactions

        During 2002, the Company advanced approximately $1.9 million to certain officers and directors of the Company. The Company received promissory notes payable with maturity dates ranging from February 19, 2004 to March 1, 2005 for such advances, which bear interest at an annual rate of 2.46% payable on the maturity date. At December 31, 2003 and 2002, principal amounts outstanding under these promissory notes are included in notes receivable—stockholders in the accompanying consolidated balance sheets.

Note R —Legal Proceedings

        In the normal course of its business, the Company may be involved in lawsuits, claims, audits and investigations, including any arising out of services or products provided by or to the Company's operations, personal injury claims and employment disputes, the outcome of which, in the opinion of management, will not have a material adverse effect on the Company's financial position, cash flows or results of operations.

Note S —Subsequent Events

        On April 23, 2004, the Company acquired Critical Care Systems, Inc. for a total consideration of approximately $150 million in cash. CCS is a leading national provider of specialty infusion pharmaceuticals and related comprehensive clinical services. CCS focuses on delivering four principal therapies: hemophilia clotting factor, IVIG, Total Parenteral Nutrition (TPN) and anti-infective therapies. These core therapies represent the essential components of Specialty Infusion and account for approximately 75% of CCS's revenues.

        The purchase price was paid from the proceeds of an offering of $185 million aggregate principal amount of 10.75% senior notes due 2011 offered in a private placement to eligible purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Concurrent with the transaction closing, the Company also completed the refinancing of its existing credit facility with GE Healthcare Financial Services, a unit of GE Commercial Finance, as agent and lender to a $40 million senior secured revolving credit facility to support permitted acquisitions and future working capital and general corporate needs.

SCHEDULE II

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2003, 2002 and 2001

COL. A	COL. B	COL. C		COL. D		COL. E
		Additions
Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions		Balance at End of Year
Year ended December 31, 2003:
Allowance for doubtful accounts	$2,954,000	$3,291,000	$—	$2,223,000	(1)	$4,022,000
Year ended December 31, 2002:
Allowance for doubtful accounts	$3,504,000	$1,044,000	$—	$1,594,000	(1)	$2,954,000
Year ended December 31, 2001:
Allowance for doubtful accounts	$2,046,000	$2,371,000	$—	$913,000	(1)	$3,504,000

(1)
Accounts written off.

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2004

(In thousands)

(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,506
Accounts receivable, net	58,216
Inventories	9,684
Prepaids and other current assets	1,501
Deferred tax assets	2,984

Total current assets	73,891
Property and equipment, net	7,651
Intangibles subject to amortization, net	1,284
Intangibles not subject to amortization (trade names)	682
Goodwill	148,030
Other assets	1,359

Total assets	$232,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,586
Accrued expenses	9,494
Deferred taxes	1,007
Current portion of long-term liabilities	7,871

Total current liabilities	48,958
Long-term liabilities	34,448
Deferred taxes	1,307

Total long-term liabilities	35,755
Stockholders' equity:
Common stock	128
Additional paid in capital	116,412
Retained earnings	33,251
Notes receivable—stockholders	(1,607)

Total stockholders' equity	148,184

Total liabilities and stockholders' equity	$232,897

See accompanying notes

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31
	2004			2003
Revenues:
Products		$59,085			$50,450
Services		6,473			7,570

Total revenues		65,558			58,020
Costs and operating expenses:
Cost of product sales		46,824			37,387
Cost of services		2,927			3,478
Selling, general and administrative		10,018			11,058

Total costs and operating expenses		59,769			51,923

Income from operations		5,789			6,097
Interest income		6			2
Interest expense		(616)			(487)

Income before income taxes		5,179			5,612
Income taxes		2,046			2,217

Net income		$3,133			$3,395

Net income per common share, basic	$	..24		$	..28

Net income per common share, diluted		$.23	(i)		$.25	(i)

Weighted average common shares, basic		12,925			12,206

Weighted average common shares, diluted		13,717			13,920

(i)
Calculated under the "as if converted" method. See Note 2.

See accompanying notes

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Operating Activities:
Net income	$3,133	$3,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	888	570
Provision for doubtful accounts	602	1,025
Amortization of deferred financing fees	60	15
Changes in operating assets and liabilities, net of effects from Specialty Pharmacy acquisitions:
Accounts receivable	(3,548)	(3,928)
Inventories	1,553	(728)
Prepaids and other	392	517
Accounts payable and accrued expenses	(855)	5,242

Net Cash Provided by Operating Activities	2,225	6,108
Investing Activities:
Proceeds from Investment in Accordant Health Services, Inc.	2,327	—
Specialty Pharmacy acquisitions, net of cash acquired	(547)	(4,656)
Purchases of property and equipment	(470)	(1,812)

Net Cash Provided by (used in) Investing Activities	1,310	(6,468)
Financing Activities:
Shares repurchased and retired	—	(1,524)
Proceeds from exercise of stock options	162	1,777
Repayments of long-term liabilities	(3,263)	(538)

Net Cash Used in Financing Activities	(3,101)	(285)

Net Increase (Decrease) in Cash and Cash Equivalents	434	(645)
Cash and Cash Equivalents at Beginning of Period	1,072	2,643

Cash and Cash Equivalents at End of Period	$1,506	$1,998

Supplemental Information
Interest paid	$531	$428

Income taxes paid	$143	$115

See accompanying notes

CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

Note 1.     Basis of Presentation

        The condensed consolidated financial statements are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003 and notes thereto contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2004.

Stock Based Compensation Plans

        The Company grants options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants under the recognition and measurement principles of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related Interpretations because the Company believes the alternate fair value accounting provided for under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

        The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation for the three months ended March 31, 2004 and 2003 (in thousands, except per share data):

	Three Months Ended March 31,
	2004		2003
Net income	$3,133		$3,395
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	1,175		1,132

Pro forma net income	$1,958		$2,263

Earnings per share:
Basic—as reported	$.24		$.28
Basic—pro forma	.15		.19
Diluted—as reported	$.23	(i)	$.25	(i)
Diluted—pro forma	.15	(i)	.17	(i)

(i)
Calculated under the "as if converted" method. See Note 2.

Note 2.     Net Income per Common Share

        Net income per common share, basic, is computed by dividing the net income by the weighted average number of common shares outstanding. Net income per common share, diluted, is computed by dividing adjusted net income (see below) by the weighted average number of shares outstanding plus dilutive common share equivalents. The following table sets forth the computation of weighted average shares, basic and diluted, used in determining basic and diluted earnings per share (in thousands):

	Three Months Ended March 31,
	2004	2003
Weighted average shares, basic	12,925	12,206
Effect of dilutive stock options and convertible notes	792	1,714

Weighted average shares, diluted	13,717	13,920

        Adjusted net income and net income per common share, diluted, for the three months ended March 31 were computed as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2004	2003
Net income, as reported	$3,133	$3,395
Add back interest related to convertible notes, net of tax	32	65

Adjusted net income	$3,165	$3,460

Net income per common share, diluted	$.23	$.25

Weighted average shares, diluted	13,717	13,920

        In accordance with SFAS No. 128, "Earnings Per Share," net income per common share, diluted, for the three months ended March 31, 2004 and 2003 was calculated under the "as if converted" method, which requires adding shares related to convertible notes that have no contingencies to the denominator for diluted earnings per share and adding to net income, the numerator, tax effected interest expense relating to those convertible notes.

Note 3.     Specialty Pharmacy Acquisitions

        On February 3, 2003, the Company acquired MedCare, Inc. ("MedCare"), a specialty pharmacy with locations in Alabama, Mississippi and West Virginia. The purchase price for MedCare was $6.3 million. A final purchase price allocation based on fair market value of acquired asset and liabilities has been completed.

        On April 23, 2003, the Company acquired the assets and specialty pharmacy business of All Care Medical, Inc. ("All Care"), a Louisiana-based Synagis® pharmacy. The purchase price of All Care was $2.1 million. A final purchase price allocation based on fair market value of acquired assets and liabilities has been completed.

        On June 9, 2003, the Company acquired certain assets of Prescription City, Inc. ("Prescription City"), a Spring Valley, New York, specialty pharmacy business specializing in the provision of chemotherapy and cancer drugs. Prescription City's service area includes southern New York and some areas of northeastern Pennsylvania. Drug therapies provided by Prescription City include chemotherapy, HIV/AIDS drugs, Synagis®, IVIG, pain management and Remicade®. The purchase price for Prescription City was $17.5 million. Fair market valuations have not yet been finalized and, as such, the allocation of the purchase price is preliminary, pending receipt of a formal valuation and the outcome of the Company's indemnification claim.

        As previously disclosed, a search warrant issued by a U.S. Magistrate Judge, Southern District of New York, relating to a criminal investigation was executed on November 4, 2003 at the Company's Prescription City pharmacy in Spring Valley, New York. The Government has informed the Company that it is not a target of the investigation. The Company was served with the search warrant on Tuesday, November 4, 2003 while it was conducting its own compliance review at the Spring Valley pharmacy. The Company intends to cooperate fully with the U.S. Attorney's Office in its investigation. Based on information known as of November 5, 2003, the Company terminated Paul Frank, the former principal shareholder of Prescription City. The Company also hired outside counsel in connection with this investigation. Certain assets of Prescription City were purchased by the Company in June 2003. The purchase was structured as an asset purchase with the Company being provided indemnifications, representations and warranties by the seller. The Company has filed a complaint in the Southern District of New York against Paul Frank and Prescription City, and such complaint has not yet been served on those parties.

        The acquisitions described above (collectively the "Specialty Pharmacy acquisitions") were consummated for purposes of expanding the Company's Specialty Infusion business and were accounted for using the purchase method of accounting. The accounts of the Specialty Pharmacy acquisitions and related goodwill and intangibles are included in the accompanying condensed consolidated balance sheets. The operating results of the Specialty Pharmacy acquisitions are included in the accompanying condensed consolidated income statements from the dates of acquisition.

        Unaudited pro forma amounts for the three months ended March 31, 2003, assuming the Specialty Pharmacy acquisitions had occurred on January 1, 2003 are as follows (in thousands, except per share data):

Revenues	$67,378
Net income	$4,553
Net income per share, diluted	$.33

        The pro forma operating results shown above are not necessarily indicative of operations in the periods following acquisitions.

Note 4.     Segment Information

        The Company adheres to the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has two reportable segments: Specialty Infusion and Wound Care Management. In its Specialty Infusion business unit, the Company purchases various biopharmaceutical products from suppliers and then contracts with insurance companies and other payors, as well as retail pharmacies, to provide direct-to-patient distribution of, and other support services, including education, reimbursement and the provision or coordination of injection or infusion services related to, these biopharmaceutical products, including Synagis® for the prevention of respiratory syncytial virus. Revenues from Synagis® sales for the three months ended March 31, 2004 were approximately $23.0 million. As respiratory syncytial virus occurs primarily during the winter months, the major portion of the Company's Synagis® sales may be higher during the first and fourth quarters of the calendar year which may result in significant fluctuations in the Company's quarterly operating results.

        In its Wound Care Management business unit, the Company contracts with hospitals to manage outpatient Wound Care Center® programs. The Company evaluates segment performance based on income from operations. For the three months ended March 31, 2004, management estimated that corporate general and administrative expenses allocated to the reportable segments were 59% for Specialty Infusion and 41% for Wound Care Management. Intercompany transactions are eliminated to arrive at consolidated totals.

        The following tables present the results of operations and total assets of the reportable segments of the Company at and for the three months ended March 31, 2004 and 2003 (in thousands):

	At and for the three months ended March 31, 2004
	Specialty Pharmacy	Specialty Healthcare	Total
Revenues	$59,085	$6,473	$65,558
Income from operations	$5,440	$349	$5,789
Total assets	$210,095	$22,802	$232,897
	At and for the three months ended March 31, 2003
	Specialty Pharmacy	Specialty Healthcare	Total
Revenues	$50,450	$7,570	$58,020
Income from operations	$5,580	$517	$6,097
Total assets	$153,156	$43,194	$196,350

Note 5.     Employee and Facility Termination Costs

        In July 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities initiated after December 31, 2002. SFAS No. 146 establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities and requires that such liabilities be recognized when incurred.

        In the first quarter of 2003, the Company consolidated its pharmacy operations in California which resulted in the termination of a total of 25 employees and the vacating of a leased facility. The Company recorded a charge of $1.6 million in the same period related to this activity.

        The following provides a reconciliation of the related accrued costs associated with the pharmacy consolidation at and for the three months ended March 31, 2004 (in thousands):

	At and for the three months ended March 31, 2004
	Beginning Balance	Costs Charged To Expense	Costs Paid or Otherwise Settled	Ending Balance
Employee termination costs	$39	$—	$—	$39
Facility termination costs	431	—	60	371

	$470	$—	$60	$410

        In 2004, the Company expects to pay out approximately $0.3 million of these accrued costs and the reminder in subsequent years.

Note 6.     Changes in Capital Structure

        During the first three months of 2004, the Company had the following significant changes in capital structure:

Notes Converted into Common Stock

        In January 2004, certain selling shareholders of Infinity Infusion Care, Ltd. ("Infinity") exercised their rights under convertible notes and converted approximately $1.2 million of such notes into 72,715 shares of the Company's common stock.

Note 7.     Subsequent Event

        On April 23, 2004 the Company acquired Critical Care Systems, Inc. ("CCS") for a total consideration of approximately $150 million in cash. CCS is a leading national provider of specialty infusion pharmaceuticals and related comprehensive clinical services. CCS focuses on delivering four principal therapies: hemophilia clotting factor, IVIG, Total Parenteral Nutrition (TPN) and anti-infective therapies. These core therapies represent the essential components of Specialty Infusion and account for approximately 75% of CCS's revenues.

        The purchase price was paid from the proceeds of an offering of $185 million aggregate principal amount of 10.75% senior notes due 2011 offered in a private placement to eligible purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Concurrent with the transaction closing, the Company also completed the refinancing of its existing credit facility with GE Healthcare Financial Services, a unit of GE Commercial Finance, as agent and lender to a $40 million senior secured revolving credit facility to support permitted acquisitions and future working capital and general corporate needs.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Critical Care Systems, Inc.:

        We have audited the accompanying consolidated balance sheets of Critical Care Systems, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Critical Care Systems, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

        As disclosed in note 14, in February 2004, the Company signed a Stock Purchase Agreement to sell all its shares of capital stock.

KPMG LLP

Boston, Massachusetts
March 15, 2004

CRITICAL CARE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS (Note 6)
Current Assets:
Cash and cash equivalents	$1,016,863	$2,031,419
Accounts receivable, less allowance for uncollectible accounts of $816,350 and $505,315 at December 31, 2003 and 2002, respectively	25,082,263	20,919,097
Inventories	2,864,130	2,968,187
Prepaid expenses	1,589,051	1,530,236
Other current assets	566,944	134,868
Net deferred tax assets (note 8)	749,500	869,753
Current assets of discontinued operations (note 10)	115,713	471,915

Total current assets	31,984,464	28,925,475
Property and equipment, net (note 4)	3,793,627	1,929,738
Other assets	530,306	536,961
Net deferred tax assets (note 8)	119,989	87,000
Goodwill	168,558	168,558
Noncurrent assets of discontinued operations (note 10)	10,651	49,884

Total assets	$36,607,595	$31,697,616

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion of long-term debt (note 6)	$3,239,710	$3,013,030
Accounts payable (note 2(i))	7,365,459	8,069,190
Accrued expenses (note 5)	3,922,391	3,201,803
Current liabilities of discontinued operations (note 10)	134,906	86,818

Total current liabilities	14,662,466	14,370,841
Long-term debt, less current portion (note 6)	11,803,951	13,508,643
Deferred tax liabilities (note 8)	450,989	60,253
Other liabilities (note 13)	6,000	219,000

Total liabilities	26,923,406	28,158,737

Series A redeemable preferred stock, $0.01 par value. Authorized 25,000 shares; issued and outstanding 15,955 shares at December 31, 2003 and 2002, at redemption value (note 9)	21,640,318	19,605,063

Commitments and contingencies (notes 7 and 11)
Stockholders' equity (deficit) (notes 3, 9 and 14):
Series B preferred stock, $0.01 par value. Authorized 15,000 shares; issued and outstanding 7,100 shares at December 31, 2003 and 2002	71	71
Class A common stock, $0.01 par value. Authorized 250,000 shares; issued and outstanding 233,838 shares at December 31, 2003 and 2002	2,338	2,338
Class B common stock, $0.01 par value. Authorized and issued 51,321 shares; outstanding 50,163 and 51,321 shares, respectively, at December 31, 2003 and 2002	513	513
Additional paid-in capital	—	—
Unearned compensation	(168,000)	(280,100)
Accumulated other comprehensive loss	(4,000)	(132,000)
Accumulated deficit	(11,752,610)	(15,657,006)
Treasury stock, at cost	(34,441)	—

Total stockholders' deficit	(11,956,129)	(16,066,184)

Total liabilities and stockholders' deficit	$36,607,595	$31,697,616

See accompanying notes to consolidated financial statements.

CRITICAL CARE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2003	2002	2001
Revenue (note 2(i) and 2(j))	$107,069,848	$77,676,311	$51,237,364
Cost of revenue	80,624,925	57,426,885	38,638,480

Gross profit	26,444,923	20,249,426	12,598,884
Selling, general, and administrative expenses	12,412,338	9,838,272	8,849,787
Provision for doubtful accounts	2,795,400	1,612,974	1,391,769
Merger costs (note 3)	—	71,712	373,438
Management fee to related party (note 11)	150,000	150,000	—

Operating income	11,087,185	8,576,468	1,983,890

Other income (expense):
Interest expense	(926,816)	(1,214,280)	(1,659,304)
Interest income	80,025	44,490	155,988
Other	(36,536)	(37,670)	(1,226)

Total other expense	(883,327)	(1,207,460)	(1,504,542)

Income from continuing operations before income taxes	10,203,858	7,369,008	479,348
Income taxes (note 8)	3,980,754	3,038,883	770,248

Income (loss) from continuing operations	6,223,104	4,330,125	(290,900)
Loss from discontinued operations, net of income tax benefits of $225,293, $108,833 and $133,798 in 2003, 2002 and 2001, respectively (note 10)	(324,201)	(156,613)	(192,539)

Net income (loss)	$5,898,903	$4,173,512	$(483,439)

See accompanying notes to consolidated financial statements.

CRITICAL CARE SYSTEMS, INC.
STATEMENTS OF CONSOLIDATED REDEEMABLE PREFERRED STOCK, STOCKHOLDERS' DEFICIT AND COMPREHENSIVE INCOME (LOSS)
Years ended December 31, 2003, 2002 and 2001

			Stockholders' deficit
	Series A redeemable preferred stock		Series B preferred stock		Class A common stock		Class B common stock
											Accumulated other comprehensive loss		Treasury stock
									Additional paid-in capital	Unearned compensation		Accumulated deficit			Total stockholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount					Shares	Amount
Balance, December 31, 2000	13,950	$14,113,837	7,100	$71	233,838	$2,338	45,572	$456	—	—	—	(16,766,594)	—	$—	(16,763,729)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	(483,439)	—	—	(483,439)
Unrealized loss on derivative instrument, net of deferred taxes of $126,000 (note 13)	—	—	—	—	—	—	—	—	—	—	(190,000)	—	—	—	(190,000)

Total comprehensive loss															(673,439)
Issuance of Class B common stock	—	—	—	—	—	—	5,749	57	9,993	—	—	—	—	—	10,050
Issuance of Series A preferred stock	2,005	2,004,758	—	—	—	—	—	—	—	—	—	—	—	—	—
Acquisition of common shares	—	—	—	—	—	—	—	—	—	—	—	—	1,168	(2,050)	(2,050)
Reissuance of common shares	—	—	—	—	—	—	—	—	—	—	—	—	(1,168)	2,050	2,050
Stock-based compensation charges (notes 3 and 9)	—	—	—	—	—	—	—	—	766,788	(700,000)	—	—	—	—	66,788
Amortization of stock-based compensation charges (note 3)	—	—	—	—	—	—	—	—	—	308,000	—	—	—	—	308,000
Preferred stock dividends (note 9)	—	1,642,625	—	—	—	—	—	—	(776,781)	—	—	(865,844)	—	—	(1,642,625)

Balance, December 31, 2001	15,955	17,761,220	7,100	71	233,838	2,338	51,321	513	—	(392,000)	(190,000)	(18,115,877)	—	—	(18,694,955)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	—	4,173,512	—	—	4,173,512
Unrealized gain on derivative instrument, net of deferred taxes of $39,000 (note 13)	—	—	—	—	—	—	—	—	—	—	58,000	—	—	—	58,000

Total comprehensive income															4,231,512
Acquisition of common shares	—	—	—	—	—	—	—	—	—	—	—	—	3,050	(14,818)	(14,818)
Reissuance of common shares	—	—	—	—	—	—	—	—	12,357	—	—	—	(3,050)	14,818	27,175
Stock-based compensation charges (note 9)	—	—	—	—	—	—	—	—	116,845	—	—	—	—	—	116,845
Amortization of stock-based compensation charges (note 3)	—	—	—	—	—	—	—	—	—	111,900	—	—	—	—	111,900
Preferred stock dividends (note 9)	—	1,843,843	—	—	—	—	—	—	(129,202)	—	—	(1,714,641)	—	—	(1,843,843)

Balance, December 31, 2002	15,955	19,605,063	7,100	71	233,838	2,338	51,321	513	—	(280,100)	(132,000)	(15,657,006)	—	—	(16,066,184)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	—	5,898,903	—	—	5,898,903
Unrealized gain on derivative instrument, net of deferred taxes of $85,000 (note 13)	—	—	—	—	—	—	—	—	—	—	128,000	—	—	—	128,000

Total comprehensive income															6,026,903
Acquisition of common shares	—	—	—	—	—	—	—	—	—	—	—	—	1,158	(34,441)	(34,441)
Stock-based compensation charges (note 9)	—	—	—	—	—	—	—	—	40,748	—	—	—	—	—	40,748
Amortization of stock-based compensation charges (note 3)	—	—	—	—	—	—	—	—	—	112,100	—	—	—	—	112,100
Preferred stock dividends (note 9)	—	2,035,255	—	—	—	—	—	—	(40,748)	—	—	(1,994,507)	—	—	(2,035,255)

Balance, December 31, 2003	15,955	$21,640,318	7,100	$71	233,838	$2,338	51,321	$513	—	(168,000)	(4,000)	(11,752,610)	1,158	$(34,441)	(11,956,129)

See accompanying notes to consolidated financial statements.

CRITICAL CARE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$5,898,903	$4,173,512	$(483,439)
Loss from discontinued operations	(324,201)	(156,613)	(192,539)

Net income (loss) from continuing operations	6,223,104	4,330,125	(290,900)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	902,047	670,088	674,446
Loss on disposal of equipment and software	36,536	50,924	—
Amortization and write-off of deferred financing costs	79,779	75,211	217,647
Stock-based compensation charges	152,848	228,745	374,788
Deferred income taxes	393,000	2,096,050	(1,648,000)
Changes in operating assets and liabilities:
Accounts receivable	(4,163,166)	(6,064,509)	(6,772,031)
Income tax receivable	—	16,870	2,014,772
Inventories	104,057	203,230	(1,634,884)
Prepaid expenses and other current assets	(490,891)	(782,028)	482,338
Other assets	48,195	(42,605)	(14,396)
Accounts payable and accrued expenses	16,856	3,353,606	1,676,477

Net cash provided by (used in) continuing operating activities	3,302,365	4,135,707	(4,919,743)
Net cash provided by (used in) discontinued activities	116,690	(446,978)	(245,073)

Net cash provided by (used in) operating activities	3,419,055	3,688,729	(5,164,816)

Cash flows from investing activity:
Purchases of property and equipment, net	(2,334,399)	(872,463)	(936,676)

Net cash used in investing activity	(2,334,399)	(872,463)	(936,676)

Cash flows from financing activities:
Proceeds from long-term debt	3,000,000	1,017,891	5,400,000
Repayment of long-term debt	(5,041,587)	(5,962,399)	(1,529,516)
Debt issuance costs	(23,184)	(15,372)	(231,374)
Proceeds from issuance of Series A redeemable preferred stock	—	—	2,004,758
Proceeds from issuance of common stock	—	27,175	12,100
Payments to acquire common stock	(34,441)	(14,818)	(2,050)

Net cash provided by (used in) financing activities	(2,099,212)	(4,947,523)	5,653,918

Net decrease in cash and cash equivalents	(1,014,556)	(2,131,257)	(447,574)
Cash and cash equivalents, beginning of year	2,031,419	4,162,676	4,610,250

Cash and cash equivalents, end of year	$1,016,863	$2,031,419	$4,162,676

Supplemental cash flow information:
Interest paid	$945,250	$1,161,165	$1,401,300
Income taxes paid	3,252,862	322,471	2,403,000
Supplemental disclosures of noncash financing and investing activities:
Preferred stock dividends	$2,035,255	$1,843,843	$1,642,625
Equipment purchased under financing leases	468,073	—	—

See accompanying notes to consolidated financial statements.

CRITICAL CARE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(1)    Description of Business

        Critical Care Systems (CCS or the Company) is a national provider of specialty infusion pharmaceuticals and comprehensive clinical services. Services include a full range of infusion therapies and nutrition support as well as bio-pharmaceutical products, delivered intravenously to patients in their homes by a clinical team of professionals.

        The Company commenced operations in 1991. At December 31, 2003, the Company operated 28 branches throughout the United States. The Company operates in one reportable segment.

(2)    Summary of Significant Accounting Policies and Practices

(a)    Principles of Consolidation

        The consolidated financial statements include the financial statements of Critical Care Systems, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)    Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of property and equipment, the recoverability of long-lived assets, and the collectibility of accounts receivable and deferred tax assets.

(c)    Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(d)    Accounts Receivable

        Management estimates the collectibility of each receivable based on established contract rates or prior experience with each payor in each specific market. As cash is collected, adjustments are made to each account from the original estimate. As the history builds, or changes occur with each payor, management modifies its profile of collection rates for that payor. Payors routinely review and update their allowable payment levels by product or service based on prevailing charges in the marketplace. Payors will periodically request adjustments to amounts paid in prior periods.

        While management believes the resulting net carrying amounts for accounts receivable are fairly stated and that the Company has made adequate provision for contractual adjustments and uncollectible accounts based on all information available, no assurance can be given as to the level of future provisions for contractual adjustments and uncollectible accounts, or how they will compare to the levels in the past. The Company's ability to successfully collect its accounts receivable also depends in part on its ability to adequately supervise and train personnel in billing and collections.

        The Company provides an allowance for uncollectible accounts to cover the estimated difference between the Company's billable charges and expected collections from patients and third party payors. The provision for bad debt expense is included in operations.

(e)    Inventories

        Inventories, which consist mainly of supplies and pharmaceuticals, are stated at the lower of cost (first-in, first-out) or market.

(f)    Goodwill

        The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002 and ceased to amortize its goodwill in 2002. Prior to adopting SFAS No. 142, the Company amortized goodwill over 15 years. Goodwill amortization expense, net of tax, was $8,326 for the year ended December 31, 2001. At December 31, 2003 and 2002, the Company has goodwill of $168,558 on its consolidated balance sheets.

        Under SFAS No. 142, goodwill is tested annually for impairment. The Company's impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to revenue and expense growth rates and the selection and use of an appropriate discount rate. The Company uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired. The Company completed the transitional impairment test in 2002 and designated the fourth quarter for its annual review of impairment. No impairment was indicated by either the transitional test or the fourth quarter reviews.

(g)    Property and Equipment

        Property and equipment are stated at cost. Depreciation on property and equipment is calculated using either the straight-line or double declining balance method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred.

        Property and equipment is depreciated over the estimated useful lives of the assets as follows:

Medical equipment	3-10 years
Furniture and fixtures	3-7 years
Computer software and equipment	3 years
Vehicles	3 years
Leasehold improvements	Shorter of lease term or estimated useful life of asset

(h)    Deferred Financing Costs

        The Company capitalizes certain direct costs, mainly legal and bank fees, related to the acquisition of its credit agreements. Deferred financing costs are amortized over the term of credit agreements and are recorded as a component of interest expense on the consolidated statements of operations. At December 31, 2003 and 2002, the Company had net deferred financing costs of $243,452 and $300,047, which are included in other assets in the accompanying consolidated balance sheets.

(i)    Unapplied Funds

        At December 31, 2003 and 2002, the Company had approximately $5.1 million and $5.9 million, respectively, of patient accounts with credit balances. These monies could be a result of duplicate payments, overpayments, adjustments to previously paid claims, individually negotiated adjustments to contract pricing, or other unknown adjustments. The Company's policy is to research the reason for these unapplied funds, if necessary contact the payor, and if appropriate refund the monies. Because each third party payor has differing practices on claims adjudication and adjustment, determining the outcome of each account can at times be lengthy. Adjustments to revenue from reversals of unapplied receipts were $457,090, $54,685 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively. For financial statement reporting purposes, these unapplied funds are included in accounts payable.

(j)    Revenue Recognition

        Revenues are recognized as the related services are rendered or products delivered. A substantial portion of the Company's revenues are billed to third-party payors, including insurance companies, managed care plans, governmental payors and contracted institutions. Revenues are recorded net of contractual adjustments and related discounts. Contractual adjustments represent estimated differences between service revenue at established rates and amounts expected to be realized from third-party payors under contractual agreements.

        Revenue from the Medicare and Medicaid programs (including Managed Medicaid Programs) accounted for approximately 23%, 20% and 16% of the Company's consolidated net revenue for the years ended December 31, 2003, 2002 and 2001, respectively. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Management believes that the Company is in compliance with all applicable laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs. At December 31, 2003 and 2002, amounts due from the Medicare and Medicaid programs were approximately 24% of the Company's net account receivable balance.

        The Company has a contract with a national managed care company whose net revenue represents approximately 10% of the Company's total net revenues for the year ended 2003.

(k)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)    Impairment of Long-Lived Assets

        The Company accounts for the impairment of long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(m)    Comprehensive Income (Loss)

        The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the years ended December 31, 2003, 2002 and 2001, comprehensive income (loss) is comprised of net income (loss) and changes in unrealized gains (losses) on its derivative instrument. At December 31, 2003 and 2002, accumulated other comprehensive loss is comprised solely of unrealized gains (losses) on the derivative instrument.

(n)    Derivative Instruments and Hedging Activities

        In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 in 2001 as it entered into its first derivative transaction.

        All derivatives are recognized on the consolidated balance sheets at their fair value. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive income (loss), until earnings are affected by the variability in cash flows of the designated hedged item.

(3)    Merger with Infusion Care Systems, Inc.

        On December 31, 2001, the Company merged with Infusion Care Systems, Inc. (ICS) in a combination accounted for as an "as-if-pooling-of-interests-accounting". The Company and ICS are considered entities under common control as their majority shareholder owns over 50% of the outstanding voting shares of each respective entity. As such, the assets and liabilities of ICS continue to be accounted for at historical cost.

        Each holder of ICS Class A common stock received 0.008 shares of the Company's Class A common stock and 0.000042 shares of the Company's Series B preferred stock. Each holder of ICS Class B common stock received 0.0285 shares of the Company's Class B common stock and a cash payment of $0.0215 per share. Each holder of ICS preferred stock received 0.001 shares of the Company's Series A redeemable preferred stock. In connection with the transaction, the Company recorded a deferred compensation charge of $700,000, of which $112,100, $111,900 and $308,000 was expensed in 2003, 2002 and 2001, respectively. The remaining compensation expense of $168,000 is being recognized over the remaining two-year vesting period of the restricted shares of common stock (see note 9).

        The Company recorded merger-related costs, mainly legal and other professional services costs, of $71,712 and $373,438 in 2002 and 2001, respectively.

        In "as-if-pooling-of-interests" accounting, the financial statements of the Company for periods prior to the combination have been restated to include the accounts and results of operations of ICS from the date common control was established by the majority shareholder (December 11, 2000).

        The results from continuing operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements for the year ended December 31, 2001 are summarized below (unaudited):

Revenue:
CCS	$42,983,283
ICS	8,254,081

$51,237,364

Income (loss) from continuing operations:
CCS	$2,936,264
ICS	(3,227,164)

$(290,900)

        Certain adjustments were made to the 2001 results of operations to adjust income tax expense and to eliminate intercompany transactions prior to the combination.

(4)    Property and Equipment

        Property and equipment consists of the following at December 31:

	2003	2002
Medical equipment	$1,988,751	$1,779,248
Furniture and equipment	1,677,727	1,309,158
Computer equipment and software	2,776,400	1,097,509
Leasehold improvements	898,488	590,559
Vehicles	95,679	95,679

	7,437,045	4,872,153
Less accumulated depreciation and amortization	(3,643,418)	(2,942,415)

	$3,793,627	$1,929,738

        Total depreciation and amortization expense on property and equipment for the years ended December 31, 2003, 2002 and 2001 was $902,047, $670,088 and $674,446, respectively.

(5)    Accrued Expenses

        Accrued expenses consist of the following at December 31:

	2003	2002
Accrued payroll and benefits	$2,435,871	$2,006,533
Accrued income taxes	571,569	499,143
Accrued management fee to related party (note 11)	150,000	150,000
Accrued rent	126,991	78,132
Accrued other	637,960	467,995

	$3,922,391	$3,201,803

(6)    Long-Term Debt

        Long-term debt consists of the following at December 31:

	2003	2002
Term loan	$9,000,000	$12,000,000
Revolving credit facilities	5,500,000	4,500,000
Financing lease payments under various agreements for certain computer assets, including interest at rates of 5% to 5.9%, maturing on various dates through October 2006	511,391	—
Various notes payable, secured by certain assets, payable in various monthly installments, including interest, maturing at various dates through March 2008	32,270	21,673

Total long-term debt	15,043,661	16,521,673
Less current portion	(3,239,710)	(3,013,030)

	$11,803,951	$13,508,643

        Annual maturities of long-term debt for the next five years are as follows:

2004	$3,239,710
2005	3,234,464
2006	8,561,367
2007	6,434
2008	1,686

$15,043,661

Credit Agreements

        In December 2000, CCS entered into a Credit Agreement with a bank. Under the Credit Agreement, CCS had a $15,000,000 term note and a $5,000,000 revolving credit facility. All borrowings under the Credit Agreement were secured by all assets of the Company. The Credit Agreement contained restrictive financial and administrative covenants.

        Principal payments under the term note were payable in quarterly installments through September 31, 2005, with interest paid monthly. The term note bore interest based on the bank's base rate plus 1.75% or LIBOR plus margin of 3.25%.

        Under the terms of the revolving credit facility, interest was payable monthly at a rate of the bank's base rate plus 1.25% or LIBOR plus 2.75%, at the election of the Company. The revolving credit facility was due in full on December 11, 2005.

        In May 2001, ICS entered into a credit agreement with a bank. Under the credit agreement, ICS had a $9,000,000 revolving credit facility payable on demand. Interest was payable monthly at the bank's prime lending rate. Under the terms of the credit agreement, up to $9,000,000 of the Company's borrowings were guaranteed by Thoma Cressey Equity Partners Fund VII L.P. (TCEP Fund).

Amended and Restated Credit Agreement

        In December 2001, the Company entered into an Amended and Restated Credit Agreement (the Amended Credit Agreement) with a bank, effective with the merger of CCS and ICS. Under the Credit Agreement, the Company increased its revolving credit facility from $5,000,000 to $8,000,000, and entered into a term loan of $15,000,000. The term loan is payable quarterly over the next five years, while the revolving credit matures in December 2006. At the Company's option, each loan under the Credit Agreement will bear interest at either the bank's base rate plus applicable margin or LIBOR plus an applicable margin ranging from 200 to 350 basis points, based on the performance of the Company. At December 31, 2003, the interest rates on the term loan and revolving credit facility were 5.7% and 3.1%, respectively.

        Under the terms of the Amended Credit Agreement, $8,000,000 of the Company's borrowings were guaranteed by TCEP Fund. In 2003, the guarantee was released by the bank after receipt of the December 31, 2002 audited financial statements.

        On March 28, 2003, the Company amended its credit facility to revise certain features included therein. The amendment included an increase in the revolving credit limit to $10,000,000; an increase in the minimum capital expenditure limitation to $2,500,000 for 2003; and a modification to the mandatory prepayment covenant requirement for excess cash flow if the Company's debt/EBITDA, as defined, exceeds 2.0 for any fiscal year. On February 13, 2004, the Company amended its credit facility to increase, the annual minimum capital expenditure limitation to $2,500,000 for each of the remaining years on the facility.

        The Amended Credit Agreement contains certain financial and nonfinancial covenants. Financial covenants include maximum cash flow leverage, minimum fixed charge coverage, minimum adjusted EBITDA, maximum leverage and maximum capital expenditures as defined in the Credit Agreement. The Company was in compliance with the covenants, as amended, at December 31, 2003.

(7)    Commitments and Contingencies

Leases

        The Company leases its corporate offices and office and warehouse facilities for its branch operating locations under agreements that expire at various dates through 2009. The majority of the leases provide for renewal options. Many of the leases also contain escalation clauses relating to real estate tax and operating expense increases.

        Future minimum lease payments under noncancelable operating leases are as follows:

Year ending December 31:
2004	$2,061,390
2005	2,029,681
2006	1,509,631
2007	1,083,984
2008	576,050
Thereafter	141,322

$7,402,058

        Total rental expense relating to operating leases for the years ended December 31, 2003, 2002 and 2001 was approximately $1,852,684, $1,519,700 and $1,374,250, respectively.

Legal Proceedings

        The Company may from time to time be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse affect on the Company's financial position or results of operations.

Insurance

        The Company maintains various types of insurance to cap its exposure in the normal course of its business operations. Coverage is maintained for general and professional liability in aggregate amounts of $8 and $10 million, respectively. General liability coverage is on occurrence and professional liability coverage is on a claims-made basis. The Company is responsible for the first $250,000 of loss per claim up to an aggregate of $1 million of loss per year.

Employment Agreements

        The Company maintains employment agreements with certain members of management. The employment agreements include noncompetition provisions and provide severance arrangements that range from three months to two years.

(8)    Income Taxes

        The provision for income tax expense (benefit) from continuing operations for the years ended December 31, 2003, 2002 and 2001 consists of the following:

	2003	2002	2001
Current:
Federal	$2,768,794	$354,597	$1,867,000
State	818,960	588,236	417,450

	3,587,754	942,833	2,284,450

Deferred:
Federal	309,000	1,964,550	(1,467,309)
State	84,000	131,500	(46,893)

	393,000	2,096,050	(1,514,202)

	$3,980,754	$3,038,883	$770,248

        Income tax expense attributable to income from continuing operations during the years ended December 31, 2003, 2002 and 2001 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	2003	2002	2001
Expected income tax expense	$3,469,312	$2,505,463	$162,978
Increase in income taxes resulting from:
State tax, net of federal benefit	595,954	388,235	225,700
Nondeductible expenses	106,031	168,372	252,293
Other	(190,543)	(23,187)	129,277

	$3,980,754	$3,038,883	$770,248

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Net operating losses	$43,303	$43,303
Bad debts	323,356	205,495
Other items	500,830	620,955
Unrealized loss on derivative instrument	2,000	87,000

Total gross deferred tax assets	869,489	956,753

Deferred tax liabilities:
Property and equipment, principally due to difference in depreciation	399,898	1,209
Deferred financing costs	40,116	53,556
Joint venture amortization	10,975	5,488

Total gross deferred tax liabilities	450,989	60,253

Net deferred tax assets	$418,500	$896,500

(9)    Stockholders' Equity

Capital Stock—Authorized Shares

        The Company has authorized capital stock of 341,321 shares, of which 301,321 are for common stock and 40,000 are for preferred stock.

Class A and Class B Common Stock

        The Class A and Class B common stock have certain rights, preferences and restrictions with respect to dividends, conversion, liquidation, and voting as follows:

Voting

        The holders of Class A and Class B common stock are entitled to one vote for each share of stock held. The holders of Class A and Class B common stock will vote together as a single class on all actions to be taken by the Company's common stockholders.

Conversion

        The Company's board of directors has the right to convert the Class A and Class B common stock into a single class of common stock, subject to certain limitations. The Company's board of directors is limited in its discretion to convert, unless either (i) an aggregate of $50 million has been invested into the Company (CCS and ICS) since April 25, 2000 or (ii) the conversion is implemented in conjunction with an approved sale of the Company.

        The Class B common stockholders have antidilution rights, prior to conversion, that allow them to maintain their 18% common stock ownership.

Liquidation

        In the event of any liquidation, dissolution, or winding-up of the Company, the Class A and Class B common stockholders are entitled to participate in all distributions to the common stockholders after the Company's preferred stockholders receive their distribution.

Dividends

        The Class A and Class B common stockholders are entitled to participate and receive dividends as and when declared by the Company's board of directors.

        The Company's 51,321 shares of Class B common stock are held by employees and are subject to repurchase by the Company in the event the employee ceases to be employed by the Company. The number of shares subject to the repurchase option is based on a vesting schedule that begins with a 20% immediate vesting, then 16% a year thereafter. After five years the employee is fully vested in the Class B common stock. Upon the occurrence of a change in control, all unvested shares vest immediately. At December 31, 2003, 13,841 shares of Class B common stock remain unvested.

        In conjunction with the separation of a former employee from the Company in August of 2003, the terms of the employee's employment agreement were modified to allow for continued vesting of unvested Class B common stock. This change in terms resulted in a new measurement date for the unvested shares and a compensation charge of $40,748.

        In the event of a termination, and based on the reason and timing of termination, the purchase price for each share will be either cost or fair market value.

Preferred Stock

        The Company is authorized to issue up to 40,000 shares of preferred stock, of which 25,000 shares and 15,000 shares are designated as Series A redeemable and Series B preferred stock, respectively. At December 31, 2003, 15,955 and 7,100 shares of Series A redeemable and Series B preferred stock were issued and outstanding.

        The Series A redeemable and Series B preferred stock have certain rights, preferences, and restrictions with respect to dividends, conversion, liquidation, voting, and redemption as follows:

Dividends

        The holders of Series A redeemable and B preferred stock are entitled to receive dividends at the rate of 10% per annum of the liquidation value ($1,000 per share) plus all accumulated and unpaid dividends. The dividends will accrue whether or not they have been declared by the Company's board of directors. Total accumulated dividends for Series A redeemable and B preferred stock were $8,142,896 and $5,208,783, at December 31, 2003 and 2002, respectively.

Conversion

        The Series A redeemable and Series B preferred stockholders have no conversion rights.

Redemption

        The Series A redeemable preferred stockholders have a redemption right that requires the Company to redeem all or a portion of their outstanding redeemable preferred stock for cash any time on or after December 11, 2005 or upon an initial public offering upon the approval of a majority of the holders. In the event of a change of ownership, which includes a sale of more than 50% of the outstanding common stock of the Company, the holders of a majority of the shares of outstanding Series A redeemable preferred stock have a right to require the Company to redeem all or any portion of their Series A redeemable preferred stock for cash. The redemption amount will be equal to the liquidation value ($1,000 per share), plus all accumulated and unpaid dividends. The Series B preferred stockholders have no redemption rights.

Sale of Company

        In the event of a sale of the Company, which includes a sale of capital stock of the Company possessing voting power to elect a majority of the Company's board of directors, the Company must obtain, at its expense, a fairness opinion from an investment bank if one of the following is true with respect to the sale: (a) the holders of Series B preferred stock will not receive at least an amount equal to $1,000 per share plus all accrued and unpaid dividends; or (b) the holders of Series A redeemable and Series B preferred stock will receive an amount greater than $1,000 per share plus all accrued and unpaid dividends.

        Upon a sale of the Company, as described above, each holder of a class of stock must have the same rights to receive the same form and amount of consideration per share as the other holders of such class. Furthermore, each holder possessing currently exercisable rights to acquire shares must be allowed to either (a) exercise such rights prior to the consummation of the sale and participate as a holder of such shares or (b) upon the consummation of the sale, receive consideration equal to (1) the same amount of consideration per share received by holders of such class less the exercise price per share, multiplied by (2) the number of shares.

Liquidation

        In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the Series A redeemable and Series B preferred stockholders are entitled to a per-share distribution in preference to the holders of common stock equal to the liquidation value ($1,000 per share), as adjusted, plus all accumulated and unpaid dividends. In liquidation, the Series B preferred stockholders are junior to the rights of the Series A redeemable preferred stockholders. At December 31, 2003, the total liquidation values, plus all accrued and unpaid dividends for Series A redeemable and Series B preferred stock were $21,640,318 and $9,556,989, respectively.

Voting

        The Series A redeemable and Series B preferred stockholders have no voting rights.

Stock Options

        In connection with its recapitalization in December 2000, CCS accelerated all outstanding unvested stock options of its employees. The acceleration of the employees' unvested stock options results in a modification of an original stock options grant. Under FASB Interpretation No. 44, compensation costs should be recognized because the modification introduces the potential for an effective renewal of the award, unless the employee continues to provide service and would have vested in the award under its original vesting provisions. Total compensation expense relating to this modification was $0, $116,845 and $66,788 in 2003, 2002 and 2001, respectively. Should additional employees from this group separate from the Company before 2004, total additional compensation expense would not exceed $311,000.

(10)    Discontinued Operations

        The Company accounts for disposal of branch operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under the provisions of SFAS No. 144, certain disposal activities that previously did not qualify for discontinued operations accounting will now be required to be reported as discontinued operations. SFAS No. 144 requires that a disposal of a component of an entity comprising operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes from the rest of the entity, shall be reported as discontinued operations if (a) the operations of the component have been or will be eliminated from the ongoing operations of the entity as a result of the disposition activity and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

        In September of 2003, the Company closed its San Diego branch operations. In connection with this action, the Company recorded a charge for lease costs of approximately $108,000 and severance costs and write-offs of certain fixed assets of approximately $48,000. The Company's consolidated financial statements reflect the results of the San Diego branch as discontinued operations for all periods presented, net of income tax benefit. The following table summarizes the results of discontinued operations:

	2003	2002	2001
Revenue	$616,238	$1,120,267	$420,682
Total costs	(1,165,732)	(1,385,713)	(747,019)
Income tax benefit	225,293	108,833	133,798

Net loss from discontinued operations	$(324,201)	$(156,613)	$(192,539)

        Assets and liabilities of discontinued operations consist of the following at December 31:

	2003	2002
Current assets:
Accounts receivable, net	$115,713	$436,364
Inventory	—	22,283
Other	—	13,268

	$115,713	$471,915

Noncurrent assets:
Property and equipment	$4,784	$43,997
Other	5,867	5,887

	$10,651	$49,884

Current liabilities:
Accounts payable	$43,566	$53,926
Accrued expenses	91,340	32,892

	$134,906	$86,818

(11)    Related-Party Transactions

        On December 11, 2000, the Company entered into a consulting and noncompetition agreement (the Agreement) with the former majority stockholder and current board member of CCS (the Consultant). Under the Agreement, the Company paid the Consultant $250,000 per annum over a two-year period beginning January 1, 2001. Total compensation costs to the Consultant was $250,000 in each of 2001 and 2002.

        The Company has a professional services agreement with Thoma Cressey Equity Partners, Inc. (TCE Partners) whereby TCE Partners will provide financial and management consulting services. Under the terms of the agreement, the Company will pay TCE Partners a management fee equal to $150,000, in each fiscal year in which the Company achieves EBITDA, as defined, of greater than $3 million. This fee was earned in 2002 and 2003. The fee earned in 2003 will be paid by March 31, 2004. In addition, the Company will pay TCE Partners an investment fee of 1% of any debt financing if TCE Partners is actively involved in arranging such financing. TCE Partners was not actively involved in arranging any financings in 2001, 2002 or 2003. The term of the agreement will continue until TCEP Fund ceases to own at least 10% of the Company's stock.

(12)    Employee Benefit Plans

        The Company has an employee savings plan (the Savings Plan) which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 25% of the first $4,000 of each employee's contribution. The Company's matching contributions to Savings Plan participants were $164,152, $130,208 and $128,399 in 2003, 2002 and 2001, respectively.

(13)    Derivative Instruments and Hedging Activities

        The Company has interest-rate-related derivative instruments to manage its exposure on its debt instruments. The Company does not enter into derivative instruments other than for cash flow hedging purposes. That is, the Company does not speculate using derivative instruments.

        By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties with strong credit ratings.

        Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest rates is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

        The Company uses variable-rate debt to finance its operations. The debt obligations expose the Company to variability in interest payments due to changes in interest rates. Under the Company's Credit Agreement, the bank requires the Company to limit the variability of a portion of its interest payments. To meet this objective, management entered into an interest rate swap agreement on January 12, 2001 to manage fluctuations in cash flows resulting from interest rate risk. This swap changed a portion of the variable-rate cash flow exposure on the debt obligations to fixed-cash flows. Under the term of the interest rate swap, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt.

        At December 31, 2003, the Company had the following interest rate swap contract outstanding:

Amount	Fixed rate	Maturity
$4,125,000	5.62% plus a spread	January 12, 2004

        The applicable spread varies from 250 to 350 basis points based on the financial performance of the Company. As of December 31, 2003, the spread is 250 basis points. Principal payments are made each quarter on the outstanding balance.

(14)    Subsequent Event

Sale of Company

        In February 2004, the Company entered into a Stock Purchase Agreement with Curative Health Services, Inc. to sell all shares of the Company capital stock for approximately $150 million. The Company anticipates the transaction will close in April 2004.

CRITICAL CARE SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2004

(in thousands)

(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,257
Accounts receivable, net	26,682
Inventories	2,981
Prepaids and other current assets	1,488
Net deferred tax assets	747
Current assets of discontinued operations	92

Total current assets	33,247
Property and equipment, net	4,001
Goodwill	169
Other assets	637
Non-current assets of discontinued operations	11

Total assets	$38,065

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion of long-term debt	$3,243
Accounts payable	8,528
Accrued expenses	2,895
Current liabilities of discontinued operations	127

Total current liabilities	14,793
Long-term debt	12,538
Deferred tax liabilities	451

Total long-term liabilities	12,989
Redeemable preferred stock	22,178
Stockholders' deficit
Common stock and preferred stock	3
Retained earnings	(11,898)

Total stockholders' deficit	(11,895)

Total liabilities and stockholders' deficit	$38,065

See accompanying notes to financial statements

CRITICAL CARE SYSTEMS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue	$26,160	$24,814
Cost of revenue	20,582	18,737

Gross profit	5,578	6,077
Selling, general, administrative and other expenses	4,433	3,744

Operating income	1,145	2,333
Interest expense, net	(139)	(223)
Other expense	(16)	(5)

Total interest and other expense	(155)	(228)
Income from continuing operations before income taxes	990	2,105
Income taxes	417	854
Income from continuing operations	573	1,251
Loss from discontinued operations, net	(6)	(66)

Net income	$567	$1,185

See accompanying notes to financial statements

CRITICAL CARE SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31
	2004	2003
Cash flows from operating activities:
Net income	$567	$1,185
Loss from discontinued operations	(6)	(66)

Net income from continuing operations	573	1,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	297	172
Loss (gain) on disposal of equipment	16	5
Non-cash compensation charges	28	28
Deferred taxes	2	241
Changes in assets and liabilities:
Accounts receivable	(1,600)	(1,636)
Inventory	(117)	227
Prepaid expenses and other current assets	645	358
Other assets and liabilities	31	102
Accounts payable and accrued expenses	152	478

Net cash provided by continuing operating activities	27	1,226
Net cash provided by (used in) discontinued activities	6	(39)

Net cash provided by operations	33	1,187
Cash flows from investing activities:
Purchases of property and equipment	(528)	(320)

Net cash used in investing activities	(528)	(320)
Cash flows from financing activities:
Debt issuance costs	—	(23)
Acquisition of common stock	—	(1)
Proceeds from revolving debt facility	1,500	—
Repayment of notes payable, financing leases and other liabilities	(765)	(754)

Net cash provided by (used in) financing activities	735	(778)
Net increase in cash and cash equivalents	240	89
Cash and cash equivalents at beginning of period	1,017	2,031
Cash and cash equivalents at end of period	$1,257	$2,120
Supplemental cash flow information:
Interest paid	$140	$336
Income taxes paid	$518	$260
Supplemental disclosures of noncash financing and investing activities:
Accrued preferred stock dividends	$538	$483
Net cash provided by (used in) discontinued operations	$6	$(39)

See accompanying notes to financial statements.

CRITICAL CARE SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

(1)   Basis of Presentation

        The condensed consolidated financial statements of Critical Care Systems, Inc. ("CCS") are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003 and notes thereto contained elsewhere in this prospectus. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2004.

(2)   Subsequent Event

        On April 23, 2004 CCS was acquired by Curative Health Services, Inc. for a total consideration of approximately $150 million in cash.

PART II:
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification Of Directors And Officers

Minnesota Corporations

        Section 302A.521, subd. 2, of the Minnesota Business Corporation Act ("MBCA") requires corporations to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if, with respect to the acts or omissions the subject of the proceeding, such person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of performance by a director, officer or employee of the corporation was serving at the request of the corporation or whose duties involved service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

        In addition, Section 302A.521, subd. 3, of the MBCA, requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances upon, among other things, receipt of a written undertaking by the person to repay all amounts so advanced if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the articles of incorporation or bylaws of the corporation.

  Curative Health Services, Inc.

        Curative's bylaws limit its indemnification obligations to directors and officers, except as may otherwise be required by law or authorized by the board of directors. A determination as to whether a person is required to be indemnified is made, depending on circumstances, by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, by a designated committee of the board, by special legal counsel, by the shareholders, or by a court. Curative's articles of incorporation provide that a director is not liable to Curative or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Curative or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for transactions from which the director derived an improper personal benefit; (iv) under the Minnesota statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock purchases or redemptions; or (v) for any act or omission occurring prior to the date of adoption of such indemnification provision.

  Curative Health Services Co.

        Curative Health Services Co.'s bylaws limit its indemnification obligations to directors and officers, except as may otherwise be required by law or authorized by the board of directors. A determination as to whether a person is required to be indemnified is made, depending on circumstances, by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, by a designated committee of the board, by special legal counsel, by the shareholders, or by a court. The articles of incorporation of Curative Health Services Co. provide that a director is not liable to the company or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for transactions from which the director derived an improper personal benefit; (iv) under the Minnesota statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock purchases or redemptions; or (v) for any act or omission occurring prior to the date of adoption of such indemnification provision.

  Curative Health Services III Co.

        Curative Health Services III Co.'s bylaws limit its indemnification obligations to directors and officers, except as may otherwise be required by law or authorized by the board of directors. A determination as to whether a person is required to be indemnified is made, depending on circumstances, by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. The articles of incorporation of Curative Health Services III Co. provide that to the fullest extent permitted by the MBCA as the same exists or may hereafter be amended, a director of the company shall not be personally liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Delaware Corporations

        Section 145 (a) and (b), of the Delaware General Corporation Law ("DGCL") grants a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to a any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint-venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        In addition, Section 145(e) of the DGCL, permits expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding to be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

  Critical Care Systems, Inc.

        Critical Care Systems, Inc.'s bylaws limit its indemnification obligations to directors and officers, except as may otherwise be required by law or authorized by the board of directors. A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The certificate of incorporation of Critical Care Systems, Inc. provides that to the fullest extent permitted by the DGCL, a director of Critical Care Systems, Inc. shall not be liable to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director.

  CHS Services, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. CHS Services, Inc.'s certificate of incorporation provides that it may indemnify, to the fullest extent permitted by the DGCL and as provided in the bylaws of the company, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

  Curative Pharmacy Services, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The certificate of incorporation of Curative Pharmacy Services, Inc. provides that the personal liability of all of its directors is eliminated to the fullest extent allowed as provided by the DGCL, as the same may be supplemented and amended.

  eBioCare.com, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The certificate of incorporation of eBioCare.com, Inc. similarly states that no director shall be personally liable to eBioCare.com, Inc. or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; however, except to the extent provided by the DGCL, a director shall be liable for (1) breach of the director's duty of loyalty to the company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to DGCL Section 174 (relating to the liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption) or (4) any transaction from which the director derived an improper personal benefit.

  MedCare, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The certificate of incorporation of MedCare, Inc. similarly states that no director shall be personally liable to MedCare, Inc. or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; however, except to the extent provided by the DGCL, a director shall be liable for (1) breach of the director's duty of loyalty to the company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to DGCL Section 174 (relating to the liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption) or (4) any transaction from which the director derived an improper personal benefit.

  Optimal Care Plus, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The certificate of incorporation of Optimal Care Plus, Inc. similarly states that no director shall be personally liable to Optimal Care Plus, Inc. or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; however, except to the extent provided by the DGCL, a director shall be liable for (1) breach of the director's duty of loyalty to the company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to DGCL Section 174 (relating to the liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption) or (4) any transaction from which the director derived an improper personal benefit.

Delaware Limited Liability Companies

        Section 18-108, of the Delaware Limited Liability Company Act ("DLLCA") provides that subject to the standards, if any, set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

  Infinity Infusion, LLC

        Infinity Infusion, LLC's limited liability company agreement provides that to the fullest extent permitted by law, each manager and named officer shall be indemnified, held harmless and defended by Infinity Infusion, LLC from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such person, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Infinity Infusion, LLC and by reason of the person's status as a manager or named officer regardless of whether the person continues to be a manager or named officer of Infinity Infusion, LLC at the time any such loss, claim, damage, liability or other expense is paid or incurred.

  Infinity Infusion II, LLC

        Infinity Infusion II, LLC's limited liability company agreement provides that to the fullest extent permitted by law, each manager and named officer shall be indemnified, held harmless and defended by Infinity Infusion II, LLC from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such person, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Infinity Infusion II, LLC and by reason of the person's status as a manager or named officer regardless of whether the person continues to be a manager or named officer of Infinity Infusion II, LLC at the time any such loss, claim, damage, liability or other expense is paid or incurred.

California Corporations

        Section 317 (b) and (c), of the California General Corporation Law ("CGCL") grants a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation may not provide indemnification for any of the following: (1) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation or its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        In addition, Section 317(f) of the CGCL, permits expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding to be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

  Apex Therapeutic Care, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) by approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (4) by the court in which the proceeding is or was pending. The amended and restated articles of incorporations provide that the liability of the directors of Apex Therapeutic Care, Inc. for monetary damages shall be eliminated to the fullest extent permissible under California law and authorize Apex Therapeutic Care, Inc. to provide indemnification of agents for breach of duty to Apex Therapeutic Care, Inc. and its stockholders through bylaw provisions, agreements with the agents or both in excess of the indemnification otherwise permitted by CGCL Section 317, subject to the limits on such excess set forth is CGCL Section 204.

        Under its by-laws, Apex Therapeutic Care, Inc. shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of Apex to procure a judgment in its favor) by reason of the fact that such person is or was its agent, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if the agent acted in good faith and in a manner the agent reasonably believed to be in the best interests of Apex Therapeutic Care, Inc. If the action is by Apex against such agent, Apex shall have the power to indemnify such agent against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of any such threatened, pending, or completed legal action, if the agent acted in good faith, in a manner the agent believed to be in the best interests of Apex and its shareholders, and with such care, including reasonable inquiry, as an ordinarily prudent person would use under similar circumstances. If there are criminal charges, the agent must have had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement conviction, or plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the agent did not act in good faith and in a manner that the agent reasonably believed to be in the best interests of this corporation, or that the agent had reasonable cause to believe that his or her conduct was unlawful.

Tennessee Corporations

        Sections 48-18-502 and 48-18-503 of the Tennessee Business Corporation Act ("TBCA") provides that a corporation shall have power to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed (a) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interest and (b) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation which the director was adjudged liable to the corporation or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Unless otherwise provided in its charter, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the direction in connection with the proceeding.

        In addition, Section 48-18-504 of the TBCA permits a corporation to pay or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the required standard of conduct, (2) the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director is not entitled to indemnification and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this part.

  Hemophilia Access, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum of directors is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by independent legal counsel (a) selected by the board of directors or its committee in the manner prescribed in 1 and 2 above or (b) if a quorum of the board of directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full board of directors (in which selection directors who are parties may participate; or (4) by the shareholder, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Texas Business Organizations

        Section 8.051 of the Texas Business Organizations Code ("TBOC") provides that an enterprise shall indemnify a governing person or former governing person against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. TBOC Section 8.101 provides that an enterprise may indemnify a governing person, former governing person, or delegate who was, is or is threatened to be made a respondent in a proceeding if it is determined that (1) the person (a) acted in good faith; (b) reasonably believed (i) in the case of conduct in his official capacity, that the person's conduct was in the enterprise's best interests; and (ii) in any other case, that the person's conduct was not opposed to the enterprise's best interests; and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe his conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid. TBOC Section 8.102 provides that an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding; provided however, that indemnification of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (a) willful or intentional misconduct in the performance of the person's duty to the enterprise; (b) breach of the person's duty of loyalty owed to the enterprise; or (c) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise.

        In addition, Section 8.104 of the TBOC permits an enterprise to pay or reimburse reasonable expenses incurred by a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding after the enterprise receives: (1) a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification under this chapter; and (2) a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Section 8.102.

  Infinity Infusion Care, Ltd.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by a majority vote of a quorum composed of the governing persons who at the time of the vote are disinterested and independent, (2) if such a quorum of directors is not obtainable, by majority vote of a committee of the governing authority of the partnership designated to act in the manner by a majority vote of the governing persons and composed solely of one or more governing persons who at the time of the vote are disinterested and independent, (3) by special legal counsel selected by (a) the governing authority of the partnership, (b) a committee of the board of directors by vote in accordance with numbers 1 and 2 above or (c) if a quorum of the board of directors cannot be obtained and a committee cannot be established, by majority vote of the governing persons of the partnership, (4) by the owners of the partnership in a vote that excludes the ownership interests held by each governing person who is not disinterested and independent or (5) a unanimous vote of the owners of the partnership.

New York Corporations

        Section 722 of the New York Business Corporation Law ("NYBCL") provides that a corporation may indemnify any person, made or threatened to be made, a party to an action or proceeding, including an action by or in the right of any other business entity, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other business entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other business entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        In addition, Section 723(c) of the NYBCL permits expenses incurred in defending a civil or criminal action or proceeding to be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount.

  Curative Health Services of New York, Inc.

        A determination as to whether a person is required to be indemnified is made, depending on circumstances, (1) by the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the required standard of conduct or (2) if a such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by (a) the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met by such director or officer, or (b) the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

Director's and Officer's Liability Insurance

        Each of the above entities maintain a directors' and officers' insurance policy, which insures the directors and officers of each entity against losses arising from claims for certain acts by the directors or officers in their respective capacities as such, or to the extent that the entity has indemnified such directors or officers for such losses under the entity's articles of incorporation, limited liability agreement, partnership agreement or bylaws, by contract or otherwise pursuant to applicable law.

ITEM 21: Exhibits and Financial Statement Schedules.

(a)   Exhibits

Exhibit No.	Description
1.1	Purchase Agreement, dated April 20, 2004, by and between Curative Health Services, Inc. and UBS Securities LLC (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K, dated April 30, 2004)
2.1
Plan of Merger, dated as of August 15, 2003, by and among Curative Health Services, Inc., Curative Holding Co., and Curative Health Services Co. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, dated August 19, 2003, of Curative Health Services, Inc., the predecessor company)
2.2
Stock Purchase Agreement relating to Critical Care Systems, Inc., by and among Curative Health Services, Inc., Critical Care Systems, Inc. and each of the persons listed therein, dated February 24, 2004 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, dated April 30, 2004)
2.3
Letter Agreement supplementing the Stock Purchase Agreement, dated April 23, 2004, by and between Curative Health Services, Inc. and Christopher J. York, as Seller's Representative (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K, dated April 30, 2004)
3.1	Amended and Restated Articles of Incorporation of Curative Health Services, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed August 19, 2003)
3.2	By-Laws of Curative Health Services, Inc. (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed August 19, 2003)
3.3	Amended and Restated Articles of Incorporation of Apex Therapeutic Care, Inc.*
3.4	Bylaws of Apex Therapeutic Care, Inc.*
3.5	Amended and Restated Certificate of Incorporation CHS Services, Inc.*
3.6	By-Laws of CHS Services, Inc.*
3.7	Amended and Restated Certificate of Incorporation of Critical Care Systems, Inc.*
3.8	Amended and Restated By-Laws of Critical Care Systems, Inc.*
3.9	Articles of Incorporation Curative Health Services III Co.*
3.10	Bylaws of Curative Health Services III Co.*
3.11	Fifth Restated Articles of Incorporation of Curative Health Services Co.*
3.12	Bylaws of Curative Health Services Co.*
3.13	Certificate of Incorporation, as amended, of Curative Health Services of New York, Inc.*
3.14	By-Laws of OptCare, Inc. a/k/a Curative Health Services of New York, Inc.*
3.15	Certificate of Incorporation of Curative Pharmacy Services, Inc.*
3.16	By-Laws of Curative Pharmacy Services, Inc.*
3.17	Certificate of Incorporation, as amended, of eBioCare.com, Inc.*

3.18	Bylaws of eBioCare.com, Inc.*
3.19	Charter of Hemophilia Access, Inc.*
3.20	Bylaws of Hemophilia Access, Inc.*
3.21	Certificate of Formation of Infinity Infusion, LLC*
3.22	Limited Liability Company Agreement of Infinity Infusion, LLC*
3.23	Certificate of Formation of Infinity Infusion II, LLC*
3.24	Limited Liability Company Agreement of Infinity Infusion II, LLC*
3.25	Certificate of Limited Partnership of Infinity Infusion Care, Ltd.*
3.26	Agreement of Limited Partnership of Infinity Infusion Care, Ltd.*
3.27	Certificate of Incorporation of MedCare, Inc.*
3.28	By-Laws of MedCare, Inc.*
3.29	Certificate of Incorporation of Optimal Care Plus, Inc.*
3.30	By-Laws of Optimal Care Plus, Inc.*
4.1
Rights Agreement, dated as of October 25, 1995, between Curative Technologies, Inc. and Wells Fargo Bank Minnesota, National Association, as Rights Agent (incorporated by reference to similarly numbered exhibit to the Company's Current Report on Form 8-K, dated November 6, 1995)
4.2
Stock Purchase Agreement, dated July 6, 1989, among the Company and certain investors named therein (incorporated by reference to Exhibit 4.1.1 to the Company's Current Report on Form 8-K, dated May 30, 1996)
4.3
Indenture, dated April 23, 2004, by and among the Company, certain of its subsidiaries as Guarantors and UBS Securities LLC (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated April 30, 2004)
4.4
Registration Rights Agreement, dated April 23, 2004, by and among Curative Health Services, Inc., certain of its subsidiaries as Guarantors and UBS Securities LLC (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, dated April 30, 2004)
4.5	Specimen of 144A Notes (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K, dated April 30, 2004)
4.6	Specimen of Regulation S Notes (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K, dated April 30, 2004)
4.7	Specimen of Guarantees (incorporated by reference to Exhibit 4.5 to the Company's Current Report on Form 8-K, dated April 30, 2004)
5.1	Opinion of Dorsey & Whitney LLP*
10.1	Form of Wound Care Center® Contract (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 1998)

10.2
Lease Agreement dated June 30, 1997, amended Lease Agreement dated November 13, 1997, between New York Life Insurance Company and the Company (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 1998)
10.3
Employment Agreement, dated as of September 1, 1997 between John C. Prior and the Company (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 1997)**
10.4	1991 Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company's Current Report on Form 8-K, dated May 30, 1996)**
10.5	Amendment No. 4 to the 1991 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 1998)**
10.6	Curative Health Services, Inc., Director Share Purchase Program (incorporated by reference to the Company's Registration Statement on Form S-8 (filed July 7, 1993, No. 33-65710))**
10.7
Curative Health Services, Inc. Employee 401(k) Savings Plan, as amended and restated (incorporated by reference to the Company's Registration Statement on Form S-8 (filed October 13, 1994, No. 33-85188))**
10.8
Curative Technologies, Inc. Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.25.2 to the Company's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1996)**
10.9	Amendment No. 1 to Curative Technologies, Inc. (incorporated by reference to Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)**
10.10	Amendment to the Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)**
10.11
Amended Employment Agreement dated December 17, 1997 between William Tella and the Company (incorporated by reference to Exhibit 10.45.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998)**
10.12	Curative Health Services, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)**
10.13
Asset Purchase Agreement among Cytomedix, Inc., Cytomedix, N.V., CHS Services, Inc. and Curative Health Services, Inc. dated as of October 12, 2000 (incorporated by reference to Exhibit 10.25 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000)
10.14	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.25 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)**
10.15	Non-Employee Director Severance Plan (incorporated by reference to Exhibit 10.26 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)**
10.16
Stock Purchase Agreement dated March 19, 2001, among Curative Health Services, Inc. and certain stockholders of eBioCare.com (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed April 13, 2001)

10.17
Form of Stockholder Purchase Agreement, between Curative Health Services, Inc. and all other stockholders of eBioCare.com (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed April 13, 2001)
10.18
Form of Option/Warrant Repurchase and Surrender Agreement between eBioCare.com and the holders of options and warrants to purchase common Stock of eBioCare.com (incorporated by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K filed April 13, 2001)
10.19
Employment Agreement, dated as of June 25, 2001, between Nancy Lanis and the Company (incorporated by reference to Exhibit 10.33 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)**
10.20
Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan (incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 2001)**
10.21
Curative Health Services, Inc. form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 2001)**
10.22
Purchase Agreement, dated as of June 10, 2002, by and among Curative Health Services, Inc., Infinity Infusion, LLC and Infinity Infusion II, LLC, and IIC GP, LLC, Azar I. Delpassand, Dr. Ebrahim Delpassand, Tara Imani, Maryam Panahi and Yassamin Norouzian (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K, dated June 11, 2002)
10.23
Amendment No. 1 to Purchase Agreement dated as of June 28, 2002, by and among Curative Health Services, Inc., Infinity Infusion, LLC and Infinity Infusion II, LLC and Bijan Imani, as Sellers' Representative on behalf of the Sellers (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K, dated July 2, 2002)
10.24
Amended and Restated Loan and Security Agreement by and among Curative Health Services, Inc., eBioCare.com, Inc., Hemophilia Access, Inc., Apex Therapeutic Care, Inc. and Healthcare Business Credit Corporation, dated as of May 17, 2002 (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K, dated June 11, 2002)
10.25
Employment agreement, dated as of July 24, 2002, between Joseph Feshbach and the Company (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002) **
10.26
Employment agreement, dated as of March 13, 2002, between Thomas Axmacher and the Company (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)**
10.27
Stock Purchase Agreement, by and among Curative Health Services, Inc. and the stockholders of Apex Therapeutic Care, Inc., dated as of January 27, 2002 (incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, dated March 11, 2002)
10.28
Registration Rights and Lock-Up Agreement, dated as of February 28, 2002, by and among Curative Health Services, Inc. and the stockholders of Apex Therapeutic Care, Inc. (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 2002)

10.29
Amendment No. 1 to the Registration Rights and Lock-Up Agreement, dated as of February 27, 2003, by and between Curative Health Services, Inc. and Jon M. Tamiyasu, in his capacity as the Stockholders' Representative under the Registration Rights and Lock-Up Agreement, dated as of February 28, 2002, by and among Curative Health Services, Inc. and the shareholders of Apex Therapeutic Care, Inc. (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 2002)
10.30
Kerlin Agreement, dated February 28, 2002, by and among Curative Health Services, Inc., Kerlin Capital Group, LLC, William K. Doyle and Cheryl S. Doyle as Trustees of the William K. Doyle and Cheryl S. Doyle Family Trust dated July 15, 1991, and Timothy J. Fahringer (the Kerlin Parties) and the stockholders of Apex Therapeutic Care, Inc. (incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 2002)
10.31
Amendment No. 1 to the Kerlin Agreement, dated as of February 27, 2003, by and among Curative Health Services, Inc., Jon M. Tamiyasu, in his capacity as the Stockholders' Representative under the Stock Purchase Agreement, dated as of January 27, 2002, by and among Curative and the shareholders of Apex Therapeutic Care, Inc. and the Kerlin Parties (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 2002)
10.32
Form of Amendment to Executive Employment Agreements with John C. Prior, William C. Tella and Nancy F. Lanis (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-K filed for the year ended December 31, 2002)**
10.33
Employment agreement, dated as of March 5, 2003, between Michelle LeDell and the Company (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003)**
10.34
Employment agreement, dated as of March 5, 2003, between Alan Jackson and the Company (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003)**
10.35
Amendment No. 1 to Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003) **
10.36
Amendment No. 2 to Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003) **
10.37
Credit Agreement, dated as of June 9, 2003, between General Electric Capital Corporation and the Company (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)
10.38
Consent and First Amendment to Credit Agreement, dated as of July 11, 2003, among General Electric Capital Corporation and the Company (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)
10.39
Employment agreement, dated as of September 2, 2003, between Anne Bruce and Company (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)**

10.40
Second Amendment to Credit Agreement, dated as of October 10, 2003, among General Electric Capital Corporation and the Company and the related Term Note (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)
10.41
Form of Acknowledgment Relating to Employment Agreement, dated as of June 3, 2003, executed by John C. Prior (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)**
10.42
Form of Acknowledgment of Assignment of Employment Agreement, dated as of June 3, 2003, executed by Joseph L. Feshbach, William C. Tella, Thomas Axmacher and Nancy F. Lanis (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)**
10.43
Form of Amendment to and Second Acknowledgment Relating to Employment Agreement, dated as of August 19, 2003, executed by John C. Prior (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)**
10.44
Form of Amendment to and Second Acknowledgment of Assignment of Employment Agreement, dated as of August 19, 2003, executed by Joseph L. Feshbach, William C. Tella, Thomas Axmacher and Nancy F. Lanis (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)**
10.45
Form of Acknowledgment of Limitations on Exercise of Stock Options, dated as of June 3, 2003, executed by Timothy I. Maudlin, Gerard Moufflet, Lawrence P. English, Paul S. Auerbach and Daniel E. Berce (incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)**
10.46
Third Amendment to Credit Agreement, dated as of December 31, 2003, among General Electric Capital Corporation and the Company (incorporated by reference to Exhibit 10.63 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003)
10.47
Escrow Agreement, dated April 23, 2004, by and among Curative Health Services, Inc., Christopher J. York in his capacity as representative of the Sellers, and The Bank of New York, as escrow agent (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 30, 2004)
10.48
Amended and Restated Credit Agreement, dated as of April 23, 2004, by and among Curative Health Services, Inc., certain other borrowers signatory thereto, certain lenders referred to therein, GECC Capital Markets Group, Inc. and General Electric Capital Corporation (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, dated April 30, 2004)
12.1	Statement regarding Computation of Ratios*
21.1	List of Subsidiaries*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of KPMG LLP*
23.3	Consent of Dorsey & Whitney LLP (Contained in Exhibit 5.1, Opinion of Dorsey & Whitney LLP)*
24.1	Power of Attorney*

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as Trustee under the Indenture*
99.1	Form of Letter of Transmittal*
99.2	Form of Exchange Agent Agreement*

*
Filed herewith

**
Required to be filed pursuant to Item 601(b)(10)(ii)(A) or (iii) of Regulation S-K

The Company has excluded from the exhibits filed with this report instruments defining the rights of holders of long-term convertible debt of the Company where the total amount of the securities authorized under such instruments does not exceed 10% of its total assets. The Company hereby agrees to furnish a copy of any of these instruments to the SEC upon request.

(b)   Financial Statement Schedules

        Schedule II—Consolidated Schedule—Valuation and Qualifying Accounts of Curative Health Services, Inc. and its subsidiaries for the years ended December 31, 2003, 2002 and 2001 on page F-30 of this registration statement is incorporated herein by reference.

        All other schedules are omitted because they are not applicable, or not required, or because the required information is included in the consolidated financial statements or notes thereto.

Item 22. Undertaking

        Each of the undersigned registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Curative Health Services, Inc.'s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        Each of the registrants undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

CURATIVE HEALTH SERVICES, INC.
By	/s/ JOSEPH L. FESHBACH Joseph L. Feshbach Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Executive Vice President of Finance and Chief Financial Officer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOHN C. PRIOR John C. Prior	President, Wound Care Management and Director	July 7, 2004
/s/ PAUL F. MCCONNELL Paul F. McConnell	President, Chief Operating Officer and Director	July 7, 2004
/s/ PAUL S. AUERBACH, M.D. Paul S. Auerbach, M.D.	Director	July 7, 2004
/s/ DANIEL E. BERCE Daniel E. Berce	Director	July 7, 2004
/s/ LAWRENCE ENGLISH Lawrence English	Director	July 7, 2004

* Timothy I. Maudlin	Director	July 7, 2004
/s/ GERARD MOUFFLET Gerard Moufflet	Director	July 7, 2004
/s/ PETER DECOMO Peter DeComo	Director	July 7, 2004
* /S/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

CRITICAL CARE SYSTEMS, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Chief Financial Officer and Treasurer (principal financial officer and accounting officer	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

CURATIVE HEALTH SERVICES OF NEW YORK, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

EBIOCARE.COM, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

HEMOPHILIA ACCESS, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Secretary, Treasurer and Director (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

MEDCARE, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

APEX THERAPEUTIC CARE, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Chief Financial Officer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

CURATIVE PHARMACY SERVICES, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

INFINITY INFUSION, LLC
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Manager (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Chair and Manager	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Manager	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

INFINITY INFUSION II, LLC
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Manager (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Chair and Manager	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Manager	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

OPTIMAL CARE PLUS, INC.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

CURATIVE HEALTH SERVICES CO.
By	/s/ JOHN C. PRIOR John C. Prior President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ JOHN C. PRIOR John C. Prior	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Chief Financial Officer and Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

CURATIVE HEALTH SERVICES III CO.
By	/s/ JOHN C. PRIOR John C. Prior President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ JOHN C. PRIOR John C. Prior	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Chief Financial Officer and Treasurer (principal financial officer and accounting officer)	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Director	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

CHS SERVICES, INC.
By	/s/ JOHN C. PRIOR John C. Prior President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ JOHN C. PRIOR John C. Prior	President and Director (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Treasurer and Director (principal financial officer and accounting officer)	July 7, 2004
/s/ MICHAEL MORGAN Michael Morgan	Director	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 7, 2004.

INFINITY INFUSION CARE, LTD.
By	/s/ PAUL F. MCCONNELL Paul F. McConnell President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PAUL F. MCCONNELL Paul F. McConnell	President and Manager (principal executive officer)	July 7, 2004
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Chief Financial Officer and Manager (principal financial officer and accounting officer)	July 7, 2004
/s/ NANCY F. LANIS Nancy F. Lanis	Manager	July 7, 2004
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact	July 7, 2004

QuickLinks

Material Terms of Exchange Offer
TABLE OF CONTENTS
PROSPECTUS SUMMARY
SUMMARY OF THE EXCHANGE OFFER
SUMMARY OF TERMS OF THE EXCHANGE NOTES
SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF CURATIVE
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF CCS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET At March 31, 2004
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT For the three months ended March 31, 2004
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT For the year ended December 31, 2003
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CURATIVE
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CURATIVE
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CCS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CCS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CURATIVE
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF CCS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Option Grants in Fiscal 2003
Option Exercises in Fiscal 2003 and Value at End of Fiscal 2003
PRINCIPAL SHAREHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
CURATIVE HEALTH SERVICES, INC. CONSOLIDATED FINANCIAL STATEMENTS AND AUDIT REPORT For the Years Ended December 31, 2003, 2002 and 2001
CONSOLIDATED FINANCIAL STATEMENTS For the Three Months Ended March 31, 2004 and 2003 (unaudited)
CRITICAL CARE SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS AND AUDIT REPORT For the Years Ended December 31, 2003, 2002 and 2001
CONSOLIDATED FINANCIAL STATEMENTS For the Three Months Ended March 31, 2004 and 2003 (unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS Years Ended December 31, 2003, 2002 and 2001
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET March 31, 2004 (In thousands) (Unaudited)
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED INCOME STATEMENTS (In thousands, except per share data) (Unaudited)
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2004
INDEPENDENT AUDITORS' REPORT
CRITICAL CARE SYSTEMS, INC. CONSOLIDATED BALANCE SHEETS
CRITICAL CARE SYSTEMS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
CRITICAL CARE SYSTEMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
CRITICAL CARE SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEET March 31, 2004 (in thousands) (unaudited)
CRITICAL CARE SYSTEMS, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands) (unaudited)
CRITICAL CARE SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
CRITICAL CARE SYSTEMS, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2004
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES